EXHIBIT 4

_______________________
$650,000,000 Dollar Revolving Facility
$700,000,000 Multicurrency Revolving Facility
$50,000,000 Canadian Revolving Facility
$750,000,000 Term Loan A Facility
€275,000,000 Term Euro Facility
_________________________

AMENDED AND RESTATED CREDIT AGREEMENT,
Dated April 7, 2017
among
CROWN AMERICAS LLC,
as U.S. Borrower,
CROWN EUROPEAN HOLDINGS S.A.,
as European Borrower,
CROWN METAL PACKAGING CANADA LP,
as Canadian Borrower,
THE SUBSIDIARY BORROWERS NAMED HEREIN,
CROWN HOLDINGS, INC.,
CROWN INTERNATIONAL HOLDINGS, INC. and
CROWN CORK & SEAL COMPANY, INC.,
as Parent Guarantors,
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent
and
DEUTSCHE BANK AG LONDON BRANCH,
as U.K. Administrative Agent
and
DEUTSCHE BANK AG CANADA BRANCH,
as Canadian Administrative Agent
and
VARIOUS LENDING INSTITUTIONS
______________________

Arranged by
DEUTSCHE BANK SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.,
WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BNP PARIBAS,
BANCO SANTANDER, S.A.,
MIZUHO BANK, LTD.,
THE BANK OF NOVA SCOTIA,
TD BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
UNICREDIT BANK AG,
BBVA COMPASS,
ING BANK N.V.,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
HSBC SECURITIES (USA) INC.,
PNC CAPITAL MARKETS LLC,
SUMITOMO MITSUI BANKING CORPORATION,
COÖPERATIEVE RABOBANK U.A.,
as Co-Documentation Agents
_______________________

ARTICLE II AMOUNT AND TERMS OF U.S. DOLLAR, STERLING AND EURO CREDITS

2.1	The Commitments	69
2.2	Evidence of Indebtedness; Repayment of Loans	72
2.3	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	73
2.4	Borrowing Options	73
2.5	Notice of Borrowing	73
2.6	Conversion or Continuation	74
2.7	Disbursement of Funds	75
2.8	Utilization of Revolving Commitments in an Alternative Currency	76
2.9	Additional Facility	77
2.1	Letters of Credit	79
2.11	Pro Rata Borrowings	88
2.12	Defaulting Lenders	88
2.13	Replacement Revolving Credit Facility	90
2.14	Replacement Term Loan	92
2.15	Extension of Maturity Date	93
2A.1	The Canadian Revolving Commitments	95
2A.2	Notes	95
2A.3	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	96
2A.4	Borrowing Options	96
2A.5	Notice of Canadian Borrowing	96
2A.6	Conversion or Continuation	96
2A.7	Disbursement of Funds and Presumptions by Canadian Administrative Agent	97
2A.8	Pro Rata Borrowings	98
2A.9	Bankers' Acceptances	98
2A.10	Miscellaneous	100

-i-

ARTICLE IV REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

4.1	Voluntary Reduction of Commitments	109
4.2	Mandatory Reductions of Term Commitments	109
4.3	Voluntary Prepayments	109
4.4	Mandatory Prepayments	110
4.5	Application of Prepayments; Waiver of Certain Prepayments	112
4.6	Method and Place of Payment	113
4.7	Net Payments	114

ARTICLE V CONDITIONS OF CREDIT

5.1	Conditions Precedent to the Effective Date	125
5.2	Conditions Precedent to All Credit Events	128

ARTICLE VI REPRESENTATIONS AND WARRANTIES

6.1	Corporate Status	129
6.2	Corporate Power and Authority	129
6.3	No Violation	130
6.4	Governmental and Other Approvals	130
6.5	Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.	130
6.6	Litigation	132
6.7	True and Complete Disclosure	132
6.8	Use of Proceeds; Margin Regulations	132

-ii-

	ARTICLE VII AFFIRMATIVE COVENANTS

7.1	Financial Statements	138
7.2	Certificates; Other Information	140
7.3	Notices	141
7.4	Conduct of Business and Maintenance of Existence	141
7.5	Compliance With Laws, Etc.	141
7.6	Maintenance of Properties	141
7.7	[Reserved]	142
7.8	Payment of Taxes	142
7.9	Inspection of Property, Books and Records	142
7.10	ERISA; Foreign Pension Plan	142
7.11	Insurance	143
7.12	Environmental Laws	144
7.13	Use of Proceeds	144
7.14	Guarantees; Pledge of Additional Collateral	144
7.15	End of Fiscal Years; Fiscal Quarters	146
7.16	Information Regarding Collateral	146
7.17	Excluded Companies	147
7.18	Facilities Rating	147
7.19	Post Closing	147
7.20	Release and Reinstatement of Collateral	149

-iii-

ARTICLE IX FINANCIAL COVENANT

ARTICLE X EVENTS OF DEFAULT

10.1	Listing of Events of Default	166
10.2	Action if Bankruptcy	168
10.3	Action if Other Event or Default	168
10.4	[Reserved]	169
10.5	Rights Not Exclusive	169

ARTICLE XI THE AGENTS

11.1	Appointment	170
11.2	The Administrative Agent in Its Individual Capacity	171
11.3	Nature of Duties	171
11.4	Reliance	172
11.5	Delegation of Duties	172

-iv-

	ARTICLE XII MISCELLANEOUS

12.1	No Waiver; Modifications in Writing	177
12.2	Further Assurances	180
12.3	Notices, Etc.	180
12.4	Costs and Expenses; Indemnification	181
12.5	Confirmations	184
12.6	Adjustment; Setoff	184
12.7	Execution in Counterparts; Electronic Execution	185
12.8	Binding Effect; Assignment; Addition and Substitution of Lenders	185
12.9	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS	189
12.10	Severability of Provisions	191
12.11	Transfer of Notes	191
12.12	Registry	191
12.13	[Reserved]	192
12.14	Headings	192
12.15	Termination of Agreement	192
12.16	Treatment of Certain information; Confidentiality	192
12.17	Concerning the Collateral and the Loan Documents	193
12.18	U.K. Administrative Agent and Euro Collateral Agent as Joint Creditors	194
12.19	Dutch Parallel Debt	195
12.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	196
12.21	Redesignation of Unrestricted Entities as Subsidiaries	196

ARTICLE XIII COLLECTION ACTION MECHANISM

13.1	Implementation of CAM	197
13.2	Letters of Credit	198

-v-

-vi-

INDEX OF SCHEDULES AND EXHIBITS

Exhibits
Exhibit 2.1(c)	Form of Swing Line Loan Participation Certificate
Exhibit 2.2(a)(1)	Form of Term Note
Exhibit 2.2(a)(2)	Form of Revolving Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 2.10(c)	Form of Notice of Issuance
Exhibit 2A.2(a)	Form of Canadian Revolving Note
Exhibit 2A.5	Form of Notice of Canadian Borrowing
Exhibit 2A.6	Form of Notice of Canadian Conversion or Continuation
Exhibit 4.7(d)	Form of U.S. Tax Compliance Certificate
Exhibit 5.1(a)(ii)	Form of U.S. Guarantee Agreement
Exhibit 5.1(a)(iii)(A)	Form of U.S. Security Agreement
Exhibit 5.1(a)(iii)(B)(I)	Form of U.S. Pledge Agreement
Exhibit 5.1(a)(iv)(A)	Form of Non-U.S. Guarantee Agreement
Exhibit 5.1(a)(v)	Form of Euro Bank Pledge Agreement
Exhibit 5.1(a)(vii)(A)	Form of U.S. Indemnity, Subrogation and Contribution Agreement
Exhibit 5.1(a)(viii)	Form of Receivables Intercreditor Agreement
Exhibit 5.1(e)(i)	Form of Officer’s Certificate
Exhibit 5.1(e)(ii)	Form of Secretary’s Certificate
Exhibit 5.1(e)(iv)	Form of Solvency Certificate
Exhibit 7.2(a)	Form of Compliance Certificate
Exhibit 12.1(c)	Form of Joinder Agreement
Exhibit 12.8(d)	Form of Assignment and Assumption Agreement
Schedules
Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Revolver Sublimits
Schedule 1.1(d)	Subsidiary Borrowers/Subsidiary Guarantors
Schedule 1.1(e)	Unrestricted Entities
Schedule 1.1(g)	Applicable LC Sublimit
Schedule 2.10(j)	Letters of Credit Outstanding
Schedule 5.1(d)	Opinions of Counsel
Schedule 6.5(b)(i)	Indebtedness
Schedule 6.5(b)(ii)	Existing Non-U.S. Facilities
Schedule 6.5(b)(iii)	Existing Factoring Facilities
Schedule 6.10(c)	Canadian Defined Benefit Plans
Schedule 6.14	Subsidiaries
Schedule 8.2(c)	Existing Liens
Schedule 8.4	Existing Investments
Schedule 8.5(b)(i)	Permitted Transfers
Schedule 8.5(h)	Permitted Divestitures
Schedule 8.9(f)	Transactions with Affiliates
Schedule 8.10	Restrictive Agreements
Schedule 12.8(c)	Voting Participants

AMENDED AND RESTATED CREDIT AGREEMENT
This Amended and Restated Credit Agreement (the “Agreement”) is entered into as of April 7, 2017 by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, (“U.S. Borrower”), CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (“European Borrower”), each of the Subsidiary Borrowers from time to time party hereto, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada (“Canadian Borrower” and together with U.S. Borrower, European Borrower and the Subsidiary Borrowers, “Borrowers” and each, a “Borrower”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN HOLDINGS, INC. a Pennsylvania corporation (“Crown Holdings”) and CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”) as Parent Guarantors, each other Credit Party from time to time party hereto, the undersigned financial institutions in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent, (“Canadian Administrative Agent”) for the Canadian Revolving Lenders, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent (“U.K. Administrative Agent”) for the Multicurrency Revolving Lenders and Term Euro Lenders, and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (“Administrative Agent”) for the Dollar Revolving Lenders and the Term Loan A Lenders.
W I T N E S S E T H:
WHEREAS, a credit agreement exists in favor of Borrowers, dated as of December 19, 2013 by and among Borrowers, the Guarantors party thereto, the lenders from time to time party thereto, Canadian Administrative Agent, U.K. Administrative Agent and Administrative Agent (as amended, restated, amended and restated or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”).
WHEREAS, the Borrowers have requested that the (a) (i) Existing Credit Agreement be amended and restated as provided herein and (ii) from and after the Effective Date, the Lenders provide credit and the Facing Agents issue letters of credit pursuant to the terms hereunder; and (b) the Lenders party hereto have indicated their willingness to extend such credit, and the Facing Agents have indicated their willingness to issue such letters of credit, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and, among other things, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.1    Definitions. As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“1996 Indenture” means the Indenture dated as of December 17, 1996 among CCSC, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee.
“Acceptance Fee” means a fee payable in Canadian Dollars by Canadian Borrower to a Canadian Revolving Lender with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan on the date of such acceptance or loan, equal to the Applicable B/A Margin of the face amount of such B/A or B/A Equivalent Loan calculated on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to the B/A Equivalent Loan is equivalent to the rate per annum otherwise applicable to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2A.9).

“Acceptances to be Converted” has the meaning assigned to that term in Section 13.1(a).
“Acquisition” means (i) the purchase by a Person of all or a significant part of a business or business unit conducted by another Person (whether through the acquisition of Capital Stock or assets) or (ii) the merger, consolidation or amalgamation of any Person with any other Person.
“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition by Crown Holdings or any of its Subsidiaries, whether paid in cash or by exchange of properties (excluding any exchange of Capital Stock of Crown Holdings) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency (excluding, for the avoidance of doubt, any indemnification or expenses paid in connection with such Permitted Acquisition), and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Crown Holdings or any of its Subsidiaries.
“Additional Collateral” has the meaning assigned to that term in Section 7.14(d).
“Additional Euro Collateral” has the meaning assigned to that term in Section 7.14(d).
“Additional Facilities” has the meaning assigned to that term in Section 2.9(a).
“Additional Facility Commitment” means, with respect to any Lender and any Additional Facility, the obligation of such Lender to make loans under such Additional Facility, as such commitment may be adjusted from time to time pursuant to this Agreement.
“Additional Revolving Credit Commitments” has the meaning assigned to that term in Section 2.9(a).
“Additional Security Documents” means all pledge agreements, security agreements and other security documents entered into pursuant to Section 7.14 with respect to Additional Collateral, in each case, as amended, supplemented or otherwise modified from time to time.
“Additional Term Loans” has the meaning assigned to that term in Section 2.9(a).
“Additional U.S. Collateral” has the meaning assigned to that term in Section 7.14(b).
“Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement and any successor Administrative Agent in such capacity, provided that, unless the context otherwise requires, (i) when used in respect of payments and notices pertaining to Canadian Revolving Loans, the term “Administrative Agent” shall mean Canadian Administrative Agent and (ii) when used in respect of payments and notices pertaining to Multicurrency Revolving Loans, to Term Euro Loans, or to any other Term Loans denominated in an Alternative Currency, the term “Administrative Agent” shall mean U.K. Administrative Agent.

“Affiliate” means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. None of the Administrative Agent, the Lead Arrangers, any Lender or any of their respective Affiliates shall be considered an Affiliate of Crown Holdings or any of its Subsidiaries.

“Agent” or “Agents” means Administrative Agent, Canadian Administrative Agent and/or U.K. Administrative Agent, as the context may require.
“Agreed Alternative Currency” has the meaning assigned to that term in Section 2.8(b).
“Agreement” means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.
“Alternative Currency” means, at any time, Euro, Sterling and any Agreed Alternative Currency.
“Alternative Currency Loan” means any Loan denominated in a currency other than Dollars or Canadian Dollars.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” has the meaning assigned to that term in Section 6.21(a).
“Applicable B/A Margin” means, at any date, (i) from the Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending June 30, 2017, 1.75%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under column Applicable B/A Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable B/A Margin
Less than 2.75 to 1	1.25%
Equal to or greater than 2.75 to 1 but less than 3.75 to 1	1.50%
Equal to or greater than 3.75 to 1	1.75%

“Applicable Base Rate Margin” means, at any date, (i) from the Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending June 30, 2017, 0.75%, and (ii) at any date thereafter, with respect to Revolving Loans in Dollars and Term A Loans, the applicable percentage rate per annum set forth in the following applicable table under the column Applicable Base Rate Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Base Rate Margin
Less than 2.75 to 1	0.25%
Equal to or greater than 2.75 to 1 but less than 3.75 to 1	0.50%
Equal to or greater than 3.75 to 1	0.75%

“Applicable Canadian Prime Rate Margin” means, at any date, (i) from the Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending June 30, 2017, 0.75%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Canadian Prime Rate Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Canadian Prime Rate Margin
Less than 2.75 to 1	0.25%
Equal to or greater than 2.75 to 1 but less than 3.75 to 1	0.50%
Equal to or greater than 3.75 to 1	0.75%

“Applicable Commitment Fee Percentage” means, at any date, (i) from the Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending June 30, 2017, 0.30%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Commitment Fee Percentage opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Commitment Fee Percentage
Less than 2.75 to 1	0.20%
Equal to or greater than 2.75 to 1 but less than 3.75 to 1	0.25%
Equal to or greater than 3.75 to 1	0.30%

“Applicable Currency” means as to any particular payment or Loan, the currency in which it is denominated or is payable (i.e. Dollars, Canadian Dollars or the applicable Alternative Currency).
“Applicable Eurocurrency Margin” means, at any date, (i) from the Effective Date to the date upon which the Administrative Agent receives the Compliance Certificate related to the financial statements for the Fiscal Quarter ending June 30, 2017, 1.75%, and (ii) at any date thereafter, the applicable percentage set forth in the following applicable table under the column Applicable Eurocurrency Margin opposite the Most Recent Total Leverage Ratio on such date:

Most Recent Total Leverage Ratio	Applicable Eurocurrency Margin
Less than 2.75 to 1	1.25%
Equal to or greater than 2.75 to 1 but less than 3.75 to 1	1.50%
Equal to or greater than 3.75 to 1	1.75%

“Applicable LC Sublimit” means, (i) with respect to each of the Facing Agents on the Effective Date, the amount set forth opposite such Facing Agent’s name on Schedule 1.1(g) and (ii) with respect to any other Person that becomes a Facing Agent pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become a Facing Agent hereunder, such amount as agreed to in writing by Crown Holdings and such Person at the time such Person becomes a Facing Agent pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become a Facing Agent hereunder, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of Crown Holdings and the Facing Agents (provided that any increase in the Applicable LC Sublimit with respect to any Facing Agent shall only require the consent of Crown Holdings and such Facing Agent).

“Approved Bank” has the meaning assigned to that term in the definition of “Cash Equivalents.”
“Approved Member State” means Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.
“Arranger” means each of Deutsche Bank Securities Inc., Citigroup Global Markets, Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas, Banco Santander, S.A., Mizuho Bank, Ltd., The Bank of Nova Scotia and TD Bank, N.A., each in its capacity as a joint lead arranger under this Agreement.
“Asbestos Payment” means any payment in cash actually made by or on behalf of Crown Holdings or any Subsidiary in respect of any liability related to asbestos or any actual or threatened claim, action or proceeding related to asbestos (including any settlement of any thereof). For avoidance of doubt, deferred payments shall only constitute Asbestos Payments when made.
“Asset Disposition” means any direct or indirect sale, transfer, lease, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of (i) an interest in shares of Capital Stock of a Subsidiary of Crown Holdings (other than directors’ qualifying shares) or (ii) property or other assets (each of (i) and (ii) referred to for the purposes of this definition as a “disposition”) by Crown Holdings or any of its Subsidiaries; provided, however any asset disposition or series of related asset dispositions having a fair market value not in excess of $100,000,000 in any twelve-month period shall not be deemed an “Asset Disposition” for purposes of this Agreement.
“Assignee” has the meaning assigned to that term in Section 12.8(d).
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(d) annexed hereto and made a part hereof by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.
“Attorney Costs” means all reasonable, documented and out-of-pocket fees and disbursements of any law firm or other external counsel, which, in the absence of an Event of Default which is continuing, shall include only the fees and expenses of one joint outside counsel for the Administrative Agent and the Lenders (and special and local counsels in each appropriate jurisdiction, to the extent reasonably necessary).
“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for net rental payments during the then remaining term of any applicable lease, (ii) the aggregate Receivables Net Investment of all Permitted Receivables or Factoring Financings outstanding and (iii) the principal balance outstanding under any synthetic lease, tax retention Operating Lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP and (iv) the liquidation or preference value of outstanding Disqualified Preferred Stock.

“Available Canadian Revolving Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Canadian Revolving Commitment over (b) the sum of (i) the Effective Amount of then outstanding Canadian Revolving Loans made by such Lender and (ii) such Lender’s Canadian Revolver Pro Rata Share of the Effective Amount of Canadian LC Obligations.
“Available Dollar Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Dollar Revolving Commitment over (b) the aggregate Effective Amount of then outstanding Dollar Revolving Loans made by such Lender.
“Available Liquidity” means, at any date, the sum of (x) the Total Available Revolving Commitment plus (y) unused availability under the Permitted Receivables or Factoring Financings; provided that in the case of clauses (x) and (y), the applicable Credit Party shall actually be permitted to borrow thereunder, plus (z) cash and Cash Equivalents of Crown Holdings and its Subsidiaries, as certified in writing by a Responsible Financial Officer of Crown Holdings as of a date no earlier than seven days prior to the date of determination.
“Available Multicurrency Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made by such Lender and (ii) such Lender’s Multicurrency Revolver Pro Rata Share of the Effective Amount of LC Obligations and Swing Line Loans then outstanding.
“Available Multicurrency Revolving Sublimit” means, as to European Borrower or any Subsidiary Borrower at any time an amount equal to (i) such Borrower’s Multicurrency Revolving Sublimit at such time minus (ii) the sum of (a) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made to such Borrower plus (b) the Effective Amount of such Borrower’s LC Obligations plus (c) the aggregate Effective Amount of then outstanding Swing Line Loans made to such Borrower.
“B/A Equivalent Loan” has the meaning assigned to that term in Section 2A.9(h).
“B/A Loan” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Related Cash Management Agreement” means agreements of Crown Holdings or any of its Subsidiaries arising from treasury, depository, cash management services (but excluding credit and debit cards) and letter of credit facilities pursuant to Section 8.1(a)(xxviii) provided by one or more counterparties that are Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent or a Lender or an Affiliate thereof at the time that such Bank Related Cash Management Agreement was entered into.

“Bank Related Debt” means obligations under Hedging Agreements, letter of credit facilities pursuant to Section 8.1(a)(xxviii), and Bank Related Cash Management Agreements owed to counterparties that are Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent or a Lender or any Affiliate thereof at the time such Hedging Agreement, letter of credit facility or Bank Related Cash Management Agreement was entered into (any such Person, a “Hedge Bank”) to the extent permitted hereunder.

“Bankers’ Acceptance” and “B/A” mean a depository bill within the meaning of the Depository Bills and Notes Act (Canada) or a bill of exchange within the meaning of the Bills of Exchange Act (Canada), in each case, denominated in Canadian Dollars, drawn by Canadian Borrower, and accepted by a Canadian Revolving Lender in accordance with this Agreement.
“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended, the BIA, the CCAA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of any applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Base Rate” means the greater of (i) the rate most recently announced by DB at its principal office as its “prime rate,” which is not necessarily the lowest rate made available by DB, (ii) the Federal Funds Rate plus 1/2 of 1% per annum or (iii) the Eurocurrency Rate plus 1.00%. The “prime rate” announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate. Any change in the interest rate resulting from a change in such “prime rate” announced by DB shall become effective without prior notice to Borrower as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by DB. DB may make commercial or other loans to others at rates of interest at, above or below its “prime rate.”
“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.
“Basel III” means:
(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.
“Board” means the Board of Governors of the Federal Reserve System.
“Bookrunner” means each of Deutsche Bank Securities Inc., Citigroup Global Markets, Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas, Banco Santander, S.A., Mizuho Bank, Ltd., The Bank of Nova Scotia and TD Bank, N.A., each in its capacity as a joint bookrunner under this Agreement.
“Borrower” has the meaning assigned to that term in the preamble to this Agreement.
“Borrowers” has the meaning assigned to that term in the preamble to this Agreement.
“Borrowing” means a group of Loans of a single Type made by the Lenders or the Swing Line Lender, as appropriate, on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, provided that Base Rate Loans or Eurocurrency Loans incurred pursuant to Section 3.7 shall be considered part of any related Borrowing of Eurocurrency Loans.
“Business Day” means (i) as it relates to any payment, determination, funding or notice to be made or given in connection with any Dollar-denominated Loan, or otherwise to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan or Multicurrency Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided, further, that when used in connection with any Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the city in which the respective Facing Agent for such Letter of Credit is domiciled are required by law to close; (ii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Alternative Currency Loan, any day (A) on which dealings in deposits in the Alternative Currency are carried out in the London interbank market, (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and the principal financial center for such Alternative Currency, (C) with respect to any such payment, determination or funding to be made in connection with any Alternative Currency Loan denominated in Euros, on which commercial banks and foreign exchange markets are open for business in Paris, and the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) System or any successor settlement system is open and (D) with respect to any payment, determination, funding or notice to be made or given in connection with a Borrowing by the Canadian Borrower, or otherwise to be made or given to or from Canadian Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in Toronto are authorized or required by law to close.
“CAM” means the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Article XIII.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 13.1.
“CAM Exchange Date” means the first date after the Effective Date on which there shall occur (x) any event described in paragraph (i) of Section 10.1 with respect to any Borrower or (y) any acceleration of the Loans.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal to 12 decimal places, of which (a) the numerator shall be the sum of (i) the aggregate Designated Obligations owed to such Lender and (ii) such Lender’s Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as applicable, of the aggregate outstanding LC Obligations, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate Designated Obligations owed to all the Lenders and (ii) the aggregate outstanding LC Obligations, in each case immediately prior to such CAM Exchange Date. For purposes of computing each Lender’s CAM Percentage, all Designated Obligations denominated in an Alternative Currency shall be translated into U.S. Dollars at the Exchange Rate in effect on the CAM Exchange Date.
“Canadian Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement and any successor Canadian Administrative Agent in such capacity, provided that at all times the Canadian Administrative Agent must be either (i) a resident in Canada for the purpose of the ITA, or (ii) deemed to be resident in Canada for the purpose of Part XIII of the ITA.
“Canadian Borrower” has the meaning assigned to that term in the preamble to this Agreement.
“Canadian Commitment Fee” has the meaning assigned to that term in Section 3.2(a)(iii).
“Canadian Commitment Period” means, the period from and including the Effective Date to but not including the Canadian Revolver Termination Date.
“Canadian Credit Party” means the Canadian Borrower and any Subsidiary Credit Party organized under the federal laws of Canada or the laws of a province or territory of Canada.
“Canadian Defined Benefit Plan” means any Foreign Plan that is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Dollars” and “Cdn.$” mean lawful currency of Canada.
“Canadian Facing Agent” means Deutsche Bank AG Canada Branch or any of its affiliates in its capacity as issuer of Canadian Letters of Credit and any other Canadian Revolving Lender which at the request of the Canadian Borrower and with the consent of Canadian Administrative Agent and Administrative Agent (not to be unreasonably withheld) agrees to issue Canadian Letters of Credit, in its capacity as an issuer of Canadian Letters of Credit.
“Canadian LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).
“Canadian LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Canadian Letters of Credit and (b) the aggregate amount of Unpaid Drawings under the Canadian Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f). The Canadian LC Obligation of any Canadian Revolving Lender at any time shall mean its Canadian Revolver Pro Rata Share of the aggregate Canadian LC Obligations outstanding at such time.
“Canadian Letter of Credit Exposure” means, with respect to a Canadian Revolving Lender, such Lender’s Canadian Revolver Pro Rata Share of the aggregate Canadian LC Obligations.
“Canadian Letter of Credit” has the meaning assigned to that term in Section 2.10(a)(ii).

“Canadian Obligations” means, with respect to the Canadian Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to the Canadian Borrower and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Canadian Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Canadian Letters of Credit issued for the account of Canadian Borrower and all other obligations and liabilities of the Canadian Borrower and any Canadian Subsidiary (including Bank Related Debt) to any Agent, any Facing Agent, to any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or any Bank Related Debt, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by the Canadian Borrower and any Canadian Subsidiary to any Agent, any Facing Agent, any Lender or any Hedge Bank pursuant to any Loan Document or any Bank Related Debt) or otherwise.
“Canadian Pension Termination Event” means the occurrence of any of the following: (i) the board of directors of any Canadian Credit Party passes a resolution to terminate or wind up in whole or in part any Canadian Defined Benefit Plan or any Canadian Credit Party otherwise initiates any action or filing to voluntarily terminate or wind up in whole or in part any Canadian Defined Benefit Plan; (ii) the institution of proceedings by any Governmental Authority to terminate in whole or in part any Canadian Defined Benefit Plan, including notice being given by the Ontario Superintendent of Financial Services or another Governmental Authority that it intends to proceed to wind-up in whole or in part a Canadian Credit Party’s Canadian Defined Benefit Plan; (iii) there is a cessation or suspension of contributions to the fund of a Canadian Defined Benefit Plan by a Canadian Credit Party (other than a cessation or suspension of contributions that is due to (a) an administrative error that is corrected or (b) the taking of contribution holidays in accordance with applicable law); (iv) the receipt by a Canadian Credit Party of correspondence from any Governmental Authority related to the likely wind-up or termination (in whole or in part) of any Canadian Defined Benefit Plan; and (v) the wind-up or partial wind-up of a Canadian Defined Benefit Plan; or (vi) an event respecting any Canadian Defined Benefit Plan which could result in the revocation of the registration of such Canadian Defined Benefit Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Defined Benefit Plan. Notwithstanding anything to the contrary herein, a Canadian Pension Termination Event shall not include any event that relates to the partial wind-up or termination of solely a defined contribution component of a Canadian Defined Benefit Plan.
“Canadian Prime Rate” means, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day be equal to the higher of (a) the annual rate of interest announced publicly by Canadian Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans made in Canada and (b) 0.75% per annum above the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent). Notwithstanding the foregoing, the Canadian Prime Rate shall not in any event be less than zero.
“Canadian Prime Rate Loan” means any Loan which bears interest at a rate determined with reference to the Canadian Prime Rate.

“Canadian Revolver Pro Rata Share” means, when used with reference to any Canadian Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Canadian Revolving Commitment or if the Canadian Revolver Termination Date has occurred, the Effective Amount of such Canadian Revolving Lender’s then outstanding Canadian Revolving Loans and the denominator of which shall be the Canadian Revolving Commitments or, if the Canadian Revolver Termination Date has occurred, the Effective Amount of all then outstanding Canadian Revolving Loans.
“Canadian Revolver Termination Date” means the earliest to occur of (i) the date that is the fifth anniversary of the Effective Date or (ii) such earlier date as the Canadian Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement.
“Canadian Revolving Commitment” means, with respect to any Canadian Revolving Lender, the obligation of such Canadian Revolving Lender to make Canadian Revolving Loans and to participate in Canadian Letters of Credit, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Effective Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Canadian Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Canadian Revolving Commitments” means such commitments collectively, which commitments equal $50,000,000 in the aggregate as of the Effective Date.
“Canadian Revolving Credit Exposure” means, with respect to a Canadian Revolving Lender, the sum of (i) the outstanding principal amount of Canadian Revolving Loans made by such Lender and (ii) the Canadian Letter of Credit Exposure of such Canadian Revolving Lender.
“Canadian Revolving Facility” means the credit facility under this Agreement evidenced by the Canadian Revolving Commitments and the Canadian Revolving Loans.
“Canadian Revolving Lender” means any Lender which has a Canadian Revolving Commitment.
“Canadian Revolving Loan” and “Canadian Revolving Loans” as defined have the meanings given in Section 2A.1, including by way of Bankers’ Acceptances and B/A Equivalent Loans, pursuant to Section 2A.1 or Section 2A.9.
“Canadian Revolving Note” has the meaning assigned to that term in Section 2A.2.
“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.
“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Cash” means money, currency or the available credit balance in Dollars, Canadian Dollars, an Alternative Currency or another currency that, in the reasonable opinion of Administrative Agent, is at such time freely transferable and freely convertible into Dollars in a Deposit Account.
“Cash Equivalents” means (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by an Approved Member State, the United States of America, Canada, or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, such Approved Member State, the United States of America or Canada, (ii) Dollar, Canadian Dollar or Alternative Currency denominated (or other foreign currency fully hedged) time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued or guaranteed by or placed with, and money market accounts issued or offered by, (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, combined capital and surplus and undivided profits of not less than $200,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-2” (or higher) according to Moody’s, “A-2” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency in the United States (any such bank, an “Approved Bank”), or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than the Dollar Equivalent of $100,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-2” (or higher) according to Moody’s, “A-2” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iii) commercial paper, maturing not more than one year after the date of purchase with a rating, at the time as of the acquisition thereof, of “P-2” (or higher) according to Moody’s, or “A-2” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than 30 days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AA- or the equivalent thereof by S&P or at least Aa3 or the equivalent thereof by Moody’s at the time of the acquisition thereof, including, without limitation, any such mutual fund managed or advised by any Lender or Administrative Agent. In the case of Investments by any Non-U.S. Subsidiary or Investments made in a country outside of the United States of America, Cash Equivalents shall include (a) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Non-U.S. Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (i) through (vi) above.
“CCAA” means the Companies Creditors Arrangement Act (Canada), as amended.
“CCSC” has the meaning assigned to such term in the preamble to this Agreement.
“CCSC 2026 Debentures” means the $350,000,000 7.375% Debentures due 2026 of CCSC issued under the 1996 Indenture.
“CCSC 2096 Debentures” means the $150,000,000 7.50% Debentures due 2096 of CCSC issued under the 1996 Indenture.
“CDOR Rate” means, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued, displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Canadian Administrative Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted by Canadian Administrative Agent (determined as of 10:00 a.m. (Toronto time)) on such day at which Canadian Administrative Agent would purchase its own bankers acceptances in a comparable face amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. Notwithstanding the foregoing, the CDOR Rate shall not in any event be less than zero.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System List.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly (including, without limitation, through the issuance, sale or exchange of Capital Stock, a merger, amalgamation or consolidation or otherwise), beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Crown Holdings, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Crown Holdings by Persons who were not approved by the board of directors of Crown Holdings, (c) Crown Holdings shall fail to own, directly or indirectly, beneficially or of record all of the outstanding Capital Stock of either U.S. Borrower or European Borrower (other than director’s qualifying shares) or (d) the occurrence of a “Change of Control” as defined in any Public Debt Document.
“Civil Procedural Law” has the meaning assigned to that term in Section 14.14(a).
“Co-Documentation Agents” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG, BBVA Compass, ING Bank N.V., Credit Agricole Corporate and Investment Bank, HSBC Securities (USA) Inc., PNC Capital Markets LLC, Sumitomo Mitsui Banking Corporation and Coöperatieve Rabobank U.A., each in its capacity as a co-documentation agent under this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all “Collateral” as defined in any applicable Security Document and all other assets pledged or otherwise subject to security pursuant to the Security Documents.
“Collateral Account” has the meaning assigned to that term in Section 4.4(a).
“Collateral Agent” or “Collateral Agents” means U.S. Collateral Agent and/or Euro Collateral Agent, as the context may require.
“Collateral Reinstatement Event” means, at any time after the occurrence of a Collateral Release Event, the occurrence of either of the following: (a) the public corporate/corporate family ratings of Crown Holdings from either Moody’s or S&P fall below Baa3 or BBB- (in each case, with a stable or better outlook) respectively or (b) Crown Holdings requests that the Liens and security interests in all Collateral granted by the Credit Parties to secure the Obligations be reinstated.
“Collateral Release Event” means the satisfaction of each of the following conditions: (a) no Event of Default shall have occurred and be continuing; (b) the achievement of public corporate/corporate family ratings of Crown Holdings from each of Moody’s and S&P of at least (in each case, with a stable or better outlook) Baa3 and BBB- respectively and (c) the Administrative Agent shall have received a certificate from Crown Holdings certifying to the foregoing in a manner reasonably acceptable to the Administrative Agent.
“Collateral Release Period” means each period commencing with the occurrence of a Collateral Release Event and continuing until the occurrence of the next Collateral Reinstatement Event, if any, immediately following such Collateral Release Event.
“Commitment” means, with respect to each Lender, the aggregate of the Dollar Revolving Commitment, Multicurrency Revolving Commitment, Canadian Revolving Commitment and the Term Commitments of such Lender and “Commitments” means such commitments of all of the Lenders collectively.
“Commitment Fee” means collectively, Dollar Commitment Fees, Multicurrency Commitment Fees and Canadian Commitment Fees.
“Commitment Period” means, the period from and including the Effective Date to but not including the applicable Revolver Termination Date or, in the case of the Swing Line Commitment, five (5) Business Days prior to the Revolver Termination Date for the Multicurrency Revolving Facility.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company Competitor” means any Person that is or becomes a competitor of the Borrowers or any of their respective Subsidiaries or is or becomes an Affiliate or Subsidiary of any such Person, in each case as specifically identified by Crown Holdings or its Subsidiaries to the Administrative Agent from time to time in writing (whether before, on or after the Original Closing Date); provided, however, that Company Competitor shall not include any bona fide debt fund or investment vehicle (other than a Disqualified Institution referred to in clause (a) of the definition thereof) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed independently from any Company Competitor and any affiliate or a Company Competitor that manages a Company Competitor.

“Compliance Certificate” has the meaning assigned to that term in Section 7.2(a).

“Computation Date” has the meaning assigned to that term in Section 2.8(a).

“Consenting Lender” has the meaning assigned to that term in Section 2.15(b).
“Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) (it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income except for non-cash charges recorded in current period Consolidated Net Income that represent the reclassification of previously unrecognized net losses from  other comprehensive income as a result of a plan settlement and (y) reserves for Asbestos Payments shall be “added back”), (v) actual cash realized relating to the sale of Real Property or equipment in connection with restructuring activities, (vi) (A) fees, costs and expenses in connection with the Transactions, (B) transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances, investments, acquisitions, asset dispositions, recapitalizations, refinancings, mergers, option buy-outs, or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, (C) fees, costs and expenses in connection with strategic initiatives, transition costs and other business optimization and information systems related fees costs and expenses (including non-recurring employee bonuses in connection therewith and the separation and eventual disposal of businesses or lines of business) and (D) fees, costs and expenses with respect to Permitted Receivables or Factoring Financings, to the extent not included in Consolidated Interest Expense, plus (vii) the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies reasonably identifiable and factually supportable relating to, and projected by the Borrowers in good faith to result from, actions taken or with respect to which substantial steps have been taken or are expected to be taken by Borrowers or any of their Subsidiaries within 24 months after (A) in the case of the Transactions, the Effective Date and (B) in the case of asset sales, investments, asset dispositions, operating improvements, mergers or other business combinations, acquisitions, divestitures, restructurings and cost savings initiatives, the date it is consummated; provided that the aggregate amount added back pursuant to this clause (vii) (other than in connection with any mergers, business combinations, acquisitions or divestitures) and clause (viii) and pursuant to any pro forma adjustments in accordance with the definition of “Pro Forma Basis” in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (prior to giving effect to such add-backs pursuant to this clause (vii) and clause (viii) and such adjustments), plus (viii) costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities, stores or distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that the aggregate amount of any such costs, charges, accruals, reserves or expenses (other than in connection with any mergers, business combinations, acquisitions or divestures), together with any amounts added back pursuant to clause (vii) and pursuant to any pro forma adjustment in accordance with the definition of Pro Forma Basis in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (prior to giving effect to such add-backs pursuant to this clause (viii) and clause (vii) and such adjustments), minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains (or plus extraordinary losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, for any Person, for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) the interest component of any lease payments under Attributable Debt transactions of such Person and its Subsidiaries plus any yield, discount, interest expense or fees associated with any Permitted Receivables or Factoring Financing (other than amounts payable to any Credit Party), (b) capitalized interest for such period and (c) dividends paid in cash during such period on Disqualified Preferred Stock, in each case on a consolidated basis for such Person and its Subsidiaries. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made by such Person and its Subsidiaries with respect to Hedging Agreements. Breakage costs in connection with repaying and terminating the Existing Credit Agreement on the Effective Date shall not be considered Consolidated Interest Expense.
“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, for any period and for any Person, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded for any such Person therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, in each case after the date of disposal, (iv) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into, amalgamated with or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries and (v) gains and losses from the early extinguishment of Indebtedness.
“Consolidated Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Crown Holdings and its Subsidiaries for which financial statements have been delivered pursuant to Section 7.1(a) or (b) and computed in accordance with GAAP. Consolidated Tangible Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Consolidated Tangible Assets.
“Contested Collateral Lien Conditions” means with respect to a Lien any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien.

“Contract Period” means the term of a B/A Loan selected by Canadian Borrower in accordance with Section 2A.5 or Section 2A.6 commencing on the date of such B/A Loan and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or 180 days (subject to availability) thereafter, provided that, (i) if any Contract Period would otherwise expire on a day which is not a Business Day, such Contract Period shall expire on the next succeeding Business Day (or if such next succeeding Business Day is in a different month, on the next preceding Business Day) and (ii) no Contract Period for a Canadian Revolving Loan shall extend beyond the Canadian Revolver Termination Date.
“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.
“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.
“Converted Acceptances” has the meaning assigned to that term in Section 13.1(a).
“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.
“Credit Exposure” has the meaning assigned to that term in Section 12.8(b).
“Credit Party” means U.S. Borrower, European Borrower, Canadian Borrower, each Parent Guarantor, Crown Développement, each Subsidiary Credit Party and any other guarantor which may hereafter enter into a guarantee agreement or a pledge agreement with respect to all or any portion of the Obligations.
“Crown Développement” means Crown Développement SAS, a simplified joint stock corporation (société par actions simplifiée) organized under the laws of France.
“Crown Finance” means Crown Americas Capital Corp., a Delaware corporation.
“Crown Finance II” means Crown Americas Capital Corp. II, a Delaware corporation.
“Crown Holdings” has the meaning assigned to such term in the preamble to this Agreement.
“Crown International” has the meaning assigned to such term in the preamble to this Agreement.
“CTA” means the Corporation Tax Act 2009 (United Kingdom).
“DB” means Deutsche Bank AG New York Branch, and its successors.
“Debentures” means the CCSC 2026 Debentures and the CCSC 2096 Debentures.
“Debt Basket Amount” means 20% of Consolidated Tangible Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b).
“Declining Lender” has the meaning assigned to that term in Section 2.15(b).
“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin, and with respect to the obligations denominated in Canadian Dollars the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin, but in no event in excess of that permitted by applicable law.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Agent, any Facing Agent, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Borrower, acting in good faith, to provide a written confirmation from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Borrower’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent; or (d) (i) has become the subject of a bankruptcy or Insolvency Proceeding or (ii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Obligations” means all Obligations of the Credit Parties in respect of accrued and unpaid (a) principal of and interest on the Loans (including B/As, B/A Equivalent Loans and Acceptance Fees with respect thereto), (b) Multicurrency LC Commissions and Canadian LC Commissions and (c) Commitment Fees, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.
“Determination Date” means with respect to any Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which any Facing Agent was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit; and (ii) such other date determined by the Administrative Agent in its sole discretion.

“Discount Proceeds” means in respect of any Bankers’ Acceptance (or, as applicable, any B/A Equivalent Loan) required to be accepted and purchased by a Canadian Revolving Lender an amount (rounded to the nearest whole cent with one-half one cent being rounded-up) determined as of the applicable date of the Canadian Revolving Loan or rollover date for such Canadian Revolving Loan which is equal to:

Face Amount x Price
where “Face Amount” is the face amount of such Bankers’ Acceptance (or, as applicable, the B/A Equivalent Loan) and “Price” is equal to:

1
1 + (Rate xTerm)
365

where the “Rate” is the Discount Rate expressed as a decimal on the date of the Canadian Revolving Loan or rollover date for such Canadian Revolving Loan, as the case may be; the “Term” is the Contract Period of such Bankers’ Acceptance expressed as a number of days; and the Price as so determined is rounded up or down to the fifth decimal place with .000005 being rounded-up.
“Discount Rate” means:
(a)    with respect to an issue of Bankers’ Acceptances accepted and purchased by a Canadian Revolving Lender that is a Schedule I Bank, the CDOR Rate; and
(b)    with respect to an issue of Bankers’ Acceptances accepted and purchased by a Canadian Revolving Lender that is not a Schedule I Bank, including without limitation, a Schedule II Bank and a Schedule III Bank, the CDOR Rate plus ten (10) basis points (0.10%).
“Disqualified Institution” means (a) each bank, financial institution or other institutional lender identified on a list made available to the Administrative Agent on or prior to the Original Closing Date and (b) any Company Competitor. Notwithstanding the foregoing, any list of Disqualified Institutions shall be required to be available to any Lender on a confidential basis that requests a copy of such list from the Administrative Agent.
“Disqualified Preferred Stock” means any preferred stock of Crown Holdings (or any equity security of Crown Holdings that is convertible or exchangeable into any such preferred stock of Crown Holdings) that is not Permitted Preferred Stock.
“Disregarded Subsidiary” means a Subsidiary of Crown Holdings that is disregarded as an entity separate from its owner for U.S. federal income tax purposes and that has no material assets other than Capital Stock of one or more Non-U.S. Subsidiaries that are CFCs.
“Dollar” and “$” mean lawful money of the United States of America.
“Dollar Commitment Fee” has the meaning assigned to that term in Section 3.2(a)(i).
“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, (b) as to any amount denominated in an Alternative Currency or Canadian Dollars, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Alternative Currency or Canadian Dollars on the most recent Computation Date provided for in Section 2.8(a) and (c) as to any amount denominated in any other currency, the equivalent in Dollars of such amount determined by Administrative Agent using the Exchange Rate then in effect.

“Dollar Revolver Pro Rata Share” means, when used with reference to any Dollar Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Dollar Revolving Lender’s Dollar Revolving Commitment or, if the Revolver Termination Date for the Dollar Revolving Facility has occurred, the Effective Amount of such Dollar Revolving Lender’s then outstanding Dollar Revolving Loans and the denominator of which shall be the Dollar Revolving Commitments or, if the Revolver Termination Date for the Dollar Revolving Facility has occurred, the Effective Amount of all then outstanding Dollar Revolving Loans.
“Dollar Revolving Commitment” means, with respect to any Dollar Revolving Lender, the obligation of such Dollar Revolving Lender to make Dollar Revolving Loans as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Effective Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Dollar Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Dollar Revolving Commitments” means such commitments collectively, which commitments equal $650,000,000 in the aggregate as of the Effective Date.
“Dollar Revolving Facility” means the credit facility under this Agreement evidenced by the Dollar Revolving Commitments and the Dollar Revolving Loans.
“Dollar Revolving Lender” means any Lender which has an Dollar Revolving Commitment or is owed an Dollar Revolving Loan (or a portion thereof).
“Dollar Revolving Loan” and “Dollar Revolving Loans” have the meanings given in Section 2.1(b)(i).
“Drawing” has the meaning set forth in Section 2.10(d)(ii).
“Dutch Borrowers” means each Subsidiary of European Borrower organized under the laws of the Netherlands, and designated as such on Schedule 1.1(d), and each other Subsidiary of European Borrower organized under the laws of the Netherlands and requested by European Borrower to be a Dutch Borrower, subject to the approval of Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Economic Area under and in accordance with the Agreement on the European Economic Area (OJ No L 1, 3.1.1994, p. 3), being (as at the Effective Date) the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; (b) with respect to any outstanding Multicurrency LC Obligations on any date, the Dollar amount (or, if applicable, the Dollar Equivalent amount) of such Multicurrency LC Obligations on such date after giving effect to any issuances of Multicurrency Letters of Credit occurring on such date and any other changes in the aggregate amount of the Multicurrency LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Multicurrency Letters of Credit or any reductions in the maximum amount available for drawing under Multicurrency Letters of Credit taking effect on such date and (c) with respect to any outstanding Canadian LC Obligations on any date, the Dollar Equivalent amount of such Canadian LC Obligations on such date after giving effect to any issuances of Canadian Letters of Credit occurring on such date and any other changes in the aggregate amount of the Canadian LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Canadian Letters of Credit or any reductions in the maximum amount available for drawing under Canadian Letters of Credit taking effect on such date.
“Effective Date” means April 7, 2017.
“Eligible Assignee” means a commercial bank, financial institution, financial company, Fund or insurance company in each case, together with its Affiliates or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by Administrative Agent and, so long as no Unmatured Event of Default or Event of Default exists, Crown Holdings, such approval not to be unreasonably withheld; provided that (i) any Disqualified Institution shall not be deemed an Eligible Assignee, (ii) Crown Holdings and its Subsidiaries and their respective Affiliates shall not be deemed to be Eligible Assignees and (iii) natural persons shall not be deemed to be Eligible Assignees.
“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.
“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the Environment.
“Environmental Permits” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, or is a member of a “controlled group,” as defined in Section 414(b) of the Code, which includes such Person or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code. Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of Crown Holdings or any Subsidiary.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” means the lawful currency of Participating Member States.
“Euro Bank Pledge Agreement” means that certain Euro Pledge Agreement, dated as December 19, 2013, as amended, restated, amended and restated or otherwise modified from time to time, among the U.S. Credit Parties and the Euro Collateral Agent for the benefit of the Secured Creditors named therein.
“Euro Collateral” means all Collateral securing only the Euro Obligations and/or the Canadian Obligations.
“Euro Collateral Agent” means DB in its capacity as collateral agent or security trustee, as the case may be, under the Euro Security Documents and any of its successors or assigns, and, as regards any Euro Security Document governed by French law, means Deutsche Bank AG New York Branch in its capacity as collateral agent (“agent de sûretés”) in accordance with the provisions of Article 2328-1 of the French Civil Code.
“Euro Credit Parties” means (a) European Borrower, (b) Canadian Borrower, (c) each Subsidiary Borrower and (d) each Subsidiary of Crown Holdings from time to time party to a Non-U.S. Guarantee Agreement.
“Euro Obligations” means, with respect to European Borrower and any Subsidiary Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to European Borrower and any Subsidiary Borrower and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganizations or like proceeding, relating to European Borrower and any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Letters of Credit issued for the account of European Borrower and any Subsidiary Borrower or Euro Subsidiary Credit Party and all other obligations and liabilities of European Borrower and any Subsidiary Borrower or any Euro Subsidiary Credit Party (including Bank Related Debt) to any Agent, any Collateral Agent, any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or any Bank Related Debt, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by European Borrower and any Subsidiary Borrower or any Euro Subsidiary Credit Party to any Agent, any Collateral Agent, any Lender or any Hedge Bank pursuant to any Loan Document or any Bank Related Debt) or otherwise.

“Euro Security Documents” means each security agreement, pledge agreement (including the Euro Bank Pledge Agreement), mortgage or other document or instrument executed and delivered (each as amended, restated, amended and restated or otherwise modified from time to time) for the benefit of Euro Collateral Agent, or U.K. Administrative Agent on behalf of the Multicurrency Revolving Lenders, Canadian Revolving Lenders and/or Term Euro Lenders and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 7.14 (each as amended, restated, amended and restated or otherwise modified from time to time) to secure any of the Euro Obligations or the Canadian Obligations.
“Euro Subsidiary Credit Parties” means each Non-U.S. Subsidiary of Crown Holdings designated on Schedule 1.1(d) as a subsidiary guarantor or Subsidiary Borrower or which becomes a subsidiary guarantor pursuant to the provisions of Section 7.14.
“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.
“Eurocurrency Rate” means the aggregate of (1) and (2) below:
(1)    (a) in the case of Dollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Reuters Screen that displays an average ICE Benchmark Administration Limited rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion and, in the event such rate is not available, (ii) the rate for such Interest Period shall be the interest rate per annum at which the Administrative Agent could borrow deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period, were it to do so by asking for and then accepting offers from major banks in the London interbank market for Dollars at their request at approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or
(b)    in the case of Euro denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters Screen that displays the Global Rate Set Systems Limited rate for Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto appointed by the European Money Markets Institute, if Global Rate Set Systems Limited is no longer making the applicable interest settlement rate available), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion and, in the event such rate is not available, (ii) the rate for such Interest Period shall be the interest rate per annum at which the Administrative Agent could borrow deposits in Euros for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period, were it to do so by asking for and then accepting offers from major banks in the European interbank market for Euros at their request at approximately 11:00 a.m. (Brussels time) on the applicable Interest Rate Determination Date; or
(c)    in the case of Sterling denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters Screen for Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion and, in the event such rate is not available, (ii) the rate for such Interest Period shall be the interest rate per annum at which the Administrative Agent could borrow deposits in Sterling for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period, were it to do so by asking for and then accepting offers from major banks in the London interbank market for Sterling at their request at approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date;
(d)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the rate determined by Administrative Agent to be the offered rate that appears on the Reuters Screen that displays an average ICE Benchmark Administration Limited rate, determined at approximately 11:00 a.m., (London Time) on the applicable Interest Rate Determination Date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in the same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent (or an affiliate thereof) to major banks in the London interbank Eurocurrency market at their request at the date and time of determination.
(2)    the then current cost of the Lenders of complying with any Eurocurrency Reserve Requirements.
Notwithstanding the foregoing, the Eurocurrency Rate shall not in any event be less than zero.
“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.

“European Borrower” has the meaning assigned to that term in the preamble to this Agreement.
“European Receivables Purchase Agreement” means that certain Master Framework Agreement, dated July 23, 2012, by and among Crown Packaging Commercial UK Limited, Crown Commercial France, Eurofactor, Ester Finance Titrisation and Credit Agricole Corporate and Investment Bank, as the same has been amended through and including the Effective Date and may thereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Event of Default” has the meaning assigned to that term in Section 10.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.
“Exchange Rate” means, on any day, (a) with respect to conversions between any Alternative Currency and Dollars, the Spot Rate and (b) with respect to conversions between Canadian Dollars and Dollars, the spot rate set forth on the Reuters World Currency Page for Canadian Dollars (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by Canadian Administrative Agent in Toronto, Ontario) at 12:00 noon (Toronto time), on such day, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent or Canadian Administrative Agent, as applicable, may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error. For purposes of determining the Exchange Rate in connection with an Alternative Currency Loan, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing. Administrative Agent shall provide Borrower with the then current Exchange Rate from time to time upon Borrower’s request therefor.
“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Loan, the date which is two Business Days prior to such Borrowing.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Obligations guaranteed by such Guarantor or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Obligations guaranteed by such Guarantor thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 14.13 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Obligations guaranteed by such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligations guaranteed by such Guarantor or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document:

(i)    Taxes based upon, or measured by, net income (however denominated) or net profits, including franchise Taxes and similar Taxes imposed in lieu of net income Taxes, and branch profit taxes, in each case (A) imposed as a result of such Recipient being a resident of, organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (B) in the case of a Lender, Facing Agent or Swing Line Lender imposed as a result of such Recipient having its applicable lending office located in such jurisdiction (or any political subdivision thereof), or (C) imposed as a result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document);
(ii)    in the case of a Lender, Swing Line Lender or Facing Agent (other than an assignee pursuant to a request by Crown Holdings under Section 3.7), any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender, Swing Line Lender or Facing Agent, in respect of any Loans, Letters of Credit, or Commitments provided to U.S. Borrower pursuant to a law in effect on the date on which (A) such Lender, Swing Line Lender or Facing Agent acquires the applicable interest in the applicable Commitment (or, to the extent any Lender, Swing Line Lender or Facing Agent did not fund an applicable Loan or Letter of Credit pursuant to a prior commitment, on the date on which such Person acquires its interest in such Loan or Letter of Credit) or (B) such Lender, Swing Line Lender or Facing Agent changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s, Swing Line Lender’s or Facing Agent’s assignor immediately before such Lender, Swing Line Lender or Facing Agent became a party hereto or to such Lender immediately before it changed its lending office;
(iii)    in the case of a Lender (other than an assignee pursuant to a request by Crown Holdings under Section 3.7), any Tax imposed by France on amounts payable, in respect of any Loans, Letters of Credit, or Commitments provided to European Borrower, to such Lender, to the extent that such Tax would not have been imposed but for the payment in a Non-Cooperative Jurisdiction;
(iv)    in the case of a Lender (other than an assignee pursuant to a request by Crown Holdings under Section 3.7), any Canadian federal withholding Tax imposed under the ITA on any payment of interest (or any payments on account, in lieu, or in satisfaction of interest, or which are deemed to be interest for purposes of the ITA), in respect of any advance provided to Canadian Borrower under any Loan Document, because such Lender is not dealing at arm’s length for purposes of the ITA with the applicable Credit Party at the time of such payment or deemed payment or is a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Credit Party or does not deal at arm’s length for purposes of the ITA with a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Credit Party, or because a Person that is not resident in Canada for purposes of the ITA has made a transfer or assignment to another Person that is resident in Canada for purposes of the ITA and this other Person is not dealing at arm’s length for purposes of the ITA with the transferor or assignor other than where the non-arm’s length relationship arises, or where the Lender is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder” in connection with or as a result of the Lender having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document;

(v)    Taxes attributable to a Recipient’s failure to comply with Section 4.7(d); and
(vi)    With respect to any Loans, Letters of Credit, or Commitments provided to U.S. Borrower, any Taxes withheld under FATCA.
“Excluded U.K. Companies” means Crown Packaging UK Limited, Metalbox Employees Funds Trustee Limited, Metalbox Life Funds Trustee Limited, Metalbox Pension Trustees Limited, Metalbox Limited, CMB Charities Limited, CMB Benevolent Fund Limited, Thomas Ashton Limited, Metgate Developments Limited, The Can Makers Limited, the John Crabtree Trust Fund and the Thomas Dowell Trust, each a company or trust organized under the laws of England.
“Executive Order” has the meaning assigned to that term in Section 6.21(a).
“Existing Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.
“Existing Factoring Facilities” means the existing factoring or discounting programs having the amount outstanding under such facilities, in each case as set forth on Schedule 6.5(b)(iii).
“Existing Letters of Credit” has the meaning assigned to that term in Section 2.10(j).
“Existing Maturity Date” has the meaning assigned to that term in Section 2.15(a).
“Existing Non-U.S. Facilities” means the existing working capital facilities of the Non-U.S. Subsidiaries of European Borrower, Canadian Borrower or U.S. Borrower as of the Effective Date and having size and principal amount outstanding under such facilities, in each case as set forth on Schedule 6.5(b)(ii).
“Existing Unsecured Debt” means each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:
(i)    the Debentures; and
(ii)    the Senior Notes.
“Extended Revolving Facility” means any Revolving Facility that is extended pursuant to Section 2.15.
“Extended Term Facility” means any Term Facility that is extended pursuant to Section 2.15.
“Extension Effective Date” has the meaning assigned to that term in Section 2.15(b).
“Facility” means any of the credit facilities established under this Agreement.
“Facing Agent” means (a) with respect to Canadian Letters of Credit, the Canadian Facing Agent, and (b) with respect to Multicurrency Letters of Credit, each of the Multicurrency Revolving Lenders set forth on Schedule 2.10(a)(i) up to the amount of its Multicurrency Revolving Sublimit set forth on such schedule, each in its capacity as an issuer of Multicurrency Letters of Credit hereunder and any other Multicurrency Revolving Lender which at the request of the applicable Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld) agrees to issue Multicurrency Letters of Credit, in its capacity as an issuer of Multicurrency Letters of Credit. Each Facing Agent may, in its good faith discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Facing Agent, in which case the term “Facing Agent” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Factoring Subsidiary” means any Subsidiary of U.S. Borrower or European Borrower that sells Receivables Assets or otherwise raises financing through a factoring program in connection with a Permitted Receivables or Factoring Financing.
“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury Regulations (and any notices, guidance or other official pronouncements) promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code as of the date of this Agreement (or any amended or successor version described above), or any intergovernmental agreement (and any related law or regulation) implementing the foregoing.
“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by DB from three federal funds brokers of recognized standing selected by DB. Notwithstanding the foregoing, the Federal Funds Rate shall not in any event be less than zero.
“Fee Letter” means that certain letter agreement or agreements between Arrangers and the Borrowers and providing for the payment of certain fees in connection with this Agreement.
“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.
“First Currency” has the meaning assigned to that term in Section 12.4(c).
“First Lender” has the meaning assigned to that term in Section 13.1(c).
“Fiscal Quarter” has the meaning assigned to that term in Section 7.15.
“Fiscal Year” has the meaning assigned to that term in Section 7.15.
“Foreign Obligations” means the Euro Obligations, the Canadian Obligations, the Subsidiary Borrower Obligations and the Guarantee Obligations pursuant to Article XIV and the Guarantee Agreements in respect of any of the foregoing.
“Foreign Plan” means any plan, agreement, fund (including, without limitation, any super-annuation fund) or other similar program, arrangement or agreement established or maintained outside of the United States of America by a Credit Party or one or more of its Subsidiaries or its Affiliates providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, supplemental pension, retirement or savings benefits under which a Credit Party or such Subsidiaries or its Affiliates residing outside the United States of America has any liability with respect to any current or former employee, officer, director or contractor (or any spouses, dependants, survivors or beneficiaries of any such persons) and, for greater certainty, includes any Canadian Defined Benefit Plan.

“Foreign Requirements of Law” means any Requirement of Law of a Governmental Authority in a jurisdiction other than the United States of America or any state thereof or the District of Columbia (including any banking, exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations).
“Fund” means a Person that is a fund that makes, purchases, holds or otherwise invests in commercial loans or similar extensions of credit in the ordinary course of its existence.
“GAAP” means generally accepted accounting principles in the U.S. applied on a consistent basis.
“German Borrowers” means each Subsidiary of European Borrower organized under the laws of the Federal Republic of Germany, and designated as such on Schedule 1.1(d), and each other Subsidiary of European Borrower organized under the laws of the Federal Republic of Germany and requested by European Borrower to be a German Borrower, subject to the approval of Administrative Agent.
“Government Acts” has the meaning assigned to that term in Section 2.10(h).
“Governmental Authority” means any federal, state, provincial, territorial, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank and any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.
“Guarantee Agreements” means the Non-U.S. Guarantee Agreements and the U.S. Guarantee Agreement.
“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed an amount equal to the lesser at such time of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee Obligation shall be such Person’s maximum reasonably anticipated liability (assuming full performance) in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantors” means (i) the Credit Parties (other than the Borrowers) and (ii) for purposes of Section 10.1(j) and Article XIV only, the Parent Guarantors, Crown Finance and the European Borrower.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and other constituents, including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or any other substances, wastes or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.
“Hedge Bank” has the meaning assigned to such term in the definition of “Bank Related Debt.”
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.
“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of Crown Holdings, any qualification or exception to such opinion or certification:
(a)    which is of a “going concern” or similar nature other than any such qualification or exception with respect to the maturity date of the Loans that is scheduled to occur within one year of the date such certification or report is delivered;
(b)    which relates to the limited scope of examination of matters relevant to such financial statement; or
(c)    which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a default under Article X.
“Increase Period” has the meaning assigned in Article IX.
“Incremental Cap” means an amount equal to the sum of (x)(i) $300,000,000 (or the Dollar Equivalent thereof at the time of funding) less (ii) the aggregate principal amount of all Additional Facilities incurred or issued in reliance on clause (x)(i) of this definition plus (y) (A) the amount of any optional prepayment of any Loan including any Loan under any Additional Facility (other than, in each case, incurred pursuant to clause (z) below) in accordance with Section 4.3 (accompanied, to the extent such prepayments are of Loans under any Revolving Facility and/or any Additional Revolving Credit Commitments, by a commitment reduction in the like amount under such Revolving Facility and/or Additional Revolving Credit Commitment) and/or the amount of any permanent reduction of any Revolving Commitment or Additional Facility Commitment so long as, in the case of any optional prepayment, such prepayment was not funded with the proceeds of a contemporaneous refinancing with new long-term Indebtedness less (B) the aggregate principal amount of all Additional Facilities incurred or issued in reliance on clause (y)(A) of this definition plus (z) an amount such that, at the time of the incurrence of the applicable Additional Facility (after giving effect to the full utilization of the applicable Additional Facility and excluding any cash constituting proceeds of any Additional Facility), the Total First Lien Leverage Ratio of Crown Holdings and its Subsidiaries (calculated as if any Additional Revolving Credit Commitments were fully drawn and excluding any cash constituting proceeds of any Additional Facility) does not exceed 2.0 to 1.0 (it being acknowledged that each Additional Facility under Section 2.9 shall be incurred under clause (z) if clause (z) is available at the time of such incurrence up to the maximum amount available, and any additional amounts incurred at any time that clause (z) is unavailable shall be incurred under clauses (x) and/or (y), and any simultaneous incurrence under clauses (x) and/or (y) shall not be given pro forma for purposes of determining the Total First Lien Leverage Ratio with respect to any incurrence under clause (z)), calculated on a Pro Forma Basis, after giving effect to the application of the proceeds thereof (but without “netting” the Cash proceeds of the applicable Additional Facility; provided that to the extent the Cash proceeds thereof are used to repay Indebtedness, pro forma effect shall be given to such repayment of Indebtedness) and, in the case of any Additional Revolving Credit Commitments, assuming a full drawing under such Additional Revolving Credit Commitments, and determined on the basis of the financial statements for the most recently completed four Fiscal Quarter period of Borrowers that are internally available.

“Indebtedness” means, as applied to any Person (without duplication):
(i)    all indebtedness of such Person for borrowed money;
(ii)    all non-contingent obligations to pay the deferred and unpaid balance of the purchase price of assets or services (other than (x) trade payables and other accrued liabilities incurred in the ordinary course of business, (y) deferred compensation arrangements and (z) earn-out obligations unless such earn-out obligations have been liquidated and are not paid when due) which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;
(iii)    all Capitalized Lease Obligations;
(iv)    all Indebtedness of the type described in clauses (i) through (iii) above and clauses (v) through (x) below secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is nonrecourse to such Person (provided that with respect to Indebtedness that is nonrecourse to the credit of such Person, such Indebtedness shall be taken into account only to the extent of the lesser of the fair market value of the asset(s) subject to such Lien and the amount of Indebtedness secured by such Lien);
(v)    [reserved];
(vi)    indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;
(vii)    the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;
(viii)    net obligations of such Person under Hedging Agreements;

(ix)    Guarantee Obligations of such Person in respect of Indebtedness described in clauses (i) through (viii) and clause (x) of this definition; and

(x)    Attributable Debt of such Person.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person under clause (viii) above at any time shall equal the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Indebtedness to Remain Outstanding” has the meaning assigned to that term in Section 6.5(b).
“Indemnified Person” has the meaning assigned to that term in Section 12.4(b).
“Indemnified Taxes” means (a) any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Borrowing” means the first Borrowing under this Agreement.
“Initial Loan” means the first Loan made by the Lenders under this Agreement.
“Insolvency Proceedings” means, whether voluntary or involuntary (a) any case, proceeding or other action commenced by the Borrowers or any Guarantor (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, restructuring, power of sale, compromise, foreclosure or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a Receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against the Borrowers or any Guarantor any such case, proceeding or other action referred to in clause (a) of this definition which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) there shall be commenced against the Borrowers or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.
“Insurance Subsidiary” means Crownway Insurance Company, a Vermont corporation.
“Intellectual Property” has the meaning assigned to that term in Section 6.20.
“Intercompany Indebtedness” means Indebtedness of Crown Holdings or any of its Subsidiaries which is owing to any member of such group.
“Interest Payment Date” means (a) as to any Base Rate Loan or Canadian Prime Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is a three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, each of (i) the date upon which both the Revolving Commitments have been terminated and the Revolving Loans have been paid in full (ii) the date upon which both the Canadian Revolving Commitments have been terminated and the Canadian Revolving Loans have been paid in full and (iii) the applicable Term Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for such Loan.
“Interest Period” has the meaning assigned to that term in Section 3.4.
“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be (i) in the case of any Eurocurrency Loan in Dollars, the second Business Day prior to first day of the related Interest Period for such Loan or (ii) in the case of any Eurocurrency Loan in an Alternative Currency, the date on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the Applicable Currency for value on the first day of the related Interest Period for such Eurocurrency Loan; provided, however, that if for any such Interest Period with respect to an Alternative Currency Loan, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.
“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or any Receivable created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such person other than in the ordinary course of its business (iii) any Acquisition or (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions, thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Crown Holdings or another Subsidiary of Crown Holdings) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.
“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.
“ITA” means the Income Tax Act (Canada), as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.
“ITA-UK” means the Income Tax Act 2007 (United Kingdom).
“LC Obligations” means, at any time, an amount equal to the sum of the aggregate Multicurrency LC Obligations and Canadian LC Obligations.

“LC Participant” has the meaning assigned to that term in Section 2.10(e).
“LC Reserve Account” has the meaning assigned to that term in Section 13.2(a).
“LCT Election” has the meaning assigned to such term in Section 1.6.
“LCT Test Date” has the meaning assigned to such term in Section 1.6.
“Lender” and “Lenders” have the respective meanings assigned to those terms in the preamble to this Agreement and shall include any Person that becomes a “Lender” (i) pursuant to Section 12.8, and (ii) in connection with the incurrence of an Additional Facility pursuant to Section 2.9.
“Letter of Credit Amendment Request” has the meaning assigned to that term in Section 2.10(c).
“Letter of Credit Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the aggregate LC Obligations.
“Letters of Credit” means, Multicurrency Letters of Credit and Canadian Letters of Credit, collectively or separately as the context requires, and “Letter of Credit” means any one of such Letters of Credit.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation, deemed trust, prior claim or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state, province or territory of Canada or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) any other agreement intended to create any of the foregoing.
“Limited Condition Acquisition” means any Acquisition of, or similar third-party Investment by one or more of Crown Holdings and its Subsidiaries in, any assets, business or Person permitted by this Agreement the consummation of which is not conditioned on the availability of, or on obtaining, financing.
“Limited Condition Transaction” means any (a) Limited Condition Acquisition, (b) redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing or (c) any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Capital Stock of Crown Holdings that is not subject to obtaining financing.
“Loan” means any Term Loan, Dollar Revolving Loan, Multicurrency Revolving Loans, Canadian Revolving Loan or Swing Line Loan, and “Loans” means all such Loans collectively.
“Loan Documents” means, collectively, this Agreement, the Notes, each Notice of Issuance, each Letter of Credit Amendment Request, each Security Document, each Guarantee Agreement, the Receivables Intercreditor Agreement and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Loans to be Converted” has the meaning assigned to that term in Section 13.1(a).
“Luxembourg” means the Grand Duchy of Luxembourg.
“Lux I” means Crown Packaging Lux I S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 73, Côte d’Eich, L-1450 Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg or the “RCS”) under number B156.281.
“Lux II” means Crown Packaging Lux II S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 73, Côte d’Eich, L-1450 Luxembourg and registered with the RCS under number B156.282.
“Majority Lenders” of any Facility means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of other Facilities under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Material Acquisition” means any Permitted Acquisition that involves an acquisition, the fair market value of which assets exceeds $500,000,000.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations or financial condition, of Crown Holdings and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its material obligations under any Loan Document or (c) the rights of or benefits available to the Lenders taken as a whole under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Crown Holdings and its Material Subsidiaries, individually or in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Crown Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary of Crown Holdings, which either (i) the consolidated total assets of which were more than 8% of Crown Holdings’ Consolidated Tangible Assets as of the end of the most recently completed Fiscal Year of Crown Holdings for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 7% of Crown Holdings’ consolidated total revenues for such period; provided that each Borrower and each Subsidiary Borrower (only for so long as such Subsidiary remains a Borrower, unless such Subsidiary otherwise meets the requirements under this definition) shall be deemed to be Material Subsidiaries. Assets of Non-U.S. Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of Crown Holdings included in such audited financial statements.
“Maturity Date Extension Request” has the meaning assigned to that term in Section 2.15(a).
“Maximum Commitment” means, when used with reference to any Lender, the aggregate of such Lender’s Term Commitments, Dollar Revolving Commitment, Multicurrency Revolving Commitment and Canadian Revolving Commitment in the amounts not to exceed those set forth opposite the name of such Lender on Schedule 1.1(a) hereto, subject to reduction from time to time in accordance with the terms of this Agreement.

“Minimum Borrowing Amount” means (i) with respect to Base Rate Loans, $5,000,000, (ii) with respect to Eurocurrency Loans, $5,000,000 in the case of a Borrowing in Dollars, £3,000,000 in the case of a Borrowing in Sterling and €5,000,000 in the case of a Borrowing in Euros, (iii) with respect to Swing Line Loans, (a) $500,000 in the case of a Borrowing in Dollars, (b) £500,000 in the case of a Borrowing in Sterling and (c) €500,000 in the case of a Borrowing in Euro, (iv) with respect to Canadian Prime Rate Loans, Cdn.$5,000,000, and (vi) with respect to B/A Loans Cdn.$5,000,000.
“Minimum Borrowing Multiple” means, (i) in the case of a Borrowing in Dollars, $1,000,000 ($500,000 for Swing Line Loans in Dollars), (ii) in the case of a Borrowing in Euros, €1,000,000 (€500,000 for Swing Line Loans in Euros), (iii) in the case of a Borrowing in Sterling £1,000,000 (£500,000 for Swing Line Loans in Sterling) and (iv) in the case of a Borrowing in Canadian Dollars, Cdn.$1,000,000.
“Minority Interest” means any Capital Stock in any Person engaged in a line of business which is complementary, reasonably related, ancillary or useful to any business in which Crown Holdings or any of its Subsidiaries is then engaged, where such Capital Stock constitutes 50% or less of all Capital Stock issued and outstanding of such Person.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Most Recent Total Leverage Ratio” means, at any date, the Total Leverage Ratio for the Test Period ending as of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 7.1; provided, however, that if Crown Holdings fails to deliver such financial statements as required by Section 7.1 and further fails to remedy such default within five days of notice thereof from Administrative Agent, then, without prejudice to any other rights of any Lender hereunder, the Most Recent Total Leverage Ratio shall be deemed to be greater than the Total Leverage Ratio required to be maintained pursuant to Article IX as of the date such financial statements were required to be delivered under Section 7.1.
“Multicurrency Commitment Fee” has the meaning assigned to that term in Section 3.2(a)(ii).
“Multicurrency LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).
“Multicurrency LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Multicurrency Letters of Credit and (b) the aggregate amount of Unpaid Drawings under Multicurrency Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f). The Multicurrency LC Obligation of any Lender at any time shall mean its Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations outstanding at such time.
“Multicurrency Letter of Credit Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations.
“Multicurrency Letters of Credit” has the meaning assigned to that term in Section 2.10(a)(i).
“Multicurrency Revolver Pro Rata Share” means, when used with reference to any Multicurrency Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment or, if the Revolver Termination Date for the Multicurrency Revolving Facility has occurred, the Effective Amount of such Multicurrency Revolving Lender’s then outstanding Multicurrency Revolving Loans and the denominator of which shall be the Multicurrency Revolving Commitments or, if the Revolver Termination Date for the Multicurrency Revolving Facility has occurred, the Effective Amount of all then outstanding Multicurrency Revolving Loans.

“Multicurrency Revolving Commitment” means, with respect to any Multicurrency Revolving Lender, the obligation of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and to participate in Multicurrency Letters of Credit and Swing Line Loans, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Effective Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) under the caption “Amount of Multicurrency Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Multicurrency Revolving Commitments” means such commitments collectively, which commitments equal $700,000,000 in the aggregate as of the Effective Date.
“Multicurrency Revolving Credit Exposure” means, with respect to a Revolving Lender, the sum of (i) the outstanding principal amount of Multicurrency Revolving Loans made by such Lender, (ii) the Multicurrency Letter of Credit Exposure of such Revolving Lender and (iii) the Swing Line Exposure of such Revolving Lender.
“Multicurrency Revolving Facility” means the credit facility under this Agreement evidenced by the Multicurrency Revolving Commitments and the Multicurrency Revolving Loans.
“Multicurrency Revolving Lender” means any Lender which has a Multicurrency Revolving Commitment or is owed a Multicurrency Revolving Loan (or a portion thereof).
“Multicurrency Revolving Loan” and “Multicurrency Revolving Loans” have the meanings given in Section 2.1(b)(ii)(B).
“Multicurrency Revolving Sublimit” means, when used in reference to U.S. Borrower or European Borrower, the Total Multicurrency Revolving Commitment and when used in reference to a Subsidiary Borrower, the maximum Effective Amount of Multicurrency Revolving Loans, Multicurrency LC Obligations and Swing Line Loans permitted to be borrowed by such Borrower, which amount is set forth on Schedule 1.1(b) attached hereto.
“Multiemployer Plan” means any Pension Plan described in Section 4001(a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by a Credit Party or any of its Subsidiaries or any of their ERISA Affiliates.
“Multiple Employer Plan” means a Plan or Foreign Plan, other than a Multiemployer Plan, which a Credit Party or any of its Subsidiaries or any of their ERISA Affiliates and at least one employer other than a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates are contributing sponsors and shall include, for greater certainty, any multiemployer pension plan within the meaning of applicable pension standards legislation in Canada.
“Net Indebtedness” means, at any date and with respect to any Person, Indebtedness of such Person on such date less Cash and Cash Equivalents of such Person on such date determined in accordance with GAAP.
“Net Proceeds” means, with respect to the incurrence of any Indebtedness, any Asset Disposition, or any Recovery Event, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Recovery Event, insurance proceeds in excess of $1,000,000, and condemnation awards and similar payments in excess of $1,000,000, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Crown Holdings and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) the amount of all Taxes paid (or reasonably estimated to be payable) by Crown Holdings and its Subsidiaries in connection with such event, and (iii) in the case of an Asset Disposition, the amount of all payments required to be made by Crown Holdings and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by a Prior Lien (as defined in the U.S. Security Agreement) and refinancings thereof permitted hereunder or a Lien permitted by Section 8.2(d) and the amount of any reserves established by Crown Holdings and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by Crown Holdings); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction.

“New Lender” means any Person that becomes a Lender with respect to (a) a tranche of Additional Facilities pursuant to Section 2.9, (b) a tranche of Replacement Revolving Loans and Replacement Revolving Commitments pursuant to Section 2.13, or (c) a tranche of Replacement Term Loans pursuant to Section 2.14.
“New Maturity Date” has the meaning assigned to that term in Section 2.15(a).
“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (État ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as of the Effective Date.
“Non-Defaulting Lender” means each Lender which is not a Defaulting Lender.
“Non-Stock Collateral Release Event” means the satisfaction of each of the following conditions: (a) no Event of Default shall have occurred and be continuing; (b) the achievement of public corporate/corporate family ratings of Crown Holdings from each of Moody’s and S&P of at least (in each case, with a stable or better outlook)  Ba1 and BB+ respectively and (c) the Administrative Agent shall have received a certificate from Crown Holdings certifying to the foregoing in a manner reasonably acceptable to the Administrative Agent.
“Non-U.S. Guarantee Agreement” means that certain Non-U.S. Guarantee Agreement, dated as of December 19, 2013 as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Guarantors party thereto, Euro Collateral Agent and the Canadian Administrative Agent.
“Non-U.S. Guarantee Subsidiary” means (i) any Wholly-Owned Subsidiary organized in England, Canada, France, Germany, Mexico, or Switzerland (other than a Receivables Subsidiary, an SLB Subsidiary, an Excluded U.K. Company, and Butimove), (ii) any Wholly‑Owned Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia or England, Canada, France, Germany, Mexico or Switzerland that executes or has executed a Non‑U.S. Guarantee Agreement (or a supplement thereto) and takes or has taken such other actions contemplated by Section 7.14(c) and (iii) all Dutch Borrowers.
“Non-U.S. Lender” means any Lender, Swing Line Lender or Facing Agent that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Non-U.S. Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.
“Note” means a note substantially in the form of Exhibit 2.2(a)(1), Exhibit 2.2(a)(2) or Exhibit 2A.2(a), and “Notes” means all of such Notes collectively.
“Notice Address” means with respect to the Administrative Agent, the office of Administrative Agent located at Deutsche Bank AG New York Branch, 60 Wall Street, New York, New York 10005 or with respect to the U.K. Administrative Agent, the office of the U.K. Administrative Agent located at Deutsche Bank AG London Branch, GBS Loans and LEMG, 175 Bishopsgate, EC2A 2JN, London, United Kingdom or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, with respect to Swing Line Lender for Swing Line Loans issued in Alternative Currencies or under the Multicurrency Revolving Facility, the office located at Deutsche Bank AG London Branch, GBS Loans and LEMG, 175 Bishopsgate, EC2A 2JN, London, United Kingdom, or such other office as Swing Line Lender may designate to Borrowers from time to time (which shall be in Europe unless consented to by European Borrower), and with respect to Canadian Administrative Agent, located at Deutsche Bank AG Canada Branch, Suite 4700 Commerce Court West, 199 Bay Street, Toronto, Ontario, Canada M5L 1E9, or such other office as Canadian Administrative Agent may designate to Borrowers and the Lenders from time to time.
“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.
“Notice of Canadian Borrowing” has the meaning assigned to that term in Section 2A.5.
“Notice of Canadian Conversion or Continuation” has the meaning assigned to that term in Section 2A.6.
“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.6.
“Notice of Issuance” has the meaning assigned to that term in Section 2.10(c).
“Obligations” means the U.S. Obligations, the Euro Obligations, the Canadian Obligations, the Subsidiary Borrower Obligations and the Guarantee Obligations pursuant to Article XIV and the Guarantee Agreements. Notwithstanding the foregoing, the “Obligations” exclude Excluded Swap Obligations.
“OFAC” has the meaning assigned to that term in Section 6.21(a).
“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.
“Organic Documents” means (i) relative to each Person that is a corporation, its charter, articles of incorporation, articles of amendment, articles of amalgamation, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.
“Original Closing Date” means December 19, 2013.

“Other Lender” has the meaning assigned to that term in Section 13.1(c).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (including, for the avoidance of doubt, any Taxes imposed pursuant to Article 7.1.B of the Spanish Transfer Tax and Stamp Duty Law passed by Royal Legislative Decree 1/1993, of September 24) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to any assignment as a result of any present or former connection between the applicable Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Overnight Euro Rate” on any date means the offered quotation to first-class banks in the London interbank market by Swing Line Lender for Euro overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Swing Line Loan of Swing Line Lender as of 11:00 a.m. (London time) on such date, provided that in the event Administrative Agent has made any determination pursuant to Section 3.6 in respect of Swing Line Loans denominated in Euros, or in the circumstances described in Section 3.6 in respect of Swing Line Loans denominated in Euros, the Overnight Euro Rate determined pursuant to this definition shall instead be the rate determined by Swing Line Lender as the all-in-cost of funds for Swing Line Lender to fund such Swing Line Loan in each case, plus the Applicable Eurocurrency Margin for Multicurrency Revolving Loans. Notwithstanding the foregoing, the Overnight Euro Rate shall not in any event be less than zero.
“Overnight LIBOR Rate” on any date means the offered quotation to first-class banks in the London interbank market by Swing Line Lender for Sterling overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Swing Line Loan denominated in Sterling of Swing Line Lender as of 11:00 a.m. (London time) on such date, provided, that in the event Administrative Agent has made any determination pursuant to Section 3.6 in respect of Swing Line Loans denominated in Sterling, or in the circumstances described in Section 3.6 in respect of Swing Line Loan, the Overnight LIBOR Rate determined pursuant to this definition shall instead be the rate determined by Swing Line Lender as the all-in-cost of funds for Swing Line Lender to fund such Swing Line Loan, in each case, plus the Applicable Eurocurrency Margin for Multicurrency Revolving Loans. Notwithstanding the foregoing, the Overnight LIBOR Rate shall not in any event be less than zero.
“Overnight Rate Loan” means each Swing Line Loan which bears interest at a rate determined with reference to the Overnight Euro Rate or the Overnight LIBOR Rate, as applicable based on the Alternative Currency borrowed.
“Parent Guarantor” means each of Crown Holdings, CCSC and Crown International and any other Subsidiary of Crown Holdings that is a parent company (directly or indirectly) of either U.S. Borrower or European Borrower (other than Crown Développement, Lux I or Lux II) under their respective guaranties in Article XIV, Crown Développement under the Non-U.S. Guarantee Agreement and Lux I and Lux II under that certain Non-U.S. Guarantee Agreement in the form of Exhibit 5.1(a)(iv)(A), among U.S. Borrower, Lux I, Lux II and the U.K. Administrative Agent. For purposes of Article XIV hereof only, “Parent Guarantor” shall not include Crown Développement, Lux I or Lux II.
“Participant Register” has the meaning assigned to that term in Section 12.8(b).

"Participants” has the meaning assigned to that term in Section 12.8(b).

“Participating Member State” means any member state of the European Communities that has the common currency of the European Union as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” has the meaning assigned to that term in Section 6.22.
“Payment Office” means (a) with respect to Administrative Agent or Swing Line Lender, for payments with respect to Dollar-denominated Loans and, except as provided in clauses (b) and (c) below, all other amounts, 5022 Gate Parkway Suite 200, Jacksonville, FL 32256, Attn: Commercial Loan Division, or such other address as Administrative Agent or Swing Line Lender, as the case may be, may from time to time specify in accordance with Section 12.3, (b) with respect to Administrative Agent or Swing Line Lender, for payments in any Alternative Currency, such account at such bank or office in London or such other place as Administrative Agent or Swing Line Lender, as the case may be, shall designate by notice to the Person required to make the relevant payment; provided, that no such Payment Office shall be designated that is in France and (c) with respect to Canadian Administrative Agent, for payments with respect to Canadian Revolving Loans, such account at such bank or office in Canada as Canadian Administrative Agent shall designate by notice to the Person required to make the relevant payment.
“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.
“Pension Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are being or have been, within the preceding six years, made, by a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates and, for greater certainty, shall not include any Foreign Plan.
“Perfection Certificate” means that certain perfection certificate delivered pursuant to the U.S. Security Agreement as amended, restated, amended and restated or otherwise modified from time to time.
“Permitted Acquisition” means any Acquisition by Crown Holdings or any of its Subsidiaries if all of the following conditions are met on the date such Acquisition is consummated:
(a)    on the date of execution of the definitive agreement in respect of such Acquisition, immediately after giving effect thereto on a Pro Forma Basis, no Event of Default under Sections 10.1(a) or (i) shall have occurred and be continuing or would result therefrom;
(b)    all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;
(c)    in the case of any acquisition of any Capital Stock any Person, after giving effect to such acquisition on a Pro Forma Basis, Crown Holdings and its Subsidiaries would be in compliance with Article IX and either (x) such Person guarantees the Obligations hereunder pursuant to Section 7.14(b) and, except during a Collateral Release Period or after a Non-Stock Collateral Release Event, as applicable, grants the security interest contemplated by such Section 7.14(b)) or (y) the aggregate principal amount of unutilized Revolving Commitments shall be equal to or greater than $150,000,000;

(d)    all actions, if any, required to be taken under Section 7.14 (subject to any grace periods set forth therein) with respect to any newly formed Subsidiary or Person that becomes a Subsidiary as a result of such Permitted Acquisition and its property are taken as and when required under Section 7.14; and

(e)    with respect to any transaction involving Acquisition Consideration of more than $250,000,000 (excluding the maximum value of earn out obligations, if any), unless Administrative Agent shall otherwise agree, on or before the date of the consummation of such acquisition, Crown Holdings shall provide Administrative Agent with historical financial statements for at least the last Fiscal Year of the Person or business to be acquired (if available) and unaudited financial statements thereof for the most recent interim period (if available) and (ii) an officers’ certificate executed by a Responsible Officer of Crown Holdings certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Borrower Debt” means unsecured indebtedness for borrowed money, in the form of senior or subordinated unsecured term loans, senior or subordinated unsecured revolving credit loans, or senior or subordinated unsecured notes, including convertible notes, of the U.S. Borrower or the European Borrower, as applicable, the terms of which indebtedness (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the then latest Term Maturity Date or Revolver Termination Date (whichever is latest), (ii) do not restrict, limit or adversely affect the ability of any Credit Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (iii) provide that no Subsidiary of Crown Holdings is a guarantor under such notes that is not a Credit Party, (iv) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of the U.S. Borrower or the European Borrower, as applicable, and (v) such indebtedness (other than notes issued pursuant to a public offering or pursuant to an offering in reliance on Section 4(2) and Rule 144A and/or Regulation S under the Securities Act of 1933, as amended) shall otherwise be issued on terms and conditions reasonably satisfactory to the Administrative Agent.
“Permitted Capital Markets Debt” means unsecured indebtedness for borrowed money of a Permitted Issuer, in the form of (a) senior or subordinated unsecured term loans, or (b) senior or subordinated unsecured notes, including convertible notes sold pursuant to a public offering or pursuant to an offering in reliance on Section 4(2) and Rule 144A and/or Regulation S under the Securities Act of 1933, as amended, and with respect to each of the foregoing, the terms of which indebtedness (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the then latest Term Maturity Date or Revolver Termination Date (whichever is latest), (ii) do not restrict, limit or adversely affect the ability of any Credit Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (iii) provide that no Subsidiary of Crown Holdings is an obligor under such indebtedness that is not a Credit Party, (iv) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of Crown Holdings, and (v) such indebtedness (other than notes issued pursuant to a public offering or pursuant to an offering in reliance on Section 4(2) and Rule 144A and/or Regulation S under the Securities Act of 1933, as amended) shall otherwise be issued on terms and conditions reasonably satisfactory to the Administrative Agent.
“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Crown Holdings with respect to any securities of Crown Holdings which are junior to the Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Crown Holdings’ board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Cross Chain Transactions” means:

(i)    any merger or consolidation of any Wholly-Owned Subsidiary of U.S. Borrower or European Borrower into any other Subsidiary of U.S. Borrower or European Borrower in a transaction in which the surviving entity is a Wholly-Owned Subsidiary of U.S. Borrower or European Borrower and (if any party to such merger is a Subsidiary Credit Party) is a Subsidiary Credit Party; and

(ii)    any sale or transfer by any Subsidiary Credit Party of all or substantially all of its assets or all of the stock of a Subsidiary that it owns to any other Subsidiary Credit Party or any such sale between Subsidiaries that are not Credit Parties (whether or not such Subsidiaries are both Subsidiaries of the same Borrower);
provided that (a) if one or more of the Subsidiaries that are the subject of the merger or sale of assets or sale of stock, or the seller of the stock is a Credit Party, the Liens under the Security Documents on the assets or such stock and the Guarantee Obligations of such Credit Parties under the Loan Documents will (and Administrative Agent will be satisfied that such Lien and Guarantee Obligations will) remain valid, enforceable and shall not be impaired as a result of such transactions and that the Lien on such assets or such stock continues to secure at least all Obligations secured prior to such transactions and Administrative Agent shall have received legal opinions from counsel to Borrowers and reasonably acceptable to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent with respect to the continued validity and enforceability and non-impairment of such Guarantee Obligations and Liens and the continued perfection of such Liens, (b) if the surviving entity of any such merger in clause (i) is not a Credit Party or any such sale in clause (ii) is to a Subsidiary that is not a Credit Party, the parent companies of the non-surviving entity or the seller, as applicable, received fair consideration in connection with such transaction in the form of either cash or an intercompany note secured by substantially all of the assets of the obligor and (c) Crown Holdings shall have delivered an officers’ certificate to Administrative Agent confirming compliance with clauses (a) and (b).
“Permitted European Borrower Debt” means unsecured indebtedness for borrowed money, in the form of senior or subordinated unsecured term loans, senior or subordinated unsecured revolving credit loans, or senior or subordinated unsecured notes, including convertible notes, of the European Borrower, the terms of which indebtedness (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the then latest Term Maturity Date or Revolver Termination Date (whichever is latest), (ii) do not restrict, limit or adversely affect the ability of any Credit Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (iii) provide that no Subsidiary of Crown Holdings is a guarantor under such notes that is not a Credit Party, (iv) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of the European Borrower, and (v) such indebtedness (other than notes issued pursuant to a public offering or pursuant to an offering in reliance on Section 4(2) and Rule 144A and/or Regulation S under the Securities Act of 1933, as amended) shall otherwise be issued on terms and conditions reasonably satisfactory to the Administrative Agent.
“Permitted Guarantee Obligations” means (i) Guarantee Obligations of Crown Holdings or any of its Subsidiaries of obligations of any Person under leases, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by Crown Holdings or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business), (ii) Guarantee Obligations of any Credit Party with respect to Indebtedness permitted under Section 8.1 of any Credit Party (other than clauses (a)(vii), (a)(xiv) and (a)(xix) (unless such Person becomes a Credit Party as a result of such Permitted Acquisition)); provided that to the extent that such Indebtedness is subordinated to the Obligations, such Guarantee Obligation shall also be subordinated to the Obligations on similar subordination terms or otherwise on terms reasonably acceptable to the Administrative Agent, (iii) Guarantee Obligations of any Subsidiary that is not a Credit Party with respect to Indebtedness permitted under Section 8.1 of Crown Holdings or any Subsidiary (except that a Subsidiary that is not a Credit Party may not, by virtue of this clause (iii), guarantee Indebtedness that such Subsidiary could not otherwise incur under Section 8.1), (iv) Guarantee Obligations with respect to surety, appeal, performance bonds and similar bonds or statutory obligations incurred by Crown Holdings or any of its Subsidiaries in the ordinary course and (v) additional Guarantee Obligations which (other than Guarantee Obligations of Indebtedness permitted under Section 8.1(a)(vii)) do not exceed the Dollar Equivalent of $350,000,000 in the aggregate at any time.

“Permitted Holding Company Transaction” means:
(i)    any merger or consolidation of any Subsidiary with or into a Wholly-Owned Subsidiary of Crown Holdings that is a Parent Guarantor (other than CCSC) and, if such merger or consolidation includes a Borrower, with the applicable Borrower as the surviving corporation; or
(ii)    any sale of the Capital Stock of any Subsidiary or any distribution or dividend or other transfer of the Capital Stock of any Subsidiary to Crown Holdings or any of its Wholly-Owned Subsidiaries that is a Parent Guarantor (other than CCSC);
provided, however, that (a) such transaction has been approved by the board of directors of Crown Holdings, and a certified copy of the written resolution approving such transaction shall have been provided to Administrative Agent, (b) both before and after giving effect to such transaction and deeming such transaction to be a Credit Event under this Agreement, the conditions in paragraphs (a) and (b) of Section 5.2 with respect to such Credit Event have been satisfied (treating such Credit Event as a representation and warranty by the Credit Parties on the date of such Credit Event as to the matters specified in paragraphs (a) and (b) of Section 5.2), (c) if the Subsidiary that is the subject of the merger or consolidation or the sale or dividend or distribution of Capital Stock is a Credit Party, the Liens under the Security Documents on the Capital Stock and assets and the Guarantee Obligations of such Credit Party under the Guarantee Agreements will (and Administrative Agent will be satisfied that such Lien and Guarantee Agreements will) remain valid, enforceable and shall not be impaired as a result of such transactions and that the Lien on such assets continues to secure at least all Obligations secured prior to such transactions, and Administrative Agent shall have received legal opinions from counsel to the Borrowers and reasonably acceptable to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent with respect to the continued validity and enforceability and non-impairment of such Guarantee Agreements and Liens and the continued perfection of such Liens, and (d) Crown Holdings shall have delivered an officers’ certificate to Administrative Agent confirming compliance with clauses (a), (b) and (c), and (d) after the consummation of such transaction, Crown Holdings will own at all times, directly or indirectly, 100% of the Capital Stock of U.S. Borrower and European Borrower (the failure of this condition to be met at any time shall be deemed an occurrence of a Change of Control).
“Permitted Issuer” means Crown Holdings, Crown International, U.S. Borrower, Crown Finance or Crown Finance II or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Capital Markets Debt provided that such Person becomes a Credit Party and the Credit Parties comply with Section 7.14 with respect to such special finance Subsidiary.

“Permitted Liens” has the meaning assigned to that term in Section 8.2.

“Permitted Preferred Stock” means any preferred stock of Crown Holdings (or any equity security of Crown Holdings that is convertible or exchangeable into any preferred stock of Crown Holdings), so long as the terms of any such preferred stock or equity security of Crown Holdings: (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Crown Holdings or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Effective Date, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than Permitted Covenants, and (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, amalgamations, consolidations, sales of substantial assets, or liquidations involving Crown Holdings and (z) other voting rights to the extent not greater than or superior to those allocated to Crown Holdings common stock on a per share basis.
“Permitted Real Property Encumbrances” means (i) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, (1) secure Indebtedness or (2) in the reasonable opinion of Administrative Agent, materially impair such real property for the purpose for which it is held by the owner thereof, the marketability thereof or the Lien held by Collateral Agent, (ii) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises (iii) landlord’s liens, or mechanics’, carriers’, workers’, repairers’ and similar encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent, (iv) encumbrances for Taxes, assessments and governmental charges not yet due and payable, and (v) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property.
“Permitted Receivables or Factoring Financings” means:
(i)    (x) the transactions under the Receivables Purchase Agreement and under the “Transaction Documents” as defined therein and (y) the transactions under the Receivables Purchase Agreement II and under the “Transaction Documents” as defined therein,
(ii)    the transactions under the European Receivables Purchase Agreement and under the “Transaction Documents” as defined therein,
(iii)    the Existing Factoring Facilities and
(iv)    refinancings of the program under the Receivables Purchase Agreement, the European Receivables Purchase Agreement, the Receivables Purchase Agreement II and/or the Existing Factoring Facilities (including, without limitation, by extending the maturity thereof) or the consummation of one or more other receivables or factoring financings (including any amendment, modification or supplement thereto or refinancing or extension thereof), with the aggregate Receivables Net Investment of all Permitted Receivables or Factoring Financings under clauses (i) through (iv) outstanding at any time not to exceed $1,500,000,000, in each case pursuant to a structured receivables financing consisting of a securitization or factoring of Receivables Assets the material terms of which are substantially similar to the receivables or factoring programs described in clauses (i) and (iii) or otherwise on market terms for companies having a credit profile similar to Crown Holdings and its Subsidiaries at the time of such refinancing or financing.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.
“Plan” means any Pension Plan or Welfare Plan.
“Pledged Securities” means any of the Securities pledged pursuant to any Security Document.
“Principal Property” has the meaning given to such term under the indentures, agreements and instruments governing the Debentures, as such indentures, agreements and instruments are in effect on the Effective Date.
“Pro Forma Basis” means, (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of “Permitted Acquisitions” and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Crown Holdings over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as Crown Holdings, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness or the payment of any Restricted Payment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness or such payment was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with any Permitted Acquisition consummated in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Crown Holdings over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.
“Pro Forma Cost Savings” means for any applicable four fiscal quarter period ending on or prior to the date of the applicable Subject Transaction, whenever pro forma effect is to be given to a Subject Transaction of the type described in clauses (a), (b), (c) and (d) of that definition, the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies resulting from or relating to any such Subject Transaction which is being given pro forma effect that have been realized or are projected in good faith to result (in the good faith determination of Crown Holdings) from such Subject Transaction (calculated on a pro forma basis by reference to the Borrowers’ most recently available internal financial statements as determined by Borrowers in good faith as though such cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies were realized during the entirety of such period and “run-rate” means the full recurring projected benefit net of the amount of actual savings or other benefits realized during such period from such actions) and any such adjustments shall be included in the initial pro forma calculations of any financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Subject Transaction is given pro forma effect) and during any applicable subsequent period in which the effects thereof are expected to be realized; provided that (a) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrowers, (b) such amounts result from actions taken or actions with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) no later than 24 months after the date of such Subject Transaction, (c) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period, (d) the aggregate amount of any such amounts added back pursuant to this definition (other than in connection with any mergers, business combinations, acquisitions or divestures and other than as permitted pursuant to Rule 11.02 of Regulation S-X) shall not exceed, together with any amounts added back pursuant to clauses (vii) and (viii) of the definition of Consolidated EBITDA, 30% of Consolidated EBITDA in any four-Fiscal Quarter period (calculated prior to giving effect to any such add-backs and adjustments) and (e) if any calculation of Pro Forma Cost Savings is determined by reference to Borrowers’ internal financial statements, the effect of this provision shall not apply for purposes of calculating any financial ratio or test for purposes of (i) calculating the “Applicable Base Rate Margin,” “Applicable B/A Margin,” “Applicable Canadian Prime Rate Margin,” “Applicable Eurocurrency Margin” and “Applicable Commitment Fee Percentage,” and (ii) compliance with Article IX (other than for the purpose of determining pro forma compliance with Article IX), all of which calculations shall be based on the financial statements delivered pursuant to Section 7.1(a) or (b), as applicable, for the relevant Test Period (it being understood that such financial ratios, tests and financial statements may otherwise be calculated on a Pro Forma Basis and be adjusted to include the effects of Pro Forma Cost Savings for all other purposes under the Loan Documents, except for (x) any such calculation of the “Applicable Base Rate Margin,” “Applicable Eurocurrency Margin,” “Applicable B/A Margin,” “Applicable Canadian Prime Rate Margin,” and “Applicable Commitment Fee Percentage” or (y) any such determination of actual compliance with Article IX, in the case of clauses (x) and (y), in respect of which only Pro Forma Cost Savings relating to such Subject Transactions that have occurred on or before the end of the applicable Test Period shall be given effect).

“Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount of any Facility or Facilities, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Maximum Commitment with respect to such Facility or Facilities and the denominator of which shall be the Total Commitment with respect to such Facility or Facilities or, if no Commitments are then outstanding, such Lender’s aggregate Loans to the aggregate Loans and Obligations hereunder with respect to such Facility.
“Projections” has the meaning assigned to that term in Section 6.5(c).
“Public Debt Documents” means, collectively, the Debentures, the Senior Notes Documents and any other documents evidencing, guaranteeing or otherwise governing any Permitted Capital Markets Debt, Permitted European Borrower Debt and Permitted Borrower Debt.

“Qualified ECP Guarantor” means, at any time, each Credit Party incorporated in the United States with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means the last day of each March, June, September and December of each year following the Effective Date.
“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of the Effective Date, by and among the Credit Parties party thereto.
“Real Property” means all right, title and interest of any Credit Party or any of its respective Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Credit Party or any of its respective Subsidiaries together with, in each case, all improvements and, to the extent deemed real property under applicable laws, appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Receivable(s)” means and includes all of Crown Holdings’ and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Crown Holdings and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.
“Receivables Assets” means accounts receivable (including any bills of exchange), any security therefor, collections thereof, bank accounts holding payments in respect of accounts receivable, and related assets and property.
“Receivables Intercreditor Agreement” means, in connection with the Receivables Purchase Agreement, the Intercreditor Agreement, dated as of the Original Closing Date (and as amended from time to time) among Crown Holdings, Crown International, CCSC, Crown Cork & Seal Receivables (DE) Corporation, Crown Cork & Seal Company USA, Inc., Crown Metal Packaging Canada LP, Coöperative Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Program Agent (as defined therein) and Administrative Agent and Canadian Administrative Agent, as Bank Agents (as defined therein), and, in connection with any amendment to or refinancing of the Receivables Purchase Agreement or any other Permitted Receivables or Factoring Financing, an intercreditor agreement (or amendment thereto or amendment and restatement thereof) substantially similar to the intercreditor agreement referred to above (as determined by Administrative Agent).
“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables or Factoring Financings in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of such Permitted Receivables or Factoring Financings; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as if such distribution had not been made.

“Receivables Purchase Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement dated as of December 9, 2015, among Crown Cork & Seal Receivables (DE) Corporation, as the seller, Crown Cork & Seal Company USA, Inc., as the servicer, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as administrative agent, and the conduit purchasers, alternate purchasers, facility agents party thereto from time to time, as the same has been amended through and including the Effective Date and may thereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Receivables Purchase Agreement II” means that certain Amended and Restated Receivables Purchase Agreement, dated as of January 13, 2017, among Crown Cork and Seal Receivables II LLC, as the seller, Fábricas Monterrey, S.A. de C.V., as the initial master servicer, the servicers party thereto, the purchasers party thereto from time to time, and Coöperatieve Rabobank U.A., New York Branch, as administrative agent, as the same has been amended through and including the Effective Date and may thereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Receivables Subsidiary” means, initially, Crown Cork & Seal Receivables (DE) Corporation, and any other special purpose subsidiary which exists solely to purchase and sell Receivables Assets or to otherwise raise financing in connection with a Permitted Receivables or Factoring Financing; provided, however, that if the law of a jurisdiction in which Crown Holdings or its Subsidiaries proposes to create a Receivables Subsidiary does not provide for the creation of a bankruptcy remote entity that is acceptable to Crown Holdings or requires the formation of one or more additional entities (whether or not Subsidiaries of Crown Holdings), Administrative Agent may in its discretion permit Crown Holdings or its Subsidiaries to form such other type of entity in such jurisdiction to serve as a Receivables Subsidiary as is necessary or customary for similar transactions in such jurisdiction.
“Receiver” means a receiver, interim receiver, receiver and manager, liquidator, trustee in bankruptcy or similar person.
“Recipient” means any Agent, any Facing Agent, any Lender or any Swing Line Lender, as applicable.
“Recovery Event” means the receipt by Crown Holdings (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.11; provided, however, that in no event shall payments made under business interruption insurance or rent insurance constitute a Recovery Event.
“Reference Lenders” means DB.
“Refinanced Revolving Commitments” has the meaning assigned to that term in Section 2.13.
“Refinanced Revolving Loans” has the meaning assigned to that term in Section 2.13.
“Refinanced Term Commitments” has the meaning assigned to that term in Section 2.14.
“Refinanced Term Loans” has the meaning assigned to that term in Section 2.14.

“Refunded Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(iii).
“Register” has the meaning assigned to that term in Section 12.12.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.
“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
“Remedial Action” means (a) “remedial action,” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
“Replaced Lender” has the meaning assigned to that term in Section 3.7.
“Replacement Facility” means a Replacement Revolving Facility and/or a Replacement Term Facility, as the context requires.
“Replacement Lender” has the meaning assigned to that term in Section 3.7.
“Replacement Revolving Commitments” has the meaning assigned to that term in Section 2.13.
“Replacement Revolving Facility” has the meaning assigned to that term in Section 2.13.
“Replacement Revolving Loans” has the meaning assigned to that term in Section 2.13.
“Replacement Term Commitments” has the meaning assigned to that term in Section 2.14.
“Replacement Term Facility” has the meaning assigned to that term in Section 2.14.
“Replacement Term Loans” has the meaning assigned to that term in Section 2.14.
“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.
“Required Lenders” means Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Term Loans, Dollar Revolving Commitments, Multicurrency Revolving Commitments and Canadian Revolving

Commitments (or, if after the Total Dollar Revolving Commitment, Total Multicurrency Revolving Commitment or Total Canadian Revolving Commitment, as applicable, has been terminated (or any Facility thereof), outstanding Dollar Revolving Loans, Multicurrency Revolving Loans and Multicurrency Revolver Pro Rata Share of outstanding Swing Line Loans and Multicurrency LC Obligations or Canadian Revolving Loans and Canadian Revolver Pro Rata Share of the Canadian LC Obligations, as applicable) constitute greater than 50% of the sum of (i) the total Effective Amount of outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the total Effective Amount of outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Swing Line Loans and Multicurrency LC Obligations at such time) and (iii) the Total Canadian Revolving Commitment less the aggregate Canadian Revolving Commitments of the Defaulting Lenders (or, if after the Total Canadian Revolving Commitment has been terminated, the total Effective Amount of outstanding Canadian Revolving Loans of all Non-Defaulting Lenders and the aggregate Canadian Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Canadian LC Obligations at such time).

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reset Date” has the meaning assigned to that term in Section 1.5.
“Responsible Financial Officer” means the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of Crown Holdings, or, if being applied to a Subsidiary, of the applicable Subsidiary.
“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any Assistant Treasurer of Crown Holdings or, if being applied to a Subsidiary, of the Subsidiary (and in England and Belgium shall include any director).
“Restricted Payment” means (i) any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of Crown Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of Crown Holdings or any Subsidiary and (ii) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for purposes of paying such Indebtedness when due) of any Subordinated Indebtedness of Crown Holdings or any Subsidiary (unless defeased, repaid or redeemed in connection with the refinancing thereof that is otherwise permitted under this Agreement).
“Restricted Securities” means any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.
“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Debenture as such indenture, agreement or instrument is in effect on the Effective Date.

“Revolver Pro Rata Share” means, when used with reference to any Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Revolving Lender’s Revolving Commitment or, if the Revolver Termination Date for any Revolving Facility has occurred, the Effective Amount of such Revolving Lender’s then outstanding Revolving Loans and the denominator of which shall be the Revolving Commitments or, if the Revolver Termination Date for any Facility has occurred, the Effective Amount of all then outstanding Revolving Loans for such terminated Facility plus all remaining Revolving Commitments.
“Revolver Termination Date” means, (a) with respect to each Revolving Facility other than the Canadian Revolving Facility, the five year anniversary of the Effective Date (or such later termination date for such Facility to the extent extended or replaced as permitted by Section 2.13 or Section 2.15) or such earlier date as the Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement and (b) with respect to the Canadian Revolving Facility, the Canadian Revolver Termination Date (or such later termination date for such Facility to the extent extended or replaced as permitted by Section 2.13 or Section 2.15).
“Revolving Commitment” means, with respect to any Revolving Lender, such Lender’s Dollar Revolving Commitment, Replacement Revolving Commitment and/or Multicurrency Revolving Commitment and, with respect to Section 2.12, Canadian Revolving Commitment, and “Revolving Commitments” means such commitments collectively.
“Revolving Credit Exposure” means, with respect to a Revolving Lender, the sum of (i) the outstanding principal amount of the Revolving Loans made by such Revolving Lender, (ii) the Letter of Credit Exposure of such Revolving Lender and (iii) the Swing Line Exposure of such Revolving Lender.
“Revolving Facilities” means the Dollar Revolving Facility, the Multicurrency Revolving Facility, the Replacement Revolving Facility and the Canadian Revolving Facility.
“Revolving Lender” means any Lender which has a Revolving Commitment or is owed a Revolving Loan (or a portion thereof).
“Revolving Loan” means a Dollar Revolving Loan, a Replacement Revolving Loan or a Multicurrency Revolving Loan as the case may be and “Revolving Loans” means such Loans collectively.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, by the United Nations Security Council, Canada, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” has the meaning assigned to that term in Section 6.21.
“S&P” means Standard & Poor’s Rating Service, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).
“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).
“Schedule III Bank” means an authorized foreign bank listed on Schedule III under the Bank Act (Canada).
“Scheduled Term Euro Loan Repayments” means, with respect to the principal payments on the Term Euro Loan, on the last day of each March, June, September and December ending on or prior to each date set forth below, 0.25 times the percentage of the original aggregate principal amount of Term Euro Loans made on the Effective Date set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4, and on the Term Euro Loan Maturity Date, the remaining outstanding principal amount thereof:

Date	Scheduled Term Euro Loan Repayment Percentage
First anniversary of the Effective Date	2.5%
Second anniversary of the Effective Date	2.5%
Third anniversary of the Effective Date	5%
Fourth anniversary of the Effective Date	5%
Fifth anniversary of the Effective Date	5%

“Scheduled Term Loan A Repayments” means, with respect to the principal payments on the Term A Loan, on the last day of each March, June, September and December ending on or prior to each date set forth below, 0.25 times the percentage of the original aggregate principal amount of Term A Loans made on the Effective Date set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4, and on the Term Loan A Maturity Date, the remaining outstanding principal amount thereof:

Date	Scheduled Term Loan A Repayment Percentage
First anniversary of the Effective Date	2.5%
Second anniversary of the Effective Date	2.5%
Third anniversary of the Effective Date	5%
Fourth anniversary of the Effective Date	5%
Fifth anniversary of the Effective Date	5%

“Scheduled Term Repayments” means, for any Term Facility, the scheduled principal repayments set forth in the “Scheduled Term Repayments” definition applicable to such Term Facility.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Currency” has the meaning assigned to that term in Section 12.4(c).

“Secured Creditors” has the meaning provided in the respective Security Documents to the extent defined therein and shall include any Person who is granted a Lien or security interest pursuant to any Loan Document.
“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means, collectively the Euro Security Documents, the U.S. Security Documents, and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect. For purposes of this Agreement, “Security Documents” shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments, subordination agreements and other collateral documents in the nature of any thereof entered into by Crown Holdings or any of its Subsidiaries after the date of this Agreement in favor of a Collateral Agent in satisfaction of the requirements of this Agreement, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.
“Senior Notes” means each of the following: (i) the Senior Notes 2022, (ii) the Senior Notes 2023, (iii) the Senior Notes 2024, (iv) the Senior Notes 2025, (v) the Senior Notes 2026 and (vi) any exchange notes which are issued in a registered exchange offer for any of such notes.
“Senior Notes 2022” means the €650,000,000 in aggregate principal amount of 4.00% senior notes due 2022 of European Borrower.
“Senior Notes 2022 Indenture” means the Indenture governing the Senior Notes 2022.
“Senior Notes 2023” means the $1,000,000,000 in aggregate principal amount of 4.50% senior notes due 2023 of U.S. Borrower and Crown Americas Capital Corp. IV.
“Senior Notes 2023 Indenture” means the Indenture governing the Senior Notes 2023.
“Senior Notes 2024” means the €600,000,000 in aggregate principal amount of 2.625% senior notes due 2024 of European Borrower.
“Senior Notes 2024 Indenture” means the Indenture governing the Senior Notes 2024.
“Senior Notes 2025” means the €600,000,000 in aggregate principal amount of 3.375% senior notes due 2025 of European Borrower.
“Senior Notes 2025 Indenture” means the Indenture governing the Senior Notes 2025.
“Senior Notes 2026” means the $400,000,000 in aggregate principal amount of 4.25% senior notes due 2026 of U.S. Borrower and Crown Americas Capital Corp. V.
“Senior Notes 2026 Indenture” means the Indenture governing the Senior Notes 2026.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indentures and all other documents evidencing, guaranteeing or otherwise governing the terms of any of the Senior Notes.
“Senior Notes Indentures” means the Senior Notes 2022 Indenture, the Senior Notes 2023 Indenture, the Senior Notes 2024 Indenture, the Senior Notes 2025 Indenture and the Senior Notes 2026 Indenture.
“SFAS 133” means Statements of Financial Accounting Standards No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities.”
“SLB Subsidiary” means, any special purpose subsidiary which is created solely to enter into a sale and leaseback transaction otherwise permitted under this Agreement.
“Spanish Obligor” means any Subsidiary Credit Party incorporated under the Laws of Spain.
“Spanish Public Document” means a public document (documento público), being either an escritura pública, a póliza or an efecto intervenido por fedatario público.
“Specified Credit Party” means any Credit Party incorporated in the United States that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14.13).
“Specified Foreign Credit Party” means each Credit Party of Crown Holdings that is incorporated or formed in the United Kingdom or Canada.
“Specified Representations” means the representations and warranties made by the Borrower and Guarantors, in or pursuant to Sections 6.1, 6.2, 6.3, 6.4, 6.8(c), 6.11, 6.16, 6.21, 6.22 and 6.23.
“Spot Rate” means on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars based on the exchange rate on the immediately prior Business Day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory.
“Standard Financing Conditions” means (i) no Unmatured Event of Default or Event of Default shall have occurred or be continuing or would result from the incurrence of the Indebtedness, (ii) after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a Pro Forma Basis (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Credit Parties would be in compliance with Article IX and (iii) such Indebtedness is permitted to be incurred under the Public Debt Documents.
“Standard Securitization Undertakings” means representations, warranties, guarantees, covenants and indemnities entered into by Crown Holdings or its Subsidiaries that are reasonably customary in securitization transactions relating to accounts receivable, chattel paper and related assets in connection with a Permitted Receivables or Factoring Financing.
“Stated Amount” or “Stated Amounts” means (i) with respect to any Multicurrency Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Dollar Equivalent of the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit. For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(i)    any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Facing Agent actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Facing Agent receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if a Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Facing Agent issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by such Borrower; and

(ii)    any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Facing Agent actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Facing Agent receives the written consent (including by authenticated telex, cable, SWIFT messages or facsimile transmission with, in the case of a facsimile transmission, a follow-up original hard copy) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Facing Agent purporting to effect such reduction.
“Step-Up” has the meaning assigned to that term in Article IX.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Sterling Equivalent” means at the time of determination thereof (a) with respect to Sterling, the amount in Sterling and (b) with respect to any amount in Dollars, the equivalent of such amount in Sterling determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Sterling with Dollars on the most recent Computation Date provided for in Section 2.8(a).
“Subject Transaction” means, with respect to any period, (a) the Transactions, (b) any Permitted Acquisition or the making of other third-party Investments by one or more of Crown Holdings and its Subsidiaries permitted by this Agreement, (c) any material Asset Disposition as determined in good faith by Crown Holdings, in each case permitted by this Agreement, (d) the incurrence, assumption or repayment of Indebtedness, (e) any Restricted Payment, (f) any Additional Term Loans, Additional Revolving Credit Commitments or Additional Facilities, (g) the designation of a Subsidiary as an Unrestricted Entity or an Unrestricted Entity as a Subsidiary in accordance with Section 12.21 and (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Subordinated Indebtedness” means any Indebtedness of Crown Holdings or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations.
“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement (a) shall refer to a Subsidiary or Subsidiaries of Crown Holdings and (b) shall not include any Unrestricted Entity.
“Subsidiary Borrower” means each Non-U.S. Subsidiary listed as a Subsidiary Borrower on Schedule 1.1(d), as amended from time to time in accordance with Section 12.1(c), including each Dutch Borrower, each German Borrower and each U.K. Borrower; provided that commencing on the Effective Date, each such new Subsidiary Borrower must be incorporated (or similarly organized) in a jurisdiction as to which all applicable Lenders have confirmed to the Administrative Agent their ability and willingness to make Loans into such jurisdiction; provided, that no such Lender confirmation shall be required with respect to new Subsidiary Borrowers organized in a jurisdiction in which any Credit Party exists on the Effective Date.
“Subsidiary Borrower Obligations” means, with respect to each Subsidiary Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to such Subsidiary Borrower and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Multicurrency Letters of Credit issued for the account of such Subsidiary Borrower and all other obligations and liabilities of such Subsidiary Borrower or any of its Subsidiaries (including Bank Related Debt) to any Agent, any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or any Bank Related Debt, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by such Subsidiary Borrower or any of its Subsidiaries or any Hedge Bank to any Agent, any Lender or any Hedge Bank pursuant to any Loan Document or any Bank Related Debt) or otherwise.
“Subsidiary Credit Parties” means (i) each of U.S. Borrower’s U.S. Subsidiaries (other than any Receivables Subsidiary, Unrestricted Entity and the Insurance Subsidiary), (ii) each Subsidiary Borrower and (iii) each Subsidiary of European Borrower, and each other Subsidiary, designated on Schedule 1.1(d) as a subsidiary guarantor or which becomes a subsidiary guarantor pursuant to the provisions of Section 7.14.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line Commitment” means, at any date, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.1(c) in the amount referred to therein.
“Swing Line Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share of the then outstanding Swing Line Loans.

“Swing Line Facility” means the sub-credit facility of the Revolving Facility under this Agreement evidenced by the Swing Line Commitment and the Swing Line Loans.
“Swing Line Lender” means DB, or an Affiliate of DB, as applicable.
“Swing Line Loan Participation Certificate” means a certificate, substantially in the form of Exhibit 2.1(c).
“Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(ii).
“Taxes” means all present and future taxes, duties, levies, imposts, deductions, assessments, withholdings (including backup withholding), fees or other charges imposed by any Governmental Authority, and any liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.
“Term Commitment” means, with respect to any Lender and any Term Facility, the principal amount set forth opposite such Lender’s name in Schedule 1.1(a), the Register or in any Assignment and Assumption Agreement under the caption for the amount of commitment to such Term Facility, as such commitments may be adjusted from time to time pursuant to this Agreement, and “Term Commitments” means such commitments collectively.
“Term Euro Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Term Euro Commitment,” which commitment as of the Effective Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Term Euro Commitment” as the same may be adjusted from time to time pursuant to the terms hereof, and “Term Euro Commitments” means such commitments collectively, which commitments equal the Dollar Equivalent of €275,000,000 in Euros in the aggregate as of the Effective Date.
“Term Euro Facility” means the credit facility under this Agreement evidenced by the Term Euro Commitments and the Term Euro Loans.
“Term Euro Lender” means any Lender which has a Term Euro Commitment or is owed a Term Euro Loan (or a portion thereof).
“Term Euro Loan” means a loan made pursuant to Section 2.1(a)(ii).
“Term Euro Loan Maturity Date” means the date that is the fifth anniversary of the Effective Date.
“Term Facilities” means the Facilities under the Agreement other than the Revolving Facilities and the Swing Line Facility, collectively.
“Term Lender” means, with respect to any Term Facility, any Lender which has a Term Commitment for such Term Facility or is owed a Term Loan (or portion thereof) under such Term Facility.
“Term Loan A” and “Term A Loans” means a loan made pursuant to Section 2.1(a)(i).
“Term Loan A Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Term Loan A Commitment,” which commitment as of the Effective Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Term Loan A Commitment” as the same may be adjusted from time to time pursuant to the terms hereof, and “Term Loan A Commitments” means all such commitments collectively, which commitments equal $750,000,000 in the aggregate as of the Effective Date.

“Term Loan A Facility” means the credit facility under this Agreement evidenced by the Term Loan A Commitments and the Term A Loans.
“Term Loan A Lender” means any Lender which has a Term Loan A Commitment or is owed a Term A Loan (or a portion thereof).
“Term Loan A Maturity Date” means the date that is the fifth anniversary of the Effective Date.
“Term Loans” means the Loans under the Term Facilities, collectively.
“Term Maturity Date” means, with respect to any Term Facility, the scheduled maturity date for such Term Facility under this Agreement.
“Term Percentage” means, at any time with respect to any Term Facility, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Effective Amount of all Loans under such Term Facility outstanding at such time and the denominator of which is equal to the aggregate Effective Amount of all Term Loans outstanding at such time.
“Term Pro Rata Share” means, with respect to any Term Facility, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s then outstanding Loans under such Facility and the denominator of which shall be the amount of all then outstanding Loans under such Facility.
“Termination Event” means, other than in respect of a Canadian Defined Benefit Plan, (i) a Reportable Event with respect to any Pension Plan; (ii) the withdrawal of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates from a Pension Plan during a plan year in which such Credit Party, Subsidiary or ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Pension Plan in a standard termination or a distress termination described in Section 4041 of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Pension Plan or Foreign Plan; (v) any event or condition which would constitute grounds under Section 4042 of ERISA (other than subparagraph (a)(4) of such Section) for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the appointment by a foreign governmental authority of a trustee to administer any Foreign Plan in place of the existing administrator; (vii) the partial or complete withdrawal of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates from a Multiemployer Plan or Foreign Plan; (viii) receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA; (ix) the termination of a Multiemployer Plan or a Multiple Employer Plan; (x) the failure of any Pension Plan to satisfy any applicable minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (xi) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard or an extension of any amortization period with respect to any Pension Plan; or (xii) a determination that any Pension Plan is in at risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA), insolvent or in reorganization (within the meaning of Section 4245 or Section 4241 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Test Period” means the four consecutive Fiscal Quarters of Crown Holdings then last ended.

“Total Available Canadian Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Canadian Revolving Commitments of the Lenders at such time.
“Total Available Dollar Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Dollar Revolving Commitments of the Lenders at such time.
“Total Available Multicurrency Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Multicurrency Revolving Commitments of the Lenders at such time.
“Total Available Revolving Commitment” means, at any date, the sum of (i) the Total Available Dollar Revolving Commitment on such date plus (ii) the Total Available Multicurrency Revolving Commitment on such date plus (iii) the Total Available Canadian Revolving Commitment on such date.
“Total Canadian Revolving Commitment” means, at any time, the sum of the Canadian Revolving Commitments of each of the Lenders at such time.
“Total Commitment” means, at the time any determination thereof is made, the sum of the Term Commitments, Canadian Revolving Commitments and the Revolving Commitments of each of the Lenders at such time.
“Total Dollar Revolving Commitment” means, at any time, the sum of the Dollar Revolving Commitments of each of the Lenders at such time.
“Total First Lien Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) as of the last day of such Test Period less (x) unsecured Indebtedness of Crown Holdings and its Subsidiaries as of the last day of such Test Period and (y) Indebtedness of Crown Holdings and its Subsidiaries that is secured by a Lien that is junior to such Lien securing the Obligations as of the last day of such Test Period, to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.
“Total Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) as of the last day of such Test Period, to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.
“Total Multicurrency Revolving Commitment” means, at any time, the sum of the Multicurrency Revolving Commitment of each of the Lenders at such time.
“Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

“Total Secured Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness that is secured by a Lien on any asset or property of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) as of the last day of such Test Period, to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.
“Transactions” means and includes (i) each of the Credit Events occurring on the Effective Date and (ii) the payment of fees and expenses in connection with the foregoing.
“Transferee” has the meaning assigned to that term in Section 12.8(f).
“Type” means any type of Loan, namely, a Base Rate Loan, Canadian Prime Rate Loan, B/A Loan or Eurocurrency Loan. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Base Rate, the Canadian Prime Rate, and the Discount Rate applicable to B/A and B/A Equivalent Loans.
“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction; provided however, that if attachment, perfection or priority or a security interest in any Collateral owned by a Canadian Credit Party are governed by the personal property security laws of any province or territory of Canada, UCC shall mean those personal property security laws in such jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“U.K. Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement and any successor U.K. Administrative Agent in such capacity and shall include, where the context requires, the Euro Collateral Agent.
“U.K. Borrowers” means each Non-U.S. Subsidiary of Crown Holdings organized under the laws of England, as designated as such on Schedule 1.1(d), and each other Non-U.S. Subsidiary of Crown Holdings organized under the laws of England and requested by Crown Holdings to be a U.K. Borrower, subject to the approval of Administrative Agent which shall not be unreasonably withheld or delayed.
“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.
“Unpaid Drawing” has the meaning set forth in Section 2.10(d).
“Unreallocated Portion” has the meaning assigned to that term in Section 2.12(a)(ii).
“Unrestricted Entity” means (i) prior to a redesignation by Crown Holdings pursuant to Section 12.21, each Person set forth on Schedule 1.1(e) hereto, (ii) prior to a redesignation by Crown Holdings pursuant to Section 12.21, each Person from time to time designated as an Unrestricted Entity by Crown Holdings pursuant to a notice signed by a Responsible Officer identifying such Person to be designated as an Unrestricted Entity so long as (A) immediately before and immediately after the effectiveness of such designation, no Unmatured Event of Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries) and (B) after giving effect to such redesignation, Crown Holdings shall be in compliance with the financial covenant set forth in Article IX (calculated on a Pro Forma Basis) as of the end of the most recent Test Period and (iii) each successor of the foregoing.
“U.S.” means the United States of America.

“U.S. Borrower” has the meaning assigned to that term in the preamble to this Agreement.
“U.S. Collateral” means all Collateral securing the U.S. Obligations, the Canadian Obligations and the Euro Obligations.
“U.S. Collateral Agent” means DB, in its capacity as collateral agent under the U.S. Security Documents.
“U.S. Credit Parties” means Crown Holdings and its U.S. Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary).
“U.S. Guarantee Agreement” means that certain U.S. Guarantee Agreement, dated as of December 19, 2013 as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Guarantors party thereto, U.S. Collateral Agent and the Administrative Agent.
“U.S. Indemnity, Subrogation and Contribution Agreement” means the U.S. Indemnity, Subrogation and Contribution Agreement, dated as of December 19, 2013, as amended, restated, amended and restated or otherwise modified from time to time, by and among Borrower, the Guarantors party thereto and Administrative Agent.
“U.S. Obligations” means, with respect to U.S. Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to U.S. Borrower and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to U.S. Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Letters of Credit issued for the account of U.S. Borrower and all other obligations and liabilities of U.S. Borrower or any of its U.S. Subsidiaries (including Bank Related Debt) to any Agent, any Facing Agent, any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or any Bank Related Debt, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by U.S. Borrower or any of its U.S. Subsidiaries to any Agent, any Facing Agent, any Lender or any Hedge Bank pursuant to any Loan Document or any Bank Related Debt) or otherwise.
“U.S. Pledge Agreement” means the U.S. Pledge Agreement, dated as of December 19, 2013, as amended, restated, amended and restated or otherwise modified from time to time, among the U.S. Credit Parties and the U.S. Collateral Agent for the benefit of the Secured Creditors named therein.
“U.S. Security Agreement” means the U.S. Security Agreement, dated as of December 19, 2013, as amended, restated, amended and restated or otherwise modified from time to time, among the U.S. Credit Parties and the U.S. Collateral Agent for the benefit of the Secured Creditors named therein.
“U.S. Security Documents” means the U.S. Security Agreement, the U.S. Pledge Agreement, the Receivables Intercreditor Agreement, the Perfection Certificate executed by the U.S. Credit Parties and each other security agreement or other instrument or document executed and delivered by any U.S. Borrower or U.S. Subsidiary pursuant to Section 7.14 to secure any of the Obligations.

“U.S. Subsidiary” means any Subsidiary of Crown Holdings that is not a Non-U.S. Subsidiary of Crown Holdings.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 4.7(d)(ii)(B)(III).
“VAT” means any Tax imposed by EC Directive 2006/112/EC on the common system of value added tax, and any national legislation implementing that directive, together with any legislation supplemental thereto, and any other Tax of a similar nature imposed by any Governmental Authority and all interest, additions to tax or penalties related thereto.
“Voting Participant” has the meaning specified in Section 12.8(c).
“Voting Participant Notice” has the meaning specified in Section 12.8(c).
“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Credit Party or any of its Subsidiaries or with respect to which a Credit Party or any of its Subsidiaries would reasonably be expected to incur liability and, for greater certainty, shall not include a Foreign Plan.
“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“written” or “in writing” means any form of written communication or a communication by means of telecopier device or authenticated telex, telegraph or cable.
“WURA” means the Winding-Up and Restructuring Act (Canada), as amended.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. References to “Articles,” “Sections,” “paragraphs,” “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise expressly provided herein, references to constitutive and Organic Documents and to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.
1.2    Terms Generally; Financial Statements.

(a)    Except as otherwise expressly provided herein, all accounting terms used herein but not expressly defined in this Agreement, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall have the respective meanings given to them or shall be made in accordance with GAAP and on a basis consistent with the presentation of the financial statements and projections delivered pursuant to, or otherwise referred to in, Sections 6.5(a) and 6.5(c). Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person. For purposes of the financial terms set forth herein, including, without limitation, for all purposes under Article IX, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for Crown Holdings and its Subsidiaries, such determination shall be made as if all Unrestricted Entities were wholly-owned by a Person not an Affiliate of Crown Holdings. In the event that any changes in generally accepted accounting principles in the U.S. occur after the date of this Agreement or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Effective Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then Crown Holdings, Administrative Agent and the Lenders agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating Crown Holdings’ financial condition will be the same after such changes as if such changes had not occurred; provided that until so amended, such financial covenants or other terms of this Agreement shall continue to be calculated in accordance with GAAP as in effect and applied immediately before such change shall become effective. Notwithstanding anything to the contrary above or in the definitions of Capitalized Lease, Capitalized Lease Obligations or Consolidated Interest Expense, in the event of a change under GAAP (or the application thereof) requiring all or certain Operating Leases to be capitalized, only those leases that would result in a Capitalized Lease or Capitalized Lease Obligation on the Effective Date (assuming for purposes hereof that they were in existence on the Effective Date and applying GAAP as in effect on such date) hereunder shall be considered Capitalized Leases or Capitalized Lease Obligations hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

(b)    For purposes of computing ratios in the financial covenant in Article IX as of the end of any Test Period, all components of such ratios for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or disposed of by Crown Holdings or any Subsidiary of Crown Holdings (including through mergers, amalgamations or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by Crown Holdings and certified to by a Responsible Officer of Crown Holdings to Administrative Agent.

(c)    For purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X stated in Dollars, non-Dollar currencies will be converted into Dollars at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of “Dollar Equivalent”.

1.3    Luxembourg terms. In this Agreement, where it relates to a company incorporated under the laws of Luxembourg, a reference to:

(a)    a winding-up, administration, liquidation or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;
(b)    a receiver, administrative receiver, liquidator, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;
(c)    a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security (transfert de propriété à titre de garantie);
(d)    a guarantee means, so far as a guarantee is given by a Credit Party incorporated under the laws of Luxembourg under this Agreement, a first demand independent guarantee and does not constitute a suretyship (cautionnement) in the sense of articles 2011 et seq of the Luxembourg civil code; and
(e)    a person being unable, or admitting inability, to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).
1.4    French terms. In this Agreement, where it relates to a company incorporated under the laws of France, a reference to:

(a)    a winding-up, administration or dissolution includes a redressement judiciaire, a cession totale de l'entreprise, a liquidation judiciaire, a sauvegarde, a sauvegarde accélérée or a sauvegarde financière accélérée under articles L. 620-1 to L. 670-8 of the French Commercial Code;
(b)    a composition, assignment or similar arrangement with any creditor includes a conciliation or a mandat ad hoc under articles L. 611-3 to L. 611-16 of the French Commercial Code;
(c)    a compulsory manager, receiver or administrator includes an administrateur judiciaire, a mandataire ad hoc, a conciliateur, a mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraphs (a) and (b) above;

d)    a guarantee includes a cautionnement, an aval and any garantie which is independent from the debt to which it relates;
e)    a lease includes an opération de crédit-bail;
f)    a guarantee includes any type of security (sûreté réelle); and
g)    a person being unable to pay its debts includes that person being in a state of cessation des paiements as defined in article L. 631-1 of the French Commercial Code.
1.5    Calculation of Exchange Rate. On each Exchange Rate Determination Date, Administrative Agent or Canadian Administrative Agent, as applicable, shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof to each Borrower and to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars and Canadian Dollars or Alternative Currencies as applicable.

1.6    Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(a)    determining compliance with any provision of this Agreement which requires the calculation of Consolidated EBITDA (including, without limitation, tests measured as a percentage of Consolidated EBITDA), the Total First Lien Leverage Ratio, the Total Leverage Ratio, the Total Secured Leverage Ratio or Available Liquidity (including, without limitation, Section 2.9) (other than for purposes of any Applicable Margin); or
(b)    testing availability under baskets set forth in this Agreement (including, without limitation, baskets measured as a percentage of Consolidated Tangible Assets);
in each case, at the option of Crown Holdings (Crown Holdings’ election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of a Limited Condition Acquisition, the date the definitive agreements for such Limited Condition Acquisition are entered into, (ii) in the case of any redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer and (iii) in the case of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redemption or other acquisition or retirement for value of any Capital Stock of, Crown Holdings that is not subject to obtaining financing, the date of such declaration, irrevocable advance notice or irrevocable offer (each, an “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ended prior to the LCT Test Date, Crown Holdings could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, such test, ratio or basket shall be deemed to have been complied with. If Crown Holdings has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Tangible Assets of Crown Holdings and its Subsidiaries, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If Crown Holdings has made an LCT Election for any Limited Condition Transaction, then (x) in connection with any subsequent calculation of any test, ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Crown Holdings, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Entity on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Acquisition, the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) and (y) in connection with any calculation of any ratio, test or basket availability with respect to the making of Restricted Payments following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Acquisition, the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether the making of such Restricted Payment is permitted under this Agreement, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith have not been consummated.
In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Unmatured Event of Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of Crown Holdings, be deemed satisfied, so long as no Unmatured Event of Default, Event of Default, or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. If Crown Holdings has exercised its option under this Section 1.6, and any Unmatured Event of Default, Event of Default or specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Unmatured Event of Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
1.7    Sanctions Limitations. The representations and warranties contained in Section 6.21 and Section 6.22 and the covenants contained in Section 8.13:

(a) are made or given by, and shall apply to, any Credit Party or any of their Affiliates that qualify as a resident party domiciled, incorporated or established in Germany (Inländer) within the meaning of Section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (“AWG”) only to the extent that the making or giving of, and compliance with, such representations and warranties and covenants do not result in any violation of or conflict with, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (“AWV”), the Canadian Foreign Extraterritorial Measures Act (“FEMA”), or any other applicable anti-blocking laws or regulations; and

(b)shall, with respect to any Lender which qualifies as a resident party domiciled, incorporated or established in Germany (Inländer) within the meaning of Section 2 paragraph 15 AWG or which notifies the Administrative Agent in writing that it does not wish to receive the benefit of those representations and warranties and covenants (a “Restricted Lender”), apply for the benefit of such Restricted Lender only to the extent that receipt of such benefit would not result in any violation of, conflict with, or liability under, Section 7 AWV, FEMA, or any similar anti-boycott laws or regulations. In connection with any amendment, waiver, determination or direction relating to any part of this Section 1.7, Section 6.21, Section 6.22, or Section 8.13 of which a Restricted Lender does not have the benefit pursuant to this Section, the Commitments of that Restricted Lender will be excluded from the numerator and denominator for the purposes of determining whether the consent of the Required Lenders or any other majority of Lenders has been obtained or whether the determination or direction of the Required Lenders or any other majority of Lenders has been made.

1.8    Effect of Amendment and Restatement of the Existing Credit Agreement. On the Effective Date, the Loans (as defined in the Existing Credit Agreement) shall be repaid with proceeds of the Loans borrowed on the Effective Date and the Revolving Commitments (as defined in the Existing Credit Agreement) shall be amended and restated in their entirety as Revolving Commitments hereunder as set forth on Schedule 1.1(a). The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the obligations under the Existing Credit Agreement and that all such obligations are in all respects continued and outstanding as Obligations under this Agreement except to the extent such Obligations are modified from and after the Effective Date as provided in this Agreement and the other Loan Documents. Each Lender that was a Lender (as defined in the Existing Credit Agreement) party to the Existing Credit Agreement hereby agrees that this Agreement amends and restates the Existing Credit Agreement in its entirety effective as of the Effective Date; provided that for the avoidance of doubt, each Borrower hereby reaffirms that (a) all Letters of Credit under and as defined in the Existing Credit Agreement shall continue as Letters of Credit under this Agreement and (b) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Obligations on the same terms as prior to the effectiveness hereof. Upon the effectiveness of this Agreement, each Loan Document (other than the Existing Credit Agreement) that was in effect immediately prior to the date of this Agreement shall continue to be effective on its terms unless otherwise expressly stated herein.

ARTICLE II
AMOUNT AND TERMS OF U.S. DOLLAR, STERLING AND EURO CREDITS

2.1    The Commitments.

(a)    Term Loans.

(i)    Term Loan A Facility. Each Term Loan A Lender, severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan (each such loan, a “Term Loan A” and collectively, the “Term A Loans”) to U.S. Borrower on the Effective Date in an aggregate principal amount equal to the Term Loan A Commitment of such Lender. The Term A Loans (i) shall be incurred by U.S. Borrower pursuant to a single drawing, (ii) shall be denominated in Dollars and (iii) shall not exceed for any Lender at the time of incurrence thereof on the Effective Date that aggregate principal amount which equals the Term Loan A Commitment, if any, of such Lender at such time. Each Lender’s Term Loan A Commitment shall expire immediately and without further action on the Effective Date, after giving effect to the Term A Loans made thereon. No amount of any Term A Loan which is repaid or prepaid by U.S. Borrower may be reborrowed hereunder.

(ii)    Term Euro Facility. Each Term Euro Lender, severally and for itself alone, hereby agrees, on the terms and subject to conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan (each such loan, a “Term Euro Loan” and collectively, the “Term Euro Loans”) to European Borrower on the Effective Date in an aggregate principal amount equal to the Term Euro Commitment of such Lender. The Term Euro Loans (i) shall be incurred by European Borrower pursuant to a single drawing, (ii) shall be denominated in Euros, (iii) shall not exceed for any Lender at the time of incurrence thereof on the Effective Date that aggregate principal amount which equals the Term Euro Commitment, if any, of such Lender at such time. Each Term Euro Lender’s Term Euro Commitment shall expire immediately and without further action on the Effective Date, after giving effect to the Term Euro Loans made thereon. No amount of a Term Euro Loan which is repaid or prepaid by European Borrower may be reborrowed hereunder.
(b)    Revolving Loans.

(i)    Dollar Revolving Loan Facility. Each Dollar Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to U.S. Borrower denominated in Dollars on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Dollar Revolver Pro Rata Share of the Total Available Dollar Revolving Commitment (each such loan by any Lender, a “Dollar Revolving Loan” and collectively, the “Dollar Revolving Loans”); provided, that no such Dollar Revolving Loan shall be made if after giving effect thereto, the Total Available Dollar Revolving Commitments would equal less than zero. All Dollar Revolving Loans comprising the same Borrowing hereunder shall be made by the Dollar Revolving Lenders simultaneously and in proportion to their respective Dollar Revolving Commitments. Prior to the Revolver Termination Date for the Dollar Revolving Facility, Dollar Revolving Loans may be repaid and reborrowed by U.S. Borrower in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6, all Dollar Revolving Loans comprising the same Borrowing shall at all times be of the same Type.
(ii)    (A)    [Reserved].
(B)    Multicurrency Revolving Loan Facility. Each Multicurrency Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to U.S. Borrower, European Borrower and the Subsidiary Borrowers denominated in Dollars or an Alternative Currency on a revolving basis from time to time during the Commitment Period for the Multicurrency Revolving Facility, in an amount not to exceed its Multicurrency Revolver Pro Rata Share of (a) with respect to all Borrowers the Total Available Multicurrency Revolving Commitment and (b) with respect to any applicable Borrower, such Borrower’s Available Multicurrency Revolving Sublimit (each such loan by any Lender, a “Multicurrency Revolving Loan” and collectively, the “Multicurrency Revolving Loans”); provided, that (a) no such Multicurrency Revolving Loan shall be made if after giving effect thereto, the Total Available Multicurrency Revolving Commitments would equal less than zero and (b) the aggregate principal amount of all Multicurrency Revolving Loans denominated in Sterling shall not exceed the Sterling Equivalent of $250,000,000. All Multicurrency Revolving Loans comprising the same Borrowing hereunder shall be made by the Multicurrency Revolving Lenders simultaneously and in proportion to their respective Multicurrency Revolving Commitments. Prior to the Revolver Termination Date for the Multicurrency Revolving Commitment, Multicurrency Revolving Loans may be repaid and reborrowed by U.S. Borrower, European Borrower and the Subsidiary Borrowers in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6 all Multicurrency Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

(c)    Swing Line Loans.
(i)    [Reserved].
(ii)    Multicurrency Swing Line. Subject to the terms and conditions hereof, the Swing Line Lender in its individual capacity agrees to make swing line loans in Dollars or Alternative Currencies (“Swing Line Loans”) to U.S. Borrower, European Borrower or any Subsidiary Borrower on any Business Day from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that do not to exceed the Dollar Equivalent of $75,000,000; provided, however, that in no event may the amount of any Borrowing of Swing Line Loans (A) exceed the Total Available Multicurrency Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof), (B) exceed the Available Multicurrency Revolving Sublimit for such Borrower immediately prior to such Borrowing or (C) cause the outstanding Multicurrency Revolving Loans of any Lender, when added to such Lender’s Multicurrency Revolver Pro Rata Share of the then outstanding Swing Line Loans and Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations (exclusive of Unpaid Drawings relating to Multicurrency LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Multicurrency Revolving Loans or Swing Line Loans) to exceed such Lender’s Multicurrency Revolving Commitment. Amounts borrowed under this Section 2.1(c)(ii) may be repaid and, to but excluding the Revolver Termination Date for the Multicurrency Revolving Facility, reborrowed. Swing Line Loans shall be made in Dollars or Alternative Currencies and maintained as Base Rate Loans, with respect to Swing Line Loans made in Dollars, and Overnight Rate Loans with respect to Swing Line Loans made in Alternative Currencies and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan. Notwithstanding the foregoing, in the event there is a Defaulting Lender, Swing Line Lender shall not be required to make any Swing Line Loans unless Swing Line Lender has entered into arrangements reasonably satisfactory to it and Crown Holdings to eliminate the Swing Line Lender’s risk with respect to the refunding or participation in such Swing Line Loans of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender or Lenders’ applicable Multicurrency Revolver Pro Rata Share of the applicable Swing Line Loans, which arrangements shall be deemed to be consented to by the Lenders.
(iii)    Refunding of Swing Line Loans. Swing Line Lender, at any time in its sole and absolute discretion, may on behalf of the applicable Borrower (which hereby irrevocably directs Swing Line Lender to so act on its behalf) notify each Multicurrency Revolving Lender (including Swing Line Lender) to make a Multicurrency Revolving Loan in the Applicable Currency, as the case may be, an amount equal to such Lender’s Multicurrency Revolver Pro Rata Share of the principal amount of the applicable Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given, provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 10.1(i). Unless any of the events described in Section 10.1(i) shall have occurred (in which event the procedures of this Section 2.1(c)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each applicable Revolving Lender shall make the proceeds of its Revolving Loan available to Swing Line Lender at the Payment Office prior to 11:00 a.m., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.
(iv)    Participation in Swing Line Loans. If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.1(c)(iii), an Event of Default under Section 10.1(i) shall have occurred, or if for any other reason a Revolving Loan cannot be made pursuant to Section 2.1(c)(iii), then, subject to the provisions of Section 2.1(c)(v) below, each Multicurrency Revolving Lender will, on the date such Revolving Loan was to have been made, purchase (without recourse or warranty) from Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Multicurrency Revolver Pro Rata Share of such Swing Line Loan. Upon request, each such Revolving Lender will immediately transfer to Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof Swing Line Lender will deliver to such Revolving Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.
(v)    Lenders’ Obligations Unconditional. Each Lender’s obligation to make Revolving Loans in accordance with Section 2.1(c)(iii) above and to purchase participating interests in accordance with Section 2.1(c)(iv) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to Swing Line Lender the amount required pursuant to Section 2.1(c)(iii) or (iv) above, as the case may be, Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter. Notwithstanding the foregoing provisions of this Section 2.1(c)(v), no Lender shall be required to make a Revolving Loan to any Borrower for the purpose of refunding a Swing Line Loan pursuant to Section 2.1(c)(iii) above or to purchase a participating interest in a Swing Line Loan pursuant to Section 2.1(c)(iv) above, if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by Swing Line Lender of such Swing Line Loan, the applicable Swing Line Lender has received written notice from such Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.
2.2    Evidence of Indebtedness; Repayment of Loans.

(a)    Evidence of Indebtedness. At the request of any Lender (which request shall be made to Administrative Agent), each respective Borrower’s obligation to pay the principal of and interest on all the Loans made to it by such Lender shall be evidenced, (1) if Term Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(1) hereto, with blanks appropriately completed in conformity herewith and (2) if Revolving Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(2) hereto, with blanks appropriately completed in conformity herewith.

(b)    Notation of Payments. Each Lender will note on its internal records the amount of each Loan made by it, the Applicable Currency of such Loan and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect any Borrower’s or any guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

(c)    Repayment of Loans. Each Borrower hereby unconditionally promises to pay to Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Loans of such Borrower, on the applicable Revolver Termination Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Revolving Loan made to it by each such Revolving Lender, in the Applicable Currency and (ii) in respect of Term Loans of such Borrower, on the applicable Term Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Term Loan made to it by each such Term Lender, in the Applicable Currency. Each Borrower hereby further agrees to pay interest in immediately available funds (in the Applicable Currency) at the applicable Payment Office on the unpaid principal amount of the Revolving Loans and Term Loans made to it from time to time from the Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

2.3    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by any Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples above such minimum (or, if less, the then Total Available Dollar Revolving Commitment or the Total Available Multicurrency Revolving Commitment). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than (i) three (3) Borrowings of Eurocurrency Loans with weekly Interest Periods in the aggregate by European Borrower and the Subsidiary Borrowers nor more than one (1) Borrowing of Eurocurrency Loans with a weekly Interest Period by U.S. Borrower nor (ii) unless approved by Administrative Agent in its reasonable discretion, ten (10) Borrowings of Eurocurrency Loans at any time.

2.4    Borrowing Options. The Term Loans and the Revolving Loans shall, at the option of the applicable Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurocurrency Loans, or (iii) part Base Rate Loans and part Eurocurrency Loans. The Term Loans and Revolving Loans denominated in Alternative Currencies shall be Eurocurrency Loans. As to any Eurocurrency Loan, any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate with reasonable and appropriate capacities to fund such currency and without any increased cost to Borrowers to make or continue such Loan, provided that in such event the funding of that Lender’s Loan shall, for the purposes of this Agreement, be considered to be the obligations of or to have been made by that Lender and the obligation of the applicable Borrower to repay that Lender’s Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

2.5    Notice of Borrowing. Whenever any Borrower desires to make a Borrowing of any Loan (other than a Swing Line Loan) hereunder, it shall give Administrative Agent at its Notice Address (i) in the case of Dollar denominated Loans, at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder and (ii) in the case of Alternative Currency Loans, at least three Business Days’ (one Business Day in the case of Alternative Currency Loans denominated in Sterling) prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the Effective Date may, at the discretion of Administrative Agent, be delivered later than the time specified above but no later than 10:00 a.m. (New York City time) on the Business Day prior to the Effective Date. Whenever U.S. Borrower desires that Swing Line Lender make a Swing Line Loan in Dollars under Section 2.1(c)(ii), it shall deliver to Swing Line Lender and Administrative Agent prior to 11:00 a.m. (New York City time) on the date of Borrowing written notice (or telephonic notice promptly confirmed in writing). Whenever any Borrower (other than Canadian Borrower) desires that Swing Line Lender make a Swing Line Loan in any Alternative Currency under Section 2.1(c)(ii), the applicable Borrower shall deliver written notice (or telephone notice promptly confirmed in writing) to Swing Line Lender and U.K. Administrative Agent with a copy to the Administrative Agent prior to 9:30 a.m. (London time) on (i) with respect to Swing Line Loans denominated in Sterling, the date of such Borrowing and (ii) with respect to Swing Line Loans denominated in Euro, the date that is two Business Days prior to such Borrowing. Each such notice (each a “Notice of Borrowing”), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by such Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing stated in the relevant currency, (ii) the date of Borrowing (which shall be a Business Day), (iii) whether the Loans being made pursuant to such Borrowing are to be Swing Line Loans, and (iv) whether the Loans being made pursuant to such Borrowing are to be Dollar Revolving Loans or Multicurrency Revolving Loans, and, as applicable, whether such Loans are to be Base Rate Loans or Eurocurrency Loans and, with respect to Eurocurrency Loans, the Interest Period and Applicable Currency to be applicable thereto. Administrative Agent shall as promptly as practicable give each Lender that would be required to fund a portion of a proposed Borrowing written or telephonic notice (promptly confirmed in writing) of such proposed Borrowing, such Lender’s Revolver Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. Without in any way limiting any Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent or the Swing Line Lender (in the case of Swing Line Loans) or the respective Facing Agent (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of such Borrower prior to receipt of written confirmation. Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on each Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing. Each Borrower hereby agrees not to dispute Administrative Agent’s or such Facing Agent’s record of the time of telephonic notice.

2.6    Conversion or Continuation. Any Borrower may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to Eurocurrency Loans and (ii) at the end of any Interest Period with respect thereto, to convert Loans denominated in Dollars that are Eurocurrency Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans or any portion thereof for an additional Interest Period and (iii) at the end of any Interest Period with respect thereto, to continue Loans denominated in an Alternative Currency for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof. Each conversion or continuation of Loans of a Facility shall be allocated among the Loans of the Lenders in such Facility in accordance with their respective Pro Rata Shares. Each such election shall be in substantially the form of Exhibit 2.6 hereto (a “Notice of Conversion or Continuation”) and shall be made by giving Administrative Agent at least three Business Days’ (or one Business Day in the case of a continuation of Alternative Currency Loans denominated in Sterling or one Business Day in the case of a conversion into Base Rate Loans) prior written notice thereof to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Loans, and no continuation in whole or in part of Eurocurrency Loans other than Loans denominated in Alternative Currencies, shall be permitted at any time at which an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any

Eurocurrency Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans or, in the case of an Alternative Currency Loan, Eurocurrency Loans in the same Applicable Currency with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

2.7    Disbursement of Funds. No later than 9:00 a.m. (New York time) on the date specified in each Notice of Borrowing (3:30 p.m. local time at the place of funding in the case of Swing Line Loans), each applicable Lender will make available its Pro Rata Share of Loans, of the Borrowing requested to be made on such date in the Applicable Currency and in immediately available funds, at the Payment Office (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurocurrency Loans) and Administrative Agent will make available to the applicable Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 10:00 a.m. (New York time), or in the case of Swing Line Loans, 4:30 p.m. (local time in the place of payment). Unless Administrative Agent shall have been notified by any Lender at least one (1) Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower and, if so notified, the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the applicable Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurocurrency Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days after the date such amount is due and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%, together with Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against such Borrower with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against such Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which such Borrower may have against the Lender as a result of any default by such Lender hereunder.

2.8    Utilization of Revolving Commitments in an Alternative Currency.

(a)    Administrative Agent will determine the Dollar Equivalent amount with respect to any (i) Credit Event comprised of a borrowing of Revolving Loans denominated in an Alternative Currency as of the requested Credit Event date, (ii) outstanding Revolving Loans denominated in an Alternative Currency Loans as of the last Business Day of each Interest Period for such Loan, (iii) Multicurrency Letter of Credit denominated in an Alternative Currency, each Determination Date and (iv) outstanding Revolving Loans and Unpaid Drawings denominated in an Alternative Currency as of any redenomination date pursuant to this Agreement (each such date under clauses (i) through (iv), a “Computation Date”). Upon receipt of any Notice of Borrowing, Administrative Agent shall, as promptly as practicable, notify each applicable Revolving Lender thereof and of the amount of such Lender’s Revolver Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Revolving Loans denominated in an Alternative Currency, such notice will provide the approximate amount of each Lender’s Revolver Pro Rata Share of the Borrowing, and Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender’s Revolver Pro Rata Share of the Borrowing.

(b)    European Borrower shall be entitled to request that Multicurrency Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of “Alternative Currency” herein, that in the reasonable opinion of each of the Multicurrency Revolving Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). European Borrower shall deliver to Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 12.3, to be received by Administrative Agent not later than 11:00 a.m. (New York City time) at least ten (10) Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request Administrative Agent will promptly notify the applicable Multicurrency Revolving Lenders thereof, and each applicable Multicurrency Revolving Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof. Each Multicurrency Revolving Lender may grant or accept such request in its sole discretion. Administrative Agent will promptly notify European Borrower of the acceptance or rejection of any such request.

(a)In the case of a proposed Borrowing comprised of Multicurrency Revolving Loans denominated in an Agreed Alternative Currency, the Multicurrency Revolving Lenders shall be under no obligation to make such Loans in the requested Agreed Alternative Currency as part of such Borrowing if Administrative Agent has received notice from any of the Multicurrency Revolving Lenders by 3:00 p.m. (New York City time) three (3) Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Agreed Alternative Currency, in which event Administrative Agent will give notice to Crown Holdings no later than 9:00 a.m. (London time) on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders. If Administrative Agent shall have so notified Crown Holdings that any such Borrowing in a requested Agreed Alternative Currency is not then available, the applicable Borrower may, by notice to Administrative Agent not later than 2:00 p.m. (London time) two (2) Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If a Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and Administrative Agent will promptly so notify each Multicurrency Revolving Lender. If such Borrower does not so withdraw such Notice of Borrowing, Administrative Agent will promptly so notify each Multicurrency Revolving Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the Dollar Equivalent of the originally requested Borrowing in the Notice of Borrowing; and in such notice by Administrative Agent to each Lender will state such aggregate amount of such Borrowing in Dollars and such Lender’s Pro Rata Share thereof.

(b)In the case of a proposed continuation of Revolving Loans denominated in an Agreed Alternative Currency for an additional Interest Period pursuant to Section 2.6, the Multicurrency Revolving Lenders shall be under no obligation to continue such Loans if Administrative Agent has received notice from any of the Multicurrency Revolving Lenders by 4:00 p.m. (New York City time) four (4) Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Agreed Alternative Currency, in which event Administrative Agent will give notice to Crown Holdings not later than 9:00 a.m. (New York City time) on the third Business Day prior to the requested date of such continuation that the continuation of such Loans in the Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders. If Administrative Agent shall have so notified Crown Holdings that any such continuation of Loans is not then available, any Notice of Conversion or Continuation with respect thereto shall be deemed withdrawn and such Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Loans. Administrative Agent will promptly notify Crown Holdings and the Multicurrency Revolving Lenders of any such redenomination and in such notice by Administrative Agent to each Lender will state the aggregate Dollar Equivalent amount of the redenominated Alternative Currency Loans as of the Computation Date with respect thereto and such Lender’s Revolver Pro Rata Share thereof.

2.9    Additional Facility.

(a)    U.S. Borrower and European Borrower shall have the right at any time (so long as (x) no Unmatured Event of Default or Event of Default then exists and (y) Crown Holdings shall have delivered to Administrative Agent a Compliance Certificate for the period of four (4) full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1) giving pro forma effect to such incurrence (excluding the cash proceeds of such incurrence and, with respect to any Additional Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available thereunder) and evidencing compliance with the covenant set forth in Article IX), and from time to time after the Effective Date to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such commitments and loans to such Borrower, loans and commitments to make loans in an aggregate principal amount not to exceed the Incremental Cap, which may be incurred as (i) commitments to increase any tranche of Revolving Commitments (“Additional Revolving Credit Commitments”), (ii) one or more tranches of additional term loans (the “Additional Term Loans”) as determined by Administrative Agent that are pari passu in all respects to the Term Loans made pursuant to Section 2.1(a) under a facility that would provide that the Additional Term Loans would have a Weighted Average Life to Maturity of not less than the Term Loans with the then longest Weighted Average Life to Maturity and a final maturity no earlier than the then latest Term Maturity Date and/or (iii) increases to one or more existing Term Facilities (collectively, “Additional Facilities”); provided, that the terms and conditions of any Additional Term Loans shall be substantially similar to those applicable to the existing Term Facilities (other than as to pricing, fees and other economic terms) or otherwise reasonably satisfactory to the Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any Additional Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Loans); provided further, that any existing Lender approached to provide all or a portion of the Additional

Facilities may elect or decline, in its sole discretion, to provide such Additional Facilities. Any Additional Facility shall rank pari passu with any then-existing tranche of Loans and/or Revolving Commitments and/or Additional Facility Commitments in right of payment and shall rank pari passu with any then-existing tranche of Loans incurred by and/or Revolving Commitments and/or Additional Facility Commitments made available to the same Borrower in right of guarantees and security. No Additional Facility may be (x) guaranteed by any Person which is not a Credit Party or (y) secured by any assets other than, to the extent secured on the same terms as the Obligations (including with respect to Collateral release), the Collateral. Each New Lender that becomes a Lender with respect to a tranche of Additional Facilities pursuant to Section 2.9 hereby acknowledges and agrees that the term of each Term Facility, each Revolving Facility and each sub-facility thereof may be extended or replaced and that each New Lender, solely with respect to the Additional Facilities held by such New Lender, agrees in advance to any changes made to this Agreement and the other Loan Documents in order to implement such extension or replacement (including changes with respect to pricing, fees and other economic terms relating solely to such extended or replaced facility or facilities) as may be reasonably proposed to be made by Borrowers (Borrowers’ signatures to be conclusive evidence of such reasonability); provided that no such extension of an Additional Facility to which a New Lender is a party shall apply to such New Lender without its consent. Each New Lender hereby agrees to take such actions and execute and deliver such amendments, agreements, instruments or documents as the Administrative Agent may reasonably request to give effect to the preceding sentence; provided that the foregoing provision shall not be construed to require a New Lender to execute any amendment, agreement, instrument or document which contains changes other than those relating solely to such extended or replaced facility or facilities.

(b)    In the event that U.S. Borrower or European Borrower desires to create an Additional Facility or Additional Revolving Credit Commitments, such Borrower will enter into an amendment with the lenders (who shall by execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Facility or Additional Revolving Credit Commitments, which amendment shall set forth any terms and conditions of the Additional Facility or Additional Revolving Credit Commitments not covered by this Agreement as agreed by the applicable Borrower and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Facility or Additional Revolving Credit Commitments if requested by the Lenders making advances under the Additional Facility or providing Additional Revolving Credit Commitments (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this Section 2.9(b) and of the other provisions of this Agreement. Notwithstanding anything herein to the contrary, no consent of any Lender (other than any Lender making loans or whose commitment is increased under the Additional Facility or Additional Revolving Credit Commitments) is required to permit the Loans or commitments contemplated by this Section 2.9(b) or the aforesaid amendment to effectuate the Additional Facility or Additional Revolving Credit Commitments.

(c)    On the effective date of any Additional Revolving Credit Commitments on, the participations held by the Revolving Lenders in the LC Obligations and Swing Line Loans immediately prior to such increase will be reallocated so as to be held by the Revolving Lenders ratably in accordance with their respective Revolver Pro Rata Share after giving effect to such Additional Revolving Credit Commitments. If, on the date of an Additional Revolving Credit Commitment, there are any Revolving Loans outstanding, the Borrowers shall prepay such Revolving Loans in accordance with this Agreement on the date of effectiveness of such Additional Revolving Credit Commitment (but the Borrower may finance such prepayment with a concurrent borrowing of Revolving Loans from the Revolving Lenders in accordance with their Revolver Pro Rata Share after giving effect to such Additional Revolving Credit Commitment).

(d)    Notwithstanding anything contained herein, in the event the tranche of Additional Term Loans is used to finance a Permitted Acquisition and to the extent the Lenders participating in such tranche of Additional Term

Loans agree, (x) only the Specified Representations and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Permitted Acquisition that are material to the interests of the Lenders and only to the extent Crown Holdings or the Borrowers have the right to terminate its obligations under such acquisition agreement as a result of a breach of such representation shall be required to be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) and (y) there shall only be a requirement that no Event of Default pursuant to Sections 10.1(a) and (i) shall have occurred and be continuing.

2.10    Letters of Credit.

(a)    Letter of Credit Commitments.

(i)    Multicurrency Letters of Credit. Subject to and upon the terms and conditions herein set forth, U.S. Borrower or European Borrower may request, on behalf of itself or any Subsidiary Borrower, that any Facing Agent (other than the Canadian Facing Agent) issue, at any time and from time to time on and after the Effective Date, and prior to the 5th Business Day preceding the Revolver Termination Date for the Multicurrency Revolving Facility, for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of obligations of such Borrower, any of its Subsidiaries or any Unrestricted Entities (in the case of Unrestricted Entities, subject to the limitation on Investments in Unrestricted Entities set forth in Section 8.4(m)), a letter of credit in Dollars or an Alternative Currency (other than Canadian Dollars), in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing Agent (the “Multicurrency Letters of Credit”); provided, however, no Multicurrency Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, (i) when added to the Effective Amount of all Multicurrency LC Obligations (exclusive of Unpaid Drawings relating to Multicurrency Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Multicurrency Letter of Credit at such time), would exceed either (x) $200,000,000 or (y) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, Swing Line Loans and Multicurrency LC Obligations then outstanding with respect to all Borrowers, the Total Multicurrency Revolving Commitment at such time provided, further, that the aggregate face amount of all Multicurrency Letters of Credit issued and outstanding by any Facing Agent shall not exceed such Facing Agent’s Applicable LC Sublimit or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, Multicurrency LC Obligations and Swing Line Loans of such Borrower, such Borrower’s Multicurrency Revolving Sublimit. Notwithstanding anything to the contrary in this Section 2.10, at the request of the applicable requesting Borrower, any Multicurrency Letter of Credit may contain a statement to the effect that such Multicurrency Letter of Credit is issued for the account of Crown Holdings, any of its Subsidiaries or any Unrestricted Entity; provided that notwithstanding such statement, such requesting Borrower shall be the actual account party for all purposes of the Loan Documents for such Multicurrency Letter of Credit and such statement shall not affect such requesting Borrower’s reimbursement obligations hereunder with respect to such Multicurrency Letter of Credit.
(ii)    Canadian Letters of Credit. Subject to and upon the terms and conditions herein set forth, Canadian Borrower may request, on behalf of itself, that the Canadian Facing Agent issue, at any time and from time to time on and after the Effective Date, and prior to the 5th Business Day preceding the Canadian Revolver Termination Date, for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of obligations of Canadian Borrower or any of its Subsidiaries, a letter of credit or letter of guarantee in Canadian Dollars, in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing Agent (a “Canadian Letter of Credit”); provided, however, no Canadian Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, when added to the Effective Amount of all Canadian

LC Obligations (exclusive of Unpaid Drawings relating to Canadian Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Canadian Letter of Credit at such time), would exceed either (i) $10,000,000 or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Canadian Revolving Loans and Canadian LC Obligations then outstanding with respect to Canadian Borrower, the Total Canadian Revolving Commitment at such time.
(b)    Obligation of Facing Agent to Issue Letter of Credit. Each Facing Agent may agree, in its sole discretion, that it will (subject to the terms and conditions contained herein), at any time and from time to time on or after the Effective Date and prior to the Revolver Termination Date for the Multicurrency Revolving Facility with respect to Multicurrency Letters of Credit and the Canadian Revolver Termination Date with respect to Canadian Letters of Credit, following its receipt of the respective Notice of Issuance, issue for the account of the applicable Borrower but subject to the last sentence of Section 2.10(a)(i), one or more Letters of Credit in support of the obligations of the applicable Borrower, any of its Subsidiaries or any Unrestricted Entities, provided, that the respective Facing Agent shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Facing Agent from issuing such Letter of Credit or any Requirement of Law applicable to such Facing Agent from any Governmental Authority with jurisdiction over such Facing Agent shall prohibit, or request that such Facing Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Facing Agent with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Facing Agent is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Facing Agent as of the Effective Date and which such Facing Agent in good faith deems material to it;

(ii)such Facing Agent shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in Section 2.10(b)(iii)(A)(v); or

(iii)the issuance of such Letter of Credit would violate one or more policies of such Facing Agent.

(A)Notwithstanding the foregoing, (i) each Multicurrency Letter of Credit and Canadian Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided, that any Multicurrency Letter of Credit or Canadian Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Facing Agent retains an option, satisfactory to such Facing Agent, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date; (ii) (x) no Multicurrency Letter of Credit shall have an expiry date occurring later than 10 days prior to the Revolver Termination Date for the Multicurrency Revolving Facility and (y) no Canadian Letter of Credit shall have an expiry date occurring later than 10 days prior to the Canadian Revolver Termination Date; (iii) each Multicurrency Letter of Credit shall be denominated in Dollars, or in the respective Facing Agent’s sole discretion, an Alternative Currency, and be payable on a sight basis and each Canadian Letter of Credit shall be denominated in Canadian Dollars and be payable on a sight basis; (iv) the Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of $100,000 or such lesser amount as is acceptable to the respective Facing Agent; and (v) no Facing Agent will issue any Letter of Credit after it has received written notice from the applicable Borrower or the Required Lenders stating that an Event of Default or Unmatured Event of Default exists until such time as such Facing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Unmatured Event of Default by the Required Lenders (or all the Lenders to the extent required by Section 12.1).

(B)Notwithstanding the foregoing, in the event there is a Defaulting Lender, no Facing Agent shall be required to issue any Letter of Credit unless the respective Facing Agent is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Revolving Commitments and Canadian Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in a manner satisfactory to it and Crown Holdings to eliminate such Facing Agent’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender or Lenders’ applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the applicable LC Obligations, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.12(a)(i) (and such Defaulting Lender shall not participate therein).

(c)    Procedures for Issuance and Amendments of Letter of Credit. Whenever U.S. Borrower, European Borrower, any Subsidiary Borrower or Canadian Borrower desires that a Letter of Credit be issued, such Borrower shall give Administrative Agent and the respective Facing Agent written notice thereof prior to 1:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as may be acceptable to such Facing Agent) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit 2.10(c) (each, a “Notice of Issuance”) and may be submitted via facsimile to the respective Facing Agent (who may rely upon such facsimile if it were an original thereof). Each such notice shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) the applicable Borrower as the account party, (D) the name and address of the beneficiary (which Person shall be acceptable to the applicable Facing Agent), (E) the Stated Amount in Dollars, Canadian Dollars or, if applicable, the Alternative Currency, of such proposed Letter of Credit, (F) whether such Letter of Credit is to be a Multicurrency Letter of Credit or Canadian Letter of Credit and (G) the purpose of such Letter of Credit (which shall be acceptable to Administrative Agent and the applicable Facing Agent) and such other information as such Facing Agent may reasonably request. In addition, each Notice of Issuance shall contain a general description of the terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to the respective Facing Agent). Unless otherwise specified, all Letters of Credit will be governed by the Uniform Customs and Practices for Documentary Credit Operations as in effect on the date of issuance of such Letter of Credit. Each Notice of Issuance shall include any other documents as the respective Facing Agent customarily requires in connection therewith. From time to time while a Letter of Credit is outstanding and prior to the Revolver Termination Date for the Multicurrency Revolving Facility with respect to Multicurrency Letters of Credit and the Canadian Revolver Termination Date with respect to Canadian Letters of Credit, the applicable Facing Agent will, upon written request received by the Facing Agent (with a copy sent by Borrower to Administrative Agent) at least three (3) Business Days (or such shorter time as the Facing Agent and Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing (each a “Letter of Credit Amendment Request”) and shall specify in form and detail reasonably satisfactory to the Facing Agent: (i) the Letter of Credit to be amended;

(ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Facing Agent may require. The Facing Agent shall be under no obligation to amend any Letter of Credit if: (A) the Facing Agent would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement, or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. In the case of Multicurrency Letters of Credit and Canadian Letters of Credit, each Facing Agent shall, promptly after the issuance of or amendment or modification to such a Letter of Credit, give Administrative Agent and the applicable Borrower written notice of the issuance, amendment or modification of such Letter of Credit, accompanied by a copy of such issuance, amendment or modification. Promptly upon receipt of such notice, Administrative Agent shall give each Multicurrency Revolving Lender or Canadian Revolving Lender, as applicable, written notice of such issuance, amendment or modification, and if so requested by any such Lender, Administrative Agent shall provide such Lender with copies of such issuance, amendment or modification.

(d)    Agreement to Repay Letter of Credit Payments.

(i)    U.S. Borrower, European Borrower or Canadian Borrower, as the case may be, hereby agrees to reimburse (or to cause the applicable Subsidiary Borrower to reimburse) the respective Facing Agent, by making payment to Administrative Agent or the Canadian Administrative Agent, as the case may be, in immediately available funds in Dollars or Canadian Dollars, as the case may be at the Payment Office, for the Dollar Equivalent (or Canadian Dollar amount with respect to Canadian Dollar Letters of Credit) of any payment or disbursement made by such Facing Agent under and in accordance with any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), no later than one Business Day after the date on which such Borrower receives notice of such payment or disbursement (if such Unpaid Drawing was in an Alternative Currency other than Canadian Dollars, then in the Dollar Equivalent amount of such Unpaid Drawing), with interest on the amount so paid or disbursed by such Facing Agent, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Facing Agent is reimbursed therefor by such Borrower at a rate per annum which shall be the (A) Base Rate in effect from time to time plus the Applicable Base Rate Margin for Revolving Loans with respect to Multicurrency Letters of Credit in Dollars and (B) the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin for Canadian Letters of Credit, provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless such Borrower shall have notified Administrative Agent or the Canadian Administrative Agent, as the case may be and the applicable Facing Agent prior to 10:00 a.m. (New York City time) on the Business Day following receipt of such notice that the applicable Facing Agent will be reimbursed for the amount of such Unpaid Drawing with funds other than the proceeds of Revolving Loans or Canadian Revolving Loans, as the case may be, such Borrower shall be deemed to have timely given a Notice of Borrowing or Notice of Canadian Borrowing, as the case may be, to Administrative Agent or the Canadian Administrative Agent, as the case may be, requesting each Multicurrency Revolving Lender or Canadian Revolving Lender, as applicable, to make Revolving Loans or Canadian Revolving Loans, as applicable, which are Base Rate Loans or Canadian Prime Rate Loans, as the case may be on the date on which such Unpaid Drawing is honored in an amount equal to the Dollar Equivalent of the amount of such Unpaid Drawing and Administrative Agent or the Canadian Administrative Agent, as the case may be, shall, if such Notice of Borrowing is deemed given, promptly notify the Lenders thereof and (ii) unless any of the events described in Section 10.1 shall have occurred (in which event the procedures of Section 2.10(e) shall apply), each such Multicurrency Revolving Lender or Canadian Revolving Lender, as applicable, shall, on the date such drawing is honored, make Multicurrency Revolving Loans or Canadian Revolving Loans, as applicable, which are Base Rate Loans or Canadian Prime Rate Loans in the amount of its Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share of the Dollar Equivalent of such Unpaid Drawing, the proceeds of which shall be applied directly by Administrative Agent or the Canadian Administrative Agent, as the case may be, to reimburse the applicable Facing Agent for the amount of such Unpaid Drawing; and

provided, further, that, if for any reason, proceeds of Multicurrency Revolving Loans or Canadian Revolving Loans are not received by the applicable Facing Agent on such date in an amount equal to the amount of the Dollar Equivalent of such drawing, the applicable Borrower shall reimburse the applicable Facing Agent, on the Business Day immediately following the date such drawing is honored, in an amount in same day funds equal to the excess of the amount of the Dollar Equivalent of such drawing over the Dollar Equivalent of the amount of such Multicurrency Revolving Loans or Canadian Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a) or (c), as applicable; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the fifth Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Facing Agent (and until reimbursed by the applicable Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin for Revolving Loans for Multicurrency Letters of Credit, and the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin for Canadian Letters of Credit (in each case, plus an additional 2% per annum), such interest also to be payable on demand. The respective Facing Agent shall give the applicable Borrower prompt notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish any Credit Party’s obligations hereunder.
(ii)    The obligations of each Borrower under this Section 2.10(d) to reimburse the respective Facing Agent with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against any Facing Agent, Agent or any Lender (including in its capacity as issuer of the Letter of Credit or as LC Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Facing Agent’s only obligation to Borrowers being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to any Borrower.
(c)Letter of Credit Participations. Immediately upon the issuance by any Facing Agent of any Letter of Credit, such Facing Agent shall be deemed to have sold and transferred to (i) each Multicurrency Revolving Lender with respect to each Multicurrency Letter of Credit and (ii) each Canadian Revolving Lender with respect to each Canadian Letter of Credit, in each case, other than such Facing Agent (each such Lender, in its capacity under this Section 2.10(e), an “LC Participant”), and each such LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Facing Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Multicurrency Revolver Pro Rata Share (with respect to Multicurrency Letters of Credit) and such Canadian Revolving Lender’s Canadian Revolver Pro Rata Share (with respect to Canadian Letters of Credit), as the case may be, in such Letter of Credit, each substitute Letter of Credit, each Drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although Letter of Credit fees shall be payable directly to Administrative Agent for the account of the LC Participant as provided in Section 2.10(g) and the LC Participants shall have no right to receive any portion of the facing fees), and any security therefor or guaranty pertaining thereto. Upon any change in the Multicurrency Revolving Commitments of the Multicurrency Revolving Lenders or the Canadian Revolving Commitments of the Canadian Revolving Lenders, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating to Letters of Credit, there shall be an automatic adjustment pursuant to this Section 2.10(e) to reflect the new Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the assignor and assignee Lender or of all

Lenders with Multicurrency Revolving Commitments or Canadian Revolving Commitments, as the case may be. In determining whether to pay under any Letter of Credit, such Facing Agent shall have no obligation relative to the LC Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to any Credit Party or any Lender.

(d)Draws Upon Letter of Credit; Reimbursement Obligations. In the event that any Facing Agent makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have reimbursed such amount in full to such Facing Agent pursuant to Section 2.10(d), such Facing Agent shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify each LC Participant of such failure, and each such LC Participant shall promptly and unconditionally pay to Administrative Agent for the account of such Facing Agent, the amount of such LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of such payment in Dollars or, in the case of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars, in such Alternative Currency or Canadian Dollars and in same day funds; provided, however, that no LC Participant shall be obligated to pay to Administrative Agent its applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share of such unreimbursed amount for any wrongful payment made by such Facing Agent under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction on the part of such Facing Agent. If Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 a.m. (New York City time) or, in the case of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars, 11:00 a.m. (London time) on any Business Day, such LC Participant shall make available to Administrative Agent for the account of the respective Facing Agent such LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the amount of such payment on such Business Day in same day funds. If and to the extent such LC Participant shall not have so made its applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the amount of such payment available to Administrative Agent for the account of the respective Facing Agent, such LC Participant agrees to pay to Administrative Agent for the account of such Facing Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent for the account of such Facing Agent at the overnight Federal Funds rate. The failure of any LC Participant to make available to Administrative Agent for the account of the respective Facing Agent its applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of any payment under any Letter of Credit issued by it shall not relieve any other LC Participant of its obligation hereunder to make available to Administrative Agent for the account of such Facing Agent its applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of any payment under any such Letter of Credit on the day required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to Agent for the account of such Facing Agent such other LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of any such payment.

(i)Whenever any Facing Agent receives a payment of a reimbursement obligation as to which Administrative Agent has received for the account of such Facing Agent any payments from the LC Participants pursuant to this Section 2.10(f), such Facing Agent shall pay to Administrative Agent and Administrative Agent shall pay to each LC Participant which has paid its Multicurrency Revolver Pro Rata Share or Canadian

Revolver Pro Rata Share, as the case may be, thereof, in Dollars or, if in an Alternative Currency, in such Alternative Currency and in same day funds, an amount equal to such LC Participant’s Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(ii)The obligations of the LC Participants to make payments to each Facing Agent with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)The existence of any claim, setoff, defense or other right which any Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Crown Holdings or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(C)any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect;

(D)the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)the occurrence of any Event of Default or Unmatured Event of Default.

(e)Fees for Letters of Credit.

(i)    Facing Agent Fees. The applicable Borrower agrees to pay the following amount to the respective Facing Agent with respect to the Letters of Credit issued by it for the account of any Borrower or any of its Subsidiaries:
(A)    with respect to payments made under any Letter of Credit, interest, payable on demand, on the amount paid by such Facing Agent in respect of each such payment from the date of the payments through the date such amount is reimbursed by such Borrower (including any such reimbursement out of the proceeds of Revolving Loans or Canadian Revolving Loans, as the case may be, pursuant to Section 2.10(c)) at a rate determined in accordance with the terms of Section 2.10(d)(i);
(B)    with respect to the issuance or amendment of each Letter of Credit and each payment made thereunder, documentary and processing charges in accordance with Facing Agent’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(C)    a facing fee equal to one-eighth of one percent (0.125%) per annum of the Stated Amount outstanding and undrawn LC Obligations payable in arrears on each Quarterly Payment Date and on the Revolver Termination Date for the Multicurrency Revolving Facility and the Canadian Revolver Termination Date, as applicable, and thereafter, on demand together with customary issuance and payment charges, provided that a minimum fee of $500.00 per annum shall be payable per Letter of Credit.
(ii)    Participating Lender Fees. Each Borrower agrees to pay to Administrative Agent or the Canadian Administrative Agent, in the case of Canadian Borrower, in the currency in which such Letter of Credit is denominated for distribution to each LC Participant (A) in respect of all Multicurrency Letters of Credit issued for the account of such Borrower outstanding such Lender’s Multicurrency Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin for Multicurrency Revolving Loans with respect to the Effective Amount under such outstanding Letters of Credit (the “Multicurrency LC Commission”) payable in arrears on each Quarterly Payment Date, on the Revolver Termination Date for the Multicurrency Revolving Facility and thereafter, on demand and (B) in respect of all Canadian Letters of Credit issued for the account of such Borrower outstanding such Lender’s Canadian Revolver Pro Rata Share of a commission equal to the then Applicable B/A Margin for Canadian Revolving Loans with respect to the Effective Amount under such outstanding Letters of Credit (the “Canadian LC Commission”) payable in arrears on each Quarterly Payment Date, on the Canadian Revolver Termination Date and thereafter, on demand. Each of the Multicurrency LC Commission and the Canadian LC Commission shall be computed on a daily basis from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.
Promptly upon receipt by the respective Facing Agent or Administrative Agent or the Canadian Administrative Agent, in the case of Canadian Borrower, of any amount described in clause (i)(A) or (ii) of this Section 2.10(g), such Facing Agent or Administrative Agent or the Canadian Administrative Agent, in the case of Canadian Borrower, shall distribute to each Lender that has reimbursed such Facing Agent in accordance with Section 2.10(d) its Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share of such amount. Amounts payable under clause (i)(B) and (C) of this Section 2.10(g) shall be paid directly to such Facing Agent.
(f)Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby agrees to protect, indemnify, pay and hold each Facing Agent harmless, on an after-Tax basis, from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Facing Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction of the applicable with respect to such Facing Agent or (ii) the failure of the applicable Facing Agent to honor a Drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”). As between any Borrower and each Facing Agent, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by any Facing Agent by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Facing Agent shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any Drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit;

(iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the applicable Facing Agent, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the applicable Facing Agent’s rights or powers hereunder. For the avoidance of doubt, this Section 2.10(h) shall not apply to Taxes, except any Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from any non-Tax claim.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, and in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not put any Facing Agent under any resulting liability to any Borrower.
Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall have any obligation to indemnify any Facing Agent in respect of any liability incurred by such Facing Agent to the extent arising out of the gross negligence or willful misconduct of such Facing Agent. The right of indemnification in the first paragraph of this Section 2.10(h) shall not prejudice any rights that any Borrower may otherwise have against each Facing Agent with respect to a Letter of Credit issued hereunder.
(g)Increased Costs. If at any time after the Effective Date any Change in Law shall (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Facing Agent or participated in by any Lender, (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, letters of credit commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Facing Agent or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Facing Agent or any Lender or any such other Recipient of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Facing Agent, or Lender or other Recipient hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the applicable Borrower by the respective Facing Agent, Lender or other Recipient (a copy of which demand shall be sent by such Facing Agent, Lender or other Recipient to Administrative Agent), the applicable Borrower shall pay to such Facing Agent, Lender or other Recipient such additional amount or amounts as will compensate such Facing Agent, Lender or other Recipient for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Each Recipient, upon determining that any additional amounts will be payable pursuant to this Section 2.10(i), will give prompt written notice thereof to the applicable Borrower, which notice shall include a certificate submitted to the applicable Borrower by the respective Recipient (a copy of which certificate shall be sent by such Recipient to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Recipient, although failure to give any such notice shall not release or diminish any Credit Party’s obligations to pay additional amounts pursuant to this Section 2.10(i). The certificate required to be delivered pursuant to this Section 2.10(i) shall, absent manifest error, be final, conclusive and binding on the Credit Parties.

(j)    Existing Letters of Credit. The letters of credit set forth under the caption “Letters of Credit outstanding on the Effective Date” on Schedule 2.10(j) annexed hereto and made a part hereof which were issued pursuant to the Existing Credit Agreement and which remain outstanding as of the Effective Date (the “Existing Letters of Credit”). Each Borrower, each Facing Agent and each of the Lenders hereby agree with respect to the Existing Letters of Credit that such Existing Letters of Credit, for all purposes under this Agreement shall be deemed to be Letters of Credit (as indicated on Schedule 2.10(j)), governed by the terms and conditions of this Agreement. Each Lender agrees to participate in each Existing Letter of Credit issued by any Facing Agent in an amount equal to its Multicurrency Revolver Pro Rata Share or Canadian Revolver Pro Rata Share, as the case may be, of the Stated Amount of such Existing Letter of Credit.

2.11    Pro Rata Borrowings. Except as expressly provided in Section 2A.9(e), Borrowings of Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their applicable Facility Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

2.12    Defaulting Lenders.

(a)Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding Swing Line Exposure of such Defaulting Lender:

(i)so long as no Event of Default has occurred and is continuing, the Letter of Credit Exposure and Swing Line Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments under the applicable Revolving Facility; provided that (a) after giving effect to such reallocation, (x) the sum of each Non-Defaulting Lender’s total of the Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (y) the sum of each Non-Defaulting Lender’s total of the Multicurrency Revolving Credit Exposure may not in any event exceed the Multicurrency Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (z) the sum of each Non-Defaulting Lender’s total of the Canadian Revolving Credit Exposure may not in any event exceed the Canadian Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) subject to Section 12.20, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Facing Agents, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)to the extent that any portion (the “Unreallocated Portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swing Line Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Facing Agent and/or the Swing Line Lender, as the case may be), (a) cash collateralize the obligations of the Borrower to the Facing Agents and the Swing Line Lender in respect of such Letter of Credit Exposure and the Swing Line Exposure of such Defaulting Lender, as the case may be, in an amount at least equal to the aggregate amount of the Unreallocated Portion of such Letter of Credit Exposure and Swing Line Exposure or (b) in the case of such Swing Line Exposure, prepay in full the Unreallocated Portion of the Swing Line Exposure of such Defaulting Lender.

(b)Fees.

(i)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Commitment Fee accruing during such period pursuant to Section 3.2(b) and the Borrowers shall no longer be required to pay the portion of the Commitment Fee accruing during such period that would have been payable to such Defaulting Lender.

(ii)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Letter of Credit fees accruing during such period (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees to the extent provided herein); provided that (x) to the extent that all or a portion of the Letter of Credit Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.12(a)(i), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such Letter of Credit Exposure cannot be so reallocated, such Letter of Credit fees will instead accrue for the benefit of and be payable to the Facing Agents based on their pro rata share of the undrawn face amount of Letters of Credit outstanding; provided that if at any time and so long as the Borrowers shall have cash collateralized Letter of Credit Exposure of a Defaulting Lender as required pursuant to Section 2.12(a)(ii), then the Borrower shall no longer be required to pay Letter of Credit fees in respect of such cash collateralized amounts in respect of the Letter of Credit Exposure of such Defaulting Lender.
(c)Termination of Defaulting Lender Commitment. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, the Borrowers may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided that (i) prior to any such termination, the Borrower shall have repaid in full all outstanding Revolving Loans (without any reduction of the Revolving Commitments) and all accrued but unpaid interest and fees hereunder owing to all Lenders and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Facing Agents, the Swing Line Lender or any Lender may have against such Defaulting Lender; provided further that in the case of the termination of a Defaulting Lender’s Revolving Commitment, if such Defaulting Lender is a Facing Agent with one or more outstanding Letters of Credit, then the Borrowers shall be required to fully cash collateralize such Letters of Credit.

(d)Reallocation of Payments. If a Lender becomes, and during the period it remains, a Defaulting Lender, except in connection with a termination of such Defaulting Lender’s Revolving Commitments pursuant to Section 2.12(c) above, any amount paid by the Borrowers for the account of such Defaulting Lender (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Facing Agents or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third as the Borrowers may request (so long as no Unmatured Event of Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, and fourth after the earlier of (x) termination of the applicable Revolving Commitments and payment in full of all obligations of the Borrowers under such Revolving Facility and (y) the Revolver Termination Date applicable to such Defaulting Lender and payment in full of all obligations of the Borrowers under such Revolving Facility to all Lenders owing on such Revolver Termination Date, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. For the sake of clarity, it is understood and agreed that any payment by the Borrowers on account of the obligations of a Defaulting Lender shall be and be deemed to be a payment by the Borrowers to such Defaulting Lender (and no interest will thereafter accrue on such amount) whether or not such payment is paid to such Defaulting Lender.

(e)    Cure. If the Borrower, the Administrative Agent, the Facing Agents and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of the outstanding Revolving Loans of the other Lenders (together with any break funding incurred by such other Lenders) and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Multicurrency Revolving Commitments, Canadian Revolving Commitments, Revolving Commitments, Multicurrency Revolving Loans, Canadian Revolving Loans, Revolving Loans, Letter of Credit participation obligations and Swing Line Loans participation obligations of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments under the applicable Revolving Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

2.13    Replacement Revolving Credit Facility.

(a)    Notwithstanding anything to the contrary in any Loan Document, this Agreement may be amended, amended and restated, supplemented or otherwise modified on one or more occasions with the written consent of the Administrative Agent, the Swing Line Lenders, the Borrowers under the Revolving Facilities and the Lenders and New Lenders providing the relevant Replacement Revolving Loans (as defined below) and Replacement Revolving Commitments (as defined below) to permit the refinancing of all or any portion of the Revolving Loans or Loans in respect of any Additional Revolving Credit Commitments or Loans in respect of any other Replacement Revolving Facility outstanding hereunder (“Refinanced Revolving Loans”) and Revolving Commitments and/or any Additional Facility Commitments in respect of any Additional Revolving Credit Commitments hereunder and/or any other Replacement Revolving Commitments in respect of any other Replacement Revolving Facility hereunder (“Refinanced Revolving Commitments”) (which for this purpose will be deemed to include any then outstanding Replacement Revolving Loans and Replacement Revolving Commitments) with replacement revolving loans (“Replacement Revolving Loans”) and replacement revolving commitments (“Replacement Revolving Commitments,” and together with such Replacement Revolving Loans relating thereto, a “Replacement Revolving Facility”) hereunder which shall be Loans and Commitments hereunder; provided that (a) the aggregate principal amount of such Replacement Revolving Loans and Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Loans and Refinanced Revolving Commitments (plus the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses incurred in connection with the replacement thereof), (b) the maturity date of such Replacement Revolving Loans and Replacement Revolving Commitments shall not be earlier than the latest Revolver Termination Date of such Refinanced Revolving Loans and Refinanced Revolving Commitments, (c) the interest rates, floors and margins, commitment, upfront and other fees, and borrowers with respect to such Replacement Revolving Loans and Replacement Revolving Commitments shall be as agreed by the borrowers party thereto and the Lenders and New Lenders providing such Replacement Revolving Loans and Replacement Revolving Commitments, including any changes or additional terms to address local law considerations in the case of any new foreign borrowers, (d) such Replacement Revolving Loans and Replacement Revolving Commitments shall rank pari passu in right of payment with the other Loans and Commitments hereunder, (e) no Event of Default under Section 10.1(a) or Section 10.1(i) shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Revolving Facility and (f) all other terms applicable to such Replacement Revolving Loans and Replacement Revolving Commitments (excluding interest rates, floors and margins, commitment, upfront and other fees, guarantees, security and maturity, subject to preceding clauses (b) through (f)) shall be substantially identical to, or less favorable to the Lenders and New Lenders providing such Replacement Revolving Loans and Replacement Revolving Commitments than those applicable to such Refinanced Revolving Loans and Refinanced Revolving Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest Revolver Termination Date in effect immediately prior to such refinancing; provided that, if such terms are more favorable (taken as a whole) to the Lenders or New Lenders providing such Replacement Revolving Loans and Replacement Revolving Commitments, the applicable Borrowers shall have the right to unilaterally provide the existing Revolving Lenders and Lenders under any existing Additional Revolving Credit Commitments with additional rights and benefits and the “substantially similar to” or not “less favorable” requirement of this clause (f) and compliance therewith shall be determined after giving effect to such additional right and benefits (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of this clause (f) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)).

(b)    In addition, if so provided in the relevant amendment, amendment and restatement, supplement or other modification of the Credit Agreement entered into in accordance with Section 2.13(a), and with the consent of the applicable Facing Agent, participations in Letters of Credit expiring on or after the Revolver Termination Date for the Facility under which such Letter of Credit was issued may be reallocated from Lenders holding Revolving Commitments hereunder to Lenders and New Lenders holding Replacement Revolving Commitments in accordance with the terms of such amendment, amendment and restatement, supplement or other modification.

(c)    This Section 2.13 shall supersede any other provisions contained in the Loan Documents, including, without limitation, Section 12.1, to the contrary.

(d)    Upon issuance of any Replacement Revolving Commitments or the making of any Replacement Revolving Loans, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility or any Additional Revolving Credit Commitments (to the extent that they remain outstanding) and such new Replacement Revolving Facility, (B) repayments required upon the Revolver Termination Date of any Revolving Facility or any Additional Revolving Credit Commitments (to the extent that they remain outstanding) and such new Replacement Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Loans under any Revolving Facility after the effective date of Replacement Revolving Commitments shall be made on a pro rata basis between any Revolving Facility and any other Additional Revolving Credit Commitments (to the extent they remain outstanding) and the new Replacement Revolving Facility, (2) any swing line loans made, or letters of credit issued, as applicable, under any Revolving Facility after the effective date of the Replacement Revolving Commitments shall be made or issued to the extent reasonably practicable on a pro rata basis between any Revolving Facility and any other Additional Revolving Credit Commitments (to the extent that they remain outstanding) and the new Replacement Revolving Facility and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such new Replacement Revolving Facility shall be made on a pro rata basis between any Revolving Facility and any other Additional Revolving Credit Commitments (to the extent that they remain outstanding) and the new Replacement Revolving Facility, except that the Borrower under such new Replacement Revolving Facility shall be permitted to permanently repay and terminate commitments under such new Replacement Revolving Facility on a greater than pro rata basis than any other Revolving Facility that has a later Revolver Termination Date than such Replacement Revolving Facility either at the time of incurrence of such Replacement Revolving Facility or on the date that such Revolving Facility is subsequently incurred after the incurrence of such new Replacement Revolving Facility.

2.14    Replacement Term Loans.

(a)    Notwithstanding anything to the contrary in any Loan Document, this Agreement may be amended, amended and restated, supplemented or otherwise modified on one or more occasions with the written consent of the Administrative Agent, the Borrower under the applicable Term Facility and the Lenders and New Lenders providing the relevant Replacement Term Loans (as defined below), the relevant Replacement Term Commitments (as defined below) to permit the refinancing of all or any portion of the Term Loans outstanding under one or more Term Facilities (“Refinanced Term Loans”) and Term Commitments under one or more Term Facilities (“Refinanced Term Commitments”) (which for this purpose will be deemed to include any then outstanding Replacement Term Loans and Replacement Term Commitments) with a replacement term loan tranche hereunder (“Replacement Term Loans”) and replacement term commitments hereunder (“Replacement Term Commitments” and together with such Replacement Term Loans relating thereto, a “Replacement Term Facility”) which shall be Loans and Commitments hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans and Replacement Term Commitments shall not exceed the aggregate principal amount of such Refinanced Term Loans and Refinanced Term Commitments (plus the amount of accrued interest and premium thereon, any underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses incurred in connection with the replacement thereof), (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing, (c) the original issue discount, interest rates, floors and margins, commitment, upfront and other fees, prepayment premiums, amortization schedules, and borrowers with respect to such Replacement Term Loans and Replacement Term Commitments shall be as agreed by the borrowers party thereto and the Lenders and New Lenders providing such Replacement Term Loans and Replacement Term Commitments, including any changes or additional terms to address local law considerations in the case of any new foreign borrowers, (d) such Replacement Term Loans and Replacement Term Commitments shall rank pari passu in right of payment with the other Loans and Commitments hereunder, (e) no Event of Default under Section 10.1(a) or Section 10.1(i) shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Term Loans and Replacement Term Commitments and (f) all other terms applicable to such Replacement Term Loans and Replacement Term Commitments (excluding interest rates, floors and margins, commitment, upfront and other fees, guarantees, security and maturity, subject to preceding clauses (b) through (f)) shall be substantially identical to, or less favorable to the Lenders and New Lenders providing such Replacement Term Loans and Replacement Term Commitments than those applicable to such Refinanced Term Loans and Refinanced Term Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the earlier to occur of the date that all other Term Loans are paid in full (other than contingent indemnification obligations not then due) and the latest final maturity of any Term Loans in effect immediately prior to such refinancing; provided, however, that, if such terms are more favorable (taken as a whole) to the Lenders or New Lenders providing such Replacement Term Loans and Replacement Term Commitments, the applicable Borrowers shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits and the “substantially similar to” or not “less favorable” requirement of this clause (f) and compliance therewith shall be determined after giving effect to such additional rights and benefits (it being understood and agreed that Crown Holdings may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of this clause (f) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Crown Holdings of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)).

(b)    This Section 2.14 shall supersede any other provisions contained in the Loan Documents, including, without limitation, Section 12.1, to the contrary.

2.15    Extension of Maturity Date.

(a)    Each Borrower may, upon notice (a “Maturity Date Extension Request”) to the Administrative Agent (which shall promptly notify the Lenders or New Lenders under the applicable Facility), request one or more extensions of any Revolver Termination Date, Term Maturity Date or the maturity date for any Additional Facility or Replacement Facility, in each case applicable to any Facility under which it is a Borrower (the Revolver Termination Date, Term Maturity Date or maturity date for such Additional Facility or Replacement Facility applicable to such Facility, the “Existing Maturity Date”). Each Maturity Date Extension Request shall (i) specify the date to which such Existing Maturity Date is sought to be extended (the “New Maturity Date”), (ii) specify the changes, if any, to the interest rates, floors and margins, commitment and other fees payable to Consenting Lenders (as defined below) in respect of that portion of their Commitments and Loans extended to such New Maturity Date and the time as of which such changes will become effective, which may be prior to the Existing Maturity Date, and (iii) specify any other amendments or modifications to this Agreement or the other Loan Documents to be effected in connection with such extension; provided that (A) no such amendments or modifications under clause (iii) that would otherwise require approvals pursuant to Section 12.1 shall become effective prior to the then latest Revolver Termination Date (in the case of an extension of a Revolving Facility) or Term Maturity Date (in the case of an extension of a Term Facility), unless such other approvals have been obtained, (B) the Obligations under any such Facility shall rank pari passu in right of payment with the other Loans and Commitments hereunder and (C) the Obligations under any such Facility shall not be guaranteed by any Person other than the Credit Parties that guaranteed the applicable Facility prior to such maturity extension.

(b)    In the event a Maturity Date Extension Request shall have been delivered by a Borrower, each Lender under the applicable Facility shall have the right (but not the obligation) to agree to the extension of the Existing Maturity Date and other matters contemplated by the Maturity Date Extension Request on the terms and subject to the conditions set forth therein (each Lender under the applicable Facility agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender under the applicable Facility not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment or Loans of such Lender under the applicable Facility with respect to which such Lender agrees to the New Maturity Date, delivered to the applicable Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the applicable Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by such Borrower (it being understood that any Lender under such Facility that shall have failed to exercise such right as set forth above by such date shall be deemed to be a Declining Lender). If a Lender under such Facility elects to extend only a portion of its then existing Commitment or Loans under such Facility, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and Loans under such Facility. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and Loans under such Facility held by them, then on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (w) the Existing Maturity Date of the applicable Commitments and Loans under such Facility shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (x) the terms and conditions of the Commitments and Loans of the Consenting Lenders under such Facility (with respect to maturity, interest rates, floors and margins, commitment and other fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request, (y) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall become effective, subject to any required approvals under Section 12.1, except that any such other modifications and amendments that do not take effect until the then latest Revolver Termination Date (in the case of an extension of a Revolving Facility) or Term Maturity Date (in the case of an extension of a Term Facility), shall not require the consent of any Lender other than the Consenting Lenders and (z) to the extent that such Facility is a Revolving Facility and any Commitments or Loans under such Facility are not extended (thereby resulting in an Extended Revolving Facility in respect of the Commitments and Loans that are extended), (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, any Additional Revolving Credit Commitments or any Replacement Revolving Facility (to the extent that they remain outstanding) and such new Extended Revolving Facility, (B) repayments required upon the Revolver Termination Date of the Revolving Facility, any Additional Revolving Credit Commitments or any Replacement Revolving Facility (to the extent that they remain outstanding) and such new Extended Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Loans under any Extended Revolving Facility after the Extension Effective Date shall be made on a pro rata basis between any Revolving Facility, any Additional Revolving Credit Commitments and any other Replacement Revolving Facility (to the extent they remain outstanding) and the new Extended Revolving Facility, (2) any swing line loans made, or letters of credit issued, as applicable, under any Revolving Facility after the Extension Effective Date shall be made or issued to the extent reasonably practicable on a pro rata basis between the Revolving Facility, any Additional Revolving Credit Commitments and any Replacement Revolving Facility (to the extent that they remain outstanding) and the new Extended Revolving Facility (to the extent that such facilities have a swing line or letter of credit subfacility) and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such new Extended Revolving Facility shall be made on a pro rata basis between any Revolving Facility, any Additional Revolving Credit Commitments and any Replacement Revolving Facility (to the extent that they remain outstanding) and the new Extended Revolving Facility, except that the Borrower under such new Extended Revolving Facility shall be permitted to permanently repay and terminate commitments under such new Extended Revolving Facility on a greater than pro rata basis than any other Revolving Facility that has a later Revolver Termination Date than such Extended Revolving Facility either on the Extension Effective Date or on the date that such Revolving Facility is subsequently incurred after such Extension Effective Date.

(c)    Notwithstanding anything herein to the contrary, Borrowers shall have the right, in accordance with the provisions of Sections 3.7 and 12.8, at any time prior to the Existing Maturity Date, to replace a Declining Lender (only in respect of that portion of such Lender’s Commitments and Loans subject to a Maturity Date Extension Request that such Lender has not agreed to extend) with a Lender or any Eligible Assignee that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and Loan assigned to and assumed by it on and after the effective time of such replacement.

(d)    If a Maturity Date Extension Request has become effective hereunder with respect to any Facility, on the Existing Maturity Date, the Commitment and Loans of each Declining Lender under such Facility shall, to the extent not assumed, assigned or transferred as provided in Section 2.15(b), terminate, and the Borrowers under such Facility shall repay all the Loans of each Declining Lender under such Facility, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder.

(e)This Section 2.15 shall supersede any provision to the contrary in this Agreement, including Section 12.1.

ARTICLE IIA
AMOUNT AND TERMS OF CANADIAN REVOLVER
2A.1    The Canadian Revolving Commitments. Each Canadian Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to Canadian Borrower in Canadian Dollars on a revolving basis, including by means of B/As or B/A Equivalent Loans, from time to time during the Canadian Commitment Period in an amount not to exceed its Canadian Revolver Pro Rata Share of the Total Available Canadian Revolving Commitment (each such loan by any Lender, a “Canadian Revolving Loan” and collectively, the “Canadian Revolving Loans”). The Canadian Revolving Loans (i) shall be denominated in Canadian Dollars and (ii) if made on the Effective Date, shall be made as Canadian Prime Rate Loans. Except as hereinafter provided, Canadian Revolving Loans may, at the option of Canadian Borrower, be maintained as and/or converted into Canadian Prime Rate Loans or B/A Loans. All Canadian Revolving Loans comprising the same Borrowing hereunder shall be made by the Canadian Revolving Lenders simultaneously and in proportion to their respective Canadian Revolving Commitments. Prior to the Canadian Revolver Termination Date, Canadian Revolving Loans may be repaid and reborrowed by Canadian Borrower in accordance with the provisions hereof and, except as otherwise specifically provided herein, all Canadian Revolving Loans comprising the same Borrowing shall at all times be of the same Type. As the context may require, references to the outstanding principal amount of any Canadian Revolving Loan shall include the face amount of B/A Loans.
2A.2    Notes.
(a)    Evidence of Indebtedness. At the request of any Canadian Revolving Lender, Canadian Borrower’s obligation to pay the principal of and interest on all Canadian Revolving Loans (other than B/As) made to it by such Lender shall be evidenced by a promissory note duly executed and delivered by Canadian Borrower substantially in the form of Exhibit 2A.2(a) (each a “Canadian Revolving Note”) hereto, with blanks appropriately completed in conformity herewith.
(b)    Notation of Payments. Each Canadian Revolving Lender will note on its internal records the amount of each Canadian Revolving Loan made by it and each payment in respect thereof and will, prior to any transfer of any Canadian Revolving Note in accordance with the terms of this Agreement, endorse on the reverse side thereof the outstanding principal amount of Canadian Revolving Loans evidenced thereby. Failure to make any such notation shall not affect Canadian Borrower’s or any guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Canadian Revolving Loans.
2A.3    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by Canadian Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in integral multiples of Cdn.$1,000,000 above such minimum (or, if less, the then Total Available Canadian Revolving Commitment). More than one Borrowing may be incurred on any date.
2A.4    Borrowing Options. The Canadian Revolving Loans shall, at the option of Canadian Borrower except as otherwise provided in this Agreement, be (i) Canadian Prime Rate Loans, (ii) B/A Loans, or (iii) part Canadian Prime Rate Loans and part B/A Loans, provided that, all Canadian Revolving Loans made by the Canadian Revolving Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Canadian Revolving Loans of the same Type.
2A.5    Notice of Canadian Borrowing. Whenever Canadian Borrower desires to make a Borrowing of any Canadian Revolving Loan hereunder, Canadian Borrower shall give Canadian Administrative Agent at its Notice Address at least one Business Day’s (two Business Days’ in the case of B/A Loans) prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (Toronto time) of each B/A Loan or Canadian Prime Rate Loan; provided, however, that a Notice of Canadian Borrowing with respect to Borrowings to be made on the Effective Date may, at the discretion of Canadian Administrative Agent, be delivered later than the time specified above. Each such notice (each a “Notice of Canadian Borrowing”), which shall be in the form of Exhibit 2A.5 hereto, shall be irrevocable, shall be deemed a representation by Canadian Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans (or the face amount of the B/A Loans, as the case may be) to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), and (iii) whether the Loans being made pursuant to such Borrowing are to be Canadian Prime Rate Loans or B/A Loans and with respect to B/A Loans the Contract Period and maturity date to be applicable thereto. Canadian Administrative Agent shall as promptly as practicable give each Canadian Revolving Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Canadian Revolving Lender’s Canadian Revolver Pro Rata Share thereof and of the other matters covered by the Notice of Canadian Borrowing. Without in any way limiting Canadian Borrower’s obligation to confirm in writing any telephonic notice, Canadian Administrative Agent may act without liability upon the basis of telephonic notice believed by Canadian Administrative Agent in good faith to be from a Responsible Officer of Canadian Borrower prior to receipt of written confirmation. Canadian Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on Canadian Borrower with respect to evidence of the terms of such telephonic Notice of Canadian Borrowing. Canadian Borrower hereby agrees not to dispute Canadian Administrative Agent’s record of the time of telephonic notice.
2A.6    Conversion or Continuation. Subject to Section 2A.4, Canadian Borrower may elect (i) on any Business Day to convert Canadian Prime Rate Loans or any portion thereof to B/A Loans and (ii) at the end of any Contract Period with respect thereto, to convert B/A Loans or any portion thereof into Canadian Prime Rate Loans or continue such B/A Loans or any portion thereof for an additional Contract Period; provided, however, that the aggregate face amount of the B/A Loans for each Contract Period therefor must be in an aggregate principal amount of Cdn.$5,000,000 or an integral multiple of Cdn.$1,000,000 in excess thereto. Each such election shall be in substantially the form of Exhibit 2A.6 hereto (a “Notice of Canadian Conversion or Continuation”) and shall be made by giving Canadian Administrative Agent at least two Business Days’ prior written notice thereof to the Canadian Administrative Agent at its Notice Address given not later than 12:00 p.m. (Toronto time), specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of B/A Loans, the Contract Period therefor, (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Canadian Prime Rate Loans to B/A Loans, and no continuation in whole or in part of B/A Loans, upon the expiration of the Contract Period, therefor, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2A.6, Canadian Administrative Agent does not receive a Notice of Canadian Conversion or Continuation from Canadian Borrower containing a permitted election to continue any B/A Loans, for an additional Contract Period to convert any such Loans, then, upon the expiration of the Contract Period therefor, such Loans will be automatically converted to Canadian Prime Rate Loans. Each Notice of Canadian Conversion or Continuation shall be irrevocable.
2A.7    Disbursement of Funds and Presumptions by Canadian Administrative Agent. No later than 12:00 p.m. (local time at the place of funding) on the date specified in each Notice of Canadian Borrowing, each Canadian Revolving Lender will make available its Canadian Revolver Pro Rata Share of Canadian Revolving Loans of the Borrowing requested to be made on such date in Canadian Dollars and in immediately available funds, at the Payment Office and Canadian Administrative Agent will make available to Canadian Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 2:00 p.m. (local time in the place of payment). Unless Canadian Administrative Agent shall have been notified by any such Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Canadian Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Canadian Administrative Agent may assume that such Lender has made such amount available to Canadian Administrative Agent on such date of Borrowing and Canadian Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to Canadian Borrower a corresponding amount. If such corresponding amount is not in fact made available to Canadian Administrative Agent by such Lender on the date of Borrowing, Canadian Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Canadian Administrative Agent’s demand therefor, Canadian Administrative Agent shall promptly notify Canadian Borrower and, if so notified, Canadian Borrower shall immediately pay such corresponding amount to Canadian Administrative Agent. Canadian Administrative Agent shall also be entitled to recover from Canadian Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Canadian Administrative Agent to Canadian Borrower to the date such corresponding amount is recovered by Canadian Administrative Agent, at a rate per annum equal to the rate for Canadian Prime Rate Loans or B/A Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to Canadian Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Canadian Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Canadian Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent) for the first three days after the date such amount is due and thereafter at the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent) plus 1% per annum, together with Canadian Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder first to Canadian Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Canadian Administrative Agent pursuant to this Section 2A.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Canadian Revolver Pro Rata Share of all Canadian Revolving Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against Canadian Borrower with respect to any amounts paid to Canadian Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against Canadian Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Canadian Revolving Commitment hereunder or to prejudice any rights which Canadian Borrower may have against the Lender as a result of any default by such Lender hereunder.
2A.8    Pro Rata Borrowings. Except as expressly provided in Section 2A.9(e), all Borrowings of Canadian Revolving Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their Canadian Revolving Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Canadian Revolving Commitment hereunder.
2A.9    Bankers’ Acceptances.
(a)    Subject to the terms and conditions of this Agreement, Canadian Borrower may request a Canadian Revolving Loan denominated in Canadian Dollars by presenting drafts for acceptance and, if applicable, purchase as B/As by the Canadian Revolving Lenders.
(b)    A Canadian Revolving Lender shall not be obliged to either accept any draft presented for acceptance or advance any B/A Equivalent Loan:
(i)    which is drawn on, or where the Contract Period applicable thereto expires, on a day which is not a Business Day;
(ii)    where the Contract Period applicable thereto matures on a day subsequent to the Canadian Revolver Termination Date;
(iii)    where the Contract Period applicable thereto has a term other than approximately 30, 60, 90 or 180 days;
(iv)    which is denominated in any currency other than Canadian Dollars;
(v)    which is not in a form satisfactory to such Canadian Revolving Lender or Canadian Administrative Agent;
(vi)    for a continuation, in respect of which the Canadian Borrower has not then paid the applicable Acceptance Fee; or
(vii)    if an Unmatured Event of Default or an Event of Default has occurred and is continuing.

(c)    To facilitate availment of B/A Loans, Canadian Borrower hereby appoints each Canadian Revolving Lender as its attorney to sign and endorse on its behalf (in accordance with a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation relating to a B/A Loan pursuant to Section 2A.5 or Section 2A.6), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Lender, blank drafts in the form requested by such Canadian Revolving Lender. In this respect, it is each Canadian Revolving Lender’s responsibility to maintain an adequate supply of blank drafts for acceptance under this Agreement. Canadian Borrower recognizes and agrees that all drafts signed and/or endorsed by a Canadian Revolving Lender on behalf of Canadian Borrower shall bind Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of Canadian Borrower. Each Canadian Revolving Lender is hereby authorized (in accordance with a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation relating to a B/A Loan) to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Revolving Lender, provided that, the aggregate amount thereof is equal to the aggregate amount of drafts required to be accepted and purchased by such Canadian Revolving Lender. No Canadian Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or willful misconduct of the Canadian Revolving Lender or its officers, employees, agents or representatives. Each Canadian Revolving Lender shall maintain a record, which shall be made available to Canadian Borrower upon its request, with respect to drafts (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of Canadian Borrower, a Canadian Revolving Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed on behalf of Canadian Borrower and that are held by such Canadian Revolving Lender and are not required to be issued in accordance with Canadian Borrower’s irrevocable notice. Alternatively, Canadian Borrower agrees that, at the request of Canadian Administrative Agent, Canadian Borrower shall deliver to Canadian Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.
(d)    Drafts of Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2A.9. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any Canadian Revolving Lender or Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on Canadian Borrower.
(e)    Promptly following the receipt of a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation specifying a Canadian Revolving Loan by way of B/As, Canadian Administrative Agent shall so advise the Canadian Revolving Lenders and shall advise each Canadian Revolving Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Revolving Lenders). In the case of Canadian Revolving Loans comprised of B/A Loans, the aggregate face amount of the B/As to be accepted by a Canadian Revolving Lender shall be in a minimum aggregate amount of Cdn.$500,000 and shall be a whole multiple of Cdn.$100,000, and such face amount shall be in the Canadian Revolving Lenders’ pro rata portions of such Canadian Revolving Loan, provided that, Canadian Administrative Agent may in its sole discretion increase or reduce any Canadian Revolving Lender’s portion of such B/A Loan to the nearest Cdn.$100,000.
(f)    Canadian Borrower may specify in a Notice of Canadian Borrowing pursuant to Section 2A.5 or a Notice of Canadian Conversion or Continuation pursuant to Section 2A.6 that it desires that any B/A’s requested by such notice be purchased by the Canadian Revolving Lenders, in which case the Canadian Revolving Lenders shall, upon acceptance of a B/A by a Canadian Revolving Lender, purchase, or arrange for the purchase of, each B/A from Canadian Borrower at the Discount Rate for such Canadian Revolving Lender applicable to such B/A accepted by it and provide to Canadian Administrative Agent the Discount Proceeds for the account of Canadian Borrower. The Acceptance Fee payable by Canadian Borrower to a Canadian Revolving Lender under Section 3.1(d) in respect of each B/A accepted by such Canadian Revolving Lender shall be set off against the Discount Proceeds payable by such Canadian Revolving Lender under this Section 2A.9.
(g)    Each Canadian Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.
(h)    If a Canadian Revolving Lender is not a chartered bank under the Bank Act (Canada) or if a Canadian Revolving Lender notifies Canadian Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Canadian Revolving Lender will, instead of accepting and, if applicable, purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Loan”) to Canadian Borrower in the amount and for the same term as the draft that such Canadian Revolving Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Revolving Lender will provide to Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of Canadian Borrower. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the applicable Lenders and Canadian Borrower as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the discount to the purchase price of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.
(i)    Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Revolving Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Canadian Revolving Lender in its own right, and Canadian Borrower agrees not to claim any days of grace if such Canadian Revolving Lender, as holder, sues Canadian Borrower on the B/A for payment of the amount payable by Canadian Borrower thereunder. Unless Canadian Borrower has requested and Canadian Revolving Lenders have granted a continuation of such B/A Loan in accordance with the provisions of this Agreement, on the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, Canadian Borrower shall pay the Canadian Revolving Lender that has accepted and purchased such B/A the full face amount of such B/A and, after such payment, Canadian Borrower shall have no further liability in respect of such B/A and such Canadian Revolving Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.
(j)    Except as required by any Canadian Revolving Lender upon the occurrence of an Event of Default, no B/A Loan may be repaid by Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Loan; provided, however, that any B/A Loan may be defeased as provided in the proviso to Section 4.3(d).
2A.10    Miscellaneous. Notwithstanding anything herein to the contrary, the Canadian Borrower shall in no capacity and in no event be obliged to make any payment of interest or any other amount payable to any Canadian Revolving Lender hereunder in excess of any amount or rate which would be prohibited by law or would result in the receipt by such Canadian Revolving Lender of, or an agreement by such Canadian Revolving Lender to receive, “interest” at a “criminal rate” (as each such term is defined in and construed under Section 347 of the Criminal Code (Canada)).

ARTICLE III
INTEREST AND FEES

3.1    Interest.

(a)Base Rate Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to such Borrower (or, if such Base Rate Loan was converted from a Eurocurrency Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurocurrency Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Base Rate plus the Applicable Base Rate Margin.

(b)Eurocurrency Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Eurocurrency Loans from the date the proceeds thereof are made available to such Borrower (or, if such Eurocurrency Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurocurrency Loan or (ii) the conversion of such Eurocurrency Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to the (other than a B/A Loan) relevant Eurocurrency Rate plus the Applicable Eurocurrency Margin.

(c)Canadian Prime Rate Loans. Canadian Borrower agrees to pay interest in respect of the unpaid principal amount of each Canadian Prime Rate Loan from the date the proceeds thereof are made available to Canadian Borrower (or in the case of a conversion of a B/A Loan to a Canadian Prime Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Canadian Prime Rate Loan or (ii) the conversion of such Canadian Prime Rate Loan to a B/A Loan pursuant to Section 2A.6 at a rate per annum equal to the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin.

(d)B/A Loans. Canadian Borrower agrees to pay the Acceptance Fee on the date of acceptance of a draft or making of a B/A Equivalent Loan as calculated in the definition of “Acceptance Fee” and in accordance with Section 2A.9(f).

(e)Overnight Rate Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of each Overnight Rate Loan from the date the proceeds thereof are made available to such Borrower until the maturity of such Overnight Rate Loan at a rate per annum equal to the Overnight Euro Rate or Overnight LIBOR Rate, as applicable.

(f)Payment of Interest. Interest on each Loan (other than a B/A Loan) shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(h) shall be payable from time to time on demand. Interest shall also be payable on all then outstanding Revolving Loans and Canadian Revolving Loans on the applicable Revolver Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Revolving Loans that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or the applicable Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans. During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(g)    Notification of Rate. Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans for any Interest Period, shall promptly notify Borrowers and the Lenders thereof. Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(h)    Default Interest. Notwithstanding the rates of interest specified herein, effective on the date thirty (30) days after the occurrence and continuance of any Event of Default (other than the failure to pay obligations when due) and for so long thereafter as any such Event of Default shall be continuing, and effective immediately, upon any failure to pay any obligations or any other amounts due under any of the Loan Documents, whether by acceleration or otherwise, the principal balance of each Loan (other than a B/A Loan) then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan (other than a B/A Loan) not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(i)    Maximum Interest. If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, the applicable Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the applicable Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full. To the extent necessary to comply with applicable usury law, provisions of any Security Documents related to maximum rates of interest are incorporated herein by reference and shall control and supersede any provision hereof or of any other Loan Document to the contrary. In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section. Further, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the applicable Lender and the applicable Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the applicable Lender of interest at a rate not in contravention of the Criminal Code Section.

(j)    Global Effective Rate (Taux Effectif Global). For the purposes of Articles L. 313-4 of the French Monetary and Financial Code (“Code monétaire et financier”) and L. 314-1 et seq., R. 314-1 and R. 314-14 of the French Consumer Code (“Code de la Consommation”), the parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and the Borrowers’ right to select the currency and the duration of the Interest Period of each Loan), the taux effectif global cannot be calculated at the date of this Agreement. However, each of the European Borrower and the Subsidiary Borrowers which is incorporated in France acknowledge that it has received from the Agent on the date of execution of this Agreement an example of the calculation of the taux effectif global in a form TEG Letter, with execution of such letter to follow promptly after the Effective Date. The parties acknowledge that the TEG Letters form part of this Agreement.

(k)    Interest Act (Canada) Disclosure. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

3.2    Fees.

(a)    Commitment Fees.

(i)    U.S. Borrower agrees to pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Dollar Revolving Commitment (based on its Dollar Revolver Pro Rata Share) a commitment fee in Dollars (the “Dollar Commitment Fee”) for the period commencing on the Effective Date to and including the Revolver Termination Date for the Dollar Revolving Facility or the earlier termination of the Dollar Revolving Commitments (and, in either case, repayment in full of the Dollar Revolving Loans), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Dollar Revolving Commitment. Unless otherwise specified, accrued Dollar Commitment Fees shall be due and payable in arrears (i) on each Quarterly Payment Date, (ii) on the Revolver Termination Date for the Dollar Revolving Facility and (iii) upon any reduction or termination in whole or in part of the Dollar Revolving Commitments (but only, in the case of a reduction, on the portion of the Dollar Revolving Commitments then being reduced);
(ii)    Each of the European Borrower and the U.S. Borrower agrees to pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Multicurrency Revolving Commitment (based on its Multicurrency Revolver Pro Rata Share) a commitment fee in Dollars (the “Multicurrency Commitment Fee”) for the period commending on the Effective Date to and including the Revolver Termination Date for the Multicurrency Revolving Facility or the earlier termination of the Multicurrency Revolving Commitments (and, in either case, repayment in full of the Multicurrency Revolving Loans and payment in full, or collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Facing Agent, of the Multicurrency LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Multicurrency Revolving Commitment (with the Available Multicurrency Revolving Commitment of each Lender determined without reduction for such Lender’s Multicurrency Revolver Pro Rata Share of Swing Line Loans outstanding). Unless otherwise specified, accrued Multicurrency Commitment Fees shall be due and payable (i) on each Quarterly Payment Date, (ii) on the Revolver Termination Date for the Multicurrency Revolving Facility and (iii) upon any reduction or termination in whole or in part of the Multicurrency Revolving Commitments (but only, in the case of a reduction, on the portion of the Multicurrency Revolving Commitments then being reduced);
(iii)    Canadian Borrower agrees to pay to Canadian Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Canadian Revolving Commitment (based on its Canadian Revolver Pro Rata Share) a commitment fee in Canadian Dollars (the “Canadian Commitment Fee”) for the period commencing on the Effective Date to and including the Canadian Revolver Termination Date or the earlier termination of the Canadian Revolving Commitments (and, in either case, repayment in full of the Canadian Revolving Loans and payment in full, or collateralization (by deposit of cash into the Collateral Account or otherwise)) in amounts and pursuant to arrangements satisfactory to the Administrative Agent and the applicable Facing Agent of the Canadian LC Obligations, computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Canadian Revolving Commitment. Unless otherwise specified, accrued Canadian Commitment Fees shall be due and payable in arrears (i) on each Quarterly Payment Date, (ii) on the Canadian Revolver Termination Date and (iii) upon any reduction or termination in whole or in part of the Canadian Revolving Commitments (but only, in the case of a reduction, on the portion of the Canadian Revolving Commitments then being reduced).

(b)    Agency Fees. The Borrowers shall pay to Administrative Agent for its own account, agency and other Loan fees in the amount and at the times set forth in the administrative agent letter (or other letter agreement) between Crown Holdings, the Borrowers and Administrative Agent.
3.3    Computation of Interest and Fees. Interest on all Loans (other than B/A Loans) and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that interest on all Base Rate Loans and Canadian Prime Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable. Interest on all Loans denominated in Sterling shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Each determination of an interest rate by Administrative Agent or Canadian Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. Administrative Agent shall, at any time and from time to time upon request of Crown Holdings, deliver to Crown Holdings a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement. Each change in the Applicable Base Rate Margin or Applicable Eurocurrency Margin or the Applicable Commitment Fee Percentage as a result of a change in Crown Holdings’ Most Recent Total Leverage Ratio shall become effective on the date upon which such change in such ratio occurs.

3.4    Interest Periods. At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurocurrency Loans, the applicable Borrower shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of the applicable Borrower, be one, two or three weeks or one, two, three or six months or, if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) a twelve-month period or, to the extent agreed by the Administrative Agent, any other period less than one month; provided that:

(a)    all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;
(b)    the initial Interest Period for any Eurocurrency Loan shall commence on the date of such Borrowing of such Eurocurrency Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan shall commence on the last day of the immediately preceding Interest Period;
(c)    if any Interest Period relating to a Eurocurrency Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(d)    if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(e)    no Interest Period may be selected at any time when an Unmatured Event of Default or Event of Default is then in existence; provided, that Alternative Currency Loans shall continue with Interest Periods of one month if any Unmatured Event of Default or Event of Default is then in existence;

(f)    no Interest Period shall extend beyond the applicable Term Maturity Date for any Term Loan or the applicable Revolver Termination Date for any Revolving Loan or the Canadian Revolver Termination Date for any Canadian Revolving Loan; and
(g)    no Interest Period in respect of any Borrowing of Term Loans of any Facility shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loan Facility will be required to be made under Section 4.4(b), (c) or (d) as the case may be, if the aggregate principal amount of Term Loans of such Facility, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Facility then outstanding less the aggregate amount of such required prepayment.
3.5    Compensation for Funding Losses. Each Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans or B/A Equivalent Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan or B/A Equivalent Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans but excluding Excluded Taxes) which such Lender may sustain as a result of:

(a)    for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurocurrency Loans or B/A Equivalent Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation or Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation (whether or not withdrawn);
(b)    any payment, prepayment or conversion or continuation of any of its Eurocurrency Loans or B/A Equivalent Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto;
(c)    any repayment of any of its Eurocurrency Loans or B/A Loans not being made on the date specified in a notice of payment given by such Borrower; or
(d)    (i) any other failure by such Borrower to repay such Borrower’s Eurocurrency Loans or B/A Equivalent Loan when required by the terms of this Agreement or (ii) an election made by Borrower pursuant to Section 3.7. A written notice setting forth in reasonable detail the basis of the incurrence of additional amounts owed such Lender under this Section 3.5 and delivered to such Borrower and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes. Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurocurrency Loan or B/A Equivalent Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate or a B/A in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Loans and B/A Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

(e)    For the avoidance of doubt, this Section 3.5 shall not apply to Taxes, except any Taxes that represent losses, expenses and liabilities arising from any non-Tax claim.
3.6    Increased Costs, Illegality, Etc.

(a)    Generally. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the applicable Agent):

(i)on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “Eurocurrency Rate” or the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to Required Lenders of funding such Loan; or

(ii)at any time, that any Recipient shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Eurocurrency Loan because of (x) any Change in Law having general applicability to all comparably situated Lenders within the jurisdiction in which such Lender operates since the date of this Agreement such as, for example, but not limited to: (A) the imposition of any Tax of any kind with respect to this Agreement or any Eurocurrency Loan (other than (I) Indemnified Taxes and (II) Excluded Taxes) or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or

(iii)at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;

then, and in any such event, such Lender (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to Borrowers. Thereafter, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Crown Holdings and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by any Borrower with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower and, in the case of Alternative Currency Loans, such Loans shall thereafter bear interest at a rate equal to Administrative Agent’s cost of funds for such Alternative Currency plus the Applicable Eurocurrency Margin, which shall not in any event be less than zero, (y) in the case of clause (ii) above, such Borrower shall pay to such Lender, within ten days of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 3.6(a); provided that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans similarly situated to Borrowers in connection with substantially similar facilities as reasonably determined by such Lender acting in good faith.
(b)    Eurocurrency Loans. At any time that any Eurocurrency Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), any Borrower may (and, in the case of a Eurocurrency Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Eurocurrency Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Crown Holdings, as the applicable Borrower, was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Eurocurrency Loan into a Base Rate Loan, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

(c)    Capital Requirements. Without duplication of Section 3.6(a), if any Lender determines that any Change in Law concerning capital adequacy or liquidity requirements by any Governmental Authority will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the applicable Borrower shall pay to such Lender, within fifteen days of its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity; provided that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans similarly situated to Borrowers in connection with substantially similar facilities as reasonably determined by such Lender acting in good faith.

(d)    Certificates for Reimbursement. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to Crown Holdings and Administrative Agent (which notice Administrative Agent will promptly transmit to each of the other Lenders), which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice (unless the respective Lender has intentionally withheld or delayed such notice, in which case the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 135th day before the giving of such notice) shall not release or diminish any of any Borrower’s obligations to pay additional amounts pursuant to this Section 3.6. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6. Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6(d), will give prompt written notice thereof to Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

3.7    Mitigation Obligations; Replacement of Affected Lenders.

(a)    Change of Lending Office. Each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c) or Section 4.7(a) or (c) will use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender such designation or assignment will avoid the need for, or reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous in any significant respect to such Lender. Crown Holdings hereby agrees to pay, or to cause the applicable Borrower to pay, all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment. Nothing in this Section 3.7(a) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided for herein.

(b)    Replacement of Lenders. If (w) any Lender is a Lender where, any amount payable to such Lender by the European Borrower or any other French Credit Party under a Loan Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Credit Party by reason of that amount being (i) paid or accrued to such Lender, and such Lender is incorporated, domiciled, established or acting through a lending office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of such Lender in a financial institution situated in a Non-Cooperative Jurisdiction, (x) any Revolving Lender or Canadian Revolving Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) any Lender is owed increased costs under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.7(a), (b) or (c) or (z) as provided in the last sentence of Section 12.1(a) or in Section 12.1(b) any Lender refuses to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement, Crown Holdings shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), reasonably acceptable to Administrative Agent, provided that (i) in the case of any replacement made pursuant to clause (y), such replacement will reduce the amount of any compensation payable by the Credit Parties under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.7(a), (b), or (c), (ii) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender (or, at the option of Crown Holdings if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent), (iii) Crown Holdings shall have paid, or shall have caused the applicable Borrower to pay, to Administrative Agent the assignment fee specified in Section 12.8, (iv) all obligations of all Credit Parties owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement and (v) that the lender replacement right set forth above in clause (y) shall not apply in any instance where five or more Multicurrency Revolving Lenders all make the same notification to Administrative Agent with respect to a particular Agreed Alternative Currency. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (ii), (iii) and (iv) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by each applicable Borrower, the Replacement Lender shall become a Lender hereunder and, unless the Replaced Lender continues to have outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including under Section 4.7), which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Lender that acts as a Facing Agent may be replaced hereunder at any time when it has Letters of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Facing Agent (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Facing Agent or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Facing Agent) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV
REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

4.1    Voluntary Reduction of Commitments. Upon at least two (2) Business Days’ prior written notice (or telephonic notice confirmed in writing) to Administrative Agent at the Notice Address (which notice Administrative Agent shall promptly transmit to each Lender), (i) U.S. Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Dollar Revolving Commitments or Swing Line Commitment in whole or in part, (ii) European Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Multicurrency Revolving Commitment or Swing Line Commitment in part or in whole, and (iii) Canadian Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Canadian Revolving Commitments in part or in whole; in each case, provided that (x) any such voluntary termination of the Dollar Revolving Commitment, Multicurrency Revolving Commitment or Canadian Revolving Commitment shall apply to proportionately and permanently reduce the Dollar Revolving Commitment, Multicurrency Revolving Commitment or Canadian Revolving Commitment of each Dollar Revolving Lender, Multicurrency Revolving Lender or Canadian Revolving Lender, as the case may be, (y) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $10,000,000 and integral multiples of $5,000,000 in excess of that amount and (z) any such voluntary termination of the Dollar Revolving Commitment, Multicurrency Revolving Commitment or Canadian Revolving Commitment shall occur simultaneously with a voluntary prepayment, pursuant to Section 4.3 such that the total of the Dollar Revolving Commitment, Multicurrency Revolving Commitment or Canadian Revolving Commitment shall not be reduced below (1) the aggregate principal amount of outstanding Dollar Revolving Loans in the case of the Dollar Revolving Commitment; (2) Multicurrency Revolving Loans plus the aggregate Effective Amount of Multicurrency LC Obligations and Swing Line Loans, in the case of Multicurrency Revolving Commitments and (3) Canadian Revolving Loans plus the Effective Amount of Canadian LC Obligations, in the case of Canadian Revolving Commitments and the Swing Line Commitment shall not be reduced below the aggregate principal amount of Swing Line Loans.

4.2    Mandatory Reductions of Term Commitments. The Term Commitments terminate on the Effective Date after giving effect to the Borrowing of the Term A Loans and Term Euro Loans.

4.3    Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a)    the applicable Borrower shall give Administrative Agent irrevocable written notice (which notice may be conditioned upon the happening of an event) at its Notice Address (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Dollar Revolving Loans, Multicurrency Revolving Loans, Canadian Revolving Loans or Swing Line Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by the applicable Borrower to Administrative Agent or Canadian Administrative Agent, as applicable, by 12:00 noon (New York City time) at least three (3) Business Days prior in the case of Eurocurrency Loans or Canadian Revolving Loans and at least one (1) Business Day prior in the case of Base Rate Loans to the date of such prepayment and which notice shall (except in the case of Swing Line Loans) promptly be transmitted by Administrative Agent to each of the applicable Lenders;

(b)    each partial prepayment of any Borrowing (other than a Borrowing of Swing Line Loans) shall be in an aggregate principal amount of at least $1,000,000, Cdn.$1,000,000, €1,000,000 or £1,000,000, as applicable, and each partial prepayment of a Swing Line Loan shall be in an aggregate principal amount of at least $500,000, €500,000 or £500,000, as applicable; provided that no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;
(c)    Eurocurrency Loans may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5;
(d)    each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided, however that Canadian Borrower may defease any B/A by depositing with Canadian Administrative Agent an amount equal to the face amount of such maturing B/A, provided, that such prepayment shall not be applied to any Loans of a Defaulting Lender at any time when the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Pro Rata Share of all Loans then outstanding; and
(e)    unless otherwise specified by the applicable Borrower, each voluntary prepayment of Term Loans shall be applied to the Scheduled Term Repayments of all outstanding Term Loans in proportional amounts equal to the applicable Term Percentage of Term Loans with respect to such prepayment and, within each Term Loan, to reduce the remaining Scheduled Term Repayments, in direct order of maturity. Unless otherwise specified by the applicable Borrower, such prepayment shall be applied first to the payment of Base Rate Loans and second to the payment of such Eurocurrency Loans.
The notice provisions, the provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.
4.4    Mandatory Prepayments.

(a)    Prepayment Upon Overadvance.

(i)    U.S. Borrower shall prepay the outstanding principal amount of the Loans under the Dollar Revolving Facility on any date on which the aggregate Effective Amount of such Loans exceeds the aggregate Dollar Revolving Commitment, in the amount of such excess.
(ii)    European Borrower or U.S. Borrower, as applicable, shall prepay the outstanding principal amount of the Loans under the Multicurrency Revolving Facility on any date on which the aggregate Effective Amount of such Loans, together with the aggregate Effective Amount of Multicurrency LC Obligations and Effective Amount of Swing Line Loans exceeds the aggregate Multicurrency Revolving Commitments, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Multicurrency Revolving Loans, the aggregate Effective Amount of Multicurrency LC Obligations, plus the aggregate Effective Amount of Swing Line Loans exceeds the aggregate Multicurrency Revolving Commitments then in effect, European Borrower or U.S. Borrower, as applicable, shall prepay all outstanding Swing Line Loans then, cash collateralize Multicurrency LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such Multicurrency LC Obligations and the aggregate Multicurrency Revolving Loan Commitments then in effect. Administrative Agent shall establish in its name for the benefit of the Multicurrency Revolving Lenders a cash collateral account (the “Collateral Account”) into which it shall deposit such cash to hold as collateral security for the Multicurrency LC Obligations.

(iii)    Canadian Borrower shall prepay the outstanding principal amount of the Loans under the Canadian Revolving Facility on any date on which the aggregate Effective Amount of such Loans together with the aggregate Effective Amount of the Canadian LC Obligations exceeds the aggregate Canadian Revolving Commitments, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Canadian Prime Rate Loans the outstanding principal amount of Canadian Revolving Loans together with the aggregate Effective Amount of the Canadian LC Obligations exceeds the aggregate Canadian Revolving Commitments then in effect, the Canadian Borrower shall cash collateralize the Canadian LC Obligations and cash collateralize outstanding B/A Loans by depositing pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Canadian Administrative Agent, cash with Canadian Administrative Agent in an amount equal to the positive difference, if any, between the outstanding principal amount of Canadian Revolving Loans plus the aggregate Effective Amount of the Canadian LC Obligations and the Canadian Revolving Commitments then in effect. Canadian Administrative Agent shall establish in its name for the benefit of the Canadian Revolving Lenders a cash collateral account into which it shall deposit said cash to hold as collateral security for the outstanding Canadian LC Obligations and/or B/A Loans.
(b)    Scheduled Term Repayments. The applicable Borrower shall cause to be paid Scheduled Term Repayments for each Term Facility on the Term Loans until the Term Loans are paid in full in the amounts and currencies and at the times specified in each of the Scheduled Term Repayment definitions to the extent that prepayments have not previously been applied to such Scheduled Term Repayments (and such Scheduled Term Repayments have not otherwise been reduced) pursuant to the terms hereof.

(c)    Mandatory Prepayment Upon Asset Disposition. From and after the Effective Date, on the tenth Business Day after the date of receipt thereof by Crown Holdings and/or any of its Subsidiaries of Net Proceeds from any Asset Disposition (other than an Asset Disposition permitted by Section 8.3 or Sections 8.5(a) through 8.5(g), 8.5(j) or 8.5(k)), Borrowers shall apply an amount equal to 100% of the Net Proceeds from such Asset Disposition as a mandatory repayment of principal of the Term Loans, pursuant to the terms of Section 4.5(a), provided, that such Net Proceeds therefrom shall not be required to be so applied on such date to the extent that (i) no Credit Party would be obligated to make an offer to purchase any Indebtedness if such Net Proceeds were not used to repay Term Loans and (ii) no Event of Default or Unmatured Event of Default then exists and Crown Holdings delivers a certificate to Administrative Agent on or prior to such date stating that such Net Proceeds shall be used to purchase assets used or to be used in the businesses referred to in Section 8.3(c) within 365 days following the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended), provided, further, that (i) if all or any portion of such Net Proceeds not so applied to the repayment of Term Loans are not so used (or contractually committed to be used) within such 365 day period, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.4(c) and (ii) if all or any portion of such Net Proceeds are not required to be applied on the 365th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied within ten days the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(c); provided that if the assets subject to such Asset Disposition constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, the applicable Collateral Agent, for its benefit and for the benefit of the other applicable Lenders in accordance with Section 7.14.

(d)    [Reserved].

(e)    Mandatory Prepayment with Proceeds of Indebtedness. From and after the Effective Date, promptly on receipt of Net Proceeds of Indebtedness by Crown Holdings or any of its Subsidiaries, Borrowers shall apply an amount equal to 100% of the Net Proceeds of any Indebtedness (other than Indebtedness permitted under Section 8.1 hereof) as a mandatory repayment of principal of the Term Loans in the order set forth in Section 4.5.

(f)    Mandatory Prepayment Upon Recovery Event. From and after the Effective Date, within ten (10) days following each date on which Crown Holdings or any of its Subsidiaries receives any Net Proceeds from any Recovery Event, Borrowers shall apply an amount equal to 100% of the Net Proceeds of such Recovery Event as a mandatory repayment of principal of the Term Loans pursuant to the terms of Section 4.5(a); provided that so long as no Event of Default then exists, such proceeds which are less than $100,000,000 shall not be required to be so applied on such date to the extent that Crown Holdings has delivered a certificate to Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), that

(i)if all or any portion of such Net Proceeds not required to be applied to the repayment of Term Loans pursuant to the first proviso of this Section 4.4(f) are not so used (or contractually committed to be used) within 365 days after the day of the receipt of such proceeds, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Term Loan as provided in this Section 4.4(f);
(ii)if all or any portion of such Net Proceeds are not required to be applied on the 365th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(f); and

(iii)if the asset subject to such Recovery Event constituted Collateral under the Security Documents, then any replacement or substitute assets purchased with the proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the applicable Collateral Agent, for its benefit and for the benefit of the other applicable Lenders in accordance with Section 7.14.

4.5    Application of Prepayments; Waiver of Certain Prepayments.

(a)Prepayments. Except as expressly provided in this Agreement, all prepayments of principal made by Borrowers pursuant to Section 4.4 shall be applied (i) first to the payment of the unpaid principal amount of the Term Loans until paid in full (with, except as provided in the next succeeding sentence, the Term Percentage for each Term Facility of such repayment to be applied as a repayment of Term Loans of such Term Facility), and second, if an Event of Default exists to the payment of the then outstanding balance of the Revolving Loans and Canadian Revolving Loans, pro rata and the cash collateralization of LC Obligations and to the payment of the then outstanding balance of Swing Line Loans, with any excess being retained by Borrower; (ii) within each of the foregoing Loans other than Canadian Revolving Loans, first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans; and (iii) with respect to Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine) and (iv) within Canadian Revolving Loans, first to the payment of Canadian Prime Rate Loans and second to the cash collateralization of outstanding B/A Loans in accordance with the cash collateralization provisions set forth in Section 4.4(a). Each prepayment of Term Loans made pursuant to Sections 4.4(c), (e) and (f) shall be applied to the Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans (in each case, within each Term Facility ratably to the remaining Scheduled Term Repayments thereof in forward order of maturity). If any prepayment of Eurocurrency Loans, denominated in Dollars, made pursuant

(a)    to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans denominated in Dollars. All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

(b)Payments. All regular installment payments of principal on the Term Loans shall be applied (i) first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans and (ii) with respect to Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine). All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

4.6    Method and Place of Payment.

(a)    (i)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in immediately available funds in the Applicable Currency and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by U.S. Borrower to Administrative Agent to make a payment from the funds in U.S. Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency) for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

(ii)    Except as otherwise specifically provided herein, all payments under this Agreement with respect to the Canadian Revolving Facility shall be made to Canadian Administrative Agent, for the ratable account of the Canadian Revolving Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in Canadian Dollars and in each case to the account specified therefor for Canadian Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Canadian Dollars, written telex or telecopy notice by Canadian Borrower to Canadian Administrative Agent to make a payment from the funds in Canadian Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Canadian Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Canadian Administrative Agent prior to 12:00 Noon (local time in the city in which the Payment Office for the payment is located on such day)) like funds relating to the payment of principal or interest or fees ratably to the Canadian Revolving Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (local time in the city in which the Payment Office for the payment is located on such day)), Canadian Administrative Agent shall pay to each Canadian Revolving Lender its ratable amount thereof and each such Canadian Revolving Lender shall be entitled to receive from Canadian Administrative Agent, upon demand, interest on such amount at the applicable cost of funds with respect to Canadian Dollars for each day from the date such amount is paid to Canadian Administrative Agent until the date Canadian Administrative Agent pays such amount to such Canadian Revolving Lender.

(b)    Any payments under this Agreement which are made by any Borrower later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurocurrency Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(c)    Unless Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Facing Agent hereunder that the applicable Borrower will not make such payment, Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Facing Agent, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Facing Agent, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Facing Agent, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to Administrative Agent, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost or funds for amounts in Canadian Dollars or any Alternative Currency) for the first three days and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%.

4.7    Net Payments.

(a)    Subject to Section 4.7(f), all payments made by or on account of any obligation of any Credit Party under any Loan Document will be made without recoupment, setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments under any Loan Document (including, without limitation, payments on account of principal and interest, and fees) shall be made by or on account of any obligation of any Credit Party free and clear of and without deduction or withholding for, or on account of, any Taxes. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires an applicable withholding agent to deduct or withhold any Tax from any payment by or on account of any obligation of any Credit Party under any Loan Document, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, to the extent such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.7(a)), the applicable Lender (or, in the case of any amount received by an Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made. Each Credit Party shall deliver to the Administrative Agent within 30 days after it has made any such payment to the applicable Governmental Authority an original or certified receipt issued by such Governmental Authority (or other evidence reasonably satisfactory to Administrative Agent) evidencing the payment to such Governmental Authority of all amounts so required to be deducted or withheld from such payment.

(b)    The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Subject to Section 4.7(f), the Credit Parties shall jointly and severally indemnify and hold harmless each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.7) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if a Recipient does not notify the applicable Credit Party of any indemnification claim under this Section 4.7(c) within 120 days after such Recipient has received written notice of the specific tax assessment by a Governmental Authority giving rise to such indemnification claim, the Credit Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the applicable Credit Party within such 120-day period. A certificate delivered to the applicable Credit Party (showing in reasonable detail the basis for such calculation) as to the amount of such payment by a Recipient (with a copy to Administrative Agent if such Recipient is not Administrative Agent), absent manifest error, shall be final, conclusive, and binding upon on all parties.

(d)    (i) Subject to Section 4.7(f), each Lender shall deliver to the applicable Borrower and Administrative Agent, at such times as are reasonably requested by such Borrower or Administrative Agent, any documentation prescribed by law or information required under any administrative policy or any relevant Governmental Authority, or reasonably requested by such Borrower or Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document or otherwise required or reasonably necessary to establish such Lender’s status for withholding tax or information reporting purposes in an applicable jurisdiction. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in this Section 4.7(d)) or information expired, obsolete or inaccurate in any material respect, deliver promptly to the applicable Borrower and Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify such Borrower and Administrative Agent of its inability to do so.

(ii)    Without limiting the generality of the foregoing, with respect to each Lender receiving payments in respect of any Loans, Letters of Credit, or Commitments provided to U.S. Borrower:

(A)    each such Lender, other than a Non-U.S. Lender, shall deliver to U.S. Borrower and Administrative Agent on or before the date on which it becomes a party to this Agreement, two duly executed, properly completed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax,
(B)    each such Lender that is a Non-U.S. Lender entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to U.S. Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement, whichever of the following is applicable:
(I)    duly executed, properly completed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable, or any successor thereto, claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(II)    duly executed, properly completed originals of IRS Form W-8ECI or any successor thereto;
(III)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit 4.7(d), to the effect that (i) such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) interest payments on the Loans are not effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”), and (y) duly executed, properly completed copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable;
(IV)    to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), duly executed, properly completed originals of IRS Form W-8IMY, or any successor thereto, of the Non-U.S. Lender, accompanied by IRS Form W-9, Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate, Form W-8IMY, or any other required information, or any successor forms, from each beneficial owner that would be required under this Section 4.7(d) if such beneficial owner were a Lender, as applicable (provided that, if the Non-U.S. Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owners, provided such certificates are duly executed and properly completed originals), or any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit U.S. Borrower and Administrative Agent to determine the withholding or deduction required to be made; or

(V)    any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit U.S. Borrower and Administrative Agent to determine the withholding or deduction required to be made.
(C)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to U.S. Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by U.S. Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by U.S. Borrower or Administrative Agent as may be necessary for U.S. Borrower or Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine or, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Notwithstanding any other provision of this Section 4.7(d), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(iv)    Each Lender hereby authorizes each Agent to deliver to the Credit Parties and to any other Agent or successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 4.7(d).

(e)    VAT:

(i)    All amounts expressed to be payable under a Loan Document to any Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (B) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Credit Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, such Credit Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to such Credit Party).
(ii)    If VAT is or becomes chargeable on any supply made by any Recipient (solely for purposes of this Section 4.7(e), the “Supplier”) to any other Recipient (solely for purposes of this Section 4.7(e), the “Customer”) under a Loan Document, and any party other than the Customer (solely for purposes of this Section 4.7(e), the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration):
(A)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B)    (where the Customer is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(C)    Where a Loan Document requires any party to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(D)    Any reference in this Section 4.7(e) to any party to a Loan shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
(E)    In relation to any supply made by a Recipient to any Credit Party under a Loan Document, if reasonably requested by such Recipient, such Credit Party must promptly provide such Recipient with details of such Credit Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
(f)    United Kingdom Tax Matters. The provisions of Sections 4.7(a), (c) and (d) shall not apply, and instead the provisions of this Section 4.7(f) shall apply, on the payment of any amount of interest with respect to any advance under any Loan Document, with respect to any Loan made to any U.K. Borrower or in respect of any Letter of Credit issued with respect to any U.K. Borrower.

(i)    Solely for the purposes of this Section 4.7(f), the following terms shall have the following meanings:
“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by a U.K. Borrower, which:
(A)    where it relates to a Treaty Lender that becomes a Lender on the date of this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence notified by the Lender to the Administrative Agent, and
(I)    where the U.K. Borrower becomes a Borrower on the date this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
(II)    where the U.K. Borrower becomes a Borrower after the date this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a Borrower; or

(B)    where it relates to a Treaty Lender that becomes a Lender after the date this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption Agreement, and
(I)    where the U.K. Borrower is a Borrower as at the date on which the Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days of that date; or
(II)    where the U.K. Borrower is not a Borrower as at the date on which the Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a Borrower.
“Qualifying Lender” means:
(A)    a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document to a U.K. Borrower and is:
(I)    a Lender:
(1)    which is a bank (as defined for the purpose of Section 879 of the ITA-UK) making an advance to a U.K. Borrower under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or
(2)    in respect of an advance made under a Loan Document to a U.K. Borrower by a person that was a bank (as defined for the purpose of Section 879 of the ITA-UK) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(II)    a Lender which is:
(1)    a company resident in the United Kingdom for United Kingdom tax purposes;
(2)    a partnership each member of which is:
(a)    a company so resident in the United Kingdom; or
(b)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or
(III)    a Treaty Lender; or
(B)    a Lender which is a building society (as defined for the purpose of Section 880 of the ITA-UK) making an advance under a Loan Document.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document to a U.K. Borrower is either:
(A)    a company resident in the United Kingdom for United Kingdom tax purposes;
(B)    a partnership each member of which is:
(I)    a company so resident in the United Kingdom; or
(II)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(C)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.
“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment under a Loan Document, other than a deduction under FATCA.
“Treaty Lender” means a Lender which:
(A)    is treated as a resident of a Treaty State for the purposes of the relevant Treaty;
(B)    does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in a Loan to a U.K. Borrower is effectively connected; and
(C)    meets all other conditions of the relevant Treaty for full exemption from taxation on interest and other amounts which relate to the Lender (including, without limitation, its tax or other status, the manner in which or the period for which it holds any rights under this Agreement, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights) under the Loan Documents. In this subclause (C), “conditions” shall mean conditions relating to an entity’s eligibility for full exemption under the relevant Treaty and shall not be treated as including any procedural formalities that need to be satisfied in relation to that Treaty.

“Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (a “Treaty”) which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“UK Non-Bank Lender” means:
(A)    a Lender (which falls within paragraph (A)(II) of the definition of “Qualifying Lender”) which is a party to this Agreement on the day on which this Agreement is entered into and which has provided a Tax Confirmation to the Administrative Agent; and
(B)    where a Lender becomes a Lender after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment and Assumption Agreement which it executes on becoming a Lender.
(ii)    Tax gross-up with respect to any advance.
(A)    All payments under any Loan Document, with respect to any Loan to a U.K. Borrower or in respect of any Letter of Credit issued with respect to any U.K. Borrower, shall be made without any Tax Deduction, unless a Tax Deduction is required by law.
(B)    A U.K. Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly.
(C)    If a Tax Deduction is required by law to be made by a U.K. Borrower or Administrative Agent, the amount of the payment due from that U.K. Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(D)    A payment shall not be increased under paragraph (C) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom on the payment of any amount of interest with respect to any advance under any Loan Document to any U.K. Borrower or in respect of any Letter of Credit issued in respect of any U.K. Borrower, if on the date on which the payment falls due:
(I)    the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(II)    the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(II) of the definition of “Qualifying Lender” and:
(1)    an officer of H.M. Revenue & Customs has given (and not revoked) a direction (solely for purposes of this Section 4.7(f), a “Direction”) under Section 931 of the ITA-UK which relates to the payment and that Lender has received from the U.K. Borrower making the payment a certified copy of that Direction; and

(2)    the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(III)    the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(II) of the definition of “Qualifying Lender” and:
(1)    the relevant Lender has not given a Tax Confirmation to the U.K. Borrower; and
(2)    the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the U.K. Borrower, on the basis that the Tax Confirmation would have enabled the U.K. Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of Section 930 of the ITA-UK; or
(IV)    the relevant Lender is a Treaty Lender and the U.K. Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (G) or (H) (as applicable) below.
(E)    If a U.K. Borrower is required to make a Tax Deduction, that U.K. Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(F)    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the U.K. Borrower making that Tax Deduction shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment a statement under Section 975 of the ITA-UK or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(G)    (I)    Subject to paragraph (II) below, a Treaty Lender and each U.K. Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that U.K. Borrower to obtain authorisation to make that payment without a Tax Deduction.
(II)    (1) A Treaty Lender which becomes a Lender on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence opposite its name on Schedule 1.1(a) under the heading “Amount of Multicurrency Revolving Commitment”; and
(2)    a Treaty Lender which becomes a Lender after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (G)(I) above.

(H)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (G)(II) above and a U.K. Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(1)    that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2)    HM Revenue & Customs has not given the U.K. Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case, the U.K. Borrower has notified that Lender in writing, that Lender and the U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for that relevant Borrower to obtain authorisation to make that payment without a Tax Deduction.
(I)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (G)(II) above, no U.K. Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(J)    A U.K. Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(K)    A UK Non-Bank Lender which becomes a Lender on the day on which this Agreement is entered into gives a Tax Confirmation to the Administrative Agent by entering into this Agreement.
(L)    A UK Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.
(M)    Nothing in Section 4.7(f)(ii)(G) above shall require a Lender to (I) register under the HMRC DT Treaty Passport scheme, (II) apply the HMRC DT Treaty Passport scheme to any advance, Loan, Commitment or Letter of Credit if it has so registered, or (III) file treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 4.7(f)(ii)(G)(II).
(iii)    Tax indemnity.
(A)    The U.K. Borrowers shall (within ten Business Days of demand by the Administrative Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document; provided, however, that if a Lender does not notify the U.K. Borrower of any indemnification claim under this Section 4.7(f)(iii) within 120 days after such Lender has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the U.K. Borrowers shall not be required to indemnify such Lender for any incremental interest or penalties resulting from such Lender’s failure to notify the U.K. Borrower within such 120-day period.
(B)    Paragraph (A) above shall not apply:
(I)    with respect to any Taxes assessed on a Lender:

(1)    under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or
(2)    under the law of the jurisdiction in which such Lender’s lending office is located in respect of amounts received or receivable in that jurisdiction, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or
(II)    to the extent a loss, liability or cost:
(1)    is compensated for by an increased payment under Section 4.7(f)(ii) (Tax gross-up);
(2)    would have been compensated for by an increased payment under Section 4.7(f)(ii) (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 4.7(f)(ii)(D) (Tax gross-up) applied; or
(3)    relates to a deduction pursuant to FATCA required to be made by a party.
(C)    A Lender making, or intending to make a claim under paragraph (iii)(A) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the U.K. Borrower.
(D)    A Lender shall, on receiving a payment from a U.K. Borrower under this Section 4.7(f)(iii), notify the Agent.
(iv)    Lender Status Confirmation. Each Lender which becomes a Lender under this Agreement, in respect of any Loan, Commitment or advance to any U.K. Borrower or in respect of any Letter of Credit issued with respect to any U.K. Borrower, after the date of this Agreement shall indicate, in the Assignment and Assumption Agreement which it executes on becoming a Lender, and for the benefit of the Administrative Agent and without liability to any Borrower, which of the following categories it falls in:
(A)    not a Qualifying Lender;
(B)    a Qualifying Lender (other than a Treaty Lender); or
(C)    a Treaty Lender.
If such a Lender fails to indicate its status in accordance with this Section 4.7(f)(iv) then such Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrowers). For the avoidance of doubt, an Assignment and Assumption Agreement shall not be invalidated by any failure of a Lender to comply with this Section 4.7(f)(iv).
(g)    For purposes of this Section 4.7, the term “Lender” shall include any Swing Line Lender and any Facing Agent.

(h)    Each party’s obligations under this Section 4.7 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender.

(i)    For the avoidance of doubt, for purposes of FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent agree to treat (and the Lenders hereby authorize the Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulations Section 1.1471-2(b)(2)(i).

ARTICLE V
CONDITIONS OF CREDIT

5.1    Conditions Precedent to the Effective Date. The obligation of the Lenders to make the Initial Loans and the obligation of the respective Facing Agent to issue and the Lenders to participate in Letters of Credit under this Agreement shall be subject to the fulfillment of each of the conditions, except as permitted to be completed on a post-closing basis pursuant to Section 7.19, set forth in this Section 5.1.

(a)    Principal Loan Documents.

(i)    Credit Agreement and Notes. Crown Holdings and each Borrower shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement (including all schedules, exhibits, certificates, opinions and financial statements required to be delivered on the Effective Date) and, if requested, the Notes payable to the order of each applicable Lender in the amount of their respective Commitments all of which shall be in full force and effect;
(ii)    Reaffirmation Agreement. Each applicable Credit Party shall have duly authorized, executed and delivered counterparts to the Reaffirmation Agreement in form and substance reasonably acceptable to the Administrative Agent.
(iii)    Euro Security Documents. Each applicable Euro Credit Party shall have duly authorized, executed and delivered counterparts of each Euro Security Document or amendments thereto reasonably requested by the Administrative Agent, together with, to the extent required by such Euro Security Document, the following:
(A)    to the extent applicable, certificates representing all certificated Pledged Securities, together with executed and undated stock powers and/or assignments in blank or other instruments of transfer customary in the applicable jurisdiction;
(B)    [Reserved];
(C)    appropriate financing statements or comparable documents of, and executed by, the appropriate entities in proper form for filing under the provisions of the applicable or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant to the Euro Collateral Agent a perfected first priority Lien on such Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;
(D)    judgment and tax lien, bankruptcy and pending lawsuit search reports listing all effective financing statements or comparable documents which name any applicable Credit Party as debtor and which are filed in those jurisdictions in which any of such Collateral is located and the jurisdictions in which any applicable Credit Party’s principal place of business is located, together with copies of such existing financing statements, none of which shall encumber such Collateral covered or intended or purported to be covered by such Euro Security Document other than Permitted Liens; and

(E)    evidence that all other actions reasonably necessary or desirable to perfect the security interest created by the Euro Security Documents have been taken.
(iv)    [Reserved];
(b)    Perfection on Personal Property Collateral. Administrative Agent shall have received:
(i)from U.S. Borrower, Crown Holdings and all of the U.S. Subsidiaries of Crown Holdings, executed and delivered Perfection Certificates dated the Effective Date;

(ii)from U.S. Borrower, Crown Holdings and all of the U.S. Subsidiaries of Crown Holdings party to the U.S. Security Agreement, proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law, if any) for filing under the UCC or other appropriate filing offices of each foreign and domestic jurisdiction as may be necessary or, in the opinion of U.S. Collateral Agent, desirable to perfect the security interests purported to be created by the U.S. Security Documents;

(iii)from U.S. Borrower, Crown Holdings and all of the U.S. Subsidiaries of Crown Holdings party to the U.S. Security Agreement, copies of Requests for Information or Copies (Form UCC-1), or equivalent reports, listing all effective financing statements or similar notices that name any such Person (by its actual name or any trade name, fictitious name or similar name), or any division or other operating unit thereof, as debtor (whether filed in the jurisdiction referred to in clause (i) or elsewhere), together with copies of such other financing statements (none of which shall cover the U.S. Collateral except to the extent evidencing Permitted Liens or for which U.S. Collateral Agent shall have received written authorization from the secured party to file termination statements (Form UCC-3 or such other termination statements as shall be required by local law), such termination statements fully executed for filing where necessary);

(iv)evidence of the completion of, or arrangements satisfactory to U.S. Collateral Agent for, all other recordings and filings of, or with respect to, the Security Documents with all Governmental Authorities and all other actions as may be necessary or, in the reasonable opinion of U.S. Collateral Agent, desirable to perfect the security interests intended to be created by the U.S. Security Documents and to release or modify UCC filings that do not constitute Permitted Liens; and

(v)evidence that all other actions necessary, or in the reasonable opinion of U.S. Collateral Agent and the Required Lenders, desirable to perfect the security interests purported to be taken by the U.S. Security Documents have been taken.

(c)    Existing Credit Agreement. All commitments under the Existing Credit Agreement shall have been terminated, and all loans and accrued and unpaid interest, fees and any other amounts outstanding under the Existing Credit Agreement shall have been paid in full; provided that accrued and unpaid interest, fees and other amounts outstanding under the Existing Credit Agreement (other than principal amount of loans) may be paid within ten (10) Business Days following the receipt by Crown Holdings of an invoice from the Administrative Agent regarding any such accrued and unpaid interest, fees or other amounts outstanding (it being understood that such amounts shall be due and payable on such tenth Business Day if not paid prior to such date).

(d)    Opinions of Counsel. Administrative Agent shall have received from (i) Dechert LLP, special counsel to the Credit Parties, a customary opinion addressed to Administrative Agent and each of the Lenders and dated the Effective Date, which shall be in form and substance reasonably satisfactory to Administrative Agent and which shall cover such matters related to the transactions contemplated herein as Administrative Agent may reasonably request, and (ii) opinions of local counsel to the Credit Parties and/or the Administrative Agent, as is customary in the respective jurisdiction and as specified on Schedule 5.1(d), addressed to Administrative Agent and each of the Lenders dated the Effective Date, each of which shall be in form and substance reasonably satisfactory to Administrative Agent, which opinions shall cover such matters related to the transactions contemplated herein and in other Looan Documents as Administrative Agent may reasonably request.

(e)    Corporate Documents and Financial Matters.

(i)    Officer’s Certificate. Administrative Agent shall have received a certificate executed by a Financial Officer (or a Responsible Officer in the case of any non-U.S. Borrower) of each of the Borrowers, dated the Effective Date and in the form of Exhibit 5.1(e)(i), stating that the representations and warranties set forth in Article VI hereof are true and correct in all material respects as of the date of the certificate, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties were true and correct in all material respects as of such specified date, that no Event of Default or Unmatured Event of Default has occurred and is continuing and that the conditions of Section 5.1 hereof have been fully satisfied or waived, subject to the proviso at the end of this Section 5.1 (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).
(ii)    Secretary’s Certificate. On the Effective Date, Administrative Agent shall have received from each Credit Party a certificate, dated the Effective Date, signed by the secretary or any assistant secretary (or, if no secretary or assistant secretary exists, a Responsible Officer or if customary in the applicable jurisdiction any director or authorized signatory), of such Credit Party, in the form of Exhibit 5.1(e)(ii) with appropriate insertions, as to the incumbency and signature of the officers/managers of each such Credit Party executing any Loan Document as of the Effective Date (in customary form and substance) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary (or, if no secretary or assistant secretary exists, such Responsible Officer), and certifying as true and correct, attached copies of the certificate of incorporation, certificate of amalgamation or other equivalent document (certified as of recent date by the Secretary of State or other comparable authority where customary in such jurisdiction) and by-laws (or other Organic Documents of such Credit Party), up-to-date copies of a corporate extract (extrait) and a certificate of non-inscription of a judicial decision (certificat de non-inscription d’une decision judiciaire) issued by the RCS for any Credit Party incorporated under the laws of Luxembourg and the resolutions of such Credit Party and, to the extent required, of the equity holders of such Credit Party, referred to in such certificate.

(iii)    Good Standing. A customary good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other governmental authority) of its state, territory or province of organization or such equivalent document issued by any foreign Governmental Authority if applicable in such foreign jurisdiction and, in each case, solely to the extent available on a commercially reasonable basis in such jurisdiction.
(iv)    Solvency. On the Effective Date, Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit 5.1(e)(iv), and signed by the chief financial officer of Crown Holdings confirming the solvency of (i) Crown Holdings and its Subsidiaries, (ii) U.S. Borrower and its Subsidiaries, (iii) European Borrower and its Subsidiaries, and (iv) Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis after giving effect to the Transactions.
(f)    Other Closing Conditions.
(i)    Fees. The payment in full of all fees, and all expenses expressly due and payable on or before the Effective Date under the Fee Letter to the extent invoiced at least two (2) Business Days prior to the Effective Date (which amounts shall be offset against the proceeds of the Initial Borrowings hereunder).
(ii)    USA Patriot Act. The Administrative Agent and Arrangers shall have received, at least three (3) Business Days prior to the Effective Date (to the extent reasonably requested in writing on a timely basis at least ten (10) Business Days prior to the Effective Date), all documentation and other information required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.
(iii)    Notice of Borrowing. Prior to the making of each Loan on the Effective Date, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5.
5.2    Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (other than Loans made on the Effective Date) and the obligation of any Facing Agent to issue or any Lender to participate in any Letter of Credit hereunder in each case shall be subject to the fulfillment at or prior to the time of each such Credit Event of each of the following conditions:

(a)    Representations and Warranties. Except as otherwise set forth in Section 2.9(d), the representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of such time, as though made on and as of such time except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties shall be true and correct in all material respects as of such specified date.
(b)    No Default. Except as otherwise set forth in Section 2.9(d), no Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such Credit Event.
(c)    Notice of Borrowing; Notice of Issuance; Aggregate Borrowing Limit.
(i)    Prior to the making of each Loan, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5 or Canadian Administrative Agent shall have received a Notice of Canadian Borrowing meeting the requirements of Section 2A.5, as applicable.

(ii)    Prior to the issuance of each Letter of Credit, Administrative Agent and the respective Facing Agent shall have received a Notice of Issuance meeting the requirements of Section 2.10(c).

(iii)    The aggregate principal amount of all Revolving Loans, plus all Canadian Revolving Loans plus the Effective Amount of all LC Obligations plus the Effective Amount of all Swing Line Loans shall at no time exceed $1,400,000,000.

The acceptance of the benefits of each such Credit Event by the applicable Borrower shall be deemed to constitute a representation and warranty by it to the effect of paragraphs (a), (b) and (c) of this Section 5.2 (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).
Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loan to be made on the Effective Date, such Lender approves of and consents to each of the matters set forth in Section 5.1 and Section 5.2 which must be approved by, or which must be satisfactory to, Administrative Agent or the Required Lenders or Lenders, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders, Administrative Agent or Crown Holdings shall have delivered or caused to be delivered a copy of such agreement or document to such Lender on or prior to the Effective Date if requested.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Credit Party makes the following representations and warranties as of the Effective Date (both before and after giving effect to the consummation of the Transactions) and as of the date of each subsequent Credit Event (except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be made as of such specified date), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit:
6.1    Corporate Status. Each Credit Party (a) is a corporation, partnership or other form of legal entity, duly organized and validly existing and, to the extent such concept exists in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other organizational power and authority to carry on its business as now conducted, and (c) is duly qualified to do business and, to the extent such concept exists in such jurisdiction, is in good standing in each other jurisdiction where the nature of its business requires such qualification, except in the case of clauses (a) (as to good standing), (b) and (c), where the failure to so qualify in the aggregate will not result in a Material Adverse Effect.

6.2    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Credit Party has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3    No Violation. The execution and delivery by any Credit Party of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents), and the performance of such Credit Party’s obligations thereunder do not contravene any provision of any Requirement of Law applicable to such Credit Party, except for such contraventions that would not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach of any material Contractual Obligation or other material instrument binding upon any Credit Party, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound, except for such contraventions, conflicts, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect, or to which it may be subject or violate any provision of any Organic Document of any Credit Party, except for such violations that would not reasonably be expected to have a Material Adverse Effect.

6.4    Governmental and Other Approvals. Except for filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office to record liens on intellectual property, and the filing of the UCC financing statements (or similar actions with respect to the Collateral under Foreign Requirements of Law including the filing of Personal Property Security Act registrations in the applicable Canadian provinces) which shall be recorded and filed, respectively, on, or as soon as reasonably practicable after, the Original Closing Date, and except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Effective Date and except for any reports required to be filed by any Credit Party with the SEC), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Loan Document or the performance of the obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

6.5    Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.

(a)    Financial Statements.

(i)    The consolidated balance sheets of Crown Holdings and its consolidated Subsidiaries and the related statements of income, cash flows and shareholders’ equity of Crown Holdings for December 31, 2016, fairly present in all material respects the consolidated financial condition and results of operation and cash flows of Crown Holdings and its consolidated Subsidiaries as of such dates and for such periods (subject, in the case of the financial statements as of and for the period ended December 31, 2016, to normal year-end adjustments and to the absence of footnotes). Copies of such statements have been furnished to the Lenders prior to the Effective Date and, in the case of the December 31, 2016 statements, have been reported on by Pricewaterhouse Coopers LLP, independent certified public accountants.
(ii)    On and as of the Effective Date, immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (I) (a) the sum of the assets of Crown Holdings and its Subsidiaries (taken as a whole), at a fair valuation, will exceed its debts; (b) the present fair saleable value of the property of Crown Holdings and its Subsidiaries (taken as a whole) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured and specifically, no German Borrower or Non-U.S. Guarantee Subsidiary organized under the Laws of the Federal Republic of Germany is illiquid, threatened with illiquidity or overindebted within the meaning of section 17, 18 or 19 of the German Insolvency Code, (Insolvenzordnung), or overindebted within the meaning of the German proper accounting standards (Grundsätze ordentlicher Buchführung); (c) Crown Holdings and its Subsidiaries (taken as a whole) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Crown Holdings and its Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date and (II) (i) no Credit Party will be subject to any proceedings for its administration (with respect to a Credit Party organized under the laws of France, redressement judiciaire), or will be subject to a plan for the transfer of the whole or part of its business, or is or will be subject to liquidation (with respect to a Credit Party organized under the laws of France, liquidation judiciaire) and no claim has been made requesting implementation of such proceedings; (ii) no Credit Party will be subject to the administration of a court appointed mediator (conciliateur), judicial condition, compulsory manager, receiver (administrateur judiciaire), administrator, liquidator (liquidateur judiciaire) or other similar office (with respect to a Credit Party organized under the laws of France, mandataire ad hoc), and no request will have been filed and no negotiations envisaged for the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of such Credit Party; (iii) no Credit Party will be unable to settle its debts (contingent or otherwise) with realizable assets (with respect to a Credit Party organized under the laws of France, en état de cessation des paiements within the meaning of article L 631-1 of the French Commercial Code) or will have admitted in writing its inability to pay its debts as they fall due; (iv) no Credit Party organized under the laws of France will be subject to safeguard proceedings (procédure de sauvegarde), within the meaning of Article L. 620-1 et seq. of the French Commercial Code (which shall include, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée); and (v) no Credit Party will have commenced negotiations with any of its creditors with a view to the general readjustment or rescheduling of any of its indebtedness or will have made a general assignment for the benefit of any of its creditors and/or will have entered into any settlement agreement or amicable arrangement with any of its creditors (with respect to a Credit Party organized under the laws of France, transactions, accord de conciliation), or will have stopped or suspended payment of all or substantially all of its debts or will have announced an intention to do so, or will have a moratorium declared in respect of any of its indebtedness.
(b)    Indebtedness. Set forth on (i) Schedule 6.5(b)(i) hereto is a list and description of all Indebtedness of the Credit Parties and their respective Subsidiaries (other than the Loans) in excess of $5,000,000 that will be outstanding immediately after the Effective Date; (ii) Schedule 6.5(b)(ii) hereto is a list and description of the Existing Non-U.S. Facilities and the obligations of any Subsidiary of Crown Holdings that has any Guarantee Obligations with respect to, is an obligor under or provides credit support in respect of such Existing Non-U.S. Facilities as of the Effective Date; and (iii) Schedule 6.5(b)(iii) hereto is a list and description of the Existing Factoring Facilities and the obligations of any Subsidiary of Crown Holdings that has any Guarantee Obligations with respect to, is an obligor under or provides credit support in respect of such Existing Factoring Facilities as of the Effective Date (collectively the “Indebtedness to Remain Outstanding”), in each case showing the outstanding aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt. No Indebtedness to Remain Outstanding has been incurred in connection with, or in contemplation of, the Transactions or the other transactions contemplated hereby. Crown Holdings has delivered or caused to be delivered to Administrative Agent a true and complete copy of the form of each material instrument evidencing Indebtedness for money borrowed listed on Schedule 6.5(b)(i) and of each material agreement or instrument pursuant to which such Indebtedness for money borrowed was issued.

(c)    Projections. On and as of the Effective Date, the financial projections previously delivered to Administrative Agent for further distribution to the Lenders (the “Projections”) and each of the budgets and projections delivered after the Effective Date pursuant to Section 7.2(c) are, at the time made, based on good faith estimates and assumptions made by the management of Crown Holdings, which assumptions were believed by management of Crown Holdings to be reasonable at the time made, it being understood that uncertainty is inherent in any forecasts or projections, such projections are not to be viewed as facts, that actual results during the period or periods covered by such projections may differ from such projections and the differences may be material, and that no assurance can be given that the results set forth in the Projections will actually be obtained.

(d)    No Material Adverse Change. Since December 31, 2016, there has been no material adverse change in the financial condition of Crown Holdings and its Subsidiaries, taken as a whole.

6.6    Litigation. There are no actions or proceedings pending or, to the knowledge of any of the Credit Parties, threatened litigation, action or proceeding in writing against any Credit Party that would reasonably be expected to have a Material Adverse Effect, or (ii) which purports to affect the legality, validity or enforceability of this Agreement, any Loan Document or the transactions contemplated hereby or thereby.

6.7    True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Credit Party in writing to any Lender (including, without limitation, all information contained in the Loan Documents) (other than the Projections as to which Section 6.5(c) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, as modified or supplemented by other written factual information (taken as a whole) so furnished from time to time, when taken as a whole, do not contain as of the date furnished (or, if such information expressly related to a specific date, as of such specific date) any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast or projection or general economic or financial information, the Credit Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

6.8    Use of Proceeds; Margin Regulations.

(a)    Effective Date Proceeds. The proceeds of (x) the Term Loans and Revolving Loans incurred on the Effective Date hereunder shall be used by the Borrowers (i) to refinance all Indebtedness and other obligations under the Existing Credit Agreement, (ii) to pay transaction costs and expenses in connection with this Agreement and the transactions contemplated hereby and (iii) with regard to any remaining amount, for general corporate purposes.

(b)    Revolving Loan Proceeds and Additional Facility Proceeds. All proceeds of the Revolving Loans and Loans under any Additional Facilities incurred after the Effective Date hereunder shall be used by the Borrower and its Subsidiaries for ongoing working capital needs and general corporate purposes.

(c)    Margin Regulations. The proceeds of any Loan, this Agreement and the transactions contemplated hereby will not result in a violation of any provision of Regulation U or X of the Board.

6.9    Taxes. Each of Crown Holdings and its Subsidiaries has timely filed all federal, foreign and other material Tax returns and reports required by law to have been filed by it. Each of Crown Holdings and its Subsidiaries has paid all Taxes payable by it before they have become delinquent other than (i) such Taxes that are being contested in good faith by proper proceedings diligently conducted and for which adequate reserves have been established in conformity with GAAP and (ii) such Taxes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that any such contest of Taxes with respect to Collateral satisfies the Contested Collateral Lien Conditions.

6.10    Compliance With ERISA; Foreign Pension Plans.

(a)    No Termination Event has occurred or is reasonably expected to occur which would reasonably be expected to have a Material Adverse Effect or give rise to a Lien other than a Permitted Lien. Crown Holdings and its Subsidiaries or any ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of applicable law, including ERISA and the Code, with respect to each Plan. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by Crown Holdings and its Subsidiaries or any ERISA Affiliates of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect. Crown Holdings and its Subsidiaries or any ERISA Affiliates have no contingent liability with respect to post-retirement benefits provided by Crown Holdings and its Subsidiaries or any ERISA Affiliates under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Plan has been established, registered, amended, funded, invested and administered in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, including all funding and contribution requirements, and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) neither any Credit Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, (iii) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of each Foreign Plan have been paid or remitted in accordance with its terms and all applicable laws and (iv) there is no investigation by a Governmental Authority or claim (other than routine claims for payment of benefits) pending or, to the knowledge of any Credit Party, threatened involving any Foreign Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits).

(c)    Schedule 6.10(c) lists all of the Canadian Defined Benefit Plans as of the Effective Date. As of the Effective Date, the hypothetical wind-up deficiency, going concern deficiency and solvency deficiency of each Canadian Defined Benefit Plan as of the date of the most recently filed actuarial valuation for such plan prior to the Effective Date is set out in Schedule 6.10(c) or has otherwise been disclosed to the Canadian Administrative Agent. As of the Effective Date, the wind-up deficiency related to any prior wind-up or partial wind-up of a Canadian Defined Benefit Plan as of the date of the most recently filed actuarial valuation for such plan prior to the Effective Date is set out in Schedule 6.10(c) or has otherwise been disclosed to the Canadian Administrative Agent, provided that such disclosure shall not be required where a Canadian Defined Benefit Plan has been wound-up or partially wound-up and all plan assets and benefits owing to affected members, including any surplus, attributable to such wind-up or partial wind-up have been fully distributed or paid out in accordance with all applicable laws. With respect to each Canadian Defined Benefit Plan (i) except as disclosed in Schedule 6.10(c), no Canadian Pension Termination Event has occurred, (ii) all reports and disclosures relating to the Canadian Defined Benefit Plan required by any applicable laws have been filed or distributed in a timely fashion, except as could not reasonably be expected to result in a Material Adverse Effect and (iii) all obligations of any Canadian Credit Party required to be performed in connection with the Canadian Defined Benefit Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, except as could not reasonably be expected to result in a Material Adverse Effect. No Canadian Credit Party contributes to, or has any obligation to contribute to, any Multiple Employer Plan.

6.11    Security Documents.

(a)    The U.S. Pledge Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Creditors named therein, a legal, valid and enforceable security interest in the Collateral securing the Obligations having the priority set forth therein and, when such Collateral is delivered to the U.S. Collateral Agent, the U.S. Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral to the extent a security interest can be perfected by delivery of such Collateral.

(b)    [Reserved].

(c)    The U.S. Security Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Creditors named therein, a legal, valid and enforceable security interest in the Collateral securing the Obligations (as defined in the U.S. Security Agreement) having the priority set forth therein and constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property), to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the U.S. Collateral Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(d)    The U.S. Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the Effective Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

(e)    Subject to the filings, amendments, undertakings and other actions set forth in Section 7.19, the security agreements entered into by the Canadian Credit Parties are effective to create in favor of the Canadian Administrative Agent, for its benefit and the benefit of the Secured Creditors named in the applicable security agreement, a legal, valid and enforceable security interest in the Collateral securing the Obligations (as defined in the each applicable security agreement) having the priority set forth therein and, upon the taking of possession or control by the Canadian Administrative Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Canadian Administrative Agent to the extent possession or control by the Canadian Administrative Agent is required by any Security Document), the Canadian Administrative Agent, constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Canadian Administrative Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(f)    subject to the filings, amendments, undertakings and other actions set forth in Section 7.19, each Euro Security Document is effective to create in favor of the Euro Collateral Agent, for the benefit of the Secured Creditors named therein, a legal, valid and enforceable security interest in the assets purported to be encumbered thereby having the priority set forth therein and, when (x) all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Euro Security Document, (y) upon the taking of possession or control by the Euro Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Euro Collateral Agent to the extent possession or control by the Euro Collateral Agent is required by any Euro Security Document) and (z) any further action required under Section 7.14 are taken, each Euro Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

6.12    Ownership of Property. Crown Holdings and each of its Material Subsidiaries has good and marketable title to, a subsisting leasehold interest in, or right to use, all items of material real and personal property used in its operations, free and clear of all Liens (except as to leasehold interests), except Permitted Liens and except as would reasonably be expected to have a Material Adverse Effect. Substantially all items of real property owned by, leased to or used by Crown Holdings and each of its Material Subsidiaries are free and clear of any known defects in title except such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and except Permitted Real Property Encumbrances except as would reasonably be expected to have a Material Adverse Effect.

6.13    Capitalization of Credit Parties. As of the Effective Date, all outstanding shares of Capital Stock of each Credit Party’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (to the extent applicable) and are owned, directly or indirectly by a Credit Party, free and clear of all Liens other than those created by the Security Documents and Permitted Liens. As of the Effective Date, except as otherwise permitted by this Agreement, no authorized but unissued or treasury shares of Capital Stock of each Credit Party’s Subsidiaries are subject to any option, warrant, right to call or commitment of any kind or character. As of the Effective Date, except as otherwise permitted by the Agreement, none of any Credit Party’s Subsidiaries has any outstanding stock or securities convertible into or exchangeable for any shares of its Capital Stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Capital Stock or any stock or securities convertible into or exchangeable for any of its Capital Stock (other than as disclosed to the Lenders prior to the Effective Date).

6.14    Subsidiaries. Schedule 6.14 hereto sets forth a true, complete and correct list as of the Effective Date of all Subsidiaries of any Credit Party after giving effect to the Transactions and indicates for each such Subsidiary (i) its jurisdiction of organization, state identification number and federal employer identification number (where applicable) or equivalent organizational number in its jurisdiction of organization and exact legal name as it appears on the certificate of incorporation or other state, provincial, territorial or applicable Governmental Authority issued Organic Document, (ii) its ownership (by holder and percentage interest), (iii) whether such Subsidiary is a U.S. Subsidiary or a Non-U.S. Subsidiary and (iv) whether such Subsidiary is a Material Subsidiary.

6.15    Compliance With Laws, Etc.
Neither Crown Holdings nor any of its Material Subsidiaries is in default under or in violation of any Requirement of Law (other than Taxes, ERISA and Foreign Plans or Environmental Laws, which are covered exclusively by Sections 6.9, 6.10 and 6.18, respectively) applicable to any of them or Contractual Obligation applicable to any of them (other than Contractual Obligations related to Indebtedness (other than Material Indebtedness)), as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, would have a Material Adverse Effect.

6.16    Investment Company Act. None of the Borrowers nor any of its respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
6.17    [Reserved].

6.18    Environmental Matters. Except for any matters that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)    All facilities and property owned, leased or operated by Crown Holdings or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws.
(b)    There are no pending or threatened written claims, complaints, notices or inquiries received by Crown Holdings or any of its Subsidiaries regarding any Environmental Liability.
(c)    There have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Credit Party’s knowledge, previously owned or leased or operated by Crown Holdings or any of its Subsidiaries.
(d)    Crown Holdings and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect.
(e)    No property now or, to any Credit Party’s knowledge, previously owned, leased or operated by Crown Holdings or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS or on any similar state, provincial or territorial list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA.
(f)    [Reserved].
(g)    Neither Crown Holdings nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state, provincial or territorial list or which is the subject of federal, state, provincial, territorial or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Liability against Crown Holdings or such Subsidiary.
(h)    To the knowledge of any Credit Party, there are no past or present actions, activities, conditions or occurrences that would reasonably be expected to prevent Crown Holdings or any of its Subsidiaries from complying with, or to result in the liability of Crown Holdings or any of its Subsidiaries under, any Environmental Law.

(i)    No Environmental Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets owned or leased by Crown Holdings or any of its Subsidiaries that impair the current use or marketability thereof.
(j)    Neither Crown Holdings nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has Crown Holdings or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law which is unresolved.
(k)    [Reserved].
6.19    [Reserved].

6.20    Intellectual Property, Licenses, Franchises and Formulas. Each of Crown Holdings and its Subsidiaries owns or possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto (collectively, “Intellectual Property”) necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.21    Anti-Terrorism Laws.

(a)    None of the Credit Parties or any of their Subsidiaries (including Unrestricted Entities), officers or directors, nor to the knowledge of any of the Credit Parties, any of their employees, agents or Affiliates, are in violation of any Anti-Corruption Laws or any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”), the State Department and the Commerce Department (including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”)), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and (ii) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, the “Sanctions”). No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly by any Borrower for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any manner that would result in the violation of any Anti-Corruption Laws or Sanctions applicable to any party hereto.

(b)    No Credit Party or any of their Subsidiaries (including Unrestricted Entities) nor any of their officers or directors, to the knowledge of any of the Credit Parties, any of their employees, Affiliates or their respective brokers or other agents, is any of the following:

(A)    a Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;
(B)    a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;
(C)    a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or Sanctions;

(D)    a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or the OFAC regulations;

(E)    a Person or entity that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list; or
(F)    a Sanctioned Person.
(c)    The Credit Parties have implemented and maintain in effect and will maintain in effect policies and procedures designed to ensure compliance by the Credit Parties, their respective Subsidiaries (including Unrestricted Entities) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d)    No Credit Party or Subsidiary (including Unrestricted Entities) or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, OFAC regulations or Sanctions, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.22    Patriot Act; Foreign Corrupt Practices Act. To the extent applicable, each of the Borrowers and their respective Subsidiaries (including Unrestricted Entities) is in compliance, in all material respects, with (a) Sanctions, (b) the USA Patriot Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”), (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (d) the Proceeds of Crime Act 2002 (United Kingdom) and (e) Anti-Corruption Laws. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly by any Borrower, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), or Anti-Corruption Laws.

6.23    Insolvency Proceedings. On the Effective Date, no Insolvency Proceeding has occurred and is continuing.

ARTICLE VII
AFFIRMATIVE COVENANTS

From and after the Effective Date, each Credit Party, jointly and severally, hereby agrees, that, so long as any of the Commitments remain in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) is owing to any Lender or Administrative Agent hereunder, that:
7.1    Financial Statements. Crown Holdings will furnish, or cause to be furnished, to the Administrative Agent (for further distribution to each Lender):

(a)    Quarterly Financial Statements. (i) As soon as available, and in any event within 45 days (or such shorter period for the filing of Crown Holdings’ Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Quarter ending after the Effective Date), an unaudited consolidated balance sheet of Crown Holdings and its consolidated Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and of cash flow of Crown Holdings and its consolidated Subsidiaries for such Fiscal Quarter and the related unaudited consolidated statements of earnings and cash flow of Crown Holdings and its consolidated Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter certified by a Financial Officer of Crown Holdings as of the dates indicated and for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, it being understood and agreed that the delivery of Crown Holdings’ Form 10-Q (as filed with the SEC), if certified as required in this clause (a), shall satisfy the requirements set forth in this clause; (ii) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Quarter ending after the Effective Date), an unaudited consolidating balance sheet of Crown Holdings and its consolidated Subsidiaries as of the end of such Fiscal Quarter and consolidating statements of earnings and cash flows of Crown Holdings and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) U.S. Borrower and its U.S. Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary), on a consolidated basis; (B) European Borrower and the Euro Subsidiary Credit Parties, on a consolidated basis; and (C) each Subsidiary of European Borrower that is not a Euro Subsidiary Credit Party, on a consolidated basis);

(b)    Annual Financial Statements. (i) As soon as available, but in any event within 90 days (or such shorter period for the filing of the Crown Holdings’ Form 10-K as may be required by the SEC) after the end of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Year ended after the Effective Date), a copy of the annual audit report for such Fiscal Year for Crown Holdings and its consolidated Subsidiaries, including therein a consolidated balance sheet of Crown Holdings and its Subsidiaries as at the end of such Fiscal Year and consolidated statements of earnings and cash flow of Crown Holdings and its consolidated Subsidiaries for such Fiscal Year (it being understood and agreed that the delivery of Crown Holdings’ 10-K (as filed with the SEC) shall satisfy such delivery requirements in this clause); (ii) as soon as available and in any event within 105 days after the end of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Year ended after the Effective Date), an unaudited consolidating balance sheet of Crown Holdings and its consolidated Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Year, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) U.S. Borrower and its U.S. Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary), on a consolidated basis; (B) European Borrower and the Euro Subsidiary Credit Parties, on a consolidated basis; and (C) each Subsidiary of European Borrower that is not a Euro Subsidiary Credit Party, on a consolidated basis);
All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein or otherwise disclosed in writing by Crown Holdings to the Lenders) and, in the case of the consolidated financial statements referred to in Section 7.1(b), shall be accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no Impermissible Qualifications and shall state that such financial statements present fairly in all material respects the financial position of Crown Holdings and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein or otherwise disclosed in writing by Crown Holdings to the Lenders).

7.2    Certificates; Other Information. Crown Holdings will furnish, or will cause to be furnished, to Administrative Agent (for further delivery to each Lender, as applicable):

(a)    Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), (A) a certificate from a Responsible Financial Officer of Crown Holdings and the Borrowers substantially in the form of Exhibit 7.2(a) (a “Compliance Certificate”) stating that, to the best of such officer’s knowledge, (i) such financial statements present fairly, in accordance with GAAP (or, in the case of financial statements of any Non-U.S. Subsidiary delivered pursuant to Section 7.1(a), generally accepted accounting principles in such Person’s jurisdiction of organization (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein or otherwise disclosed in writing by Crown Holdings to the Lenders)), the financial condition and results of operations of Crown Holdings and its consolidated Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal year-end adjustments and absence of footnotes) and (ii) no Event of Default or Unmatured Event of Default exists and is continuing, except as specified in such certificate and, if so specified, the action which Crown Holdings proposes to take with respect thereto, which certificate shall set forth detailed computations to the extent necessary to establish Crown Holdings’ and the Borrowers’ compliance with the covenant set forth in Article IX of this Agreement and (B) if there are any Unrestricted Entities, (i) a summary of the adjustments necessary to eliminate the accounts of Unrestricted Entities (if any) from such financial statements and (ii) a list identifying each subsidiary of Crown Holdings as a Subsidiary or an Unrestricted Entity as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Effective Date and the date of the last such list;
(b)    Reports; Management Letters. Promptly upon receipt thereof, copies of all significant reports submitted to Crown Holdings or any Credit Party by independent certified public accountants in connection with each annual, interim or special audit of the books of Crown Holdings or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;
(c)    Budgets. Within sixty (60) days following the first day of each Fiscal Year of Crown Holdings (commencing with the first Fiscal Year ended after the Effective Date) a detailed annual consolidated budget of Crown Holdings and its Subsidiaries prepared for each Fiscal Quarter of such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) (it being understood that Crown Holdings shall have no obligation to update or revise such budget);
(d)    Securityholder Communications. Promptly after the sending or filing thereof, copies of all reports which any Credit Party sends to any of its security holders (other than a report by a Wholly-Owned Subsidiary to its parent security holders) and all reports, registration statements (other than on Form S-8 or any successor form) or other materials which any Credit Party or any of their officers file with the SEC or any national securities exchange (other than the Luxembourg Stock Exchange) provided that such materials filed with the SEC shall be deemed delivered when posted to the SEC website; and

(e)    Other Requested Information. Such other information respecting the condition or operations, financial or otherwise, of Crown Holdings, any Borrower, or any of their Subsidiaries that any Lender through Administrative Agent may from time to time reasonably request.
7.3    Notices.

(a)    Event of Default or Unmatured Event of Default. Promptly and in any event within the earlier of three (3) Business Days after a Responsible Officer of Crown Holdings or U.S. Borrower or five (5) Business Days after a Responsible Officer of European Borrower obtains knowledge thereof, Crown Holdings will give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of the occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Financial Officer of Crown Holdings, U.S. Borrower or European Borrower, as applicable, setting forth details of the occurrence referred to therein and stating what action Crown Holdings, U.S. Borrower or European Borrower, as applicable, have taken and propose to take with respect thereto;

(b)    Litigation and Related Matters. Promptly, and in any event within five (5) Business Days after a Responsible Officer of Crown Holdings, U.S. Borrower or European Borrower obtains knowledge thereof, Crown Holdings will give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of the commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting Crown Holdings or any of its Material Subsidiaries before any arbitrator or Governmental Authority, or purport to affect the legality, validity or enforcement of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, which would individually or when aggregated with any other action, suit, proceeding or investigation reasonably be expected to have a Material Adverse Effect;

(c)    Material Adverse Effect. As soon as possible, Crown Holdings will give notice to Administrative Agent of any other development that would reasonably be expected to have a Material Adverse Effect.

7.4    Conduct of Business and Maintenance of Existence. Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its organizational existence and the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 8.3 or Investment permitted under Section 8.4.

7.5    Compliance with Laws, etc.
Each Credit Party will, and will cause each of its Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
7.6    Maintenance of Properties. Each Credit Party will, and will cause each of its Material Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition (ordinary wear and tear, condemnation and damage by casualty excluded), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except, in each case, as could not be reasonably expected to result in a Material Adverse Effect; provided that nothing in this Section 7.6 shall prevent any Credit Party from discontinuing the operation and maintenance of any of its properties or any of those of its Material Subsidiaries if such discontinuance is, in the judgment of such Credit Party, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

7.7    [Reserved.]

7.8    Payment of Taxes. Each Credit Party will, and will cause each of its Material Subsidiaries to, pay, discharge or otherwise satisfy all material Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Person or cause a failure or forfeiture of title thereto; provided that no Credit Party nor any of its Subsidiaries shall be required to pay, discharge or otherwise satisfy any such Tax that is being contested in good faith and by appropriate proceedings diligently conducted, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP or their equivalent in the relevant jurisdiction of the taxing authority with respect thereto or to the extent failure to pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect; provided, further, that any such contest of any Tax with respect to Collateral satisfies the Contested Collateral Lien Conditions.

7.9    Inspection of Property, Books and Records. Each Credit Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and material transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the relevant Credit Party or Subsidiary, photocopy extracts from) any of its books or other corporate or partnership records.

7.10    ERISA; Foreign Pension Plan.

(a)    Crown Holdings will furnish, or will cause to be furnished, to each Lender and the Administrative Agent notice thereof and copies of all documentation relating thereto, immediately upon becoming aware of any of the following events: (i) the taking of any specific actions by Crown Holdings or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Crown Holdings or any ERISA Affiliate having to provide more than $25,000,000 in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), (ii) the occurrence of a Termination Event which could result in a Lien or in the incurrence by a Credit Party of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect, or (iii) any increase in the contingent liability of a Credit Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability would reasonably be expected to have a Material Adverse Effect.

(b)    Crown Holdings will furnish, or will cause to be furnished, upon request by the Administrative Agent, to each Lender and the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or ERISA Affiliate with the United States Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan or Foreign Plan; (iii) all notices received by any Credit Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning a Termination Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

(c)    Each Credit Party will (i) correct any failure to satisfy the minimum funding standards, or make any required installment, under Section 412 of the Code within ninety (90) days after the occurrence thereof, except where the failure to so satisfy would not reasonably be expected to have a Material Adverse Effect, and (ii) establish, maintain and operate all Foreign Plans in compliance in all material respects with all requirements of law and the respective requirements of the governing documents for such Foreign Plans (including, for greater certainty, to pay all contributions, premiums and payments when due in accordance with its terms and all applicable laws), except for failures to comply which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)    Each Canadian Credit Party shall provide the Canadian Administrative Agent and each Lender with (i) upon request by the Canadian Administrative Agent, copies of all annual information returns, actuarial reports and any other reports which have been filed with a Governmental Authority with respect to each Canadian Defined Benefit Plan, promptly after filing, and (ii) any direction, order, notice, ruling or opinion that any Canadian Credit Party may receive from a Governmental Authority with respect to any Canadian Defined Benefit Plan, promptly after receipt.

(e)    Each Canadian Credit Party will promptly notify the Canadian Administrative Agent and each Lender on becoming aware of (i) a Canadian Pension Termination Event, (ii) the failure to make a required contribution or payment under any Canadian Defined Benefit Plan when due in accordance with its terms and applicable laws, (iii) the occurrence of any event which is reasonably likely to result in any Canadian Credit Party incurring any liability, fine or penalty with respect to any Canadian Defined Benefit Plan, (iv) the establishment of any new plan which, if it currently existed, would be a Canadian Defined Benefit Plan, or any change to an existing Canadian Defined Benefit Plan which would materially affect the funding obligations or funded status of such plan, (v) the acquisition of an interest in any Person if such Person sponsors, administers, or participates in, or has any liability in respect of, any Canadian Defined Benefit Plan or Multiple Employer Plan; or (vi) any increase in the contingent liability of a Canadian Credit Party with respect to any post-retirement Foreign Plan benefit if the increase in such contingent liability would reasonably be expected to have a Material Adverse Effect. In the notice to the Canadian Administrative Agent and each Lender of the foregoing, copies of all documentation relating thereto shall be provided.

7.11    Insurance.

(a)    Each Credit Party will maintain, and shall cause each of its Material Subsidiaries to maintain, with insurers such Credit Party believes are reputable at the time the relevant coverage is placed or renewed, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained,

(b)    [Reserved], and

(c)    All insurance policies or certificates (or certified copies thereof) with respect to such insurance issued by third parties:

(i)    shall provide that Collateral Agent is a loss payee for all property and casualty policies and additional insured for all liability policies; and

(ii)    shall state that such insurance policy shall not be canceled or revised without thirty days’ (or ten days’, with respect to cancellation in connection with nonpayment) prior to written notice thereof by the insurer to the Collateral Agent.

7.12    Environmental Laws. Each Credit Party will, and will cause each of its Subsidiaries to:

(a)    use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all Environmental Permits required by Environmental Laws for the operation of its facilities in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all Environmental Laws, except for any such noncompliance or failure to keep that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b)    promptly notify Administrative Agent and provide copies of all written inquiries, claims, assessments, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto; and
(c)    provide such information and certifications which Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.12.
7.13    Use of Proceeds. Borrowers will use all proceeds of the Loans as provided in Sections 6.8, 6.21 and 6.22.

7.14    Guarantees; Pledge of Additional Collateral.

(a)    In the event that any U.S. Subsidiary of Crown Holdings existing on the Effective Date (other than the Insurance Subsidiary, any Unrestricted Entity and any Receivables Subsidiary) has not previously executed the U.S. Guarantee Agreement or in the event that any Person becomes a U.S. Material Subsidiary (other than any Receivables Subsidiary) of Crown Holdings, Crown Holdings will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the U.S. Guarantee Agreement and cause such Subsidiary (other than, solely with respect to any U.S. Obligations of U.S. Borrower in its capacity as a Borrower, any Disregarded Subsidiary) to deliver to U.S. Collateral Agent a counterpart of the U.S. Security Agreement and the U.S. Pledge Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Section 5.1(b)) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of U.S. Collateral Agent, for the benefit of the Secured Creditors, a valid and perfected first priority Lien on all of the property and assets (excluding, however, any Real Property) of such Subsidiary described in the applicable forms of U.S. Security Documents.

(b)    In any event within 60 days (or within such longer period of time that the U.S. Collateral Agent may agree in its sole discretion) after the acquisition of assets of the type that would have constituted U.S. Collateral on the Original Closing Date pursuant to the U.S. Security Agreement or the U.S. Pledge Agreement (the “Additional U.S. Collateral”), Crown Holdings will, and will cause each appropriate U.S. Material Subsidiary to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the U.S. Guarantee Agreement, the U.S. Security Agreement or the U.S. Pledge Agreement, to grant to U.S. Collateral Agent for its benefit and the benefit of the Secured Creditors a perfected Lien (having the priority set forth in the U.S. Security Agreement or the U.S. Pledge Agreement, as applicable) on such Additional U.S. Collateral pursuant to and to the full extent required by the U.S. Security Agreement or the U.S. Pledge Agreement and this

Agreement (including, without limitation, to the extent requested by the U.S. Collateral Agent, satisfaction of the conditions set forth in subsections (b) and (d)(ii) of Section 5.1).

(c)    Subject to the provisos set forth below in this section, in the event that any Non-U.S. Guarantee Subsidiary existing on the Effective Date has not previously executed the Non-U.S. Guarantee Agreement (or a supplement or counterpart thereto) or in the event that any Person becomes a Non-U.S. Guarantee Subsidiary after the Effective Date, European Borrower will promptly notify Administrative Agent of that fact and, to the extent permitted by applicable law, cause such Non-U.S. Subsidiary to execute and deliver to Administrative Agent a counterpart of the Non-U.S. Guarantee Agreement (or as required by local law, such local law equivalent document) and (x) if such Non-U.S. Subsidiary is a Specified Foreign Credit Party, deliver to Euro Collateral Agent a counterpart of the applicable Euro Security Documents and such documents and instruments and take such further actions (including actions, documents and instruments comparable to those referred to in Section 5.1(b)(v)) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Euro Collateral Agent, for the benefit of the applicable Secured Creditors, a valid and perfected first priority Lien (subject to Permitted Liens) on all of the property and assets (excluding, however, any Real Property) of such Non-U.S. Subsidiary that would have constituted Euro Collateral on the Original Closing Date under the applicable Euro Security Documents of other Non-U.S. Guarantee Subsidiaries organized in the same jurisdiction to the extent legally permissible and (y) if such Non-U.S. Subsidiary is not a Specified Foreign Credit Party, create in favor of the Euro Collateral Agent for the benefit of the applicable Secured Creditors, a valid and perfected first priority Lien (subject to Permitted Liens) on all Capital Stock of its Subsidiaries, together with executed and undated stock powers and/or assignments in blank or other instruments of transfer customary in the applicable jurisdiction and customary local law pledge agreements; provided, that, with respect to all Non-U.S. Subsidiary Guarantors other than those organized in England, Canada, France, Germany, Mexico, Switzerland, The Netherlands or The Grand Duchy of Luxembourg, in addition to the foregoing requirements, the Administrative Agent shall have either (1) given prior written consent (not to be unreasonably conditioned, withheld or delayed) with respect to adding such Non-U.S. Subsidiary as a new Credit Party or (2) received (A) legal opinions from local counsel in each relevant jurisdiction confirming the availability, validity and enforceability of guarantees and collateral support to be provided by each such Non-U.S. Subsidiary Guarantor in form and substance reasonably satisfactory to the Administrative Agent and (B) confirmation from the applicable Lenders that the addition of such Non-U.S. Subsidiary as a new Credit Party does not conflict with or violate applicable law or the internal policies of each applicable Lender.

(d)    In any event within 60 days (or within such longer period of time that the Euro Collateral Agent may agree in its sole discretion) after the acquisition of assets of the type that would have constituted Euro Collateral on the Original Closing Date (other than any intercompany loans or Indebtedness not otherwise required to be pledged under this Agreement) pursuant to any Euro Security Document (the “Additional Euro Collateral” and together with the Additional U.S. Collateral, the “Additional Collateral”), European Borrower will, and will cause each appropriate Subsidiary to, to the extent legally permissible, take all necessary action, including the filing of appropriate financing statements, under the provisions of applicable laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending any Euro Security Document, to grant to Euro Collateral Agent for its benefit and the benefit of the Secured Creditors a perfected Lien on such Additional Euro Collateral pursuant to and to the full extent required by this Agreement (including, without limitation, to the extent requested by U.K. Administrative Agent, satisfaction of the conditions set forth in subsection (b)(v) of Section 5.1).

(e)    [Reserved].

(f)    [Reserved].

(g)    If, for any reason after the Original Closing Date, any debt securities of Crown Holdings or any of its Subsidiaries become secured by a Lien on Principal Property, each Credit Party shall, and shall cause each of its Subsidiaries to, take all necessary action so that any limitation on the Lien of the applicable Collateral Agent and the applicable Lenders on such Principal Property is eliminated from the Security Documents and the applicable Collateral Agent and the applicable Lenders enjoy a full and unconditional Lien on all such Principal Property.

(h)    Documentation for Additional Security. The security interests required to be granted pursuant to this Section 7.14 shall be granted pursuant to such security documentation (which shall be substantially similar to the Security Documents already executed and delivered in the applicable jurisdiction by Crown Holdings or the applicable Borrower or otherwise reasonably satisfactory in form and substance to the Administrative Agent) shall constitute valid and enforceable perfected security interests (to the extent such concepts exist in the relevant jurisdictions) subject to no other Liens except Permitted Liens. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the Additional Security Document and, all taxes, duties, levies, imposes, deductions, assessments, charges, withholdings, fees and other charges payable in connection therewith shall be paid in full by Crown Holdings. At the time of the execution and delivery of the Additional Security Documents, Crown Holdings shall cause to be delivered to Administrative Agent such agreements, opinions of counsel, and other related documents as may be reasonably requested by Administrative Agent or the Required Lenders to assure themselves that this Section 7.14 has been complied with.

Each Credit Party will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, notarizations, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. Each Credit Party also agrees to provide to Administrative Agent, from time to time upon request, evidence reasonably satisfactory to Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
Notwithstanding anything to the contrary, the provisions in this Section 7.14 are subject to the exceptions set forth in Section 7.20.
7.15    End of Fiscal Years; Fiscal Quarters. Crown Holdings will cause each of its and the Borrowers’ annual accounting periods to end on December 31 of each year (each a “Fiscal Year”), with quarterly accounting periods ending on March 31, June 30 and September 30, of each Fiscal Year (each a “Fiscal Quarter”).

7.16    Information Regarding Collateral.

(a)    Each Credit Party will furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party’s legal name (ii) in the location of any Credit Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Credit Party’s identity or corporate structure or (iv) in any Credit Party’s jurisdiction of organization. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the applicable Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all relevant Collateral. Each Credit Party also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)    [Reserved].

7.17    Excluded Companies. Notwithstanding anything to the contrary set forth herein, Crown Holdings shall ensure that each Excluded U.K. Company remains (i) a dormant company and shall remain dormant until such time as it is dissolved in accordance with the laws of England or (ii) a trust company which is involved only in the business of holding assets on behalf of beneficiaries in a trustee relationship, as applicable, and shall continue to exist in such dormant state until it is dissolved or act in such capacity and in no other capacity until such time as all of the Obligations hereunder are discharged pursuant to this Agreement.

7.18    Facilities Rating. Crown Holdings shall use its commercially reasonable efforts to provide that the Indebtedness under this Agreement remains rated by each of S&P and Moody’s at all times and to promptly deliver to Administrative Agent written notice of any change in the rating thereof by S&P or Moody’s.

7.19    Post Closing. To the extent not satisfied on the Effective Date and unless such requirement is waived or extended, in the reasonable discretion of the Administrative Agent, Crown Holdings shall, and shall cause each of its Subsidiaries to:

(a)    Germany. Within 60 days after the Effective Date, enter into an agreement creating junior ranking pledges over the shares held by the relevant Subsidiaries in each Guarantor established under the laws of Germany substantially in the form of pledge agreements currently securing certain obligations under or in connection with the Existing Credit Agreement.

(b)    United Kingdom. On or prior to the date that is sixty (60) days following the Effective Date deliver to the Administrative Agent  (in its capacity as security trustee) one or more Security Documents governed by English law granting a security interest in the Collateral of the type and priority described in the Security Documents (as defined in the Existing Credit Agreement) governed by English law existing immediately prior to the Effective Date and in connection therewith the Administrative Agent shall have received opinions of counsel, officer’s certificates and documents as to the corporate power and authority of the Credit Parties party to the Security Documents described above, in each case in customary form and consistent with what would have been delivered had such documents/actions been delivered/taken in connection with the Existing Credit Agreement.

(c)    Mexico. On or prior to the date that is sixty (60) days following the Effective Date, the Borrowers shall cause each relevant Credit Party to execute and deliver such amendments to the Mexican-law governed Security Documents as the Administrative Agent and its counsel shall deem necessary or advisable in order to preserve, maintain or protect such Security Documents in light of the amendments to the Existing Credit Agreement effected hereby and shall cause its counsel to make all such filings and registrations, and render all such opinions in respect of such amendments to the Mexican-law governed Security Documents, as the Administrative Agent and its counsel may reasonably request.

(d)    Switzerland. On or prior to the date that is sixty (60) days following the Effective Date, the Borrowers shall cause each relevant Credit Party to:

(i)execute and deliver to the Administrative Agent confirmation, reaffirmation or amendment agreements, as may be reasonably required to provide continued effect to the Security Documents governed under the laws of Switzerland and any Liens created thereunder;

(ii)deliver to the Administrative Agent an opinion by a Swiss legal counsel equivalent to the ýopinions provided previously in connection with the Existing Credit Agreement with regard to Swiss law; and
(iii)execute and deliver to the Administrative Agent any further documents, make any declarations and perform any such other acts as may be necessary, in the reasonable opinion of the Administrative Agent, to provide continued effect to the Security Documents governed under the laws of Switzerland and any Liens created thereunder.

(e)    Spain. On or prior to the date that is sixty (60) days following the Effective Date, the Borrowers shall cause each relevant Credit Party to in respect of Adularia Inversiones 2010, S.L.U. and Crown Food España, S.A.U. (the “Spanish Subsidiaries”):

(i)    raise the Reaffirmation and Agreement to the status of a Spanish Public Document;

(ii)    ratify the existing Spanish Pledged Securities, and

(iii)    cause local counsel of the Spanish Subsidiaries to deliver a legal opinion confirming their capacity in the form and substance reasonably satisfactory to the Euro Collateral Agent.

(f)    France. On or prior to the date that is sixty (60) days following the Effective Date, the Borrowers shall cause each relevant Credit Party to execute and deliver (i) an amendment to the financial securities account pledge agreement originally entered into on December 19, 2013 between Crown Developpement as pledgor and Deutsche Bank AG New York Branch as beneficiary over the shares of Crown European Holdings, together with the related statement of pledge and certificate of pledge, (ii) an amendment to the financial securities account pledge agreement originally entered into on December 19, 2013 between Crown Packaging Lux II as pledgor and Deutsche Bank AG New York Branch as beneficiary over the shares of Crown Developpement, together with the related statement of pledge and certificate of pledge, (iii) an amendment to the financial securities account pledge agreement originally entered into on December 19, 2013 between Crown European Holdings as pledgor and Deutsche Bank AG New York Branch as beneficiary over the shares of Société de Participations Carnaudmetalbox, together with the related statement of pledge and certificate of pledge, (iv) a release of the pledge granted on December 19, 2013 by Crown European Holdings to the benefit of Deutsche Bank AG New York Branch over a receivable owed by Société de Participations Carnaudmetalbox to Crown European Holdings, (v) a release of the pledge granted on December 19, 2013 by Crown European Holdings to the benefit of Deutsche Bank AG New York Branch over a receivable owed by Crown Bevcan France to Crown European Holdings, (vi) a release of the pledge granted on December 19, 2013 by Crown European Holdings to the benefit of Deutsche Bank AG New York Branch over a receivable owed by Crown Emballage France to Crown European Holdings and (vii) an opinion of counsel in respect of the amendments set forth in the foregoing clauses (i) through (iii) of this clause (f) as the Administrative Agent and its counsel may reasonably request.

(g)    IP Security Agreements. No later than 45 days following the Effective Date, Borrower shall cause to be delivered to the Collateral Agent properly executed documents and instruments necessary or reasonably requested by the Collateral Agent to perfect the security interests created by the U.S. Security Documents in all Intellectual Property listed on Schedule 15 to the Perfection Certificate required to be pledged (in form and substance reasonably satisfactory to the Collateral Agent) and cause such documents and instruments to be filed and recorded with the United States Patent and Trademark Office.

(h)    Stock Certificates. No later than 45 days following the Effective Date, the Borrower shall cause to be delivered to the Collateral Agent all certificates representing the Equity Interests listed on Schedule 12 to the Perfection Certificate required to be pledged accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent, together with a supplement to the schedules to the U.S. Pledge Agreement, to the extent not delivered on or prior to the Effective Date.

All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in this Section 7.19 within the time periods specified therein, rather than as elsewhere provided in the Loan Documents), and, to the extent any provision of this Agreement or any other Loan Document would be violated (or any non-compliance with such provision would result in a Default or Event of Default hereunder) as a result of any extended deadline for taking any such action, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 7.19.
7.20    Release and Reinstatement of Collateral. Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if at any time a Non-Stock Collateral Release Event shall have occurred and be continuing, then all Collateral (other than Pledged Securities) shall be released automatically and the provisions in the Security Documents with respect to such Collateral shall be terminated without any further action. In connection with the foregoing, the Administrative Agent shall, at Crown Holdings’ sole expense and at Crown Holdings’ request, promptly (i) execute and file in the appropriate location and deliver to Crown Holdings such termination and release statements or confirmation thereof, as applicable, and (ii) do such other things as are reasonably necessary to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release.

(b)    Notwithstanding anything to the contrary contained in this Agreement or any Loan Document (including after a Collateral Reinstatement Event shall have previously occurred), if at any time a Collateral Release Event shall have occurred and be continuing, then all Collateral and the Security Documents shall be released automatically and the provisions in the Security Documents with respect to such Collateral shall be terminated without any further action. In connection with the foregoing, the Administrative Agent shall, at Crown Holdings’ sole expense and at Crown Holdings’ request, promptly (i) return to Crown Holdings all certificates and instruments evidencing pledged Collateral, (ii) execute and file in the appropriate location and deliver to Crown Holdings such termination and full or partial release statements or confirmation thereof, as applicable, and (iii) do such other things as are reasonably necessary to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release.

(c)    Notwithstanding clause (b) above, if a Collateral Reinstatement Event shall have occurred, all Pledged Securities and Security Documents to the extent related thereto shall, at Crown Holdings’ sole cost and expense, be reinstated and all actions reasonably necessary, or reasonably requested by the Administrative Agent to provide to the Administrative Agent for the benefit of the Secured Creditors valid, perfected, first priority security interests (subject to Permitted Liens) in such Collateral (including without limitation the delivery of applicable documentation and taking of applicable actions described in Sections 7.14 and 7.16 to the extent applicable to such Collateral) shall be taken within sixty (60) days (or such longer period as agreed to by the Administrative Agent) after such Collateral Reinstatement Event.

ARTICLE VIII
NEGATIVE COVENANTS

From and after the Effective Date, each Credit Party, jointly and severally, hereby agrees, that, so long as any of the Commitments remain in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) is owing to any Lender or Administrative Agent hereunder, that:
8.1    Indebtedness; Certain Equity Securities.

(a)    The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee Obligations) any Indebtedness, except:
(i)Indebtedness incurred and outstanding under the Loan Documents;

(ii)[Reserved];

(iii)Indebtedness of U.S. Borrower under the Senior Notes and Guarantee Obligations in respect of such Indebtedness by each Parent Guarantor that is a parent company (directly or indirectly) of U.S. Borrower and each U.S. Subsidiary (other than any Receivables Subsidiary and the Insurance Subsidiary);

(iv)Indebtedness under the Debentures, including any Guarantee Obligations in respect thereof existing on the Effective Date or required to be incurred after the Effective Date pursuant to the terms of the documents governing such Indebtedness;

(v)Permitted Capital Markets Debt that refinances Indebtedness permitted pursuant to clauses (i), (ii), (iii), (iv) or (xv) of this Section 8.1(a) (and refinancings of such Permitted Capital Markets Debt with Permitted Capital Markets Debt); provided, that (1) such Permitted Capital Markets Debt does not increase the outstanding principal amount of such Indebtedness being refinanced (except to pay accrued and unpaid interest and fees, including call, tender or other premiums, and reasonable fees and expenses in connection with such refinancing), (2) if the Indebtedness being refinanced is Subordinated Indebtedness, such Permitted Capital Markets Debt constitutes Subordinated Indebtedness, (3) the Standard Financing Conditions are met, and (4) if such Permitted Capital Markets Debt refinances any CCSC 2026 Debentures or CCSC 2096 Debentures and if the Indebtedness under this Agreement is rated Ba2 or lower by Moody’s and BB- or lower by S&P, Crown Holdings shall provide written confirmation from each of Moody’s and S&P that the rating of such Indebtedness will not be downgraded by either Moody’s or S&P as a result of the incurrence of such Permitted Capital Markets Debt; and Guarantee Obligations in respect of such Indebtedness by each Parent Guarantor that is a parent company (directly or indirectly) of U.S. Borrower and each U.S. Subsidiary (other than any Receivables Subsidiary and the Insurance Subsidiary);

(vi)    Indebtedness outstanding or committed on the Effective Date and listed on Schedule 6.5(b)(i) (other than Indebtedness under Section 8.1(a)(iii) above) or (ii), in each case up to the amounts set forth on such Schedule and any extensions, renewals, refinancings, refundings and replacements thereof incurred by the same obligors thereunder and on substantially similar terms (or terms that are more favorable to the respective borrower) that do not increase the amount outstanding or committed thereunder as of the Effective Date or result in a decreased Weighted Average Life to Maturity thereof; provided that the Standard Financing Conditions are met;

(vii)    Indebtedness (including Indebtedness outstanding and available as of the Effective Date) under one or more Permitted Receivables or Factoring Financings; provided that with respect to any such Indebtedness incurred under clause (iii) of the definition of “Permitted Receivables or Factoring Financings”, the Standard Financing Conditions are met; provided, further, that in the case of revolving Permitted Receivables or Factoring Financings, compliance with the Standard Financing Conditions above shall be required solely as of the date that the commitments for such revolving Permitted Receivables or Factoring Financings become effective or are increased and shall be calculated as if the maximum amount of such commitments were fully funded on such date;

(viii)    Indebtedness constituting Permitted Guarantee Obligations;

(ix)    [Reserved];

(x)    (a) Indebtedness of any Credit Party to any other Credit Party; provided that any Indebtedness owed by a Subsidiary Credit Party of U.S. Borrower or U.S. Borrower to a Subsidiary Credit Party of European Borrower or European Borrower shall be subordinated to the U.S. Obligations in a manner acceptable to Administrative Agent; and (b) Indebtedness of any Subsidiary that is not a Credit Party owed to another Subsidiary that is not a Credit Party;

(xi)    subject to Section 8.4(d), Indebtedness of any Non-U.S. Subsidiary that is not a Subsidiary Credit Party owed to any Borrower or any Subsidiary Credit Party, provided that no Unmatured Event of Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom;

(xii)    the incurrence by Crown Holdings or any of its Subsidiaries of Hedging Agreements that are incurred in the ordinary course of business and not for speculative purposes; provided that, in any such case, the liabilities under such Hedging Agreements which do not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements are recorded in accordance with SFAS 133;

(xiii)    Indebtedness (and Guarantee Obligations incurred in respect thereof) of U.S. Borrower or European Borrower or any of their Subsidiaries incurred to finance the acquisition, construction or improvement of any property (real or personal), plant or equipment used in the businesses referred to in Section 8.3(c), including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (b) the Standard Financing Conditions are met, and (c) the aggregate principal amount of Indebtedness incurred and outstanding under this clause (xiii), together with Indebtedness incurred and outstanding under clauses (xiv) and (xvi) of this Section 8.1(a), does not exceed the Debt Basket Amount;

(xiv)    Indebtedness of any Subsidiary of U.S. Borrower or European Borrower issued and outstanding on or prior to the date on which such Person becomes a Subsidiary in connection with a Permitted Acquisition so long as (a) such Indebtedness was not issued or created in contemplation of such acquisition, (b) the Standard Financing Conditions are met, and (c) the aggregate principal amount of Indebtedness incurred and outstanding under this clause (xiv), together with Indebtedness incurred and outstanding under clauses (xiii) and (xvi) of this Section 8.1(a), does not exceed the Debt Basket Amount;

(xv)    Permitted Capital Markets Debt the net proceeds of which are used solely to finance a Permitted Acquisition (and to pay fees and expenses related thereto) and Guarantee Obligations in respect thereof by the U.S. Credit Parties and each Parent Guarantor that is a parent company (directly or indirectly) of U.S. Borrower; provided, that (a) the Standard Financing Conditions are met and (b) Total Available Revolving Commitments at the time of incurrence and after giving effect to the use of the proceeds thereof and the incurrence of any Revolving Loans necessary to consummate such Permitted Acquisition exceeds $200,000,000;

(xvi)    Attributable Debt in respect of sale and leaseback transactions permitted by Section 8.6; provided that (a) the Standard Financing Conditions are met; and (b) the aggregate principal amount of Indebtedness incurred under this clause (xvi), together with Indebtedness incurred and outstanding under clauses (xiii) and (xiv) of Section 8.1(a) does not exceed the Debt Basket Amount;

(xvii)    Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Crown Holdings or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person;

(xviii)    Indebtedness of Crown Holdings or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xix)    Indebtedness arising from agreements of Crown Holdings or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with a Permitted Acquisition or the disposition of any business, assets or a Subsidiary, other than, in the case of a disposition, Guarantee Obligations with respect to Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xx)    obligations in respect of performance and surety bonds and completion guarantees provided by Crown Holdings and its Subsidiaries in the ordinary course of business;

(xxi)    Indebtedness of Crown Holdings or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(xxii)    [Reserved];

(xxiii)    Indebtedness of any Euro Credit Party to any other Non-U.S. Subsidiary that is not a Credit Party incurred in the ordinary course of business consistent with past practice; provided that (x) if any such Indebtedness in excess of $50,000,000 is outstanding at any time, Indebtedness representing such excess shall be subordinated to the Euro Obligations and (y) no Unmatured Event of Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom;

(xxiv)    Indebtedness of Subsidiaries that are not Credit Parties to Credit Parties issued solely as consideration for asset sales permitted by Section 8.5(k);

(xxv)    [Reserved];

(xxvi)    Indebtedness of Crown Holdings in the form of Disqualified Preferred Stock in an aggregate amount not to exceed $250,000,000;

(xxvii)    Permitted European Borrower Debt in an aggregate principal amount not to exceed €500,000,000 at any time, the net proceeds of which are used (i) to finance a Permitted Acquisition (and to pay fees and expenses related thereto); provided that (A) the Standard Financing Conditions are met and (B) Total Available Revolving Commitments at the time of incurrence and after giving effect to the use of the proceeds thereof and the incurrence of any Revolving Loans necessary to consummate such Permitted Acquisition exceeds $200,000,000) or (ii) to refinance any Indebtedness permitted pursuant to clauses (iii) and (iv) of Section 8.1(a) (provided that (A) such Permitted European Borrower Debt does not increase the outstanding principal amount of such Indebtedness being refinanced (except to pay accrued and unpaid interest and fees, including call, tender or other premiums, and reasonable fees and expenses in connection with such refinancing), (B) if the Indebtedness being refinanced is Subordinated Indebtedness, such Permitted European Borrower Debt constitutes Subordinated Indebtedness and (C) the Standard Financing Conditions are met;

(xxviii)    The incurrence by Crown Holdings or any of its Subsidiaries of one or more letter of credit facilities in an aggregate principal amount at any time outstanding not to exceed $100,000,000;

(xxix)    Permitted Borrower Debt not otherwise permitted hereunder; provided, that as of the date on which such Indebtedness is incurred or created and after giving effect to the incurrence of such Permitted Borrower Debt on a Pro Forma Basis for the period of four Fiscal Quarters for which financial statements pursuant to Section 7.1 immediately preceding the date on which such Permitted Borrower Debt is incurred or created, (i) no Event of Default or Unmatured Event of Default would exist hereunder and (ii) the Total Leverage Ratio shall not be greater than 4.0 to 1.0. (which requirements shall be certified by the Credit Parties pursuant to an incurrence compliance certificate delivered by the Credit Parties to the Administrative Agent, not less than three (3) Business Days prior to the date on which such Permitted Borrower Debt is incurred or created, which includes detailed computations of the requirements set forth in clause (ii) above); provided that the aggregate Indebtedness incurred by Subsidiaries that are not Credit Parties pursuant to this clause (xxix) and clause (xxx) below shall not exceed $500,000,000 (or if the Total Leverage Ratio is less than or equal to 3.5 to 1.0 at the time of incurrence, $750,000,000) at any time outstanding; and

(xxx)    other Indebtedness of Crown Holdings or any of its Subsidiaries incurred after the Effective Date in an aggregate principal amount not exceeding $750,000,000 (or if the Total Leverage Ratio is less than or equal to 3.5 to 1.0 (which Total Leverage Ratio shall be certified by the Credit Parties pursuant to an incurrence compliance certificate delivered by the Credit Parties to the Administrative Agent, not less than three (3) Business Days prior to the date on which such Indebtedness is incurred or created, which includes detailed computations of the Total Leverage Ratio), $1,000,000,000) at any time outstanding; provided that the aggregate Indebtedness incurred by Subsidiaries that are not Credit Parties pursuant to this clause (xxx) and clause (xxix) above shall not exceed $500,000,000 (or if the Total Leverage Ratio is less than 3.5 to 1.0 at the time of incurrence, $750,000,000) at any time outstanding.

For purposes of determining compliance with this Section 8.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxx) above, Crown Holdings, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify such item of Indebtedness, in any manner that complies with this Section 8.1, so long as such Indebtedness (or any portion thereof) is permitted to be incurred pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, Indebtedness incurred (a) under the Loan Documents (including in respect of any Additional Facility, Replacement Revolving Commitments, Replacement Revolving Loans, Replacement Term Commitments and Replacement Term Loans and any other Obligations incurred under Sections 2.9, 2.13 and 2.14 (and any extension thereof pursuant to Section 2.15)) shall only be classified as incurred under Section 8.1(a)(i), (b) pursuant to Section 6.5(b)(i) and any permitted refinancing thereof shall only be classified as incurred under Section 8.1(a)(vi) (other than Indebtedness under Section 8.1(a)(iii)) and (c) under the Senior Notes, Debentures and any Permitted Capital Markets Debt in respect thereof shall only be classified as incurred under Section 8.1(a)(iii), (iv), or (v).
The maximum amount of Indebtedness that Crown Holdings or any Subsidiary may incur pursuant to this Section 8.1 shall not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies.
(b)    Other than as permitted to be incurred under Section 8.1(a)(xxvi), the Credit Parties will not, nor will they permit any of their Subsidiaries to, directly or indirectly, issue any preferred stock or other preferred Capital Stock other than Permitted Preferred Stock.

8.2    Liens. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(a)    Liens in favor of the Collateral Agents under the Security Documents securing the Obligations;
(b)    Liens to secure Indebtedness incurred under Section 8.1(a)(xxviii); provided that, in the case of Liens on Collateral, the non-Lender holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;
(c)    Liens existing on the Effective Date and listed on Schedule 8.2(c);

(d)    Liens on assets of any Person existing at the time of acquisition of such assets by any Credit Party or at the time such Person becomes a Credit Party or is merged, amalgamated or consolidated with a Credit Party; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of such Credit Party other than the specific assets so acquired and the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.1(a)(xiv);
(e)    Liens to secure the performance of statutory obligations (excluding any Lien imposed pursuant to applicable Canadian federal or provincial pension benefit standards legislation other than inchoate liens for amounts required to be remitted but not yet due, surety or appeal bonds or performance bonds, guarantees, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent for a period more than 60 days or being contested in good faith); provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (C) such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover Cash and Cash Equivalents;
(f)    Liens evidenced by the filing of precautionary UCC financing statements relating solely to Operating Leases of personal property entered into in the ordinary course of business to the extent such leases do not create Attributable Debt and are permitted under this Agreement.
(g)    Liens for Taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money (A) that are not overdue for a period of more than 60 days or (B) that are being contested in good faith, which Liens are, in each case, incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money; in each case, provided that (1) any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied;
(h)    Reservations, limitations, provisos and conditions expressed in any original grants from Her Majesty the Queen in Right of Canada;
(i)    Liens to secure Indebtedness (including Capitalized Lease Obligations) of the type described in Sections 8.1(a)(xiii) and 8.1(a)(xiv) hereof covering only the assets acquired, constructed or improved with such Indebtedness;
(j)    Liens on the assets that are the subject of a sale and leaseback transaction permitted by Section 8.6 securing Attributable Debt incurred under Section 8.1(a)(xvi);
(k)    Liens on the assets of a Subsidiary that is not a Credit Party so long as such assets are not otherwise Collateral which Liens secure such Subsidiary’s obligations under Indebtedness incurred pursuant to Section 8.1(a)(xxx);
(l)    Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (c), (d) and (j) of this definition; provided that any such Lien shall not extend to or cover any assets, or class of assets in respect of inventory and receivables, not securing the Indebtedness so refinanced;

(m)    Permitted Real Property Encumbrances;
(n)    Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party or any Subsidiary is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (3) such Liens shall in no event encumber any Collateral other than Cash and Cash Equivalents;
(o)    Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default under this Agreement;
(p)    Liens in the form of licenses, leases or subleases granted or created by any Credit Party or any Subsidiary, which licenses, leases or subleases (A) do not interfere, individually or in the aggregate, in any material respect with the business of the Credit Parties and their Subsidiaries or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto; provided that to the extent relating to the U.S. Collateral or entered into by a U.S. Subsidiary and entered into after the Effective Date, such licenses (to the extent exclusive), leases or subleases shall be subordinate to the Lien granted and evidenced by the U.S. Security Documents in accordance with the provisions thereof; provided, further, that any such Lien shall not extend to or cover any assets of any Credit Party or any Subsidiary that is not the subject of any such license, lease or sublease;
(q)    Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens secure obligations under such lease that are not overdue for a period of more than thirty days; provided that (i) with respect to any such Liens relating to the U.S. Collateral or entered into by a U.S. Subsidiary and in existence on the Effective Date (other than such Liens as arise as a matter of law), the applicable Credit Party or any applicable Subsidiary has used its commercially reasonable efforts to obtain a landlord lien waiver reasonably satisfactory to the U.S. Collateral Agent and (ii) with respect to any leases relating to the U.S. Collateral or entered into by a U.S. Subsidiary and entered into after the Effective Date, the applicable Credit Party or any applicable Subsidiary shall use its commercially reasonable efforts to (x) enter into a lease that does not grant a Lien on fixtures or personal property in favor of the landlord thereunder or (y) obtain a landlord lien waiver reasonably satisfactory to the U.S. Collateral Agent;
(r)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(s)    Liens in respect of Receivables Assets that are the subject of Permitted Receivables or Factoring Financings;
(t)    customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposit disbursement, concentration account or comparable account under the laws of any foreign jurisdiction, or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Credit Party maintains deposit disbursement, concentration accounts or comparable account under the laws of any foreign jurisdiction in the ordinary course of business permitted by this Agreement; and

(u)    additional Liens incurred after the Effective Date so long as, without duplication, the value of the property subject to such Liens at the time such Lien is incurred and the Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby do not exceed 7.5% of Consolidated Tangible Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b);
provided, however, that (A) no Liens (other than pursuant to the Loan Documents) shall be permitted to exist, directly or indirectly, on any Pledged Securities and (B) no such Liens (other than Liens under clauses (a), (b), (c), (d), (e), (g), (m), (n), (o) and (p)) shall extend to any Principal Property or Restricted Securities; provided further that during a Collateral Release Period or after a Non-Stock Collateral Release Event, as applicable, none of the foregoing provisions of this Section 8.2 shall permit any Lien to exist on assets that constituted or would constitute Collateral immediately prior to the applicable Collateral Release Event or Non-Stock Collateral Release Event, except to the extent that such Liens were expressly permitted on such assets prior to giving effect to such Collateral Release Event or Non-Stock Collateral Release Event.
8.3    Fundamental Changes.

(a)The Credit Parties will not, and will not permit any of their Material Subsidiaries to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or liquidate or dissolve (other than in connection with the dissolution of NWR, Inc., any Investment permitted under Section 8.4 and any asset sale permitted under Section 8.5), except that, if at the time thereof and immediately after giving effect thereto no Unmatured Event of Default or Event of Default shall have occurred and be continuing, (i) any Wholly-Owned Subsidiary of a Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving Person, (ii) any Wholly-Owned Subsidiary (or any Subsidiary if in connection with a Permitted Acquisition) of a Borrower may merge with or into any Subsidiary of such Borrower in a transaction in which the surviving entity is a Wholly-Owned Subsidiary of such Borrower; provided, that and if any party to such merger is a Subsidiary Credit Party, the surviving entity shall be a Subsidiary Credit Party, (iii) the Credit Parties and their Subsidiaries may engage in Permitted Holding Company Transactions and Permitted Cross Chain Transactions; provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by U.S. Collateral Agent or Euro Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the U.S. Collateral Agent or the Euro Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Section 7.14, on the terms set forth therein and to the extent applicable and (iv) any Subsidiary may liquidate or dissolve; provided that (x) such liquidation or dissolution would not reasonably be expected to have a Material Adverse Effect and (y) such Subsidiary, if it is a Borrower, shall have either paid in full (other than contingent indemnification obligations not then due) all Loans made to it hereunder or made arrangements for another Borrower or another Subsidiary that becomes a Credit Party to expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (and such assuming Person that becomes a Credit Party shall, if the dissolving or liquidating Person is a U.S. Credit Party, be organized in any state of the United States or the District of Columbia or, if the dissolving or liquidating Person is not a U.S. Credit Party, in the same jurisdiction as such dissolving or liquidating Person). No Unrestricted Entity shall enter into any merger or consolidation into or with Crown Holdings, any Credit Party or any Subsidiary except that an Unrestricted Entity may (1) merge or consolidate with Crown Holdings, any Credit Party or any Subsidiary in a transaction in which the surviving entity is Crown Holdings, such Credit Party or such Subsidiary, (2) merge or consolidate with a Credit Party (other than Crown Holdings or any Borrower) or any Subsidiary in a transaction in which such Unrestricted Entity is the surviving entity if such Unrestricted Entity ceases to be an Unrestricted Entity substantially concurrently with such merger or consolidation and, (A) to the extent the merger or consolidation of such Unrestricted Entity is with a Subsidiary Borrower, unless such obligations are assumed by the surviving company by operation of law, such surviving company shall expressly assume all the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents to which the such Subsidiary Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (B) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its guaranty shall apply to the surviving company’s obligations under the Loan Documents or (C) such Person shall comply with the requirements of Section 7.14 substantially concurrently with such merger or consolidation (for this purpose only, without giving effect to the grace periods for delivery of a guaranty or security provided for therein).

(b)Notwithstanding the foregoing, any Subsidiary of U.S. Borrower, the Canadian Borrower or European Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to U.S. Borrower, the Canadian Borrower or European Borrower or any Subsidiary Credit Party (provided that, in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by the Collateral Agents to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agents pursuant to the Security Documents and otherwise comply with the provisions of Section 7.14, on the terms set forth therein and to the extent applicable), and any Subsidiary which is not a Subsidiary Credit Party may dispose of assets to any other Subsidiary which is not a Subsidiary Credit Party.

(c)The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by Crown Holdings and its Subsidiaries on the Original Closing Date and businesses reasonably related or incidental thereto.

8.4    Investments, Loans, Advances, Guarantee Obligations and Acquisitions. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, purchase, hold, acquire (including pursuant to any merger or amalgamation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or amalgamation), permit to exist or incur any Investment, except:

(a)    Cash and Cash Equivalents;
(b)    Investments existing on the Effective Date and set forth on Schedule 8.4;
(c)    Investments (x) by or among the Parent Guarantors, the Borrowers and the Subsidiary Credit Parties in Subsidiary Credit Parties and by the Parent Guarantors in the Borrowers; provided that any such Investment (other than Intercompany Indebtedness held by a Non-U.S. Subsidiary which shall be pledged only if and to the extent required by this Agreement) held by a Credit Party shall be pledged pursuant to the applicable Security Document or (y) by a Subsidiary Credit Party in a Parent Guarantor or a Borrower in the form of Intercompany Indebtedness only, provided that such Investment shall be pledged pursuant to the applicable Security Document if and to the extent required by this Agreement;
(d)    Investments incurred after the Effective Date by (A) the Credit Parties in Subsidiaries that are not Credit Parties and (B) Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties; provided that such Investments are made in the ordinary course of business; provided, further that in the case of clause (A), the aggregate amount of such Investments shall not exceed $500,000,000;

(e)    Investments constituting Indebtedness permitted by Section 8.1(a)(x) or (xiii);
(f)    Investments consisting of Permitted Guarantee Obligations;
(g)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(h)    loans and advances to employees of Crown Holdings or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses);
(i)    Investments to the extent that the consideration paid by Crown Holdings and its Subsidiaries is common stock of Crown Holdings;
(j)    Investments representing consideration (including by way of capital contribution) for asset sales and dispositions permitted by Section 8.5;
(k)    Permitted Acquisitions;
(l)    Investments made by the Credit Parties from and after the Effective Date in an aggregate amount not to exceed, on any date of determination, an amount equal to (i) the sum of (A) 50% of the Consolidated Net Income of Crown Holdings for the period (taken as one accounting period) from December 31, 2004 to the end of Crown Holdings’ most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Investment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus (B) 100% of the aggregate Net Proceeds received by Crown Holdings from the issuance and sale of its Capital Stock after the Effective Date (other than Capital Stock that is not permitted to be issued under Section 8.1(b)), plus (C) $200,000,000;
(m)    Investments, in addition to those Investments identified on Schedule 8.4, in any Unrestricted Entity; provided, however, that the amount of such additional Investments, together with the aggregate Dollar Equivalent amount of Guarantee Obligations of Crown Holdings and its Subsidiaries (other than any Permitted Guarantee Obligations) with respect to (A) Hedging Agreements to which an Unrestricted Entity is party and (B) Indebtedness and other obligations of one or more Unrestricted Entities (such amount to equal the Dollar Equivalent of the aggregate maximum principal amount of the Indebtedness subject to such Guarantee Obligations), made after the Effective Date, shall not exceed the Dollar Equivalent of $200,000,000 in the aggregate at any time outstanding;
(n)    other Investments incurred after the Effective Date not constituting Acquisitions not in excess of $200,000,000 at any time outstanding.
8.5    Asset Sales. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock owned by it, nor will Crown Holdings permit any Subsidiary to, directly or indirectly, issue any additional Capital Stock in such Subsidiary, except:

(a)    sales of inventory or obsolete, damaged, excess or worn out equipment and other property no longer used or useful, in each case, in the ordinary course of business;

(b)    (i) sales or transfers set forth on Schedule 8.5(b)(i) and (ii) sales, transfers and dispositions and issuances to the Borrowers or any Subsidiary Credit Party, including Permitted Cross Chain Transactions; provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by U.S. Collateral Agent or Euro Collateral Agent, as applicable, to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to U.S. Collateral Agent or the Euro Collateral Agent, as applicable, pursuant to the Security Documents (including, without limitation, all items required by clause (c) of the definition of “Permitted Cross Chain Transactions”) and otherwise comply with the provisions of Sections 7.14 and 12.2, on the terms set forth therein and to the extent applicable;
(c)    sales and transfers of Cash and Cash Equivalents;
(d)    sales, transfers and other dispositions (including by way of capital contribution) of Receivables Assets pursuant to any Permitted Receivables or Factoring Financing;
(e)    the lease or sublease of Real Property in the ordinary course of business not constituting a sale and leaseback transaction;
(f)    any sale, transfer or disposition of any (a) business or controlling or majority Capital Stock in any Person engaged in a line of business, (b) Minority Interest or (c) property or assets; provided that in each such case, such business, Capital Stock, Minority Interest or property is replaced with a similar business, Capital Stock, Minority Interest or property or assets, as applicable, used or useful in a line of business in which Crown Holdings or any of its Subsidiaries is engaged or which are complementary, reasonably related, ancillary or useful to such line of business in which Crown Holdings or any of its Subsidiaries is then engaged;
(g)    Permitted Holding Company Transactions;
(h)    sales or transfers identified in Schedule 8.5(h);
(i)    sales, transfers and dispositions of assets not otherwise permitted under this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not, in the aggregate in any Fiscal Year, exceed 15% of Consolidated Tangible Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 7.1(a) or (b); provided further that after giving effect to such sale, transfer or disposition (and any other sale, transfer or disposition consummated since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Credit Parties would be in compliance with Article IX;
(j)    the Credit Parties and their Subsidiaries may make any Investments otherwise permitted by Section 8.4 and any Restricted Payments permitted by Section 8.8;
(k)    sales, transfers and dispositions by a Euro Credit Party of the Capital Stock of any Subsidiary that is not a Credit Party held directly by such Euro Credit Party to another Subsidiary that is not a Credit Party in exchange for Indebtedness (in a principal amount no less than the fair market value of such Capital Stock) of such Subsidiary to which such sale, transfer or disposition is made or cancellation of Indebtedness owed by such Euro Credit Party to such Subsidiary;

(l)    the Credit Parties and their Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale of goods in the ordinary course of business; and
(m)    the Credit Parties and their Subsidiaries may sell, convey or otherwise dispose of any Capital Stock of an Unrestricted Entity.
8.6    Sale and Leaseback Transactions. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for sale and leaseback transactions (i) the asset sale component of which is permitted by Section 8.5(i) and that involve assets having a fair market value in the aggregate not to exceed 15% of Consolidated Tangible Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 7.1(a) or (b); and (ii) the Attributable Debt associated therewith is permitted by Section 8.1(a)(xvi).

8.7    Sale or Discount of Receivables. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, with or without recourse, or discount (other than in connection with trade discounts in the ordinary course of business consistent with past practice) or otherwise sell or transfer for less than the face value thereof, notes or accounts receivable, other than in connection with a Permitted Receivables or Factoring Financing.

8.8    Restricted Payments. The Credit Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)    Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock and repurchase their Capital Stock ratably;
(b)    Crown Holdings may pay dividends consisting solely of shares of its common stock;
(c)    purchases of Capital Stock of non-Wholly-Owned Subsidiaries as permitted by Section 8.4(m);
(d)    so long as (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and (ii) Crown Holdings and its Subsidiaries would be in compliance with Article IX on a Pro Forma Basis for the period of four Fiscal Quarters ending with the most recently ended Fiscal Quarter of Crown Holdings for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1 both immediately before and immediately after giving effect to such Restricted Payment, Crown Holdings or any Subsidiary of Crown Holdings may make any Restricted Payment which would not result in a violation or a “Default” or “Event of Default” under any Public Debt Document (such terms or equivalent terms as defined in the applicable Public Debt Document) or any document governing any permitted refinancing thereof;

(e)    the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Crown Holdings held (x) by employees or directors of Crown Holdings or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or similar agreement or (y) for matching contributions to otherwise meet the needs of its employee stock purchase, deferred compensation, 401(k) and other employee benefit plans in the ordinary course of business; provided that the aggregate price paid (net of employee contributions) for all such purchased, redeemed, acquired or retired Capital Stock shall not exceed the sum of $25,000,000 in any Fiscal Year; provided further that such permitted amount of purchased, redeemed, acquired or retired Capital Stock may be increased in any Fiscal Year by carrying forward any unused amount from the immediately preceding Fiscal Year (provided that, with respect to any Fiscal Year, such permitted amount shall be deemed to be made first with respect to the applicable limitation for such Fiscal Year and then with respect to any carry forward (such carry forward to be limited solely to the immediately preceding Fiscal Year) to the extent applicable); provided that any Restricted Payment that would cause or result in a “Default” or “Event of Default” as defined in any Public Debt Document shall not be permitted under this clause (e); and
(f)    Crown Holdings or any Subsidiary may make repurchases of Capital Stock by Crown Holdings or any Subsidiary deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former director, officer, employee, manager or director of such Person, or consultant or advisor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) to pay for the Taxes payable by such Person upon such grant or award (or upon the vesting thereof).
8.9    Transactions with Affiliates. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)    transactions that are at prices and on terms and conditions not materially less favorable to the applicable Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or, if such transaction is not one which by its nature could be obtained from such third parties, is on fair and reasonable terms;
(b)    transactions between or among the Credit Parties not involving any other Affiliate and transactions among Subsidiaries not involving any Credit Party;
(c)    reasonable fees, compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Crown Holdings or any Subsidiary as determined in good faith by Crown Holdings’ board of directors;
(d)    (i) any Restricted Payment permitted by Section 8.8 and (ii) any Investment permitted by Section 8.4;
(e)    loans and advances to employees of the Borrowers or any Subsidiary permitted by Section 8.4(h) and Investments permitted by Section 8.4(d);
(f)    any agreement as in effect as of the Effective Date and set forth on Schedule 8.9(f) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Lenders, taken as a whole, than the original agreement as in effect on the Effective Date;

(g)    any Permitted Receivables or Factoring Financings;
(h)    sales or issuances of common stock or securities convertible into or exchangeable for common stock of Crown Holdings or warrants, options or other rights to purchase or subscribe for common stock of Crown Holdings;
(i)    any Permitted Cross Chain Transaction and any Permitted Holding Company Transaction; and
(j)    transfers by a Credit Party to an SLB Subsidiary in connection with a transaction permitted by Section 8.6.
8.10    Restrictive Agreements. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (i) to pay dividends or other distributions with respect to any of its Capital Stock or (ii) to make or repay loans or advances to Crown Holdings or any other Subsidiary or to incur Guarantee Obligations of Indebtedness of Crown Holdings or any other Subsidiary or (iii) to transfer property to Crown Holdings or any of its Subsidiaries; provided that the foregoing shall not apply to:

(a)    conditions imposed by law or by any Loan Document;
(b)    restrictions and conditions imposed by the Public Debt Documents as in effect on the Effective Date;
(c)    restrictions and conditions imposed by any Permitted Capital Markets Debt, Permitted Borrower Debt, Permitted European Borrower Debt and Indebtedness permitted under Sections 8.1(a)(ii) and 8.1(a)(xxviii); provided that the encumbrances and restrictions contained in such Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the Public Debt Documents (as in effect on the Effective Date);
(d)    with respect to clause (iii) only, (A) customary restrictions on assignment and (B) assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;
(e)    restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 8.10 identified on Schedule 8.10 and refinancings thereof with restrictions and conditions no more restrictive, in any material respect, taken as a whole, than those in such Indebtedness on the Effective Date;
(f)    customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;
(g)    restrictions and conditions contained in any Permitted Receivables or Factoring Financings and relating to any Receivables Subsidiary or Factoring Subsidiary; and

(h)    restrictions contained in Indebtedness of Subsidiaries that are not Credit Parties incurred pursuant to Section 8.1(a)(xxix) or (a)(xxx), permitted to be incurred under Section 8.1(a)(xiv) that relate only to the Subsidiary that is the obligor under such Indebtedness or permitted by Section 8.1(a)(xvi); provided that the board of directors of U.S. Borrower or European Borrower shall have determined in good faith (as evidenced by a resolution of the board of directors of such Borrower) at the time that such encumbrance or restriction is created that such encumbrance or restriction, as the case may be, will not impair the ability of any Borrower to make payments of interest on the Loans or make payments in respect of its LC Obligations, in each case as and when due.
8.11    Amendments or Waivers of Certain Documents; Prepayments of Indebtedness.

(a)    The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, amend or otherwise change (or waive) the terms of its Organic Documents or the documents governing any Indebtedness that is either subordinate or junior in right of payment to the Obligations (it being understood that Indebtedness shall not be deemed subordinate or junior in right of payment on account of being unsecured or being secured with greater or lower priority) or any refinancing thereof, in each case, if the effect of such amendment, change or waiver would be materially adverse to the interests of the Lenders, taken as a whole; provided, that the entering into of any refinancing or extension otherwise permitted under this Agreement shall not be prohibited by this Section 8.11(a).

(b)    The Credit Parties will not, and will not permit any of their Subsidiaries to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Senior Notes, Existing Unsecured Debt or Debentures or any Permitted Capital Markets Debt that refinances all or any portion of any such Indebtedness, unless, after giving effect thereto, there is at least $200,000,000 of Available Liquidity; provided that this provision shall not prohibit Crown Holdings from exchanging or refinancing its Indebtedness for shares of its common stock or for Permitted Capital Markets Debt to the extent permitted to be incurred under Section 8.1(a)(v).

8.12    Limitation on Activities of Crown Holdings, Crown Finance, Crown Finance II and CCSC. Notwithstanding anything to the contrary set forth herein, each of Crown Holdings, Crown International, Crown Finance, Crown Finance II and CCSC, in the case of each of Crown Holdings, Crown International and CCSC, (i) shall not conduct any business or hold or acquire any assets other than (A) immaterial equipment, other intellectual property and other immaterial assets, or (B) the Capital Stock of Borrowers or other Credit Parties; provided, that with respect to the Capital Stock of Credit Parties other than Borrowers, (1) any Credit Party that is directly owned by Crown Holdings or CCSC must be a holding company and shall have the same restrictions set forth herein as Crown Holdings, Crown International and CCSC (other than restrictions set forth in this clause (1)), and (2) no Credit Party other than Crown Holdings and any successor to CCSC may guaranty the Debentures and (D) cash sufficient to pay amounts owing under its Indebtedness permitted to be incurred hereunder and to pay its ordinary course operating expenses and (ii) shall have no operations other than (A) holding such Capital Stock, (B) in the case of Crown Holdings, holding company activities (including, without limitation, administering employee benefit plans and other holding company activities) reasonably related to being a publicly listed company or having publicly traded securities, (C) in the case of Crown Finance and Crown Finance II, activities directly related to its responsibilities as co-issuer of the Senior Notes and (D) in the case of CCSC, activities engaged in as of the Original Closing Date; provided that Permitted Holding Company Transactions shall be permitted under this Section 8.12.

8.13    Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Credit Party, based upon reasonable inquiry by such Credit Party, none of the funds of such Credit Party that are used to repay the Loans shall be derived from any unlawful activity, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans would be in violation of law or applicable Sanctions or Anti-Corruption Laws.

8.14    Accounting Changes. The Credit Parties will not, and will not permit any of their Subsidiaries to, make any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the Original Closing Date, unless (i) such change is required or permitted by GAAP, (ii) such change is disclosed to the Lenders through Administrative Agent or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail satisfactory to Administrative Agent) to the extent required by GAAP to show comparative results. If any changes in GAAP or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Original Closing Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes, so that the criteria for evaluating the financial condition and results of operations of Crown Holdings and its Subsidiaries will be the same after such changes as if such changes had not occurred.

8.15    Canadian Defined Benefit Plans. No Canadian Credit Party shall, without prior written consent from the Majority Lenders (a) establish any plan which would be considered a Canadian Defined Benefit Plan or Multiple Employer Plan once created or commence contributing to or otherwise participate in any plan which would be considered a Canadian Defined Benefit Plan or Multiple Employer Plan after a Canadian Credit Party commenced such contributions or participation; (b) acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any Canadian Defined Benefit Plan or Multiple Employer Plan, or (c) terminate, or cause to be terminated, any of the Canadian Defined Benefit Plans, if such Canadian Defined Benefit Plan would have a wind up deficiency on termination in an amount that would be expected to have a Material Adverse Effect.

8.16    Sanctions. Crown Holdings shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Facing Agent, Swing Line Lender, or otherwise) of Sanctions.

ARTICLE IX
FINANCIAL COVENANT

From and after the Effective Date, Crown Holdings hereby agrees, that, so long as any of the Commitments remain in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) is owing to any Lender or Administrative Agent hereunder, that Crown Holdings will not permit or suffer to exist the Total Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period Ended	Ratio
December 31, 2016 to September 30, 2018	4.50 to 1.00
December 31, 2018 to September 30, 2019	4.25 to 1.00
December 31, 2019 and each Fiscal Quarter thereafter	4.00 to 1.00
Notwithstanding the foregoing, upon the consummation of a Material Acquisition and until the end of the fourth full fiscal quarter thereafter (the “Increase Period”), the maximum permitted Total Leverage Ratio shall be increased by 0.50 to 1.00 (the “Step-Up”) during such Increase Period; provided that an Increase Period may not immediately follow another Increase Period (that is, following an Increase Period, there shall be at least one fiscal quarter as of the end of which the maximum Total Leverage Ratio has been complied with without giving effect to the Step-Up).

ARTICLE X
EVENTS OF DEFAULT

10.1    Listing of Events of Default. Each of the following events or occurrences described in this Section 10.1 shall constitute an “Event of Default” from and after the Effective Date:

(a)    Failure to Make Payments When Due. Any Borrower shall default or fail (i) in the payment when due of any principal of any Loan (including, without limitation, on any Scheduled Term Repayment date), the face amount of any B/A Loan, or any reimbursement obligation in respect of any Letter of Credit, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of five (5) Business Days), or (iii) in the payment when due of any fee described or other amount that by its terms is due and payable hereunder or under any Loan Document and previously invoiced amount (other than an amount described in the foregoing clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five (5) Business Days).
(b)    Representations and Warranties. Any representation or warranty made by any Credit Party hereunder or in any other Loan Document or certificate furnished by or on behalf of any Credit Party to Administrative Agent, U.K. Administrative Agent, any Collateral Agent, any Facing Agent or any Lender in connection with this Agreement or any such other Loan Document shall have been incorrect in any material respect on the date as of when made.
(c)    Certain Covenants. Any Credit Party shall default in the due performance and observance of any of its obligations under clause (a), (b) or (c) of Section 7.3, Section 7.4 (with respect to the maintenance and preservation of any Parent Guarantor’s or any Borrower’s legal existence), Article VIII or Article IX.
(d)    Other Covenants, Default Under Other Loan Documents. Any Credit Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice by Administrative Agent (including through the instruction of any Lender).
(e)    Default Under Other Agreements. Any Credit Party shall default (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or is to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity.
(f)    Judgments. Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $75,000,000 individually or in the aggregate shall be rendered against any Credit Party (or any combination thereof) and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed; (ii) such judgment has not been stayed, bonded, vacated or discharged within sixty (60) days of entry; or (iii) there shall be any period (after any applicable statutory grace period) of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, in each case to the extent such judgment is not fully insured against by a policy or policies of insurance or bonded (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of Crown Holdings.
(g)    Employee Benefit Plans. Either (i) with respect to any Pension Plan: (A) a Termination Event shall have occurred or (B) any Credit Party, any of its Subsidiaries or any ERISA Affiliate fails to make a minimum required contribution required under Code Section 430(j) to any Pension Plan by the due date for such contribution, if, as a result of such events listed in subclauses (A) and (B) of this clause (i), a Credit Party or any ERISA Affiliate could be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $75,000,000; or (ii) with respect to any Foreign Plan, (A) a Termination Event or Canadian Pension Termination Event or any noncompliance with respect to Foreign Plans shall have occurred or (B) any Foreign Plan that is required by applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements, if as a result of such events listed in subclauses (A) and (B) of this clause (ii) when taken together with all other Termination Events and Canadian Pension Termination Events or any other noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect.
(h)    Change of Control. Any Change of Control shall occur.
(i)    Insolvency. Any Credit Party or any of its Material Subsidiaries shall: (i) become insolvent or generally fail to pay debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, Receiver, administrator, sequestrator or other custodian for such Credit Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, Receiver, administrator, sequestrator or other custodian for any Credit Party or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided that each Credit Party and each such Subsidiary hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; (iv) permit or suffer to exist the commencement of any Insolvency Proceeding, bankruptcy, reorganization, administration, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Credit Party or any such Subsidiary, and, if any such case or proceeding is not commenced by any Credit Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by any Credit Party or such Subsidiary or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed and unstayed, provided that each Credit Party and each such Subsidiary hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.

(j)    Guaranties. Other than as a result of any release of the guaranty in accordance with the terms of this Agreement or any Guarantee Agreement, obligations of any Guarantor under Article XIV or the obligations of U.S. Borrower or any other Subsidiary Credit Party under the Guarantee Agreements shall cease to be in full force and effect or any Guarantor or U.S. Borrower or any such other Subsidiary Credit Party shall repudiate its obligations thereunder.
(k)    Security Documents. Any Lien purported to be created under any Security Document shall fail or cease to be (other than by termination of such Security Document in accordance with the terms hereof or thereof), or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral individually or in the aggregate having a fair market value in excess of $50,000,000, except as a result of (i) the Collateral Agents’ failure to take any action required to establish or maintain perfection (x) reasonably requested by any Borrower in order to maintain a valid and perfected Lien on any Collateral or (y) within the Collateral Agent’s control and customarily performed by the Collateral Agent (ii) any action taken by the Collateral Agents to release any Lien on any Collateral in accordance with the terms of this Agreement and the Receivables Intercreditor Agreement or (iii) any automatic or other release of any Lien on any Collateral in accordance with the terms of this Agreement and the Receivables Intercreditor Agreement.
10.2    Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 10.1(i) shall occur with respect to any Parent Guarantor or any Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrowers.

10.3    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 10.1(i) with respect to any Parent Guarantor or any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, Administrative Agent, upon the direction of the Required Lenders, shall by written notice to Borrowers and each Lender (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate or (b) direct Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 10.1(i) with respect to such Borrower it will pay) to Administrative Agent at the Payment Office such additional amount of cash, to be held as security by Administrative Agent for the benefit of the Secured Creditors, as is equal to the sum of (a) the aggregate Stated Amount of all Letters of Credit issued for the account of Crown Holdings and its Subsidiaries and then outstanding and (b) the aggregate amount of all Unpaid Drawings, provided that, at such time as (y) no Event of Default shall be continuing or (z) this Agreement shall have terminated in accordance with Section 12.15, the balance, if any, of the amount held pursuant to this clause (b) shall be returned to the Borrowers and (c) enforce, or cause the U.S. Collateral Agent and Euro Collateral Agent to enforce, the Guarantee Agreement, the provisions of Article XIV, and all of the Liens and security interests created pursuant to the Security Documents in accordance with their terms.

10.4    [Reserved].

10.5    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof), all payments and proceeds (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the U.S. Collateral) received after acceleration of the Obligations in respect of any sale of, collection from, or realization upon all or any part of the U.S. Collateral shall be applied: first, pro rata, to all fees, costs and expenses incurred by or owing to Administrative Agent, Collateral Agents and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, pro rata, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of or any other portions of, the Obligations outstanding (including without limitation, any Bank Related Debt) and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof). Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof), all payments and proceeds (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Euro Collateral) received after acceleration of the Obligations in respect of any sale of, collection from, or realization upon all or any part of the Euro Collateral shall be applied: first, to all fees, costs and expenses incurred by or owing to Administrative Agent, Collateral Agents and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Foreign Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Foreign Obligations outstanding and to cash collateralize outstanding Letters of Credit (pro rata among all such Foreign Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof). Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
It is understood and agreed that (i) no payments from the proceeds of Euro Collateral shall be applied to pay any U.S. Obligations and (ii) no Euro Credit Party shall be liable to pay or otherwise be liable, in whole or in part, for principal, interest, fees and other obligations of the U.S. Borrower or any U.S. Credit Party (including all U.S. Obligations) as a result of the exercise of remedies by the Agents and the Lenders under this Section 10.5 or otherwise.

Anything in this Article X to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrowers; provided that at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

ARTICLE XI
THE AGENTS

11.1    Appointment.

(a)Each of the Lenders hereby (i) appoints DB and Deutsche Bank AG London Branch, as applicable, to act on its behalf as Administrative Agent and U.K. Administrative Agent hereunder, as U.S. Collateral Agent under all U.S. Security Documents and as Euro Collateral Agent (including, without limitation, in its capacity as security trustee under documents governed by the law of England) under all Euro Security Documents (such appointment being made, as regards any Euro Security Document governed by French law, as collateral agent (“agent de sûretés”) to act in accordance with the provisions of Article 2328-1 of the French Civil Code) and (ii) appoints Deutsche Bank AG Canada Branch to act on its behalf as Canadian Administrative Agent (for purposes of this Agreement, the term “Administrative Agent” shall include DB in its capacity as U.S. Collateral Agent and as Euro Collateral Agent pursuant to the Security Documents, the U.K. Administrative Agent and the Canadian Administrative Agent, as applicable) to act as herein specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent, U.S. Collateral Agent and Euro Collateral Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent, Canadian Administrative Agent, U.K. Administrative Agent, U.S. Collateral Agent or Euro Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates. Each Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any of such provisions. For the purposes of Sections 11.1, 11.10, 11.11 and 12.17 each Lender hereby relieves the Euro Collateral Agent from the restrictions on self-dealing and multiple representation pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender. A Lender which is barred by its constitutional documents, by-laws or bank policies from granting such exemption shall notify the Euro Collateral Agent accordingly.

(b)Each Lender hereby authorizes the Collateral Agents to enter into the Receivables Intercreditor Agreement and each Security Document on behalf of such Lender and to exercise its rights and perform its obligations thereunder. Each of the Collateral Agents, acting alone, is hereby authorized and appointed as the Person holding the power of attorney (“fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Quebec for the purposes of holding any hypothec to be granted by each of CROWN Metal Packaging Canada LP, CROWN Metal Packaging Canada Inc., 3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse or any other Credit Party as security for any debenture, bond or other title of indebtedness that may be issued by any Credit Party pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, in respect of any pledge by any Credit Party of any such debenture, bond or other title of indebtedness as security for any of the Obligations and any other obligations, including those arising under the Loan Documents, the Bank Related Hedging Agreements and the Bank Related Cash Management Agreements, each Collateral Agent shall also be authorized to hold such debenture, bond or other title of indebtedness as agent, mandatary and pledgee for its own account and for the benefit of the Administrative Agent, the U.K. Administrative Agent, the Collateral Agents, the Canadian Administrative Agent, the Lenders (including any Lenders of (i) Additional Term Loans and (ii) Loans pursuant to an Additional Facility) and Hedge Banks, if any, the whole notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Quebec). Any person who becomes a Secured Creditor or successor Collateral Agent shall be deemed to have consented to and ratified the foregoing appointment of each Collateral Agent as fondé de pouvoir, agent and mandatary on behalf of all the Secured Creditors, including such person designated above as a Secured Creditor. For greater certainty, each Collateral Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agents in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Collateral Agent, such successor Collateral Agent shall also be authorized to act as the holder of an irrevocable power of attorney (fondé de pouvoir).

11.2    The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.3    Nature of Duties.

(a)    The Administrative Agent, the Arrangers and the other Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b)    Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 12.4. Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

(c)If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

(d)Each Credit Party is entering into each Loan Document to which it is a party as a principal and not an agent, and in its own name and on its own account and not for the account or on behalf of any third party.

11.4    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6    Resignation by the Administrative Agent.

(a)    The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 30 days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.1(a) or 10.1(i) then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)    Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 10.1(a) or 10.1(i) then exists).

(c)    If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 10.1(a) or 10.1(i)then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders (with the consent of the Borrower as provided above) appoint a successor Administrative Agent as provided above.

(d)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders (with the consent of the Borrower as provided above) appoint a successor Administrative Agent as provided above.

(e)Upon a resignation of the Administrative Agent pursuant to this Section 11.6, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article XI (and the analogous provisions of the other Loan Documents) and Section 12.4 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(f)Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 2.12) may by notice to the Borrower and such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent hereunder with the consent of the Borrower (such consent not to be unreasonably withheld) and such replacement Administrative Agent, provided that (i) such removal shall, to the fullest extent permitted by applicable law, in any event become effective if no such replacement Administrative Agent is appointed hereunder within 30 days after the giving of such notice and (ii) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing at the time of such appointment.

11.7    Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent Guarantors, the Borrower and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent Guarantors, the Borrower and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Parent Guarantors, the Borrower or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Parent Guarantors, the Borrower or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption Agreement or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.
11.8    No Other Duties, Etc.

(a)    Anything herein to the contrary notwithstanding, none of the Administrative Agent, Bookrunners nor Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

(b)    The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 12.4) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, Receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 12.4.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
11.10    Collateral and Guaranty Matters.

(a)    Each Lender authorizes and directs the Collateral Agents to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Collateral Agent is hereby authorized on behalf of all of the Secured Creditors, without the necessity of any notice to or further consent from any Secured Creditor, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents;

(b)    The Lenders hereby authorize and direct each Collateral Agent, in accordance with the terms hereof, (1) to release any Lien granted to or held by such Collateral Agent upon any Collateral (i) automatically upon termination of the Commitments and payment and satisfaction in full of all of the Obligations as provided in Section 12.15, (ii) constituting property being sold or otherwise disposed of (to Persons other than any Credit Party) automatically upon the sale or other disposition thereof in compliance with Section 8.5, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.1), (iv) constituting property acquired by any Credit Party after the Original Closing Date financed with Indebtedness secured by a Lien permitted by Section 8.2(d), (v) if the property subject to such Lien is owned by a Guarantor, automatically upon release of such Guarantor from its obligations under its Guarantee Agreements hereunder or under any other Loan Document as a result of a transaction permitted hereunder, (vi) automatically upon a Non-Stock Collateral Release Event or Collateral Release Event, as applicable, as provided in Section 7.20, (vii) constituting property held by an Unrestricted Entity upon the designation of a Subsidiary of Crown Holdings as an Unrestricted Entity or (viii) as otherwise may be expressly provided in the relevant documentation granting such Lien or the Receivables Intercreditor Agreement, (2) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.2(j) to the extent in respect of Indebtedness under Section 8.1(a)(xvi) and required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens, and (3) to release any Guarantor from its obligations under the Security Documents if such Person ceases to be a Restricted Subsidiary or becomes an Unrestricted Entity, in each case, as a result of a transaction or designation permitted hereunder. Upon request by any Collateral Agent at any time, the Required Lenders will confirm in writing such Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 11.10. In each case as specified in this Section 11.10, the applicable Collateral Agent will (and each Lender irrevocably authorizes such Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guarantee Agreements, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(c)    The Administrative Agent and Collateral Agents shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent and Collateral Agents herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent and Collateral Agents in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent and Collateral Agents may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s and Collateral Agents’ own interest in the Collateral as Lenders and that the Administrative Agent and Collateral Agents shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11    Bank Related Debt. Except as otherwise expressly set forth herein or in any Guarantee Agreement or any Security Document, no Hedge Bank that obtains the benefits of Article XIV, any Guarantee Agreement or any Collateral by virtue of the provisions hereof or of any Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Related Debt unless the Administrative Agent has received written notice of such Bank Related Debt, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty.

The Lenders hereby authorize the Administrative Agent and the Collateral Agents to enter into any Receivables Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders.

11.12    Withholding Tax Indemnity. To the extent required by any applicable law, the applicable Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 4.7(b) or (c), each Lender shall, and does hereby, indemnify each Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Agent) incurred by or asserted against Agent by the IRS or any other Governmental Authority as a result of the failure of Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest or demonstrable error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due such Agent under this Section 11.12. The agreements in this Section 11.12 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 11.12, the term “Lender” shall include any Swing Line Lender and any Facing Agent.
11.13    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

ARTICLE XII
MISCELLANEOUS

12.1    No Waiver; Modifications in Writing.

(a)No failure or delay on the part of any Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Agent or any Lender at law or in equity or otherwise. Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender affected thereby (with Obligations directly affected thereby in the case of the following clause (a)(i)),

(i)extend the final scheduled maturity of any Loan, Commitment or Note (or extend the stated maturity of any Letter of Credit beyond the Revolver Termination Date), or reduce the rate or extend the time of payment of interest or fees thereon (except payment of interest at the Default Rate), or reduce the principal amount thereof,

(ii)release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Security Documents),

(iii)    amend, modify or waive any provision of this Section 12.1(a), or reduce the percentage specified in the definition of “Required Lenders” or amend, modify or waive any other provision of any Loan Document (other than the Receivables Intercreditor Agreement and the Security Documents, which are governed by Section 12.17), specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (except, in each case, for technical amendments with respect to additional facilities, replacement loans or commitments, extensions of maturity date or additional extensions of credit pursuant to Sections 2.9, 2.13, 2.14 and 2.15 which, except as not otherwise restricted under such Sections, afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Effective Date),

(iv)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement,

(v)    amend or modify the provisions of Section 4.5(a) or 10.5 in a manner that would by its terms alter the pro rata sharing of payments required thereby, except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Section 2.9, 2.13, 2.14 or 2.15, or

(vi)    amend or modify the definition of “Pro Rata Share”;

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall
(A)    increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of the definition of “Multicurrency Revolving Sublimit”, Schedule 1.1(b), “Applicable LC Sublimit”, Schedule 1.1(g), conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),
(B)    without the consent of Administrative Agent and each Facing Agent, amend, modify or waive any provision of Section 2.10 or alter the rights or obligations of any Facing Agent with respect to Letters of Credit,
(C)    without the consent of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent,
(D)    without the consent of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent under the other Loan Documents,
(E)    without the consent of the Majority Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities pursuant to Section 4.5(a) (except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Section 2.9, 2.13, 2.14 or 2.15) (although the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered),
(F)    without the consent of the Majority Lenders of the applicable Facility, amend the definition of Scheduled Term Repayments for such Facility in a manner that decreases or delays any Scheduled Term Repayment, except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Section 2.9, 2.14 or 2.15;
provided, however, that any provision of this Agreement may be amended, modified, supplemented, waived, discharged terminated or otherwise changed by an agreement in writing signed by the respective Credit Parties thereto, the Required Lenders (measured after giving effect to such amendment, supplement, waiver, discharger or termination) and any Administrative Agent if (a) by the terms of such agreement all Commitments of each Lender not consenting to the actions therein shall terminate upon the effectiveness of such agreement and (b) at the time such agreement becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement.
(b)If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a) or (E) through (F) of the second proviso to such sentence, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace each such non‑consenting Lender or Lenders (or, at the option of Borrowers if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change.

(c)In addition to the amendments effected pursuant to the foregoing Section 12.1(a), Schedules 1.1(b), and 1.1(d) may be amended as follows:

(i)Schedules 1.1(b) and (d) will be amended to add Non-U.S. Subsidiaries of Crown International Holdings as additional Subsidiary Borrowers upon (A) execution and delivery by European Borrower, any such Subsidiary Borrower and Administrative Agent of a Joinder Agreement in the form of Exhibit 12.1(c), providing for a Multicurrency Revolving Sublimit acceptable to U.K. Administrative Agent, (B) delivery to Administrative Agents of (1) to the extent not previously delivered, the Additional Security Documents required pursuant to Section 7.14, (2) an opinion of counsel which covers matters reasonably satisfactory to Administrative Agent and (3) to the extent not previously delivered, all documentation and other information required under Section 5.1(f)(ii).

(ii)Schedules 1.1(b) and (d) will be amended to remove any Subsidiary as a Subsidiary Borrower upon (A) execution and delivery by European Borrower of a written request providing for such amendment and (B) repayment in full of all outstanding Loans and other Obligations of such Subsidiary Borrower.

(d)    Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Administrative Agent to be delivered pursuant to Section 2.9, 2.13, 2.14 or 2.15, in connection with any Additional Facility, Replacement Term Loans, Replacement Term Commitments, Replacement Revolving Loans, Replacement Revolving Commitments, and/or any New Maturity Date, as applicable, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, any new Lenders and technical and conforming amendments to reflect the terms of such Additional Facility.

(e)    A Revolving Lender may allocate any proportion of its Revolving Commitment or Revolving Credit Exposure with respect to any waiver, amendment, modification, consent or any other action pursuant to this Section 12.1 or any other Loan Document in order to vote separate portions thereof differently with respect thereto.

(f)    In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Crown Holdings, Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all Term Loans outstanding under one or more Term Facilities (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (c) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Term Loans in effect immediately prior to such refinancing.

(g)    Notwithstanding the foregoing, with respect to amendments under Section 12.1(a) requiring the approval of all of the Lenders adversely affected thereby, if all such Lenders other than one or more Defaulting Lenders approve such amendment, the failure of such Defaulting Lenders to approve such amendment shall not prevent such amendment from becoming effective with respect to such Lenders approving such amendment (it being understood that such amendment will not be effective with respect to such Defaulting Lenders that do not approve such amendment).

12.2    Further Assurances. Crown Holdings agrees to, and to cause its Subsidiaries to, do such further acts and things and to execute and deliver to Agent such additional assignments, agreements, powers and instruments, as Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Agent its rights, powers and remedies hereunder.

12.3    Notices, Etc.

(a)    Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Agreement when received or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party as follows:

(i)    if to Crown Holdings, Crown International, CCSC, U.S. Borrower, European Borrower or Canadian Borrower, to it at One Crown Way, Philadelphia, Pennsylvania 19154, attention: Mr. Tom Kelly (telecopy: (215) 276-6011), with a copy to Dechert LLP, 2929 Arch Street, Philadelphia, Pennsylvania 19104, attention: Mr. William G. Lawlor, Esq. (telecopy: (215) 994-2222);

(ii)    if to Administrative Agent, to it at the Notice Address;

(iii)if to U.K. Administrative Agent, to it at the Notice Address;

(iv)if to Canadian Administrative Agent, to it at the Notice Address;

(v)if to Deutsche Bank AG London Branch, as Facing Agent, to it at 175 Bishopsgate, EC2A 2JN London, United Kingdom;

(vi)if to a Lender or any other Facing Agent, to it at its address (or telecopy number) set forth on its most recent administrative questionnaire delivered to Administrative Agent or in the assignment and acceptance agreement pursuant to which such Lender shall have become a party hereto.

(b)    Notices and other communications to or by any Agent, the Lenders and the Facing Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender and, to the extent applicable, the Facing Agent. Any Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address or by facsimile transmission shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Each Credit Party and Lender hereunder agrees to notify Administrative Agent in writing promptly of any change to the notice information provided above.
12.4    Costs and Expenses; Indemnification.

(a)    Generally. Each Credit Party (jointly and severally to the extent legally permissible) agrees to pay promptly upon request by any Agent (or any Lender in connection with any enforcement or atonement as provided below) (i) all reasonable out-of-pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution, delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith (including in connection with the pledge of Additional Collateral), including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent and of Cahill Gordon & Reindel llp, counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto and other Attorney Costs, in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees, (ii) all reasonable out-of-pocket expenses incurred by any Facing Agent in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses incurred by any Agent, any Lender or any Facing Agent, including the fees, charges and Attorney Costs in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification. Each Credit Party (jointly and severally to the extent legally permissible) will indemnify and hold harmless each Agent and each Lender and each director, officer, employee, agent, attorney and Affiliate of each Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, or liabilities and related reasonable, documented and out-of-pocket expenses, including Attorney Costs, charges and disbursements to which such Indemnified Person may become subject or which may be asserted against such Indemnified Person by any third party or by any Credit Party, insofar as such losses, claims, damages, penalties, expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not an Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Facing Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Release or threatened Release of any Hazardous Materials into the Environment for which any Credit Party or any of its Subsidiaries has any liability or which is related to any property currently or formerly owned, leased or operated by or on behalf of Crown Holdings or any of its Subsidiaries, any Environmental Lien for which any Credit Party or any of its Subsidiaries has any liability, any Environmental Liability related in any way to Crown Holdings or any of its Subsidiaries or any liability which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by a Credit Party and regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

(i)    that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the gross negligence, bad faith or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction; and

(ii)    that nothing contained herein shall affect the express contractual obligations of the Lenders to any Credit Party contained herein or in the other Loan Documents.

For the avoidance of doubt, this Section 12.4(b) shall not apply to Taxes, except any Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from any non-Tax claim.
If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Crown Holdings or the applicable Borrower will, if requested by any Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. Each Indemnified Person shall, unless an Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party; provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, the Credit Parties shall not be liable for fees and expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by Administrative Agent provided, further, however, each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and expenses of such counsel shall be at the expense of the Credit Parties to the extent that (i) Crown Holdings or any other Credit Party shall have agreed in writing to pay such fees and expenses or (ii) such Indemnified Person shall have notified Crown Holdings that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation.
Any and all amounts so expended by any Agent shall be repaid to it by the Credit Parties promptly upon such Agent’s demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by such Agent to the date of repayment. To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. The obligations of the Credit Parties under this Section 12.4 shall survive the termination of this Agreement and the discharge of the Credit Party’s other Obligations hereunder.
(c)    Foreign Exchange Indemnity. If any sum due from any Credit Party or any of its Subsidiaries under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “First Currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “Second Currency”) for the purpose of (i) making or filing a claim or proof against any Credit Party with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, such Credit Party shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the First Currency into the Second Currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the First Currency with the Second Currency after receipt of a sum paid to it in the Second Currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of each Credit Party distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

(d)    To the extent permitted by applicable law, no party hereto, no Indemnified Person, and no Credit Party or any Affiliate of any Credit Party, shall assert, and each hereby waive, any claim against any party hereto, Indemnified Person, or Credit Party or any Affiliate of any Credit Party, on any theory of liability, for indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby (including the Transactions), or any Loan or Letter of Credit, or, in each case, the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnification obligations to the extent set forth above to the extent such indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

12.5    Confirmations. Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6    Adjustment; Setoff.

(a)    If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(i) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify Administrative Agent of that fact and (ii) purchase for cash at face value from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) this Section 12.6(a) shall not apply to (1) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment or sale of a participation to any assignee or participant, other than to any Credit Party or any Subsidiary thereof. Each Credit Party agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without prior notice to any Credit Party or any of its Subsidiaries, any such notice being expressly waived by Crown Holdings, on behalf of itself and its Subsidiaries, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Crown Holdings or any Credit Party to such Lender, any amount owing from such Lender to Crown Holdings or any of its Subsidiaries, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Crown Holdings or any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, Receivers, administrator, administrative Receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Crown Holdings or any Credit Party, or against anyone else claiming through or against, Crown Holdings or any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, Receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a Receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Crown Holdings and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. In the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the applicable Facing Agent, the Swing Line Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(c)    Crown Holdings expressly agrees, on behalf of itself and its Subsidiaries, that to the extent Crown Holdings or any other Credit Party makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, Receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state, provincial or federal law, common law or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7    Execution in Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

12.8    Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)    This Agreement shall be binding upon, and inure to the benefit of, Crown Holdings, U.S. Borrower, European Borrower, Canadian Borrower and each other Credit Party hereto, Agents, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, none of Crown Holdings, U.S. Borrower, European Borrower, Canadian Borrower or any other Credit Party may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

(b)    Each Lender may at any time sell to one or more banks or other financial institutions (other than any Disqualified Institutions) (“Participants”) participating interests in all or any portion of its Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Credit Parties and Administrative Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Crown Holdings, U.S. Borrower, European Borrower and each other Credit Party hereto agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6. Crown Holdings, U.S. Borrower, European Borrower and each other Credit Party hereto also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.7 (subject to the requirements and limitations of such Sections and Section 3.7, including the requirements of Section 4.7(d), it being understood that any forms required to be provided by any Participant pursuant to Section 4.7(d) shall be provided solely to the applicable Lender) with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b); provided that a participant shall not be entitled to receive any greater payment, under Section 3.6 or Section 4.7 than the participating Lender would have been entitled to receive under Section 3.6 or Section 4.7 with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in any law after the sale of the participation takes place. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating (it being understood that amending the definition of any Scheduled Term Repayment (other than any Term Maturity Date), shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated maturity of any Letter of Credit in which such Participant is participating beyond the Revolver Termination Date for the Multicurrency Revolving Facility or the Canadian Revolver Termination Date, as applicable, or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower or any other Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating. Notwithstanding the foregoing, prior to any CAM Exchange, no Lender shall sell participations of Canadian Revolving Loans or Canadian Revolving Commitments to any Person that is not a resident of Canada for purpose of the ITA or is not deemed to be resident in Canada for the purposes of Part XIII of the ITA.

Each Lender that sells a participation to a Participant pursuant to this Section 12.8(b) shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. This Section 12.8(b) shall be construed so that the participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c)    Notwithstanding anything in this Section 12.8 to the contrary, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000.00 (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 12.8 and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption Agreement. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 12.8(c) shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(d)Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than $5,000,000 for the Dollar Revolving Facility, Multicurrency Revolving Facility or Canadian Revolving Facility and $1,000,000 for the Term Facilities (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure with respect to such Facility), and (ii) shall require the prior written consent of an Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default then exists and is continuing, the applicable Borrower (the consent of such Borrower not to be unreasonably withheld or delayed; provided that the applicable Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof); provided, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender). In addition to the foregoing, the consent of the applicable Facing Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding). Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds and that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) in immediately available funds to such Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by such Administrative Agent or Canadian Administrative Agent of such assignment and the resulting effect upon the Loans and Dollar Revolving Commitment, Multicurrency Revolving Commitment and Canadian Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that each Borrower, each other Credit Party hereto, Canadian Administrative Agent and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the applicable Borrower, Canadian Administrative Agent and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of any Borrower or any other Credit Party hereto, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by any Borrower, the Lenders, Canadian Administrative Agent or Administrative Agent shall be required. At the time of each assignment pursuant to this Section 12.8(d) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to the applicable and Administrative Agents the appropriate forms, certificates and information as provided in Section 4.7(d), if applicable. Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agents and the applicable Borrower of written notice of such transfer, by each previous holder of such Credit Exposure. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto (or, with respect to Term Loans, the Register), to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Term Pro Rata Share, Canadian Revolver Pro Rata Share or Revolver Pro Rata Share, as the case may be (in each case, rounded to twelve decimal places), the Loans, any outstanding Letters of Credit and any new Notes, if requested, to be issued, at the applicable Borrower’s expense, to such Assignee, and no further consent or action by any Credit Party or the Lenders shall be required to effect such amendments.

(e)No such assignment will be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions hereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Facing Agent, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its applicable Revolving Commitments. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(f)    Crown Holdings and each Borrower authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Crown Holdings, such Borrower and any of their Subsidiaries which has been delivered to such Lender by Crown Holdings or any Borrower pursuant to this Agreement or which has been delivered to such Lender by Crown Holdings or any Borrower in connection with such Lender’s credit evaluation of Crown Holdings or any Borrower prior to entering into this Agreement, provided that, such Transferee or prospective Transferee agrees to treat any such information which is not public as confidential in accordance with the terms of Section 12.16 hereof.
(g)    Each Lender with a Multicurrency Revolving Commitment hereby represents that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) at the Effective Date or, in the case of any Person that becomes a Lender with a Multicurrency Revolving Commitment pursuant to the Agreement, at the date it becomes a Lender. If an assignment or transfer does not include an amount outstanding from each Borrower which is a Dutch Borrower of at least €100,000 (or its equivalent in other currencies) (or such other amount as may be required from time to time under the Dutch Financial Supervision Act (Wet op het financieel toezicht)), the Transferee shall confirm in the relevant assignment or transfer agreement to each such Borrower that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervisions Act.

(h)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents to secure its obligations (including, without limitation, the Notes held by it), including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central banking authority in accordance with Regulation A of the Federal Reserve Board, without notice to, or the consent of, any Credit Party, provided that, no such pledge or assignment of a security interest under this Section 12.8(h) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to any holders of obligations owed or securities issued by such Lender including any to its trustee for or representative of such holders. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

12.9    CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS.

(a)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM WITH OFFICES ON THE ORIGINAL CLOSING DATE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH CREDIT PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY

SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY, AT ITS ADDRESS SET FORTH IN AND IN ACCORDANCE WITH SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

(b)    EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d)    THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

(e)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3, SUBJECT TO SUCH OTHER FORM OF NOTICE AS MAY BE REQUIRED UNDER APPLICABLE LAW WITH RESPECT TO THE GERMAN BORROWERS. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(f)    BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EUROPEAN BORROWER AND EACH SUBSIDIARY BORROWER ACKNOWLEDGES THAT IT HAS BY SEPARATE WRITTEN INSTRUMENT, DESIGNATED AND APPOINTED CROWN HOLDINGS, INC., ONE CROWN WAY, PHILADELPHIA, PA 19154, ATTN: SENIOR VICE PRESIDENT - FINANCE (AND ANY SUCCESSOR ENTITY), AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS THAT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK.

(g)    EUROPEAN BORROWER AND EACH SUBSIDIARY BORROWER, TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SETOFF OR ANY LEGAL PROCESS (WHETHER SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY OR ASSETS, HEREBY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (IT BEING UNDERSTOOD THAT THE WAIVERS CONTAINED IN THIS PARAGRAPH (E) SHALL HAVE THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976, AS AMENDED, AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR THE PURPOSES OF SUCH ACT).

(h)    EUROPEAN BORROWER AND CROWN DEVELOPPEMENT EACH, ON BEHALF OF ITSELF AND THEIR RESPECTIVE SUBSIDIARIES, HEREBY WAIVE THE BENEFIT OF THE PROVISIONS OF ARTICLE XIV OF THE FRENCH CIVIL CODE.

12.10    Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.11    Transfers of Notes. In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and the applicable Borrower of such transfer, and Agents and Borrowers shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and the applicable Borrower shall have received written notice to the contrary. Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and the applicable Borrower of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Agents and Borrowers shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.12    Registry. Borrowers hereby designate Administrative Agent to serve as Borrowers’ agent, solely for purposes of this Section 12.12 to maintain a register (the “Register”) on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount (and interest amounts) of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect any Credit Party’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agents with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Administrative Agents on the Register only upon the acceptance by such Administrative Agents of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8. The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Agents and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. Coincident with the delivery of such an Assignment and Assumption Agreement to such Administrative Agents for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender any Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

12.13    USA PATRIOT Act Notice.     Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Crown Holdings and each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Crown Holdings and each Borrower, which information includes the name and address of Crown Holdings and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Crown Holdings and each Borrower in accordance with the Patriot Act. Crown Holdings and each Borrower shall, promptly following a request by any Lender or the Administrative Agent, provide all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

12.14    Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.15    Termination of Agreement. This Agreement shall terminate when the Commitment of each Lender has terminated and all outstanding Obligations (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) and Loans have been paid in full and all Letters of Credit have expired or been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Facing Agent); provided, however, that the rights and remedies of each Agent and each Lender with respect to any representation and warranty made by any Credit Party pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

12.16    Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and each Facing Agent agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary practices and procedures for handling such information and in a prudent fashion, except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, agents, including accountants, legal counsel and other advisors, insurers, insurance brokers and service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in (or any of its agents or professional advisers), or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Crown Holdings or any other Credit Party and its obligations or (iii) any rating agency, market data collector or direct or indirect provider of credit protection (or its brokers) to it or its Affiliates, (g) with the consent of Crown Holdings or (h) to the extent such information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to any Agent, any Lender or any Facing Agent or any of their respective Affiliates on a nonconfidential basis from a source other than Crown Holdings. Nothing in this provision shall imply that any party has waived any privilege that it may have with respect to advice it has received.

For purposes of this Section, “Information” means all information received from Crown Holdings or any of its Subsidiaries relating to Crown Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or any Facing Agent on a nonconfidential basis prior to disclosure by Crown Holdings or any of its Subsidiaries. In addition, Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement but not the Schedules hereto), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of information and instructed to make available in the course of its business of assigning identification numbers.
12.17    Concerning the Collateral and the Loan Documents.

(a)    Authority. Each Lender and each other Secured Creditor hereby irrevocably (for itself and its assignees, Participants and successors) authorizes Administrative Agent to enter into the Receivables Intercreditor Agreement (including additional Receivables Intercreditor Agreements in connection with a Permitted Receivables or Factoring Financing) and each U.S. Security Document on behalf of and for the benefit of that Lender or other Secured Creditor and its assignees, Participants and successors, and agrees to be bound by the terms of each U.S. Security Document. Each Lender and each other Secured Creditor irrevocably (for itself and its assignees, Participants and successors) agrees that Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Receivables Intercreditor Agreement or the U.S. Security Documents without the prior consent of the Required Lenders; provided that any release of all or substantially all of the U.S. Collateral shall require the prior consent of each Lender. Each Lender and each other Secured Creditor agrees irrevocably (for itself and its assignees, Participants and successors) that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any U.S. Security Document, it being understood and agreed that such rights and remedies may be exercised by the U.S. Collateral Agent for the benefit of Administrative Agent, the Lenders and the other Secured Creditors upon the terms of the U.S. Security Documents.

(b)    Each Canadian Revolving Lender, Multicurrency Revolving Lender and each Term Lender with Loans outstanding to European Borrower (for itself and its assignees, Participants and successors) hereby authorizes irrevocably U.K. Administrative Agent and Euro Collateral Agent to enter into the Euro Security Documents on behalf of and for the benefit of that Lender and its assignees, Participants and successors, and agrees to be bound by the terms of the Euro Security Documents. Each Lender agrees that U.K. Administrative Agent, Canadian Administrative Agent and Euro Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Euro Security Documents without the prior consent of the Required Lenders; provided that any release of all or substantially all of the Euro Collateral shall require the prior consent of each Lender. Each Lender irrevocably (for itself and its assignees, Participants and successors) agrees that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any Euro Security Document, it being understood and agreed that such rights and remedies may be exercised by Euro Collateral Agent for the benefit of each Multicurrency Revolving Lender, each Canadian Revolving Lender and each Term Lender with Loans outstanding to European Borrower upon the terms of the Euro Security Documents.

(c)    Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Canadian Borrower’s and any Canadian Credit Party’s Canadian Obligations, to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

(d)    [Reserved].

(e)    Each Lender and each other Secured Creditor agrees that any action taken by Administrative Agents or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by any Agent, any Collateral Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and each other Secured Creditor. Without limiting the generality of the foregoing, Administrative Agent and Collateral Agents shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and each other Secured Creditor with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Crown Holdings or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders and each other Secured Creditor for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, Administrative Agent hereby appoints, authorizes and directs each Lender and each other Secured Creditor to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Crown Holdings’ and its Subsidiaries’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender and each other Secured Creditor; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to any Agent or the Lenders and each other Secured Creditor with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

12.18    U.K. Administrative Agent and Euro Collateral Agent as Joint Creditors. Each of the Credit Parties and each Lender and Agent agree that each of U.K. Administrative Agent and Euro Collateral Agent shall be:

(a)    a joint creditor (together with the relevant Lender or Agent) of the Euro Obligations and the Canadian Obligations of European Borrower, Subsidiary Borrowers, and Canadian Borrower toward each Lender or Agent under or in connection with the Loan Documents;

(b)    a joint creditor (together with the relevant Agent, Lender, Affiliate thereof, or any other person permitted under the Credit Agreement at the time such Bank Related Debt was entered into) of the Bank Related Debt to the extent such Bank Related Debt is owed to entities which are bound by the terms of this Section and to the extent such obligations are incurred by European Borrower, Canadian Borrower or another Non-U.S. Subsidiary; and
(c)    a joint creditor (together with the relevant Lender or Agent) of each and every obligation under the Loan Documents to the extent such obligations are incurred by European Borrower, Canadian Borrower or another Non-U.S. Subsidiary;
and that accordingly U.K. Administrative Agent and Euro Collateral Agent will have its own independent right to demand performance by such obligors of those obligations. However, any discharge of any such obligation to U.K. Administrative Agent, Euro Collateral Agent or any other relevant creditor referred to above, shall, to the same extent, discharge the corresponding obligation owing to the others.
12.19    Dutch Parallel Debt. Solely for purposes of this Section 12.19:

“Dutch Parallel Debt” means, in relation to an Underlying Debt, an obligation to pay to the Euro Collateral Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.
“Obligor” means the European Borrower, the Canadian Borrower, any Subsidiary Borrower or a Non-U.S. Subsidiary.
“Underlying Debt” means, in relation to a Obligor, and at any given time, each obligation (whether present or future, actual or contingent) owing by any Obligor to a relevant Lender or Agent under Section 12.18 (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding that Obligor's Dutch Parallel Debts.
(a)    Each Obligor undertakes with the Euro Collateral Agent to pay to the Euro Collateral Agent its Dutch Parallel Debts for the purpose of ensuring the validity and effect of any Collateral governed by Dutch law and granted or to be granted by any Obligor pursuant to the Loan Documents and without prejudice to the other provisions of the Loan Documents.
(b)    Each Dutch Parallel Debt is a separate and independent obligation and shall not constitute the Euro Collateral Agent and any Lender as joint creditors of any Underlying Debt.
(c)    No Obligor may pay any Dutch Parallel Debt other than at the instruction of, and in the manner determined by, the Euro Collateral Agent.
(d)    Without prejudice to Section 12.19(c), no Obligor shall be obliged to pay any Dutch Parallel Debt before the corresponding Underlying Debt has fallen due.

(e)    Any payment made, or amount recovered, in respect of an Obligor's Dutch Parallel Debts shall reduce the Underlying Debts owed to any Lender by the amount which that Lender is entitled to receive out of that payment or recovery under the Loan Documents.
(f)    If the Euro Collateral Agent resigns, each Obligor shall execute such documents and take all such other action as is necessary or (in the opinion of the Euro Collateral Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Euro Collateral Agent as creditor of the Dutch Parallel Debts and as beneficiary of any Euro Collateral securing the Dutch Parallel Debts.
(g)    Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debts and any Collateral governed by Dutch law: (i) the Euro Collateral Agent shall act in its own name and not as agent of any Lender (but always for the benefit of the Lenders in accordance with the provisions of the Loan Documents), and (ii) the rights, powers and authorities vested in the Euro Collateral Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.
12.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
12.21    Redesignation of Unrestricted Entities as Subsidiaries. Any Unrestricted Entity that would be a Subsidiary but for the last sentence of the definition of “Subsidiary” may be redesignated by Crown Holdings as a Subsidiary (with such redesignation being deemed to be an Acquisition by Crown Holdings of such Subsidiary which shall be deemed to constitute a Permitted Acquisition for purposes of Section 8.4); provided that (i) Crown Holdings shall have delivered to the Administrative Agent (not less than 30 days prior to the date Crown Holdings desires such redesignation to be effective) a notice signed by a Responsible Officer identifying such Unrestricted Entity to be redesignated and providing such other information as the Administrative Agent may reasonably request, (ii) immediately before and immediately after the effectiveness of such redesignation, no Unmatured Event of Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries), (iii) Crown Holdings has complied, to the extent applicable, with the provisions of Section 7.14 and the applicable Subsidiaries, on the effective date of such redesignation or such later date as agreed to by the Administrative Agent but in no event later than 120 days after such date, are in compliance with the terms and conditions of all applicable Security Documents, (iv) after giving effect to such redesignation, Crown Holdings shall be in compliance with the financial covenant set forth in Article IX (calculated on a Pro Forma Basis) as of the end of the most recent Test Period, (v) the Administrative Agent has received such other documents, instruments and opinions as it may reasonably request in connection with such redesignation, and all such instruments, documents and opinions shall be reasonably satisfactory in form and substance to the Administrative Agent and (vi) on the desired effective date of such redesignation, Crown Holdings shall deliver a certificate from a Responsible Officer confirming clauses (ii) through (v) above and that the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on the date of, and after giving effect to, such redesignation as though made on such date (except to the extent such representations and warranties are expressly made of a specified date in which event they shall be true as of such date).

12.22    No Fiduciary Responsibility. Each Credit Party hereby acknowledges that (i) none of the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrowers and the Credit Parties, on one hand, and the Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (ii) each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.

ARTICLE XIII
COLLECTION ACTION MECHANISM

To the extent permitted by applicable law and regulation:
13.1    Implementation of CAM.

(a)    (i) On the CAM Exchange Date, to the extent not otherwise prohibited by a Requirement of Law or otherwise, each Multicurrency Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to Swing Line Lender in accordance with Section 2.1(c)(iii)) participations in the Swing Line Loans in an amount equal to such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of each Swing Line Loan outstanding on such date and (ii) on the CAM Exchange Date, all Loans outstanding in any currency other than Dollars (“Loans to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the CAM Exchange Date) (“Converted Loans”), (iii) on each date on or after the CAM Exchange Date on which any B/As or B/A Equivalent Loans shall mature such B/As or B/A Equivalent Loans (“Acceptances to be Converted”) shall be converted into Canadian Revolving Loans denominated in Dollars (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding such maturity date) (“Converted Acceptances”), (iv) on the CAM Exchange Date (with respect to Loans described in the foregoing clause (ii)), and on the respective maturity date (with respect to B/As and B/A Equivalent Loans described in the foregoing clause (iii)) to the extent necessary to cause the fraction for each Lender described in the definitions of Dollar Revolver Pro Rata Share, Multicurrency Revolver Pro Rata Share, each Term Pro Rata Share and Canadian Revolver Pro Rata Share to be equal for each Facility for such Lender after giving effect to the purchase and sale of participating interests under this clause, each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell in U.S. Dollars a participating interest in the Loans (including such Converted Loans) and Converted Acceptances in an amount equal to its CAM Percentage of (x) the outstanding principal amount of the Loans (including Converted Loans) and (y) the face amount of matured B/As and B/A Equivalent Loans, as applicable. All Converted Loans and Converted Acceptances (which shall have been converted into Canadian Revolving Loans denominated in Dollars) shall bear interest at the rate which would otherwise be applicable to Base Rate Loans and (v) on the CAM Exchange Date, all Commitments shall be automatically deemed terminated. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. Each Borrower agrees from time to time to execute and deliver to Agents all instruments and documents as any such Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange.

(b)    If, for any reason, the Loans to be Converted or Acceptances to be Converted, as the case may be, may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 13.1, (i) Administrative Agent shall determine the Dollar Equivalent of the Loans to be Converted or Acceptances to be Converted, as the case may be (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 13.1) and (ii) effective on such CAM Exchange Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loans to be Converted or Acceptances to be Converted, as the case may be, in an amount equal to its CAM Percentage of such Loans to be Converted or Acceptances to be converted, as the case may be. Each Lender will immediately transfer to the appropriate Agent, in immediately available funds, the amount(s) of its participation(s) and the proceeds of such participation(s) shall be distributed by such Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

(c)    To the extent any Taxes are required to be withheld from any amounts payable by a Lender (the “First Lender”) to another Lender (the “Other Lender”) in connection with its participating interest in any Loan or Converted Acceptance, each Borrower, with respect to the relevant Loans made to it, shall be required to pay additional amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 4.7 if such Borrower were making payments with respect to the participating interest directly to the Other Lender.

(d)    As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent, Canadian Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by Collateral Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders based upon their Pro Rata Share of the Facilities pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to Administrative Agent for distribution to the Lenders in accordance herewith.

13.2    Letters of Credit.

(a)    In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed either by Borrowers or with the proceeds of a Revolving Loan or a Canadian Revolving Loan, as the case may be, each Multicurrency Revolving Lender with respect to Multicurrency Letters of Credit and each Canadian Revolving Lender with respect to each Canadian Letter of Credit shall promptly pay over to Administrative Agent, in immediately available funds in the same currency as such Letter of Credit, as the case may be, in the case of any undrawn amount, and in Dollars, in the case of any unreimbursed amount, an amount equal to such Multicurrency Revolving Lender’s or Canadian Revolving Lender’s applicable Pro Rata Share of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to Administrative Agent at the rate that would be applicable at the time to a Base Rate Revolving Loan in a principal amount equal to such amount. Administrative Agent shall establish a separate interest bearing account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders and the Canadian Revolving Lenders as provided above. Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit and shall establish a sub-account within each Lender’s LC Reserve Account in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the outstanding LC Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.10.

(b)    In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, Administrative Agent shall, at the request of Facing Agent, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage (but not in excess of the amount allocated to the sub-account for such Letter of Credit) of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to Facing Agent in satisfaction of the reimbursement obligations of the applicable Revolving Lenders or Canadian Revolving Lenders, as applicable, under subsection (f) of Section 2.10. In the event any Revolving Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, Facing Agent shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under subsection (f) of Section 2.10, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in Borrowers’ reimbursement obligations pursuant to Section 13.1. Each other Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)    In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, Administrative Agent shall withdraw from the LC Reserve Account of each applicable Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)    With the prior written approval of Administrative Agent and Facing Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to Administrative Agent, for the account of Facing Agent, on demand, its CAM Percentage of such drawing.

(e)    Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, Administrative Agent will, at the direction of such Lender and subject to such rules as such Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash and Cash Equivalents. Each Lender which has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by any Administrative Agent, to withdraw the earnings on investments so made by such Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

ARTICLE XIV
GUARANTY

14.1    Guarantee of Each of the Parent Guarantors. In order to induce Administrative Agent, the Facing Agents and the Lenders to execute and deliver this Agreement and to make or maintain the Loans and to issue Letters of Credit hereunder, and in consideration thereof, each Parent Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Facing Agents and the Lenders, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and all Bank Related Debt (but not any Excluded Swap Obligations), and each of the Parent Guarantors further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents, the Facing Agents or any Lender in enforcing any of their rights under the guarantee contained in this Article XIV. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Letters of Credit have terminated, the Obligations are paid in full and the Commitments are terminated.

Each Parent Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, any Facing Agent or any Lender on account of its liability under this Article XIV, it will notify such Agent, the applicable Facing Agent and such Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Agent, any Facing Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Parent Guarantor under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 14.6, the Obligations are paid in full and the Commitments are terminated.
14.2    Guarantee of European Borrower. In order to induce U.K. Administrative Agent and the Multicurrency Revolving Lenders and Canadian Administrative Agent and the Canadian Revolving Lenders to execute and deliver this Agreement and to make or maintain the Multicurrency Revolving Loans and Canadian Revolving Loans hereunder, and in consideration thereof, European Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Term Euro Lenders, Multicurrency Revolving Lenders and Canadian Revolving Lenders, the prompt and complete payment and performance by each Subsidiary Borrower and Canadian Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations, the Canadian Obligations, and all Bank Related Debt (but excluding any Excluded Swap Obligations), and European Borrower further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents or any Multicurrency Revolving Lender or Canadian Revolving Lender in enforcing any of their rights under the guarantee contained in this Article XIV. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Subsidiary Borrower Obligations and Canadian Obligations are paid in full and the Commitments are terminated.

European Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent or any Multicurrency Revolving Lender or Canadian Revolving Lender on account of its liability under this Article XIV, it will notify such Agent or such Multicurrency Revolving Lender or Canadian Revolving Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Subsidiary Borrower, Canadian Borrower or any other Person or received or collected by any Agent or any Multicurrency Revolving Lender from any Subsidiary Borrower or any Canadian Revolving Lender from Canadian Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations or Canadian Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of European Borrower under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Subsidiary Borrower Obligations and Canadian Obligations until, subject to Section 14.6, the Subsidiary Borrower Obligations and Canadian Obligations are paid in full and the Commitments are terminated.

14.3    Guarantee of Crown Finance. In order to induce Administrative Agent, the Facing Agents and the Lenders to execute and deliver this Agreement and to make or maintain the Loans and to issue Letters of Credit hereunder, and in consideration thereof, Crown Finance hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Facing Agents and the Lenders, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and all Bank Related Debt (but excluding any Excluded Swap Obligations), and Crown Finance further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents, the Facing Agents or any Lender in enforcing any of their rights under the guarantee contained in this Article XIV. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Letters of Credit have terminated, the Obligations are paid in full and the Commitments are terminated.

Crown Finance agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, any Facing Agent or any Lender on account of its liability under this Article XIV, it will notify such Agent, the applicable Facing Agent and such Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Agent, any Facing Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Crown Finance under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 14.6, the Obligations are paid in full and the Commitments are terminated.
14.4    Amendments, etc. with Respect to the Applicable Obligations. Each Guarantor shall remain obligated under this Article XIV notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of or reduction in the principal amount of any of the applicable Obligations made by the Agents, any Facing Agent or any Lender may be rescinded by the Agents, any Facing Agent or such Lender, and any of the applicable Obligations continued, and the applicable Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agents, any Facing Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agents, any Facing Agent or any Lender for the payment of the applicable Obligations may be sold, exchanged, waived, surrendered or released. None of the Agents, any Facing Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the applicable Obligations or for the guarantee contained in this Article XIV or any property subject thereto.

14.5    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the applicable Obligations and notice of or proof of reliance by the Agents, any Facing Agent or any Lender upon the guarantee contained in this Article XIV or acceptance of the guarantee contained in this Article XIV; the applicable Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article XIV, and all dealings between each Guarantor, on the one hand, and the Agents, the Facing Agents and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article XIV. The Agents will, to the extent permitted by applicable law, request payment of any applicable Obligation from the applicable Borrower before making any claim against the applicable Guarantor under this Article XIV, but will have no further obligation to proceed against a Borrower or to defer for any period a claim against the applicable Guarantor hereunder. Except as expressly provided in the preceding sentence, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Guarantor or any Borrower with respect to the applicable Obligations. Each guarantee contained in this Article XIV shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the applicable Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent, any Facing Agent or any Lender, (b) the legality under applicable laws of repayment by the relevant Borrower of any applicable Obligations or the adoption of any applicable laws purporting to render any applicable Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or the applicable Borrower against the Agents, any Facing Agent or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for any applicable Obligations, or of any Guarantor under the guarantee contained in this Article XIV, in bankruptcy or in any other instance. When any Agent, any Facing Agent or any Lender is pursuing its rights and remedies under this Article XIV against any Guarantor, such Agent, such Facing Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the applicable Obligations or any right of offset with respect thereto, and any failure by any Agent, any Facing Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability under this Article XIV, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agents, the Facing Agents and the Lenders against any Guarantor.

14.6    Reinstatement. Each of the guarantees contained in this Article XIV shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the applicable Obligations is rescinded or must otherwise be restored or returned by any Agent, any Facing Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a Receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

14.7    Payments. Each Guarantor hereby agrees that any payments in respect of the applicable Obligations pursuant to this Article XIV will be paid without setoff (including, for the purposes of Luxembourg law, legal set-off) or counterclaim, at the option of the relevant Facing Agent(s) or the relevant Lender(s), in the currency in which the applicable Loans are denominated at the Notice Address of the applicable Agent.

14.8    Independent Obligations. The obligations of each Guarantor under the guarantee contained in this Article XIV are independent of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not the relevant Borrower is joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the relevant Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the relevant Guarantor.

14.9    Guarantee Limitations for French Guarantees. The Obligations of any Guarantor incorporated under the laws of France under the Loan Documents (a) will not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of Article L. 225-216 of the French Commercial Code and/or would constitute a “misuse of corporate assets or powers” within the meaning of Article L. 241-3 or L. 242-6 of the French Commercial Code (such articles are applicable to societés par actions simplifiées pursuant to Article L. 244-1 of the French Commercial Code); and (b) shall be limited to the extent required by applicable law to the maximum amount any such Guarantor can pay without exceeding its financial capacity or otherwise resulting in insolvency of such Guarantor, as of the date the French guarantee is executed or, if later further amended, restated or reaffirmed, as of such later date, and that the guarantee given by any Guarantor incorporated under the laws of France will in addition be limited to an amount that represents either (i) the amount of such proceeds made available to such Guarantor via intragroup loans or otherwise or (ii) the equivalent in Euros of the portion of the proceeds of the Loans used directly or indirectly to repay or refinance obligations of or obligations guaranteed (to the extent permitted under French law) by, such Guarantor, or to fund or refinance (directly or indirectly) advances or loans to Guarantor.

14.10    Guarantee Limitations for Luxembourg Guarantees. Notwithstanding any provision to the contrary in this Agreement, the liability of any Guarantor incorporated under the laws of Luxembourg (a “Luxembourg Guarantor”) under this Article XIV (Guaranty) for the obligations of any Credit Party, which is not a direct or indirect subsidiary of that Luxembourg Guarantor, may not exceed, in aggregate, the Maximum Amount (as defined below).

(a)    The “Maximum Amount”, in relation to a Luxembourg Guarantor, means an amount equal to the aggregate (without double counting) of:

(i)all moneys received by that Luxembourg Guarantor or its direct and indirect subsidiaries as a borrower under this Agreement;

(ii)the aggregate amount of any outstanding intercompany or shareholder loans or debt funding (in any form whatsoever) made available to that Luxembourg Guarantor or any of its direct or indirect subsidiaries by any other member of its group which has been directly or indirectly funded by a borrowing under this Agreement; and

(iii) an amount equal to one hundred per cent 100% of the greater of:

(A)eighty per cent. (80%) of the sum of (i) the Luxembourg Guarantor's own funds (capitaux propres) (as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account), enforcing the Luxembourg act of 19 December 2002 on the trade and companies register and the accounting and annual accounts of undertakings, as amended (the “Own Funds”) and (ii) the Luxembourg Guarantor's debt which is subordinated in right of payment (whether generally or specifically) to any claim of any Lender under any of the Loan Documents (the “Subordinated Debt”), in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date of this Agreement; and

(B)eighty per cent. (80%) of the sum of (i) the Own Funds and (ii) the Subordinated Debt, in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date on which the guarantee under this Article XIV is called.

(b)    Where, for the purpose of the above determinations, (i) no duly established annual accounts are available for the relevant reference period (which will include a situation where, in respect of the determinations to be made above, no final annual accounts have been established in due time in respect of the then most recently ended financial year) or (ii) the relevant annual accounts do not adequately reflect the status of the Subordinated Debt or Own Funds as envisaged above or (iii) the Luxembourg Guarantor has taken corporate or contractual actions having resulted in the increase of its Own Funds or its Subordinated Debt since the close of its last financial year, the Administrative Agent (acting in good faith) shall make the determination of the relevant Own Funds and Subordinated Debt amounts based on such available elements and facts as deemed relevant by it at such time. Any costs and expenses incurred by the Administrative Agent pursuant to this paragraph will be paid in accordance with the relevant provisions relating to costs and expenses under this Agreement.

(c)    Each Credit Party incorporated under the laws of Luxembourg hereby expressly accepts and confirms, if applicable, for the purposes of articles 1278 and 1281 of the Luxembourg civil code, respectively, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, any Security granted by a Credit Party incorporated under the laws of Luxembourg and any guaranty granted by a Luxembourg Guarantor given under any Loan Document shall be preserved for the benefit of any New Lender.

14.11    Guarantee Limitations for Spanish Guarantees and Security. In respect of the obligations of any Subsidiary Credit Party incorporated under the laws of Spain under the Loan Documents, a Spanish guarantee and/or security shall not include and shall not extend (in the case of Spanish guarantors/providers of security incorporated as sociedad anónima) to any Obligation related in any manner whatsoever to, and/or any amount utilised to fund (or refinance the indebtedness incurred by any party for) the acquisition of the shares in the Spanish guarantor/provider of security and/or the acquisition of the shares of its controlling corporation or that amounts to financial assistance in accordance with section 150 of the Spanish Capital Companies Act, or (in the case of Spanish guarantors/providers of security incorporated as sociedades de responsabilidad limitada), as the case may be, shall not extend to any Obligation related in any manner whatsoever to, and/or any amount utilised to fund (or refinance the indebtedness incurred by any party for) the acquisition of the shares in the Spanish guarantor/provider of security and/or the acquisition of the shares of its controlling corporation or any company of the group of the Spanish guarantor/provider of security or that amounts to financial assistance in accordance with section 143.2 of the Spanish Capital Companies Act.

14.12    Guarantee Limitations for German Guarantees and Security. If the enforcement of the guarantee given by any Guarantor incorporated under the laws of Germany by the Administrative Agent would cause, in breach of sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung (“GmbHG”)), the net assets (Reinvermögen - being the total assets less liabilities) of the relevant Guarantor to fall below the amount of its nominal share capital (Stammkapital), the Administrative Agent may not enforce the guarantee to the extent enforcement would require payment by the relevant Guarantor out of assets necessary to preserve its nominal share capital (Stammkapital). For the purposes of the calculation, whether the net assets of the relevant Guarantor would fall below the amount of the nominal share capital (Stammkapital) (if any), the following balance sheet items shall be adjusted as follows:

(i)    the amount of any increase in the nominal share capital which was carried out after the date hereof without the prior written consent of the Administrative Agent shall be deducted from the nominal share capital,

(ii)    loans provided to the relevant Guarantor by any third party, as far as such loans are (or would in insolvency proceedings be) subordinated pursuant to Section 39 para. 1 no. 5 or para. 2 of the German Insolvency Code (Insolvenzverordnung), and

(iii)    funds borrowed by any Borrower under the Credit Agreement which have been on lent to the relevant Guarantor shall be disregarded.

(b)    In addition, the relevant Guarantor, if and to the extent legally permissible, shall

(i)    in a situation where enforcement of the guarantee is limited pursuant to the paragraph (a) above, sell any and all of its assets that are reflected on its balance sheet with a book value that is significantly lower than the market value of the asset if such asset is not essential for the conduct of business (nicht betriebsnotwendig) and if through such realization, the amount which may be enforced pursuant to paragraph (a) above, can be increased, and,

(ii)    take any other measures (including, without limitation, set-off of claims) to ensure that the enforcement of the guarantee does not cause its remaining net assets to be reduced below the amount of its stated share capital which is protected by sections 30 and 31 GmbHG.

14.13    Keepwell. Each Credit Party incorporated in the United States that is a Qualified ECP Guarantor at the time the Guarantee Obligations or the grant of the security interest under the Loan Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under its Guarantee Obligations and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XIV voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

14.14    Executive Proceedings.

(a)    This Agreement and any other Loan Documents which a Spanish Obligor is a guarantor or provider of security to, at the discretion of the Collateral Agent, as well as any amendments hereto or thereto, shall be formalised in a Spanish Public Document, so that it may have the status of a notarial document of loan for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Law (Law 1/2000 of 7th January) (“Ley de Ejuiciamiento Civil”) (the “Civil Procedural Law”).

(b)    Upon enforcement, the sum payable by any Spanish Obligor shall be the total aggregate amount of the balance of the accounts maintained by the Administrative Agent (or the relevant Lender, as the case may be). For the purposes of Articles 517 et seq. of the Civil Procedural Law, the Credit Parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.

(c)    For the purpose of the provisions of Art, 571, et seq. of the Civil Procedural Law, it is expressly agreed by the Credit Parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Administrative Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (b) above. By virtue of the foregoing, to exercise executive action by the Collateral Agent or any of the Lenders it will be sufficient to present:

(i)    an original notarial first or authentic copy of this Agreement;

(ii)    a notarial certificate, if necessary, for the purposes described in paragraph (d) below;

(iii)    the notarial document (acta notarial) which incorporates the certificate issued by the Administrative Agent (or the relevant Lender, as the case may be) of the amount due by the Spanish Obligor including an excerpt of the credits and debits (including the interest applied) which appear in the relevant account(s) referred to in paragraph (b) above, evidencing that the determination of the amounts due and payable by the Spanish Obligor have been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts; and

(iv)    a notarial document (acta notarial) evidencing that the Spanish Obligor has been served notice of the amount that is due and payable.

(d)    Paragraph (c) above is also applicable to any Lender with regard to its Commitment. Such Lender may issue the appropriate certification of the balances of the relevant account(s) referred to in paragraph (b) above and the certification of the balances of such accounts may be legalised by a notary.

(e)    The amount of the balances so established shall be notified to the Spanish Obligor in an attestable manner at least three (3) days in advance of exercising the executive action set out in paragraph (c) above.

(f)    The Spanish Obligor hereby expressly authorises the Administrative Agent and the Collateral Agent (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary who has formalised this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of number 4 of Article 517, of the Civil Procedural Law. The cost of such certificate and documents will be for the account of the Spanish Obligor in the manner provided under this Agreement.

14.15    Spanish Public Document. Upon demand by the Administrative Agent or the Collateral Agents, each Spanish Obligor agrees to participate in the raising of this Agreement to the status of a Spanish Public Document (elevación a público).
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

CROWN AMERICAS LLC

By:	/s/ Kevin Clothier
Name: Kevin Clothier
Title: Vice President and Treasurer

CROWN HOLDINGS, INC.

By:	/s/ Kevin Clothier
Name: Kevin Clothier
Title: Vice President and Treasurer

CROWN INTERNATIONAL HOLDINGS, INC.

By:	/s/ Kevin Clothier
Name: Kevin Clothier
Title: Vice President and Treasurer

CROWN CORK & SEAL COMPANY, INC.

By:	/s/ Kevin Clothier
Name: Kevin Clothier
Title: Vice President and Treasurer

CROWN METAL PACKAGING CANADA LP
by its general partner, CROWN METAL
PACKAGING CANADA, INC.

By:	/s/ Kevin Clothier
Name: Kevin Clothier
Title: Vice President and Treasurer

Signature Page to Crown Americas LLC Credit Agreement

CROWN UK HOLDINGS LIMITED

By:	/s/ John Beardsley
Name: John Beardsley
Title: Director

CROWN CORK & SEAL DEUTSCHLAND
HOLDINGS GMBH

By:	/s/ John Beardsley
Name: John Beardsley
Title: Managing Director

By:
Name: Rolf Willke
Title: Managing Director

CROWN VERPAKKING NEDERLAND B.V.

By:	/s/ John Beardsley
Name: John Beardsley
Title: President

Signature Page to Crown Americas LLC Credit Agreement

CROWN UK HOLDINGS LIMITED

By:
Name: John Beardsley
Title: Director

CROWN CORK & SEAL DEUTSCHLAND
HOLDINGS GMBH

By:
Name: John Beardsley
Title: Managing Director

By:	/s/ Rolf Willke
Name: Rolf Willke
Title: Managing Director

CROWN VERPAKKING NEDERLAND B.V.

By:	/s/ John Beardsley
Name: John Beardsley
Title: President

Signature Page to Crown Americas LLC Credit Agreement

CROWN EUROPEAN HOLDINGS S.A.

By:	/s/ Paul Browett
Name: Paul Browett
Title: Deputy General Manager

Signature Page to Crown Americas LLC Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as
Administrative Agent, U.S. Collateral Agent, Euro
Collateral Agent, and a Facing Agent

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By:	/s/ Benjamin Souh
Name: Benjamin Souh
Title: Vice President

DEUTSCHE BANK AG LONDON BRANCH, as
U.K. Administrative Agent, a Lender and a Facing
Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as
Administrative Agent, U.S. Collateral Agent, Euro
Collateral Agent, and a Facing Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG LONDON BRANCH, as
U.K. Administrative Agent, a Lender and a Facing
Agent

By:	/s/ Mark Dixson
Name: Mark Dixson
Title: Managing Director

By:	/s/ Philipp Schröder
Name: Philipp Schröder
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

DEUTSCHE BANK AG CANADA BRANCH, as
Canadian Administrative Agent, a Lender and a
Facing Agent

By:	/s/ Dan Sooley
Name: Dan Sooley
Title: Chief Country Officer

By:	/s/ David Gynn
Name: David Gynn
Title: Chief Financial Officer

Signature Page to Crown Americas LLC Credit Agreement

CITIBANK, N.A., as a Lender and a Facing Agent

By:	/s/ David Jaffe
Name: David Jaffe
Title: Vice President

Signature Page to Crown Americas LLC Credit Agreement

BNP PARIBAS, as a Lender and a Facing Agent

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Gregoire Poussard
Name: Gregoire Poussard
Title: Vice President

Signature Page to Crown Americas LLC Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mike Delaney
Name: Mike Delaney
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

BANK OF AMERICA MERRILL LYNCH
INTERNATIONAL LIMITED, as a Lender
and a Facing Agent

By:	/s/ Christopher Coney
Name: Christopher Coney
Title: Vice President

If a second signature block is required:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

Signature Page to Crown Americas LLC Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender and a Facing Agent

By:	/s/ Andrew Payne
Name: Andrew Payne
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Mauricio Saishio
Name: Mauricio Saishio
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

TD BANK, N.A., as a Lender and as a Facing Agent

By:	/s/ Michelle Dragonetti
Name: Michelle Dragonetti
Title: Senior Vice President

Signature Page to Crown Americas LLC Credit Agreement

BANCO SANTANDER, S.A., as a Lender

By:	/s/ Isabel Paster
Name: Isabel Paster
Title: Vice President

By:	/s/ Paloma Garcia
Name: Paloma Garcia
Title: Vice President

Signature Page to Crown Americas LLC Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as a Lender

By:	/s/ Mustafa Khan
Name: Mustafa Khan
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as a Lender

By:
Name:
Title:

If a second signature block is required:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

HSBC Bank plc, as a Lender

By:	/s/ Lee Jones
Name: Lee Jones
Title: Director, Multinationals

Signature Page to Crown Americas LLC Credit Agreement

PNC BANK, National Association,
as a Lender

By:	/s/ Denise DiSimone
Name: Denise DiSimone
Title: Senior Vice President

If a second signature block is required:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Signature Page to Crown Americas LLC Credit Agreement

CoBank, ACB, as a Lender

By:	/s/ Natalya Rivkin
Name: Natalya Rivkin
Title: Vice President

If a second signature block is required:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

DNB CAPITAL, LLC, as a Lender

By:	/s/ Kristi Li
Name: Kristi Li
Title: Senior Vice President

By:	/s/ Philip F. Kurplewski
Name: Philip F. Kurplewski
Title: Senior Vice President

Signature Page to Crown Americas LLC Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

Signature Page to Crown Americas LLC Credit Agreement

RAIFFEISEN BANK INTERNATIONAL AG,
as a Lender

By:	/s/ Josef Hori
Name: Josef Hori
Title: Director

By:	/s/ M. Zimmerman
Name: M. Zimmerman
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick McCarthy
Name: Patrick McCarthy
Title: Senior Vice President

If a second signature block is required:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Jonathan James
Name: Jonathan James
Title: Senior Vice President

If a second signature block is required:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Phil Andresen
Name: Phil Andresen
Title: Assistant Vice President

Signature Page to Crown Americas LLC Credit Agreement

PEOPLES UNITED BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Jennie D. McElhone
Name: Jennie D. McElhone
Title: Vice President, Relationship Manager

Signature Page to Crown Americas LLC Credit Agreement

FIRST COMMERCIAL BANK, LTD.,
NEW YORK BRANCH, as a Lender

By:	/s/ Bill Wang
Name: Bill Wang
Title: Senior Vice President
and General Manager

If a second signature block is required:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

KBC BANK N.V., NEW YORK BRANCH,
as a Lender

By:	/s/ Sheila Bermejo
Name: Sheila Bermejo
Title: Director

By:	/s/ Thomas R. Lalli
Name: Thomas R. Lalli
Title: Managing Director

Signature Page to Crown Americas LLC Credit Agreement

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Craig Malby
Name: Craig Malby
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

CITY NATIONAL BANK, as a Lender

By:	/s/ Diane Morgan
Name: Diane Morgan
Title: Vice President

Signature Page to Crown Americas LLC Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Ashish S. Bhagwat
Name: Ashish S. Bagwat
Title: Senior Vice President

Signature Page to Crown Americas LLC Credit Agreement

AUSTRALIA AND NEW ZEALAND BANKING
GROUP LIMITED, as a Lender

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

CHANG HWA COMMERCIAL BANK, LTD.,
NEW YORK BRANCH, as a Lender

By:	/s/ Jane S. C. Yang
Name: Jane S. C. Yang
Title: Vice President
and General Manager

If a second signature block is required:

By:
Name:
Title:

Signature Page to Crown Americas LLC Credit Agreement

LLOYDS BANK PLC, as a Lender

By:	/s/ Eric Walsh
Name: Eric Walsh
Title: Asst. Vice President, Transaction
Execution, Category A, W004

By:	/s/ Joel Siomko
Name: Joel Siomko
Title: Asst. Vice President, Transaction
Execution, Category A, S088

Signature Page to Crown Americas LLC Credit Agreement

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ Ellen Frank
Name: Ellen Frank
Title: Senior Vice President

Signature Page to Crown Americas LLC Credit Agreement

AGSTAR FINANCIAL SERVICES, PCA,
as a Lender

By:	/s/ Graham J. Dee
Name: Graham J. Dee
Title: Vice President Capital Markets

Signature Page to Crown Americas LLC Credit Agreement

SCOTIABANK (IRELAND) DAC,
as a Lender

By:	/s/ Clive Sinnamon
Name: Clive Sinnamon
Title: Director

If a second signature block is required:

By:	/s/ Sue Foster
Name: Sue Foster
Title: Chief Executive Officer

Signature Page to Crown Americas LLC Credit Agreement

HSBC BANK USA, N.A., as a Lender

By:	/s/ John Reid
Name: John Reid
Title: Senior Vice President

Signature Page to Crown Americas LLC Credit Agreement

USBC FRANCE SA, as a Lender

By:	/s/ Christine Debu
Name: Christine Debu
Title: Head of Multinationals
Global Banking France

If a second signature block is required:

By:	/s/ Diego Garcia-Montano
Name: Diego Garcia-Montano
Title: Associate Director
Global Banking France

Signature Page to Crown Americas LLC Credit Agreement

COMPASS BANK d/b/a BBVA COMPASS,
as a Lender

By:	/s/ Michael Song
Name: Michael Song
Title: Senior Vice President

Signature Page to Crown Americas LLC Credit Agreement

COÕOPERATIEVE RABOBANK U.A.,
NEW YORK BRANCH, as a Lender

By:	/s/ Sarah Fleet
Name: Sarah Fleet
Title: Vice President

If a second signature block is required:

By:	/s/ Michael T. Harder
Name: Michael T. Harder
Title: Executive Director

Signature Page to Crown Americas LLC Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE,
NEW YORK BRANCH, as a Lender

By:	/s/ Robert Robin
Name: Robert Robin
Title: Authorized Signatory

If a second signature block is required:

By:	/s/ Zhen Ma
Name: Zhen Ma
Title: Authorized Signatory

Signature Page to Crown Americas LLC Credit Agreement

DBS BANK LTD., as a Lender

By:	/s/ Yeo How Ngee
Name: Yeo How Ngee
Title: Managing Director

Signature Page to Crown Americas LLC Credit Agreement

INDUSTRIAL AND COMMERCIAL BANK OF
CHINA, NEW YORK BRANCH,as a Lender

By:	/s/ Michael D'Anna
Name: Michael D'Anna
Title: Executive Director

If a second signature block is required:

By:	/s/ Gang Duan
Name: Gang Duan
Title: Executive Director

Signature Page to Crown Americas LLC Credit Agreement

BMO HARRIS BANK, as a Lender

By:	/s/ Joshua Hovermale
Name: Joshua Hovermale
Title: Director

Signature Page to Crown Americas LLC Credit Agreement

CRÉDIT INDUSTRIAL ET COMMERCIAL,
NEW YORK BRANCH,as a Lender

By:	/s/ Clifford Abramsky
Name: Clifford Abramsky
Title: Managing Director

By:	/s/ Marcus Edward
Name: Marcus Edward
Title: Managing Director

Signature Page to Crown Americas LLC Credit Agreement

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Daniel Mattern
Name: Daniel Mattern
Title: Associate

By:	/s/ Marcus Edward
Name: Marcus Edward
Title: Managing Director

Signature Page to Crown Americas LLC Credit Agreement

EXHIBITS
Exhibit 2.1(c)

FORM OF
SWING LINE LOAN PARTICIPATION CERTIFICATE
_______________, _____
[Name of Lender]
______________________
______________________
______________________
Dear Sir or Madam:
Pursuant to Section 2.1(c)(iv) of the Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, Crown European Holdings S.A., a société anonyme organized under the laws of France, Crown Metal Packaging CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, Crown Cork & Seal Company, Inc., a Pennsylvania corporation, Crown Holdings, Inc., a Pennsylvania corporation, Crown International Holdings, Inc., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, the undersigned hereby acknowledges receipt from you of $__________ as payment for a participating interest in the following Swing Line Loan:
Date of Swing Line Loan: ___________________
Principal Amount of Swing Line Loan: [$/£/€]___________________________

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:

Name:

Title:

Exhibit 2.2(a)(1)
FORM OF
TERM _________ NOTE
New York, New York

________________	____________, ____
FOR VALUE RECEIVED, the undersigned, [CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”)] [CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France (“European Borrower”)], hereby unconditionally promises to pay to the order of ______________ (the “Lender”) at the Payment Office (as defined in the Credit Agreement referenced below) in [Dollars] [Euros] and in immediately available funds on the __________ Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of ___________ (_________) or, if less, the then unpaid principal amount of all ________ Loans (as defined in the Credit Agreement) made by the Lender to [U.S.] [European] Borrower pursuant to Section 2.1 of the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement. [U.S.] [European] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to optional and mandatory prepayment prior to the ________ Maturity Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

[CROWN AMERICAS LLC]
[CROWN EUROPEAN HOLDINGS S.A.]

By:
Name:
Title:

Exhibit 2.2(a)(2)

FORM OF
______ REVOLVING NOTE

________________	New York, New York
____________, ____
FOR VALUE RECEIVED, each of the undersigned (each, a "Borrower"), [CROWN AMERICAS LLC, a Pennsylvania limited liability company ("U.S. Borrower”)][Crown European Holdings S.A., a société anonyme organized under the laws of France ("European Borrower") and each of the undersigned Subsidiary Borrowers], hereby unconditionally promises to pay to the order of ____________________ (the “Lender”) at the [applicable] Payment Office (as defined in the Credit Agreement referred to below) [in Dollars ] [in the Applicable Currencies] and in immediately available funds, the principal amount of _______________ (_________), or, if less, the aggregate unpaid principal amount of all [Dollar] [Multicurrency] Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to [such] Borrower pursuant to Section 2.1(b) of the Credit Agreement referred to below. The principal amount of each [Dollar] [Multicurrency] Revolving Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any then outstanding principal amount of the [Dollar] [Multicurrency] Revolving Loans made by the Lender being payable on the Revolver Termination Date (as defined in the Credit Agreement, as amended). [Each] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount [made to such Borrower]from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, Crown European Holdings S.A., a société anonyme organized under the laws of France, CROWN Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada, Crown Cork & Seal Company, Inc., a Pennsylvania corporation, Crown Holdings, Inc., a Pennsylvania corporation, Crown International Holdings, Inc., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG canada branch, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to optional and mandatory prepayment prior to the Revolver Termination Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

[CROWN AMERICAS LLC]

By:____________________________

Name: _________________________

Title: __________________________

[CROWN EUROPEAN HOLDINGS S.A.]

By:____________________________

Name: _________________________

Title: __________________________

[CROWN UK HOLDINGS LIMITED]

By:____________________________

Name: _________________________

Title: __________________________

[CROWN VERPACKUNGEN DEUTSCHLAND GMBH]

By:____________________________

Name: _________________________

Title: __________________________

[CROWN VERPAKKING NEDERLAND NV]

By:____________________________

Name: _________________________

Title: __________________________

Exhibit 2.5

FORM OF
NOTICE OF BORROWING1
Date: ______________
[[DEUTSCHE BANK AG NEW YORK BRANCH
as [Administrative Agent]
[Swing Line Lender]
[ ]
[ ], [ ] [ ]
Attention: ___________

[DEUTSCHE BANK AG LONDON BRANCH
as [U.K. Administrative Agent]
[Swing Line Lender]
[ ]
[ ], [ ] [ ]
Attention: __________]

Ladies and Gentlemen:
________________________________

[1]
Whenever any Borrower desires to make a Borrowing of any Loan hereunder, it shall give Administrative Agent at its Notice Address (i) in the case of Dollar denominated Loans, at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder and (ii) in the case of Alternate Currency Loans, at least three Business Days’ (one Business Day in the case of Alternate Currency Loans denominated in Sterling) prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the Closing Date may, at the discretion of Administrative Agent, be delivered later than the time specified above, but no later than 3:00 p.m. (New York City time) on the Business Day prior to the Closing Date. Whenever U.S. Borrower desires that Swing Line Lender make a Swing Line Loan in Dollars under Section 2.1(c)(ii), it shall deliver to Swing Line Lender prior to 11:00 a.m. (New York City time) on the date of Borrowing written notice (or telephonic notice promptly confirmed in writing). Whenever any Borrower (other than Canadian Borrower) desires that Swing Line Lender make a Swing Line Loan in any Alternative Currency under Section 2.1(c)(ii), the applicable Borrower shall deliver to European Swing Line Lender prior to 11:00 a.m. (London time) on the date of such Borrowing written notice (or telephone notice promptly confirmed in writing).

Reference is made to that certain Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, Crown European Holdings S.A., a société anonyme organized under the laws of France, CROWN Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada, Crown Cork & Seal Company, Inc., a Pennsylvania corporation, Crown Holdings, Inc., a Pennsylvania corporation, Crown International Holdings, Inc., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.5 of the Credit Agreement of their request for the Lenders to make a Loan as follows.

1.	Amount to be Borrowed (denominated in U.S. Dollars or the Alternative Currency desired)[2] and Facility of Borrowing ______________.

2.	The Business Day of the Borrowing is __________________ (the “Borrowing Date”).

3.	Specify type of Loan or combination thereof [3]:
___________________________________
___________________________________

4.	If Borrowing is to include Eurocurrency Loans indicate:

Eurocurrency Loan
Initial Interest Period                _______________
________________________________

[2]
Each Borrowing shall be in an amount equal to (i) with respect to Base Rate Loans made in Dollars, at least $5,000,000 and, if greater, shall be in integral multiples of $1,000,000 above such minimum, (ii) with respect to Eurocurrency Loans, (a) at least $5,000,000 in the case of a Borrowing in Dollars and, if greater, shall be in integral multiples of $1,000,000 above such minimum, (b) in the case of a Borrowing in Sterling, at least £5,000,000 and, if greater, shall be in integral multiples of £1,000,000 above such minimum, and (c) in the case of a Borrowing in Euros, at least €5,000,000 and, if greater, shall be in integral multiples of €1,000,000 above such minimum, (iii) with respect to Swing Line Loans made in Dollars, $500,000 or greater (or, if less, the then Total Available Multicurrency Revolving Commitment) and (iv) with respect to Swing Line Loans in Alternative Currencies, £500,000 or greater in the case of a Borrowing in Sterling, and €500,000 or greater in the case of a Borrowing in Euros (in each case, or if less, the then Total Available Multicurrency Revolving Commitment).

[3]	Specify whether Loans are to be Eurocurrency Loans, Base Rate Loans or a combination thereof or Overnight Rate Loans in the case of Swing Line Loans in any Alternative Currency.

5.	Specify whether Borrowing is a Dollar Revolving Loan or Multicurrency Revolving Loan.

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true on the date hereof, and will be true on the Borrowing Date:
[(A) the Specified Representations will be true and correct in all material respects, at and as of such time, as though made on and as of such time; and]4
[(A) the Acquisition Agreement Representations and Specified Representations will be true and correct in all material respects, at and as of such time, as though made on and as of such time; and]5
[(A) the representation and warranties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, at and as of such time, as though made on and as of such time, except to the extent such representations and warranties are expressly made as of a specified date, in which event such representations and warranties shall be true and correct in all material respects as of such specified date; and
(B) no Unmatured Event of Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Credit Event.]6

Very truly yours,

[_______________________][7]

By:

Name:

Title:

________________________________

[4]	Use for the borrowing to be made on the Closing Date.

[5]	Use for the borrowing to be made on the Delayed Draw Funding Date.

[6]	Use for borrowings requested after the Closing Date (other than borrowings of Delayed Draw Term Loans).

[7]	Specify Borrower making the request.

Exhibit 2.6

FORM OF
NOTICE OF CONVERSION OR CONTINUATION

[[Deutsche Bank AG New York Branch	Date: _________
as [Administrative Agent]
[ ]
[ ], [ ] [ ]
Attention: ___________
[Deutsche Bank AG London Branch
as [U.K. Administrative Agent]
[ ]
[ ], [ ] [ ]
Attention: __________]

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, Crown European Holdings S.A., a société anonyme organized under the laws of France, CROWN Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada, Crown Cork & Seal Company, Inc., a Pennsylvania corporation, Crown Holdings, Inc., a Pennsylvania corporation, Crown International Holdings, Inc., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.6 of the Credit Agreement that they (a) elect to convert Base Rate Loans or any portion thereof into Eurocurrency Loans; (b) elect to convert Eurocurrency Loans denominated in Dollars or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans under the Credit Agreement; or (c) elect to continue.

________________________________

[1]
This written notice must be given to Administrative Agent at least three Business Days’ (or one Business Day in the case of a continuation of Alternative Currency Loans denominated in Sterling or a conversion into Base Rate Loans) prior written notice thereof to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day).

Loans denominated in an Alternative Currency or any portion thereof under the Credit Agreement, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:

1.	Date of Conversion or Continuation (which date is a Business Day and, if a conversion from or continuation of Eurocurrency Loans, which date is the last day of the Interest Period therefor):	________________

2.	Aggregate Amount (denominated in U.S. Dollars or the applicable Alternative Currecy) of Eurocurrency Loans or Base Rate Loans to be converted or continued[2]:	________________

3.	Type and Facility of the proposed Conversion or Continuation:	________________

4.	Interest Period (in the case of a conversion to or a continuation of Eurocurrency Loans)[3]:	________________

5.	Such conversion or continuation is made with respect to [Dollar Revolving Loans] [Multicurrency Revolving Loans] [Term A Loans] [Term Euro Loans] [Farm Credit Loans]:	________________

Very truly yours,

[_________________________][4]

By:

Name:

Title:
________________________________

[2]
When (i) converting any Base Rate Loans into Eurocurrency Loans or continuing any Eurocurrency Loans or any part thereof in an aggregate amount not less than $5,000,000, in the case of a Borrowing in Dollars, or that is in an integral multiple of $1,000,000 in excess thereof, not less than £5,000,000 in the case of a Borrowing in Sterling, or that is an integral multiple of £1,000,000 in excess thereof, and not less than €5,000,000 in the case of a Borrowing in Euros, or that is an integral multiple of €1,000,000 in excess thereof; or (ii) converting any Eurocurrency Loans into Base Rate Loans or any part thereof in an aggregate amount not less than $1,000,000 or that is in an integral multiple of $1,000,000 in excess thereof.

[3]
Which shall be subject to the definition of “Interest Period” set forth in the Credit Agreement and shall end on or before the Revolver Termination Date for any Revolving Loans, the Term Loan A Maturity Date, for any Term A Loans, the Farm Credit Loan Maturity Date, for any Farm Credit Loans and the Term Euro Loan Maturity Date for any Term Euro Loans, respectively.

[4]	Specify Borrower making the request.

Exhibit 2.10(c)

FORM OF
NOTICE OF ISSUANCE

Deutsche Bank AG New York Branch	Date: _________
as Administrative Agent
[ ]
[ ], [ ] [ ]

[Deutsche Bank AG London Branch
as Facing Agent
[ ],
[ ], [ ] [ ]
Attention: [ ],
Standby Letter of Credit Unit

Deutsche Bank AG Canada Branch
as Canadian Facing Agent
[________________________]
Attention:_________________]

Ladies and Gentlemen:
The undersigned, [CROWN AMERICAS LLC, a Pennsylvania limited liability company, (“U.S. Borrower”)] [CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France] [CROWN METAL PACKAGING CANADA L.P., a limited partnership formed under the laws of the Province of Ontario, Canada] [SUBSIDIARY BORROWER] refers to the Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, Crown European Holdings S.A., a société anonyme organized under the laws of France, CROWN Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada, Crown Cork & Seal Company, Inc., a Pennsylvania corporation, Crown Holdings, Inc., a Pennsylvania corporation, Crown International Holdings, Inc., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent. For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided in the Credit Agreement.

________________________________

[1]	At least five Business Days’ (or such shorter period as may be acceptable to such Facing Agent) prior written notice is required and such notice must be given prior to 1:00 P.M. (New York City time).

The undersigned hereby requests that the Facing Agent issue a Letter of Credit for the account of ____________2 on __________ ___, ____ (the “Date of Issuance”) in the aggregate Stated Amount of ____________ in the following currency:________3.
The Letter of Credit is to be a [Multicurrency Standby][Commercial][Canadian] Letter of Credit.
The beneficiary of the requested Letter of Credit will be _______________4, and such Letter of Credit will include the following terms and conditions________________5 and will have a stated expiration date of ______________________.6
The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true and correct on the date hereof, and will be true and correct on the date of issuance:
(A)The representations and warranties contained in the Credit Agreement or the other Loan Documents are and will be true and correct in all material respects, at and as of such time, as though made on the date of issuance, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct in all material respects as of such specified date; and
(B)no Unmatured Event of Default or Event of Default has occurred and is continuing, or would result after giving effect to such Credit Event.
A statement of the purpose of the requested Letter of Credit and copies of all documentation which the Facing Agent has reasonably requested with respect to the supported transaction are attached hereto.

________________________________

[2]	Insert name of applicable Borrower.

[3]	Insert Stated Amount of Letter of Credit in U.S. Dollars, Canadian Dollars or the applicable Alternative Currency.

[4]	Insert name and address of beneficiary.

[5]	Insert description of the terms and conditions of the Letter of Credit.

[6]
Expiration date must be one year or less from date of issuance for any Letter of Credit; provided, that, any Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Facing Agent retains an option, satisfactory to such Facing Agent, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date.

Very truly yours,

[CROWN AMERICAS LLC][CROWN EUROPEAN HOLDINGS S.A.][CROWN METAL PACKAGING CANADA LP][SUBSIDIARY BORROWER]

By:

Name:

Title:

Exhibit 2A.2(a)
FORM OF
CANADIAN REVOLVING NOTE1

New York, New York
________________	____________, ____
FOR VALUE RECEIVED, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), hereby unconditionally promises to pay to the order of __________________ (the “Lender”) at the office of [_____________], located at [_____________], in lawful money of Canada and in immediately available funds, the principal amount of ____________ (__________), or, if less, the aggregate unpaid principal amount of all Canadian Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to Canadian Borrower pursuant to Section 2A.1 of the Credit Agreement referred to below. The principal amount of each Canadian Revolving Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any then outstanding principal amount of the Canadian Revolving Loans made by the Lender being payable on the Canadian Revolver Termination Date (as defined in the Credit Agreement). Canadian Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Article III of the Credit Agreement.
This Note is one of the Canadian Revolving Notes referred to in the Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Canadian Borrower, CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Canadian Revolving Note is subject to optional and mandatory prepayment in whole or in part prior to the Canadian Revolver Termination Date. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Canadian Revolving Note may become, or may be declared to be, immediately due and payable, all as provided therein.
All parties now and hereafter liable with respect to this Canadian Revolving Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
________________________________

[1]	Under review by Crown's Canadian Counsel

THIS CANADIAN REVOLVING NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

CROWN METAL PACKAGING CANADA LP,
by its general partner,
CROWN METAL PACKAGING CANADA INC.

By:
Name:
Title:

Exhibit 2A.5
FORM OF
NOTICE OF CANADIAN BORROWING1
Date: _____________
DEUTSCHE BANK AG Canada Branch
as Canadian Administrative Agent
[ ]
[ ]
[ ], [ ], [ ] [ ] [ ]
Attention: ___________
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives irrevocable notice pursuant to Section 2A.5 of the Credit Agreement of its request for the Canadian Revolving Lenders to make a Canadian Revolving Loan as follows.
1.The proposed Borrowing is to be denominated in Canadian Dollars.
2.Amount to be Borrowed2     Cdn. _______________.

________________________________

[1]
Such irrevocable written notice must be received by Canadian Administrative Agent prior to 12:00 P.M., New York City time, one Business Day (two Business Days in the case of B/A Loans) prior to the requested borrowing date.

[2]
Each Borrowing shall be in an amount equal to in the case of Canadian Prime Rate Loans, at least One Million Canadian Dollars (Cdn.$1,000,000) and, if greater, shall be in integral multiples of One Million Canadian Dollars (Cdn.$1,000,000) above such minimum (or, if less, the then Total Available Canadian Revolving Commitment) and in the case of B/A Loans, at least Five Million Canadian Dollars (Cdn.$5,000,000) and, if greater, shall be in integral multiples of One Million Canadian Dollars (Cdn.$1,000,000) above such minimum (or, if less, the then Total Available Canadian Revolving Commitment).

3.The Business Day of the Borrowing is __________________ (the “Borrowing Date”).
4.Specify type of Loan or combination thereof3:
________________________________
________________________________
5.If Borrowing is to include B/A Loans indicate:

B/A Loan

Amount	Cdn.$___________
Initial Contract Period[4]	________________

The undersigned hereby certifies that the following statements are true on the date hereof:
(A)the representations and warranties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, as though made on and as of the date hereof, except to the extent such representations and warranties are expressly made as of a specified date, in which event such representations and warranties were true and correct in as of such specified date; and
(B)no Unmatured Event of Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Borrowing.

Very truly yours,
CROWN METAL PACKAGING
CANADA LP, by its general partner,
CROWN METAL PACKAGING
CANADA INC.

By:
Name:
Title:

________________________________

Canadian Dollars (CDN.$1,000,000) above such minimum (or, if less, the then Total Available Canadian Revolving Commitment).

[3]	Specify whether Borrowing is to be a Canadian Prime Rate Loan, B/A Loan or a combination thereof.

[4]	Which shall be subject to the definition of “Contract Period” (i.e., 30, 60, 90 or 180 days) set forth in the Credit Agreement and shall end on or before the Canadian Revolver Termination Date.

Exhibit 2A.6

FORM OF
NOTICE OF CANADIAN CONVERSION OR CONTINUATION1
Date: ______________
DEUTSCHE BANK AG CANADA BRANCH,
as Canadian Administrative Agent
[ ]
[ ]
[ ]
Attention: ____________
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, Crown European Holdings S.A., a société anonyme organized under the laws of France, CROWN Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada, Crown Cork & Seal Company, Inc., a Pennsylvania corporation, Crown Holdings, Inc., a Pennsylvania corporation, Crown International Holdings, Inc., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG canada branch, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2A.6 of the Credit Agreement that it (a) elects to convert Canadian Prime Rate Loans into B/A Loans; (b) elects to convert B/A Loans into Canadian Prime Rate Loans or (c) elects to continue B/A Loans under the Credit Agreement, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:

1.	Date of Conversion or Continuation (which date is a Business Day and, if a conversion from or continuation of Eurocurrency Loans, which date is the last day of the Interest Period therefor):	________________

2.	Aggregate Amount of Canadian Prime Rate Loans or B/A Loans to be converted or continued[2]:	________________

________________________________

[1]	This notice must be given to Canadian Administrative Agent not later than 12:00 P.M. (New York City time) at least two Business Days in advance of the date of conversion or continuation.

3.	Type of the proposed Conversion or Continuation:	________________

4.	Contract Period (if the Loans are to be converted into or continued as B/A Loans):[3]	________________

5.	Such Conversion or Continuation is made with respect to Canadian Revolving Loans:	________________

Very truly yours,

CROWN METAL PACKAGING
CANADA LP, by its general partner,
CROWN METAL PACKAGING
CANADA INC.

By:

Name:

Title:

________________________________

[2]
Loans to be converted or continued    Canadian Borrower may elect (i) on any Business Day to convert Canadian Prime Rate Loans or any portion thereof to B/A Loans and (ii) at the end of any Contract Period with respect thereto, to convert B/A Loans or any portion thereof into Canadian Prime Rate Loans or continue such B/A Loans or any portion thereof for an additional Contract Period; provided, however, that the aggregate face amount of the B/A Loans for each Contract Period therefor must be in an aggregate principal amount of Cdn.$5,000,000 or an integral multiple of Cdn.$1,000,000 in excess thereto.

[3]	Which shall be subject to the definition of "Contract Period" (i.e., 30, 60, 90 or 180 days) set forth in the Credit Agreement and shall end on or before the Canadian Revolver Termination Date.

Ex. 4.7(d)-1-2

Ex. 4.7(d)-1-1
EXHIBIT 4.7(d)-1
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 19, 2013 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”), CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France, each of the Subsidiary Borrowers from time to time party thereto, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation as Parent Guarantors, each lender from time to time party thereto (collectively, the “Lenders” and each individually, a “Lender”), DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, for the Canadian Revolving Lenders, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent for the Multicurrency Revolving Lenders and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent for the Dollar Revolving Lenders, the Term A Lenders and the Farm Credit Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished Administrative Agent and U.S. Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform U.S. Borrower and Administrative Agent in writing and deliver promptly to U.S. Borrower and Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by U.S. Borrower or Administrative Agent) or promptly notify U.S. Borrower and Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished U.S. Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by U.S. Borrower or Administrative Agent.

[NAME OF NON-U.S. LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]
Ex. 4.7(d)-2-2
Ex. 4.7(d)-2-1
EXHIBIT 4.7(d)-2
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 19, 2013 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”), CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France, each of the Subsidiary Borrowers from time to time party thereto, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation as Parent Guarantors, each lender from time to time party thereto (collectively, the “Lenders” and each individually, a “Lender”), DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, for the Canadian Revolving Lenders, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent for the Multicurrency Revolving Lenders, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent for the Dollar Revolving Lenders, the Term A Lenders and the Farm Credit Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]
Ex. 4.7(d)-3-2

Ex. 4.7(d)-3-1
EXHIBIT 4.7(d)-3
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 19, 2013 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”), CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France, each of the Subsidiary Borrowers from time to time party thereto, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation as Parent Guarantors, each lender from time to time party thereto (collectively, the “Lenders” and each individually, a “Lender”), DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, for the Canadian Revolving Lenders, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent for the Multicurrency Revolving Lenders, and DEUTSCHE BANK AG NEW YORK BRANCH , as Administrative Agent for the Dollar Revolving Lenders, the Term A Lenders and the Farm Credit Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Ex. 4.7(d)-4-2

EXHIBIT 4.7(d)-4
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 19, 2013 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”), CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France, each of the Subsidiary Borrowers from time to time party thereto, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation as Parent Guarantors, each lender from time to time party thereto (collectively, the “Lenders” and each individually, a “Lender”), DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, for the Canadian Revolving Lenders, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent for the Multicurrency Revolving Lenders, and DEUTSCHE BANK AG NEW YORK BRANCH as Administrative Agent for the Dollar Revolving Lenders, the Term A Lenders and the Farm Credit Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its partners/members that are claiming the portfolio interest exemption.
The undersigned has furnished Administrative Agent and U.S. Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform U.S. Borrower and Administrative Agent in writing and deliver promptly to U.S. Borrower and Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by U.S. Borrower or Administrative Agent) or promptly notify U.S. Borrower and Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished U.S. Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by U.S. Borrower or Administrative Agent.

[NAME OF NON-U.S. LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit 5.1(a)(ii)

FORM OF U.S. GUARANTEE AGREEMENT

U.S. GUARANTEE AGREEMENT
U.S. GUARANTEE AGREEMENT dated as of December 19, 2013 among each of the subsidiaries of CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”) and each of the other parties listed on Schedule I hereto (each such subsidiary and each such party individually, a “Guarantor” and collectively, the “Guarantors”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (“Administrative Agent”) for the Secured Creditors (as defined in the Credit Agreement referred to below).
Reference is made to the Credit Agreement dated as of December 19, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS SA, a société anonyme organized under the laws of France (“European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”), DEUTSCHE BANK AG LONDON BRANCH, as U.K. administrative agent (in such capacity, “U.K. Administrative Agent”), and DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent (“Canadian Administrative Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
The Lenders have agreed to make Loans to Borrowers, the Facing Agents have agreed to issue Letters of Credit for the account of Borrowers and the Hedge Banks have agreed to provide Bank Related Debt, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors is a direct or indirect wholly owned Subsidiary of U.S. Borrower and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders, the issuance of the Letters of Credit by the Facing Agents and the Bank Related Debt provided by the Hedge Banks. The obligations of the Lenders to make Loans, of the Facing Agents to issue Letters of Credit and of the Hedge Banks to provide Bank Related Debt are conditioned on, among other things, the execution and delivery by the Guarantors of a U.S. Guarantee Agreement in the form hereof. As consideration therefor and in order to induce the Lenders to make Loans, the Facing Agents to issue Letters of Credit and the Hedge Banks to provide Bank Related Debt, the Guarantors are willing to execute this Agreement.
Accordingly, the parties hereto agree as follows:
SECTION 1.Guarantee.

(a)Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Administrative Agent as Agent of, the Lenders, (i) the due and punctual payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by any Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (C) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case, of the Credit Parties to the Secured Creditors under the Credit Agreement and the other Loan Documents, (ii) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Credit Parties under or pursuant to the Credit Agreement and the other Loan Documents, (iii) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of (I) any Credit Party in respect of overdrafts and related liabilities and obligations arising from any Bank Related Cash Management Agreement (as defined in the Credit Agreement) or (II) Canadian Borrower or any of its Subsidiaries in respect of liabilities and obligations arising from any B/A Loan, and (iv) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of Borrowers or any of their respective Subsidiaries under each Hedging Agreement entered into with a Hedge Bank (all the monetary and other obligations referred to in the preceding clauses (i) through (iv) being collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended, amended, increased or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Specified Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 1(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1(b), or otherwise under this Agreement or the Credit Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 1(b) shall remain in full force and effect until the termination of this Agreement. Each Qualified ECP Guarantor intends that this Section 1(b) constitute, and this Section 1(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Specified Credit Party for all purposes of the Commodity Exchange Act.

SECTION 2.Guaranteed Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Credit Parties of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Secured Creditor to assert any claim or demand or to enforce or exercise any right or remedy against the Credit Parties under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any Guarantee Agreement or any other agreement, including with respect to any other Guarantor under this Agreement, or (c) the failure to perfect any security interest in or lien on, or the release of, any of the security held by or on behalf of the Administrative Agent or any other Secured Creditor.

SECTION 3.[Reserved]

SECTION 4.Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Creditor to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Creditor in favor of Borrowers or any other Person.

SECTION 5.No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Creditor to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guaranteed Obligations).

SECTION 6.Defenses of Borrowers Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of any Credit Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Credit Party, other than the final and indefeasible payment in full in cash of the Guaranteed Obligations. The Administrative Agent and the other Secured Creditors may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Credit Party or any other guarantor or exercise any other right or remedy available to them against any Credit Party or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Credit Party or any other Guarantor or guarantor, as the case may be, or any security.

SECTION 7.Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Creditor has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Credit Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Creditor as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent or any Secured Creditor as provided above, all rights of such Guarantor against any Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations. In addition, any indebtedness of any Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Guaranteed Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Credit Party, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 8.Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantors incur hereunder, and agrees that none of the Administrative Agent or the other Secured Creditors will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 9.Representations and Warranties. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

SECTION 10.Termination.

(a)The Guarantees made hereunder (i) shall terminate upon the termination of the Commitments and payment and satisfaction in full of all of the Guaranteed Obligations (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) is rescinded or must otherwise be restored by any Secured Creditor or any Guarantor upon the bankruptcy or reorganization of any Borrower, any Guarantor or otherwise. In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

(b)If the Capital Stock of a Guarantor is sold, transferred or otherwise disposed of to a Person that is not an Affiliate that results in such Guarantor ceasing to be a Subsidiary and such Guarantor, after giving effect to such sale, transfer or disposition is released from all of its Guaranteed Obligations in respect of any Indebtedness of Crown Holdings or any of its Subsidiaries, or upon the effectiveness of any written consent pursuant to Section 12.1 of the Credit Agreement to the release of the guarantee granted by such Guarantor hereby, such Guarantor shall be released from its obligations under this Agreement without further action. In connection with such release, the Administrative Agent shall execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10(b) shall be without recourse to or warranty by the Administrative Agent.

SECTION 11.Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements or on behalf of the Guarantors that are contained in this Agreement shall inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Secured Creditors, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 12.Waivers; Amendment.

(a)No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Secured Creditors under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

SECTION 13.Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address set forth in Schedule I.
SECTION 15.Survival of Agreement; Severability.

(a)All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Secured Creditors and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the applicable Facing Agent regardless of any investigation made by the Secured Creditors or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the LC Obligations do not equal zero and as long as the Guaranteed Obligations have not been terminated.

(b)In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 16.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 11), and shall become effective as provided in Section 11. Delivery of an executed signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. It is understood and agreed among the parties that this Agreement shall create separate guarantees in favor of each of the Term Lenders and the Revolving Lenders, and that any determination by any court with jurisdiction that the guarantee in favor of either group of Lenders is invalid for any reason shall not in and of itself invalidate the guarantee with respect to any other beneficiary hereunder.

SECTION 17.Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Agreement.

SECTION 18.Jurisdiction; Consent to Service of Process.

(a)Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing in this Agreement shall affect any right that the Administrative Agent or any other Secured Creditor may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b)Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 19.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 20.Additional Guarantors. Pursuant to Section 7.14 of the Credit Agreement, each wholly-owned U.S. Subsidiary of the U.S. Borrower that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a wholly-owned U.S. Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such a wholly-owned U.S. Subsidiary of an instrument in the form of Annex 1, such wholly-owned U.S. Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 21.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Creditor is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Creditor to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Secured Creditor, irrespective of whether or not such Secured Creditor shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmeasured. The rights of each Secured Creditor under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which such Secured Creditor may have.

[Signature Page Follows]

CROWN BEVERAGE PACKAGING, LLC.
CROWN CONSULTANTS, INC.
CROWN CORK & SEAL COMPANY (DE), LLC.
CROWN CORK & SEAL USA, INC.
CROWN PACKAGING TECHNOLOGY, INC.
CROWN BEVERAGE PACKAGING PUERTO RICO, INC.
CROWN FINANCIAL CORPORATION
FOREIGN MANUFACTURERS FINANCE CORPORATION
NWR, INC.
CR USA, INC.
CROWN AMERICAS CAPITAL CORP.
CROWN AMERICAS CAPITAL CORP. II
CROWN AMERICAS CAPITAL CORP. III
CROWN AMERICAS CAPITAL CORP IV

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name
Title:

Schedule I to the
U.S. Guarantee Agreement
Guarantors

Subsidiary Guarantors	Jurisdiction of Formation

ANNEX 1 TO THE
U.S. GUARANTEE AGREEMENT
SUPPLEMENT NO. [   ] dated as of [            ], to the U.S. Guarantee Agreement (as amended, restated or otherwise modified from time to time, the “U.S. Guarantee Agreement”) dated as of December 19, 2013, among each of the subsidiaries of the CROWN AMERICAS LLC., a Pennsylvania limited liability company (the “U.S. Borrower”) and each of the other parties listed on Schedule I hereto (each such subsidiary and each such party individually, a “Guarantor” and collectively, the “Guarantors”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (the “Administrative Agent”) for the Secured Creditors (as defined in the Credit Agreement referred to below).
A.Reference is made to the Credit Agreement dated as of December 19, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS SA, a société anonyme organized under the laws of France (“European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”), DEUTSCHE BANK AG LONDON BRANCH, as U.K. administrative agent (in such capacity, “U.K. Administrative Agent”) and DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent (“Canadian Administrative Agent”).
B.Capitalized terms used without definition shall have the meanings assigned to such terms in the U.S. Guarantee Agreement (as amended) and the Credit Agreement (as amended).
C.The Guarantors have entered into the U.S. Guarantee Agreement in order to induce the Lenders to make Loans and the Facing Agents to issue Letters of Credit. Pursuant to Section 7.14 of the Credit Agreement, each wholly-owned U.S. Subsidiary of the U.S. Borrower that was not in existence or not a wholly-owned U.S. Subsidiary on the date of the Credit Agreement is required to enter into the U.S. Guarantee Agreement as a Guarantor upon becoming a wholly-owned U.S. Subsidiary. Section 20 of the U.S. Guarantee Agreement provides that additional wholly-owned U.S. Subsidiaries of Crown Holdings may become Guarantors under the U.S. Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the U.S. Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the U.S. Guarantee Agreement in order to induce the Lenders to make additional Loans and the Facing Agents to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.
Accordingly, the Administrative Agent and the New Guarantor agree as follows:
SECTION 1.    In accordance with Section 20 of the U.S. Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the U.S. Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the U.S. Guarantee Agreement applicable to it as a Guarantor and, if applicable, a Qualified ECP Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the U.S. Guarantee Agreement shall be deemed to include the New Guarantor. The U.S. Guarantee Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Guarantor represents and warrants to the Administrative Agent and the other Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by telecopy shall be as effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4.    Except as expressly supplemented hereby, the U.S. Guarantee Agreement shall remain in full force and effect.
SECTION 5.    THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the U.S. Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 14 of the U.S. Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to Borrowers.
SECTION 8.    The New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.
[Signature Page Follows]

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the U.S. Guarantee Agreement as of the day and year first above written.

[Name of New Guarantor], as a Guarantor

By:
Name:
Title:
Address:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:
Address:

By:
Name
Title:
Address

Exhibit 5.1(a)(iii)(A)

FORM OF U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT
By
CROWN HOLDINGS, INC.,
CROWN CORK & SEAL COMPANY, INC.,
CROWN AMERICAS LLC,
CROWN INTERNATIONAL HOLDINGS, INC.
and
THE U.S. SUBSIDIARIES PARTY HERETO,
as Grantors
and
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent
Dated as of December 19, 2013

SCHEDULES

Schedule I	Subsidairy Guarantors
Schedule II	Commercial Tort Claims
Schedule IV	Consents
Schedule V	Intellectual Property Violations
Schedule VI	Letters of Credit

ANNEXES

Annex 1	Form of Joinder Agreement
Annex 2	From of Perfection Certificate

U.S. SECURITY AGREEMENT
U.S. SECURITY AGREEMENT (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, this “Agreement”) dated as of December 19, 2013 (the “Effective Date”), among Crown Holdings, Inc., a Pennsylvania corporation (“Crown Holdings”), Crown Cork & Seal Company, Inc., a Pennsylvania corporation (“CCSC”), CROWN Americas LLC, a Pennsylvania limited liability company (“Crown Usco” or “U.S. Borrower”), Crown International Holdings, Inc., a Delaware corporation (“Crown International”), each other U.S. Subsidiary of Crown Holdings listed on Schedule I hereto (collectively, together with each U.S. Subsidiary that becomes a party hereto pursuant to Section 7.15 of this Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, CCSC, Crown Usco and Crown International, the “Grantors”), and Deutsche Bank AG New York Branch (“DB”), as U.S. collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”) for the Secured Creditors (as hereinafter defined).
R E C I T A L S
WHEREAS, reference is hereby made to that certain Credit Agreement dated as of the date hereof (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among Crown Usco, as U.S. borrower, Crown European Holdings SA, a société anonyme organized under the laws of France, as European borrower (the “European Borrower”), Crown Metal Packaging Canada LP, a limited partnership organized under the laws of the Province of Ontario, Canada, as Canadian Borrower (the “Canadian Borrower”), the subsidiary borrowers named therein (in such capacity, the “Subsidiary Borrowers,” and together with Crown Usco, European Borrower and Subsidiary Borrowers, the “Borrowers”), Crown Holdings, Crown International, CCSC (collectively, the “Credit Parties”), the lenders from time to time party thereto (the “Lenders”) and Deutsche Bank AG, New York Branch, as administrative agent (the “Administrative Agent”), Deutsche Bank AG, London Branch, as U.K. administrative agent (the “U.K. Agent”), Deutsche Bank AG, Canadian Branch, as Canadian administrative agent (the “Canadian Agent”), Citibank, N.A., as syndication agent, and the other agents and arrangers party thereto.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Holdings and each of the direct and indirect U.S. Subsidiaries of Crown Holdings (other than the Insurance Subsidiary and the Receivables Subsidiary) (together with each other U.S. Subsidiary of Crown Holdings that from time to time after the date hereof guarantees the Obligations (as hereinafter defined) of the Borrowers under the Credit Agreement and the other Loan Documents, the “Guarantors”) will pursuant to the Credit Agreement guarantee the Obligations of the Borrowers under the Credit Agreement and the other Loan Documents (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and together with any further guarantees by the Guarantors of the Obligations of the Borrowers under the Credit Agreement, the “Credit Guarantees”).
WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect Subsidiaries of Crown Holdings may enter into one or more Hedging Agreements (collectively, the “Bank Related Hedging Agreements”) with one or more Hedge Banks (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by a Lien on and a security interest in the Collateral pursuant to this Agreement.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect Subsidiaries of Crown Holdings may enter into one or more Bank Related Cash Management Agreements with one or more Hedge Banks (individually, a Bank Related Cash Management Exchangers” and collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by a Lien on and security interest in the Collateral pursuant to this Agreement.
WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Usco and European Borrower may incur certain Additional First Priority Bank Indebtedness (as hereinafter defined) pursuant to the applicable Loan Documents (as hereinafter defined), which Additional First Priority Bank Indebtedness will be secured by all the Collateral.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Holdings, Crown International, CCSC, Crown Cork & Seal Receivables (DE) Corporation, Crown Cork & Seal Company USA, Inc., Canadian Borrower, Coöperative Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Program Agent (as defined therein) and Administrative Agent and Canadian Administrative Agent, as Bank Agents (as defined therein), entered into the Account Receivable Intercreditor Agreement (as defined below).
WHEREAS, it is a condition precedent to the effectiveness of the Financing Documents that the Grantors shall have executed and delivered this Agreement in favor of the Collateral Agent for (i) its benefit and (ii) for the benefit of the Secured Creditors, to secure the Obligations (as defined in the Credit Agreement).
WHEREAS, each Grantor is or, as to Collateral acquired by such Grantor after the Effective Date, will be the legal and/or beneficial owner of the Collateral pledged by it hereunder.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Grantors have executed and delivered to the Collateral Agent the U.S. Pledge Agreement (as hereinafter defined).
WHEREAS, this Agreement is given by each Grantor in favor of the Collateral Agent for its benefit and the benefit of the other Secured Creditors to secure the payment and performance of all of the Obligations.
WHEREAS, Crown Holdings, Crown Usco, CCSC, Crown International and each Subsidiary Guarantor will receive substantial benefits from the execution, delivery and performance of the Obligations and are, therefore, willing to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to, and agrees with, the Collateral Agent for the benefit of the Secured Creditors (and each of their respective successors and assigns), as follows:

DEFINITIONS
Uniform Commercial Code Defined Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC, including the following which are capitalized herein:
“Accounts”; “Bank”; “Certificates of Title”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Customer”; “Commodity Intermediary”; “Deposit Accounts”; “Documents”; “Electronic Chattel Paper”; “Entitlement Holder”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”; “Instruments” (as defined in Article 9 rather than Article 3); “Inventory”; “Investment Property”; “Letter-of-Credit Rights”; “Letters of Credit”; “Securities”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper”.
Credit Agreement Defined Terms. Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:
“Affiliate”; “Agents”; “Bank Related Cash Management Agreement”; “Bank Related Debt”; “Bank Related Cash Management Agreement”; “Business Day”; “Cash Equivalents”; “Debentures”; “Default”; “Event of Default”; “GAAP”; “Governmental Authority”; “Hedge Bank”; “Hedging Agreement”; “Indebtedness”; “Insurance Subsidiary”; “Loan Documents”; “Loans”; “Lien”; “Net Proceeds”; “Note”; “Obligations”; “Permitted Liens”; “Permitted Receivables or Factoring Financing”; “Person”; “Receivables Subsidiary”; “Requirement of Law”; “Senior Notes”; “Subsidiary”; “Term Loan A”; “U.S. Security Documents” and “U.S. Subsidiary”.
Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:
“Account Debtor” shall mean any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.
“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired; provided that “Accounts Receivable” shall not include any Receivables Assets that have been sold or otherwise transferred in connection with, or are subject to any Liens created pursuant to or in accordance with, any Permitted Receivables or Factoring Financing except to the extent permitted by the Accounts Receivable Intercreditor Agreement.
“Accounts Receivable Intercreditor Agreement” shall mean, in connection with the Receivables Purchase Agreement, the Intercreditor Agreement, dated as of the Effective Date, among Crown Holdings, Crown International, CCSC, Crown Cork & Seal Receivables (DE) Corporation, Crown Cork & Seal Company USA, Inc., Canadian Borrower, Coöperative Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Program Agent (as defined therein) and Administrative Agent and Canadian Administrative Agent, as Bank Agents (as defined therein), and, in connection with any amendment to or refinancing of the Receivables Purchase Agreement or any other

Permitted Receivables or Factoring Financing, an intercreditor agreement (or amendment thereto or amendment and restatement thereof) substantially similar to the intercreditor agreement referred to above (as determined by the Administrative Agent).
“Additional First Priority Bank Indebtedness” means (i) Additional Term Loans (as defined in the Credit Agreement) incurred by Crown Usco and/or European Borrower and (ii) Loans (as defined in the Credit Agreement) pursuant to an Additional Facility (as defined in the Credit Agreement), incurred by Crown Usco, European Borrower or any Subsidiary Borrower, in each case, pursuant to the Credit Agreement, which indebtedness is secured by a first priority Lien in the manner described herein on the Collateral.
“Administrative Agent” shall have the meaning assigned to such term in the Recitals of this Agreement.
“Agreement” shall have the meaning assigned to such term in the preamble of this U.S. Security Agreement.
“Bankruptcy Code” means Title 11, United States Code, or any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors including, without limitation, bankruptcy or insolvency laws.
“Books and Records” shall mean all instruments, files, records, ledger sheets and documents evidencing, covering or relating to any of the Collateral.
“Borrowers” shall have the meaning assigned to such term in the Recitals of this Agreement.
“CCSC” shall have the meaning assigned to such term in the preamble of this Agreement.
“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, maritime, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.
“Collateral” shall mean all of the following, in each case, whether now owned or hereafter acquired:
(a)    Accounts Receivable;
(b)    Books and Records;
(c)    Cash and Deposit Accounts;
(d)    Chattel Paper;
(e)    Collateral Account and Collateral Account Funds;
(f)    Commercial Tort Claims described on Schedule II annexed hereto;
(g)    Documents;

(h)    Equipment;
(i)    Fixtures;
(j)    General Intangibles;
(k)    Goods;
(l)    Instruments;
(m)    Inventory;
(n)    Investment Property;
(o)    Letter-of-Credit Rights;
(p)    Letters of Credit;
(q)    Supporting Obligations;
(r)    to the extent not covered by clauses (a) through (q) of this definition, all other personal property, whether tangible or intangible; and
(s)    Proceeds of any and all of the foregoing;
provided that “Collateral” shall not include (i) any Receivables Assets that have been sold or otherwise transferred in connection with, or are subject to any Liens created pursuant to or in accordance with, any Permitted Receivables or Factoring Financing, (ii) any “Collateral” (as defined in the U.S. Pledge Agreement), and (iii) any Excluded Collateral.
“Collateral Account” shall mean that collateral account established pursuant to Section 6.01 of this Agreement.
“Collateral Account Funds” shall mean, collectively, the following from time to time on deposit in the Collateral Account: (a) all funds (including, without limitation, all Trust Monies), investments (including, without limitation, all Cash Equivalents) and all certificates and instruments from time to time representing or evidencing such investments; (b) all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and (c) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Collateral.
“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
“Collateral Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, (a) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the business or operations as presently conducted; (b) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the value or utility of the Collateral taken as a whole; or (c) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the legality, priority or enforceability of the Lien created by this Agreement or the rights and remedies of the Collateral Agent hereunder.
“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.
“Control Agreement” shall mean an agreement in form and substance reasonably acceptable to the Collateral Agent.
“Copyright License” shall mean each written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or which such Grantor otherwise has the right to license, or granting any right to such Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.
“Copyrights” shall mean all of the following, in each case whether now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any other country, including those listed on Schedule 15(b) of the Perfection Certificate.
“Credit Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.
“Credit Guarantees” shall have the meaning assigned to such term in the Recitals of this Agreement.
“Crown Cork Foreign Joint Ventures” shall mean: (i) Crown Arabia Can Company Ltd, a Saudi Arabia limited liability company; (ii) Crown Columbiana, S.A., a sociedad anoníma organized under the laws of Colombia; (iii) Crown Middle East Can Co. Limited, a Jordanian limited liability company; and (iv) PET Holding S.A., a sociedad anônima organized under the laws of Brazil.
“Crown Holdings” shall have the meaning assigned to such term in the preamble to this Agreement.
“Crown International” shall have the meaning assigned to such term in the preamble to this Agreement.
“Crown Usco” shall have the meaning assigned to such term in the preamble to this Agreement.
“DB” shall have the meaning assigned to such term in the preamble of this Agreement.
“Effective Date” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“European Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.
“Excluded Collateral” shall mean, collectively, (i) Excluded Equity, (ii) any permit, license, lease, document, franchise, General Intangible or directly held Investment Property (other than Capital Stock of any Wholly-Owned Subsidiary), now or hereafter owned by any Grantor (A) that prohibits or requires the consent of any Person other than a Grantor and its Affiliates which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license, lease, document, franchise, General Intangible or directly held Investment Property or (B) to the extent that any applicable law prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, (iii) any property now owned or hereafter acquired by any Grantor that is subject to a purchase money Lien or a capital lease permitted under the Credit Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than a Grantor and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, (iv) any “intent to use” Trademark applications for which a “statement of use” or “amendment to allege use” has not been filed (but only until such statement is filed), (v) motor vehicles or other equipment or goods subject to a certificate of title, (vi) any assets sold to a person who is not a Grantor in compliance with the Credit Agreement; (vii) assets owned by a Guarantor after the release of the guaranty of such Guarantor pursuant to the Credit Agreement, (viii) any assets as to which the Collateral Agent, in its reasonable discretion, determines in writing that the collateral value is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein, (ix) any property to the extent that such grant of a security interest is prohibited by a Governmental Authority, or requires a consent not obtained of any Governmental Authority; (x) leasehold interests in real property with respect to which any Grantor is a tenant or subtenant, (xi) fixtures (other than trade fixtures) located on premises leased by any Grantor to the extent the pledge thereof or grant of a security interest therein would result in the forfeiture of any Grantor's right, title or interest thereunder under applicable law, (xii) equipment or assets owned by any Grantor that is subject to a Permitted Lien incurred pursuant to Section 8.2(d), (i) or (j) of the Credit Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than a Grantor and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment or asset but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, (xiii) any asset to the extent that the Grantors reasonably determine in writing, with the written consent of the Agent, that a security interest in such asset would result in materially adverse tax or regulatory consequences, and (xiv) any capital stock of the Foreign Joint Ventures or the capital stock held by any Grantor in a joint venture that is not a Subsidiary, so long as (i) not more than 50% of the aggregate capital stock of such joint venture is held by the Grantors in the aggregate, (ii) such capital stock would constitute a violation of the underlying joint venture arrangements; provided that each Grantor shall use commercially reasonable efforts to provide that any joint venture arrangements entered into after the Effective Date permit the pledge of such capital stock hereunder; provided, however, “Excluded Collateral” shall not include any proceeds, products, substitutions or replacements of Excluded Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral).
“Excluded Equity” shall mean (i) any Capital Stock in any Subsidiary that is not held directly by Crown Holdings or any of the U.S. Subsidiaries of Crown Holdings, (ii) solely with respect to pledges to secure any U.S. Obligations of U.S. Borrower in its capacity as a Borrower, any Voting Securities in excess of 65% of the Voting Securities of any (x) Non-U.S. Subsidiary that is a CFC or (y) Disregarded Subsidiary and (iii) any Capital Stock in any Person (other than the Credit Parties) that is not wholly-owned by any Credit Party or any combination of Credit Parties to the extent the organization documents of such Person prohibits or requires the consent of any Person other than a Grantor and its Affiliates which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such Capital Stock but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law.
“Exempted Indebtedness” shall mean any Indebtedness or other obligation which would be considered “Exempted Indebtedness” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or interest is in effect on the Effective Date.
“Existing Unsecured Debt” shall mean each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:
(i)    the Debentures; and
(ii)    the Senior Notes.
“Financing Documents” means, collectively, the Loan Documents, the Bank Related Hedging Agreements evidencing Obligations and the Bank Related Cash Management Agreements evidencing Obligations.
“First Priority Obligations” shall mean, collectively, the following:
(i)    the Obligations;
(ii)    any and all sums advanced by the Collateral Agent pursuant to this Agreement or the other Financing Documents in order to preserve the Collateral or protect its lien and security interest in the Collateral; and
(iii)    in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Grantors, after an Event of Default shall have occurred and be continuing, all reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable, documented and out-of-pocket attorneys’ fees and disbursements and court costs (including without limitation all such amounts referred to in Section 7.18 hereof);
“Foreign Joint Ventures” shall mean (i) Dominguez & Cia Caracas, S.A., a sociedad anoníma organized under the laws of Venezuela; and (ii) Dominguez Continental, S.A., a sociedad anoníma organized under the laws of Venezuela.
“General Intangibles” shall mean collectively, all “general intangibles,” as such term is defined in the UCC, and in any event shall include, without limitation, all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises and tax refund claims.
“Grantors” shall have the meaning assigned to such term in the preamble of this Agreement.
“Indemnified Liabilities” shall have the meaning assigned to such term in Section 7.19 of this Agreement.
“Indemnitees” shall have the meaning assigned to such term in Section 7.19 of this Agreement.
“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and Books and Records describing or used in connection with, any of the foregoing.
“Lenders” shall have the meaning assigned to such term in the Recitals of this Agreement.
“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party, including, without limitation, those listed on Schedules 15(a) and 15(b) of the Perfection Certificate (other than those license agreements in existence on the Effective Date and listed on Schedules 15(a) and 15(b) of the Perfection Certificate and those license agreements entered into after the Effective Date, which by their terms prohibit assignment or a grant of a security interest by such Grantor as licensee thereunder except to the extent such prohibitions are rendered ineffective by the provisions of Sections 9-406, 9-407 and 9-408 of the UCC).
“Non-U.S. Borrower” shall have the meaning assigned to such term in the Recitals of this Agreement.
“Operative Agreement” shall mean (i) in the case of any limited liability company or partnership or other non-corporate entity, any membership or partnership agreement or other organizational agreement or document thereof and (ii) in the case of any corporation, any charter or certificate of incorporation and by-laws thereof.
“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.
“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any other country, including those listed on Schedule 15(a) of the Perfection Certificate, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
“Perfection Certificate” shall mean a certificate in the form of Annex II hereto or any other form approved by the Collateral Agent, dated as of the date hereof, and as may be amended, supplemented or otherwise modified.
“Principal Property” shall mean any Fixture which would be considered a part of a “Principal Property” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt as such indentures, agreements or instruments were in effect on the Effective Date.
“Proceeds” shall mean, collectively, all “proceeds,” as such term is defined in the UCC, and in any event shall include, without limitation, any consideration received from the sale, exchange, license, lease or other disposition of ownership or control of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Receivables Assets” shall mean accounts receivable (including any bills of exchange), any security therefor, collections thereof, bank accounts holding payments in respect of accounts receivable, and related assets and property.
“Recovery Event” means the receipt by Crown Holdings (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.11 of the Credit Agreement, provided, however, that in no event shall payments made under business interruption or rent insurance constitute a Recovery Event.
“Refinancing” shall have the meaning assigned to such term in the Recitals to this Agreement.
“Restricted Secured Indebtedness” shall mean, at any time, the portion of the Obligations constituting Exempted Indebtedness that is equal to the maximum aggregate amount of Exempted Indebtedness that may be secured at such time by Principal Property without causing any Existing Unsecured Debt to be required to be equally and ratably secured.

“Secured Creditors” shall mean (a) the Administrative Agent, (b) the U.K. Administrative Agent, (c) the Collateral Agent, (d) the Canadian Administrative Agent, (e) the Lenders (including any Lenders of Additional First Priority Bank Indebtedness) and (f) Hedge Banks, if any.
“Security Interest” shall have the meaning assigned to such term in Section 2.01 hereof.
“Subsidiary Borrowers” shall have the meaning assigned to such term in the Recitals of this Agreement.
“Subsidiary Guarantors” shall have the meaning assigned to such term in the preamble of this Agreement.
“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.
“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 15(a) of the Perfection Certificate, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.
“Trust Monies” means all cash and Cash Equivalents received by the Collateral Agent:
(a)    upon the release of Collateral from the Lien of this Agreement or any Loan Document, including all Net Proceeds and all monies received in respect of the principal of all purchase money, governmental and other obligations;
(b)    pursuant to any Loan Document;
(c)    as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to any of the Loan Documents; or
(d)    for application as provided in the relevant provisions of any Loan Document or which disposition is not otherwise specifically provided for in any Loan Document.
“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent’s and the Secured Creditors’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

“U.K. Administrative Agent” shall have the meaning assigned to such term in the Recitals of this Agreement.
“U.S. Borrower” shall have the meaning assigned to such term in the Recitals of this Agreement.
Rules of Construction. Unless the context otherwise requires:
(i)    a term has the meaning assigned to it;
(ii)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(iii)    “or” is not exclusive;
(iv)    words in the singular include the plural, and in the plural include the singular;
(v)    provisions apply to successive events and transactions; and
(vi)    references to sections of or rules under the Securities Act of 1933, as amended, shall be deemed to include substitute, replacement or successor sections or rules adopted by the Securities and Exchange Commission from time to time.
Resolution of Drafting Ambiguities. Each Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

SECURITY INTEREST
Security Interest.
The following Lien on the Collateral is hereby granted:
As security for the payment or performance, as the case may be, in full of the First Priority Obligations, each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Agent and its successor and assigns, for the ratable benefit of the Secured Creditors, a first priority security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral.
Notwithstanding any other provision hereof, if any Principal Property constitutes Collateral, then such Principal Property shall not secure any Obligations constituting Exempted Indebtedness except to the extent that such Obligations constitute Restricted Secured Indebtedness; provided that (i) if any Existing Unsecured Debt is required to be secured by a Lien on such Collateral as a result of the operation of any negative pledge covenant in any indenture, agreement or instrument governing such Existing Unsecured Debt or (ii) the Existing Unsecured Debt ceases to be outstanding or no longer restricts the ability of any Pledgor to pledge Principal Property without also securing the

Existing Unsecured Debt, then the Obligations secured hereunder by Principal Property shall be equal to the maximum aggregate amount of Obligations. If any Collateral constitutes Principal Property any payments or repayments of the Obligations shall not be deemed to be applied against, or to reduce, the amount of Restricted Secured Indebtedness that may be secured hereby. The Lien granted hereunder to secure the First Priority Obligations is referred to herein as the “Security Interest.”
Without limiting the foregoing, the Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.
No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

REPRESENTATIONS AND WARRANTIES
The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Creditors that:
Title and Authority. Each Grantor has full power and authority to grant to the Collateral Agent the Security Interest in the Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.
Filings. (a) All information set forth herein and in the Perfection Certificate, including the Schedules annexed hereto and thereto, has been duly prepared, completed and executed and the information set forth herein and therein is correct and complete in all material respects as of the date hereof. The Collateral described on the Schedules annexed to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Grantors. Fully completed UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral have been delivered to the Collateral Agent for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate, which are all the filings, recordings and registrations that are necessary as of the date hereof to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and, no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.
 (b) Each Grantor represents and warrants that fully executed security agreements in the form hereof and containing a description of all Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Patents and Trademarks for which United States registration applications are pending) and with respect to United States registered Copyrights have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in respect of all Collateral consisting of United States Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions. Other than the filing of such security agreements with the United States Patent and Trademark Office and the United States Copyright Office (as applicable), and the filing of appropriate financing statements in the relevant government offices pursuant to the UCC, no further or subsequent filing, refiling, recording, prerecording, registration or preregistration is necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent for its benefit and the benefit of the other Secured Creditors in respect of all such Collateral (other than such actions as are necessary to perfect the Security Interest with respect to any such Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the Effective Date) or in the United States Copyright Office.

Validity of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the First Priority Obligations, (b) subject to the filings described in Section 3.02 above, a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions, (c) a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement or a short form thereof with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and (d) a perfected Security Interest in all Collateral in which a security interest may be perfected by possession or control by the Collateral Agent, in each case, to the extent required pursuant to the provisions hereof. The Security Interest is and shall be prior to any other Lien on any of the Collateral other than Permitted Liens (as defined in the Credit Agreement).
Limitations on and Absence of Other Liens. The Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. The Grantors have not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral which has not been released, (b) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (c) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.
Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:
ii)    Instruments and Tangible Chattel Paper. As of the date hereof, each Grantor hereby represents and warrants that as of the date hereof, (i) no amount individually or in the aggregate in excess of $5,000,000 payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 13 of the Perfection Certificate and (ii) each such Instrument and each such item of

Tangible Chattel Paper has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount individually or in the aggregate in excess of $5,000,000 payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Grantor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall return such Instrument or Tangible Chattel Paper to such Grantor from time to time, to the extent necessary for collection in the ordinary course of such Grantor’s business.
iii)    Deposit Accounts. Each Grantor hereby represents and warrants that, as of the date hereof, it has neither opened nor maintains any Deposit Accounts other than the Collateral Account established and maintained pursuant to this Agreement and the accounts listed in Schedule 17 of the Perfection Certificate.
iv)    Investment Property. Each Grantor hereby represents and warrants that, as of the date hereof, it (1) has neither opened nor maintains any Securities Accounts or Commodity Accounts other than those listed in Schedule 17 of the Perfection Certificate and (2) as of the date hereof, it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Stock (as defined in the U.S. Pledge Agreement) under the U.S. Pledge Agreement and Capital Stock of the Foreign Joint Ventures and the Crown Cork Foreign Joint Ventures and those maintained in Securities Accounts or Commodity Accounts listed in Schedule 17 of the Perfection Certificate.
If any Grantor shall at any time hold or acquire any certificated securities constituting Investment Property which relate to a Subsidiary, or which, individually or in the aggregate, have a value in excess of $5,000,000, such Grantor shall promptly, but in no event later than three (3) Business Days, endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent. If any such securities now or hereafter acquired by any Grantor constituting Investment Property are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly, but in no event later than three (3) Business Days, notify the Collateral Agent thereof and pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (A) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (B) arrange for the Collateral Agent to become the registered owner of the securities.
As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property, and the risk of loss of, damage to or the destruction of the Investment Property, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Grantor or any other Person; provided, however, that nothing contained in this Section 3.05(c) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Grantors or any other Person under any Control Agreement or under applicable law. Each Grantor shall promptly pay all Charges and fees of whatever kind or nature with respect to the Investment Property pledged by it under this Agreement. In the event any Grantor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may do so for the account of such Grantor and the Grantors shall promptly reimburse and indemnify the Collateral Agent from all costs and expenses incurred by the Collateral Agent under this Section 3.05(c).
v)    Electronic Chattel Paper and Transferable Records. If any amount individually or in the aggregate in excess of $5,000,000 payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.
vi)    Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Grantor in an amount individually or in the aggregate in excess of $5,000,000 (other than those Letters of Credit listed on Schedule VI hereto), such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, use its commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied after occurrence and during the continuance of an Event of Default as provided in this Agreement.
vii)    Commercial Tort Claims. As of the date hereof each Grantor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule II hereto. If any Grantor shall at any time hold or acquire a Commercial Tort Claim having a value individually or in the aggregate in excess of $5,000,000, such Grantor shall immediately notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.
Chief Executive Office; Change of Name; Jurisdiction of Organization. The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive officer of such Grantor is indicated next to its name in Schedules 1(a) and 2(a) of the Perfection Certificate. Such Grantor is a registered organization except to the extent disclosed in Schedule 1(a) of the Perfection Certificate.

Corporate Names; Prior Transactions. Such Grantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedules 1(b), 1(c) and 4 of the Perfection Certificate.
No Claims. The use by such Grantor of the Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, result in a Material Adverse Effect. No claim has been made and remains outstanding that such Grantor’s use of any Collateral does or may violate the rights of any third Person that would, individually or in the aggregate, have a Material Adverse Effect.
No Conflicts, Consents, etc.. Neither the execution and delivery hereof by each Grantor nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof (i) violates any Operative Agreement of such Grantor or any issuer of Pledged Stock (as defined in the Pledge Agreement), (ii) violates the terms of any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which such Grantor is a party, or by which it is bound or to which any of its properties or assets are subject, which violation would, individually or in the aggregate, have a Collateral Material Adverse Effect, (iii) conflicts with any Requirement of Law applicable to any such Grantor or its property, which conflict would, individually or in the aggregate, have a Collateral Material Adverse Effect, or (iv) results in or requires the creation or imposition of any Lien (other than the Lien contemplated hereby or by any of the other Loan Documents) upon or with respect to any of the property now owned or hereafter acquired by such Grantor. Except as set forth in Schedule IV annexed hereto, no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person (including, without limitation, equityholders or creditors of such Grantor) is required (A) for the pledge by such Grantor of the Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance hereof by such Grantor other than such as have been obtained or made and are in full force and effect and except for such filings as may be necessary to perfect the Liens granted pursuant to this Agreement, (B) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or (C) for the exercise by the Collateral Agent of the remedies in respect of the Collateral pursuant to this Agreement subject to the provisions of Article V hereof. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

COVENANTS
Change of Name; Location of Collateral; Records; Place of Business.
Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its legal name, (ii) in the location of its chief executive office or jurisdiction of organization, (iii) in its identity or corporate structure or (iv) in its organizational identification number. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for the benefit of the Secured Creditors, subject to no Liens other than Permitted Liens (as defined in the Credit Agreement).
Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, in each case to the extent required by GAAP.
Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien other than those Liens permitted hereunder and pursuant to the Credit Agreement.
Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument in an amount in excess of $5,000,000, such note or instrument shall be promptly, but in no event later than three (3) Business Days, pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.
Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedules 15(a) and 15(b) of the Perfection Certificate or adding additional schedules to the Perfection Certificate to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided, however, that any Grantor shall have the right, exercisable within thirty (30) days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within thirty (30) days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.
[Reserved]
Taxes; Encumbrances. At its option, upon three (3) Business Days prior notice to the applicable Grantor, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral except to the extent the same constitute Permitted Liens, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.05 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the other Financing Documents.
Assignment of Security Interest. If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall be deemed to have assigned such security interest to the Collateral Agent. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the security interest granted pursuant to the foregoing sentence.
Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.
Use and Disposition of Collateral. None of the Grantors shall make or permit to be made an assignment for security, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral other than those Liens permitted hereunder and pursuant to the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Collateral and each Grantor shall remain at all times in possession of the Collateral owned by it, except that the Grantors may use and dispose of the Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.
[Reserved]
Insurance. The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with Section 7.11 of the Credit Agreement, and such insurance shall (a) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least ten (10) days after receipt by the Collateral Agent of written notice thereof, and (b) name the Collateral Agent as insured party on liability policies and loss payee on property policies. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, upon three (3) Business Days prior notice to the applicable Grantor, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.10, including reasonable, documented and out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby ratably and in the same priority as the original Obligations. So long as no Event of Default has occurred and is continuing, all actions to be taken with respect to the making, settling and adjusting of claims under insurance policies may be taken by the Grantors without any requirement of participation or consent from the Collateral Agent and all proceeds received from any insurance with respect to any claim may be paid directly to the applicable Grantor to be applied in accordance with the provisions of Section 6.02 hereof.
[Reserved]
Certain Covenants and Provisions Regarding Patent, Trademark and Copyright Collateral.
Each Grantor agrees that it will not, nor will it permit any of its licensees to, do any act, or omit to do any act, whereby any Patent which is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.
Each Grantor (either itself or through its licensees or its sublicenses) will, for each Trademark material to the conduct of such Grantor’s business, use its commercially reasonable efforts to (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.
Each Grantor (either itself or through licensees) will, for each work covered by a material Copyright, publish, reproduce, display, adopt and distribute such work with such appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.
Each Grantor shall notify the Collateral Agent as soon as practicable if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same. Notwithstanding the foregoing, the Grantors shall not be obligated to notify the Collateral Agent of any determinations or developments regarding any Patent, Trademark or Copyright in any ex-parte proceeding with respect to the prosecution of any application in the United States Patent and Trademark Office, United States Copyright Office or similar office in any other jurisdiction.
At the end of each fiscal quarter, each Grantor shall promptly provide the Collateral Agent with a document listing any new application or registration for any Patent, Trademark or Copyright that was filed by or on behalf of such Grantor with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof since the last such document was provided to the Collateral Agent by such Grantor, and shall execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings solely for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.
Each Grantor will take all necessary steps that are consistent with its reasonable business judgment and the practice in any proceeding before the United States Patent and Trademark Office, United

States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.
In the event that any Grantor has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright has been or is about to be infringed, misappropriated or diluted by a third party, and such infringement, misappropriation or dilution is expected to have a material adverse effect on such Grantor’s business, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with its reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate and consistent with its reasonable business judgment under the circumstances to protect such Collateral.
To each Grantor’s knowledge, on and as of the date hereof, (i) except as set forth in Schedule V annexed hereto, there is no material violation by others of any right of such Grantor with respect to any Copyright, Patent or Trademark listed in Schedules 15(a) and 15(b) of the Perfection Certificate, respectively, pledged by it under the name of such Grantor, (ii) such Grantor is not infringing upon any Copyright, Patent or Trademark of any other Person other than such infringement that would not (or could not reasonably be expected to) result in a Material Adverse Effect with respect to Intellectual Property and (iii) no proceedings are currently pending against such Grantor alleging any such violation, except as may be set forth in Schedule V.
Upon and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.
Deposit Accounts.
Upon request of the Collateral Agent following the occurrence of an Unmatured Event of Default or Event of Default, each Grantor shall enter into a Control Agreement to create a perfected first priority security interest by Control in each Deposit Account listed in Schedule 17 of the Perfection Certificate and each Deposit Account thereafter acquired after the date hereof (other than such Deposit Accounts in which the granting of a security and entering into a Control Agreement with respect to such Deposit Account is prohibited by, and would result in a default under, any Permitted Receivables or Factoring Financing). Following the request set forth in the preceding sentence, no Grantor shall thereafter establish any Deposit Account, unless (1) the applicable Grantor shall have given the Collateral Agent ten (10) days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank and such Grantor shall have duly executed and delivered to the Collateral Agent a Control Agreement with respect to such Deposit Account. such that the Collateral Agent shall receive a first priority security interest by Control in such new Deposit Account and (3) such Deposit Account is acceptable to the Collateral Agent. No Grantor shall grant Control of any Deposit Account to any Person other than the Collateral Agent.
Upon request following the occurrence of an Unmatured Event of Default or Event of Default, each Grantor shall grant a security interest by Control to create a perfected security interest in all Securities Accounts and Commodity Accounts (other than such Securities Accounts or Commodity Accounts in which the granting of a security interest and entering into a Control Agreement with respect to such Securities Accounts or Commodity Accounts is prohibited by Requirements of Law).
Following the request set forth in the preceding sentence, (i) no Grantor shall establish or maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be; and (ii) each Grantor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within one (1) Business Day of actual receipt thereof, deposit any cash or Investment Property and any new securities, instruments, documents or other property by reason of ownership of the Investment Property received by it into a Securities Account or Commodity Account subject to such Control Agreement in favor of the Collateral Agent. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur. No Grantor shall grant control over any Investment Property to any Person other than the Collateral Agent. Notwithstanding anything to the contrary in this subsection (c), in no event shall the foregoing include any “Collateral” as defined in the U.S. Pledge Agreement.

REMEDIES

Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Collateral Agent shall give a Grantor ten (10) days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC) as of the Collateral Agent’s intention to make any sale of such Grantor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section shall be deemed to conform to the commercially reasonable standards as provided in Section 9-611 of the UCC.
Application of Proceeds. At such intervals as may be agreed upon by Crown Holdings and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations pursuant to Section 10.5 of the Credit Agreement.
Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

Applications of Proceeds
[Reserved].
Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as provided in Section 10.5 of the Credit Agreement.

MISCELLANEOUS
Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it at its address or telecopy number set forth on Schedule I, with a copy to Crown Holdings.
Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Financing Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Financing Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other Collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.
Survival of Agreement. All covenants, agreements, representations and warranties made by any Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Creditors and shall survive (A) the making by the Lenders of the Loans (including any Loans pursuant to any Additional First Priority Bank Indebtedness); (B) the Lenders’ issuance of and participations in Letters of Credit; and (C) Borrowers’ issuance of Bank

Related Debt and regardless of any investigation made by the Secured Creditors or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.
Binding Effect. This Agreement (as amended and restated as of the date hereof) shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Creditors and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly permitted by each of the other Financing Documents.
Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
Accounts Receivable Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement, with respect to any Collateral which comprises Accounts Receivable, the rights, remedies and entitlements of the Collateral Agent hereunder shall be subject to, and may only be exercised or enforced in accordance with, the terms of the Accounts Receivable Intercreditor Agreement.
GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Waivers; Amendment; Several Agreement.
No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a fight or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Creditors under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Financing Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.
Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply subject to any lender consent required under the Credit Agreement.
This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL

BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.
Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. It is understood and agreed among the parties that any determination by any court with jurisdiction that the security interest securing any Obligation is invalid for any reason shall not in and of itself invalidate the Security Interest securing any other Obligations hereunder.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Jurisdiction; Consent to Service of Process.
Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Financing Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Financing Documents against any Grantor or its properties in the courts of any jurisdiction.
Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents in any New York State or Federal court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Termination; Release.
This Agreement and the Security Interest shall terminate pursuant to and in accordance with the terms of Section 11.10 of the Credit Agreement; provided, however, this Agreement and the Security Interest shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Grantor upon the bankruptcy or reorganization of the Borrower, any Grantor or otherwise.
In connection with any release of Collateral, release of a Grantor party to this Agreement or termination of this Agreement, in each case, pursuant to and in accordance with the terms of the Credit Agreement, the Collateral Agent shall execute and deliver to the applicable Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent.
Additional Grantors. To the extent any U.S. Subsidiary shall be required to become a Grantor pursuant to any Financing Document, upon execution and delivery by the Collateral Agent and a U.S. Subsidiary of an instrument in the form of Annex I hereto, such U.S. Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor thereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
Concerning Collateral Agent.
The Collateral Agent has been appointed as Collateral Agent pursuant to the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in a similar manner as that provided for in Section 11.6 of the Credit Agreement for the Administrative Agent. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.
The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or in possession of its agents or attorneys-in-fact if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Creditors shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.
The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
If any item of Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.
Collateral Agent May Perform; Collateral Agent Appointed Attorney-in Fact. If any Grantor shall fail to perform any covenants contained in this Agreement (including, without limitation, such Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Grantor under any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may upon five (5) Business Days’ notice (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby and which such Grantor does not contest in accordance in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Grantors in accordance with the provisions of Section 7.18 hereof. Neither the provisions of this Section 7.17 nor any action taken by Collateral Agent pursuant to the provisions of this Section 7.17 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of warranty form constituting an Event of Default. Each Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of this Agreement and the other Loan Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.
Expenses. Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable, documented and out-of-pocket costs and expenses, including the reasonable, documented and out-of-pocket fees and expenses of its counsel and the reasonable, documented and out-of-pocket fees and expenses of any outside experts and agents which the Collateral Agent may incur in connection with (i) any action, suit or other proceeding affecting the Collateral or any part thereof commenced, in which action, suit or proceeding the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Collateral Agent to defend or uphold the Lien hereof (including, without limitation, any action, suit or proceeding to establish or uphold the compliance of the Collateral with any requirements of any Governmental Authority or law), (ii) the collection of the Obligations, (iii) the enforcement and administration hereof, (iv) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (v) the exercise or enforcement of any of the rights of the Collateral Agent or any Secured Party hereunder or (vi) the failure by any Grantor to perform or observe any of the provisions hereof. All amounts expended by the Collateral Agent and payable by any Grantor under this Section 7.18 shall be due upon demand therefor (together with interest thereon accruing at the highest rate then in effect during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Obligations. Each Grantor’s obligations under this Section 7.18 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Agreement and the other Financing Documents.
Indemnity.
Indemnity. Each Grantor agrees to indemnify, pay and hold harmless the Collateral Agent and each of the other Secured Creditors and the officers, directors, employees, agents and Affiliates of the Collateral Agent and each of the other Secured Creditors (collectively, the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable, documented and out-of-pocket fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Financing Documents or any other document evidencing the Obligations (including, without limitation, any misrepresentation by any Grantor in this Agreement, other U.S. Security Document or any other document evidencing the Obligations) (the “Indemnified Liabilities”); provided, however, that no Grantor shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Indemnified Liabilities arose from the gross negligence, bad faith or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Grantor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.
Survival. The obligations of the Grantors contained in this Section 7.19 shall survive the termination hereof and the discharge of the Grantors’ other obligations under this Agreement and under the other U.S. Security Documents.
Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CROWN HOLDINGS, INC.

By:
Name:
Title:

CROWN CORK & SEAL COMPANY, INC.

By:
Name:
Title:

CROWN AMERICAS LLC

By:
Name
Title:

CROWN INTERNATIONAL HOLDINGS, INC

By:
Name
Title:

CROWN BEVERAGE PACKAGING, LLC.
CROWN CONSULTANTS, INC.
CROWN CORK & SEAL COMPANY (DE), LLC.
CROWN CORK & SEAL USA, INC.
CROWN PACKAGING TECHNOLOGY, INC.
CROWN BEVERAGE PACKAGING PUERTO RICO, INC.
CROWN FINANCIAL CORPORATION
FOREIGN MANUFACTURERS FINANCE CORPORATION
NWR, INC.
CR USA, INC.
CROWN AMERICAS CAPITAL CORP.
CROWN AMERICAS CAPITAL CORP. II
CROWN AMERICAS CAPITAL CORP. III
CROWN AMERICAS CAPITAL CORP IV

By:
Name:
Title:

SCHEDULE I
to the U.S. Security Agreement
SUBSIDIARY GUARANTORS

Subsidiary Guarantors	Jurisdiction of Formation

SCHEDULE II
to the U.S. Security Agreement
COMMERCIAL TORT CLAIMS
None

SCHEDULE IV
to the U.S. Security Agreement
CONSENTS
None.

SCHEDULE V
to the U.S. Security Agreement
INTELLECTUAL PROPERTY VIOLATIONS
None.

SCHEDULE VI
to the U.S. Security Agreement
LETTERS OF CREDIT
The items disclosed on Schedule 18 attached to the Perfection Certificate are herein incorporated by reference.

Annex I to the
U.S. Security Agreement
SUPPLEMENT NO.         dated as of [       ], to the U.S. Security Agreement (the “Security Agreement”) dated as of December 19, 2013 (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time), among Crown Holdings, Inc., a Pennsylvania corporation (“Crown Holdings”), CROWN Americas LLC, a Pennsylvania limited liability company (“Crown Usco” or “Borrower”), Crown Cork & Seal Company, Inc., a Pennsylvania limited liability company (“CCSC”), Crown International Holdings, Inc., a Delaware corporation (“Crown International”), each other U.S. Subsidiary of Crown Holdings listed on Schedule I thereto (collectively, together with each U.S. Subsidiary that becomes a party thereto pursuant to Section 7.15 of the Security Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, CCSC, Crown Usco and Crown International, the “Grantors”), and Deutsche Bank AG New York Branch, as collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Creditors (as defined in the Security Agreement).
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.
B.    Subject to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of Crown Holdings that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into the Security Agreement as a Grantor upon becoming a U.S. Subsidiary. Section 7.15 of the Security Agreement provides that additional Subsidiaries of Crown Holdings may become the Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned U.S. Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement.
Accordingly, the Collateral Agent and the New Grantor agree as follows:
SECTION 1.    In accordance with Section 7.15 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all terms and provisions of the Security Agreement applicable to it as Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations (as defined in the Security Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Creditors, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Grantor represents and warrants to the Collateral Agent and the other Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral

Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Collateral Agent. Delivery of executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4.    The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto are updated schedules to the Security Agreement with respect to the New Grantor and (b) set forth under its signature hereto, is the true and correct location of the chief executive office of the New Grantor.
SECTION 5.    Except as expressly supplemented thereby, the Security Agreement shall remain in full force and effect.
SECTION 6.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.    All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement. All communications and notices hereunder of the New Grantor shall be given to it at the address set forth under its signature below.
SECTION 9.    The New Grantor agrees to reimburse the Collateral Agent of its reasonable, documented and out-of-pocket expenses in connection with this Supplement, including the reasonable documented and out-of-pocket fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],

By:
Name:
Title:
Address:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I
to Supplement No.     to the
U.S. Security Agreement
Schedules I-VI to the Security Agreement

2013 PERFECTION CERTIFICATE
Reference is hereby made to (i) that certain U.S. Security Agreement dated as of December 19, 2013 (the “U.S. Security Agreement”), among Crown Americas LLC, a Pennsylvania limited liability company (“Crown Usco”), Crown Holdings, Inc., a Pennsylvania corporation (“Crown Holdings”), Crown Cork & Seal Company, Inc., a Pennsylvania corporation (“CCK”), Crown International Holdings, Inc., a Delaware corporation (“Crown International”) and certain subsidiaries party thereto (collectively, with each subsidiary that becomes a party thereto by execution of a supplement to the U.S. Security Agreement (the “Domestic Subsidiary Guarantors”; together with Crown Usco, Crown Holdings, CCK and Crown International, the “Grantors”) and Deutsche Bank AG New York Branch, as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the Secured Creditors (as defined therein) and (ii) that certain U.S. Pledge Agreement dated as of December 19, 2013 (the “Pledge Agreement”), as amended, among Crown Holdings, CCK, Crown Usco, Crown International, the Domestic Subsidiary Guarantors and the Collateral Agent for the Secured Creditors (as defined therein). Those capitalized terms used but not defined herein have the meanings assigned in the U.S. Security Agreement.
The undersigned hereby certify to the Collateral Agent and the Secured Parties as follows:
Names.
The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Grantor that is a registered organization, the Federal Taxpayer Identification Number of each Grantor and the state of formation of each Grantor.
Set forth in Schedule 1(b) hereto is the corporate or organizational name each Grantor has had in the past five years, together with the date of the relevant change.
Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Grantor, or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years. Except as set forth in Schedule 1(c), no Grantor has changed its jurisdiction of organization in the past four months.
Current Locations.
The chief executive office of each Grantor is located at the address set forth in Schedule 2(a) hereto.
[Reserved].
Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Grantor in the ordinary course of business or consists of goods which have been acquired by such Grantor in the ordinary course of business from a person in the business of selling goods of that kind.
File Search Reports. Attached hereto as Schedule 5(a) is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in

Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which any Grantor purchased or otherwise acquired any of the Collateral.
UCC Filings and IP Filings. A financing statement (duly authorized by such Grantor constituting the debtor therein and containing the indications of the collateral set forth on Schedule 6 relating to the U.S. Collateral (in each case, as defined in the Credit Agreement and the Indentures), as appropriate) has been prepared for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof.
Schedule of Filings. Attached hereto as Schedule 7 is a schedule setting forth, with respect to the filings described in Section 6 above, each filing and the filing office in which such filing is to be made. No other filings or consents are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Financing Documents.
[RESERVED].
Termination Statements. A duly signed or otherwise authorized termination statement has been duly filed in each applicable jurisdiction identified in Schedule 7 hereto with respect to each Lien described therein. Attached hereto as Schedule 9(b) is a true copy of each filing duly acknowledged or otherwise identified by the filing officer.
No Change. The undersigned knows of no material change or anticipated material change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 9 and Section 12 of this Perfection Certificate except as set forth on Schedule 10 hereto.
Filing Fees. All filing fees and taxes payable in connection with the filings described in Sections 6 and 7 will be paid at Closing.
Stock Ownership and other Equity Interests. Attached hereto as Schedule 12 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Grantor and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 11 is each equity investment of each Grantor that represents 50% or less of the equity of the entity in which such investment was made.
Instruments and Tangible Chattel Paper. Attached hereto as Schedule 13 is a true and correct list of all promissory notes, instruments, tangible chattel paper and other evidence of indebtedness held by each Grantor as of December 19, 2013, including all intercompany notes between the Grantors, in each case, in excess of $5,000,000 individually or in the aggregate.
Advances. Attached hereto as Schedule 14 is (a) a true and correct list of all advances made by (i) Crown Holdings, Crown Usco, Crown International or CCK to any of its Domestic Subsidiaries; (ii) any Domestic Subsidiary to Crown Holdings, Crown Usco, Crown International or CCK; (iii) any of Crown Holdings, Crown Usco, Crown International or CCK to any of Crown Holdings, Crown Usco, Crown International or CCK; or (iv) any Domestic Subsidiary to any other Domestic Subsidiary, in each case as of December 19, 2013 (other than those identified on Schedule 13), which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Collateral Agent under the U.S. Pledge Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to any Grantor as of December 19, 2013.
Intellectual Property. Attached hereto as Schedule 15(a) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s Patents, material Patent Licenses, registrations or applications for registration of Trademarks, and material Trademark Licenses (each as defined in the U.S. Security Agreement), including the name of the owner and the patent number, registration number, or application number of each Patent and Trademark registration or application owned by such Grantor. Attached hereto as Schedule 15(b) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s registrations and applications for registrations of Copyrights (as defined in the U.S.

Security Agreement), including the name of the owner and the registration or application number of each Copyright registration or application.
Commercial Tort Claims. Attached hereto as Schedule 16 is a true and correct list of all Commercial Tort Claims (as defined in the U.S. Security Agreement) held by each Grantor, including a brief description thereof.
Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 17 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the U.S. Security Agreement) maintained by each Grantor indicating if such accounts are required to be subject to a control agreement and the reason for exclusion. The Deposit Accounts listed on Schedule 17.I.(a) are securitization accounts not subject to Control (as defined in the U.S. Security Agreement) pursuant to Section 3.05(b) of the U.S. Security Agreement. The Deposit Accounts listed on Schedule 17.I.(b) are local working funds accounts not subject to control (as defined in the U.S. Security Agreement) pursuant to Section 3.05(b) of the U.S. Security Agreement.
Letter-of-Credit Rights. Attached hereto as Schedule 18 is a true and correct list of all Letters of Credit issued in favor of each Grantor, as beneficiary thereunder. The Letters of Credit listed therein are not subject to Section 3.05(b) of the U.S. Security Agreement.

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule 1(a)
Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)
Prior Organizational Names

Company/Domestic Subsidiary	Prior Name	Dates Used

Schedule 1(c)
Changes in Corporate Identity; Other Names

Company/Domestic Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years[26]

Schedule 2(a)
Chief Executive Offices

Company/Domestic Subsidiary	Address	County	State

Schedule 4
Transactions Other Than in the Ordinary Course of Business

Schedule 5(a)
File Search Reports

Schedule 6
Copy of Financing Statements To Be Filed

Schedule 7
Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Schedule 8
[RESERVED]

Schedule 9(b)
Termination Statements

Schedule 10
Changes from Circumstances Described in Perfection Certificate

Schedule 11
Equity Interests

Legal Name of Entity in which Equity Interest is Held	Record Owner	Certificate No.	No. of Shares/Interest	Ownership Percentage

Schedule 12
Stock Ownership and other Equity Interests

Current Legal Entities Owned/Jurisdiction of Organization	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 13
Instruments and Tangible Chattel Paper
1.    Promissory Notes:

2.    Chattel Paper:

Schedule 14
Advances

Schedule 15(a)
Patents, Patent Licenses, Trademarks and Trademark Licenses
PATENTS AND PATENT APPLICATIONS:
LICENSES:
Crown as Licensor

Licensee	Date

Crown as Licensee
Licensor:

Licensor	Date

TRADEMARK REGISTRATIONS AND APPLICATIONS:

Schedule 15(b)
Copyrights and Copyright Licenses
Copyrights

Owner	Copyright Number	Date	Country	Description

Copyright Licenses

Schedule 16
Commercial Tort Claims

Schedule 17
Deposit Accounts, Securities Accounts and Commodity Accounts
I.    Deposit Accounts.

Financial Institution	Account Name	Account Number

II.    Securities Accounts
III.    Commodities Accounts

Schedule 17.I(a)
Securitization Accounts

Financial Institution	Account Name	Account Number

Schedule 17.I(b)
Local Working Funds Accounts

Bank Name	Account Number

Schedule 18
Letter of Credit Rights

Customer Name	Issuing Bank	Letter of Credit No.	Beneficiary	Amount	Expiration

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ___ day of ___________, 2013.

CROWN HOLDINGS, INC.

By:
Name:
Title:

CROWN AMERICAS LLC

By:
Name:
Title:

CROWN CORK & SEAL COMPANY, INC.

By:
Name:
Title:

CROWN INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

CROWN BEVERAGE PACKAGING, LLC.
CROWN CONSULTANTS, INC.
CROWN CORK & SEAL COMPANY (DE), LLC.
CROWN CORK & SEAL USA, INC.
CROWN PACKAGING TECHNOLOGY, INC.
CROWN BEVERAGE PACKAGING PUERTO RICO, INC.
CROWN FINANCIAL CORPORATION
FOREIGN MANUFACTURERS FINANCE CORPORATION
NWR, INC.
CR USA, INC.
CROWN AMERICAS CAPITAL CORP.
CROWN AMERICAS CAPITAL CORP. II
CROWN AMERICAS CAPITAL CORP. III
CROWN AMERICAS CAPITAL CORP. IV

By:
Name:
Title:

Exhibit 5.1(a)(iii)(B)(i)

FORM OF U.S. PLEDGE AGREEMENT

U.S. PLEDGE AGREEMENT

By

CROWN HOLDINGS, INC.,
CROWN CORK & SEAL COMPANY, INC.,
CROWN AMERICAS LLC,
CROWN INTERNATIONAL HOLDINGS, INC.,

and

THE U.S. SUBSIDIARIES PARTY HERETO,
as Pledgors

and
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

Dated as of December 19, 2013

SCHEDULES
Schedule I    U.S. Subsidiaries
Schedule II    Pledged Stock
ANNEXES
Annex I        Form of Supplement to U.S. Pledge Agreement

U.S. PLEDGE AGREEMENT
U.S. PLEDGE AGREEMENT (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, this “Agreement”) dated as of December 19, 2013, among CROWN HOLDINGS, INC., a Pennsylvania corporation (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN AMERICAS LLC, a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I hereto (collectively, together with each U.S. Subsidiary that becomes a party hereto pursuant to Section 23 of this Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, Crown Usco, Crown International and CCSC, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as U.S. collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Creditors (as hereinafter defined).
RECITALS
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Usco, as U.S. borrower (in such capacity, “U.S. Borrower”), Crown European Holdings SA, a société anonyme organized under the laws of France (“Crown Euroco”) as European borrower (in such capacity, “European Borrower”), Crown Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada, as Canadian borrower (in such capacity, “Canadian Borrower”), the subsidiary borrowers named therein (the “Subsidiary Borrowers,” together with U.S. Borrower, Canadian Borrower and European Borrower, the “Borrowers”), Crown Holdings, Crown International and CCSC intend to enter into a new senior secured credit agreement dated as of the date hereof with the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity together with its successors and assigns in such capacity, “Administrative Agent”), Deutsche Bank AG London Branch, as U.K. administrative agent (in such capacity, together with its successors and assigns in such capacity, “U.K. Administrative Agent”) and Deutsche Bank AG Canada Branch, as Canadian administrative agent (in such capacity, together with its successors and assigns in such capacity, “Canadian Administrative Agent”) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain Loans and issue certain Letters of Credit to or for the account of the Borrowers and the Hedge Banks have agreed to provide Bank Related Debt upon the terms and subject to the conditions set forth in the Credit Agreement.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Holdings and each of the direct and indirect U.S. Subsidiaries of Crown Holdings (together with each other U.S. Subsidiary of Crown Holdings (other than the Insurance Subsidiary and any Receivables Subsidiary) that from time to time after the date hereof guarantees the Obligations (as defined in the Credit Agreement) of the Borrowers under the Credit Agreement and the other Loan Documents, the “Guarantors”) will pursuant to the Credit Agreement guarantee the Obligations of the Borrowers under the Credit Agreement and the other Loan Documents (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and together with any further guarantees by the Guarantors of the Obligations of the Borrowers under the Credit Agreement, the “Credit Guarantees”).
WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect U.S. Subsidiaries of Crown Holdings may enter into one or more Hedging Agreements (collectively, the “Bank Related Hedging Agreements”) with one or more Hedge Banks (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by a Lien on and security interest in the Collateral (as hereinafter defined) pursuant to this Agreement.
WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect U.S. Subsidiaries of Crown Holdings may from time to time enter into one or more

Bank Related Cash Management Agreements with one or more Hedge Banks (individually, a “Bank Related Cash Management Exchanger” and collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by a Lien on and security interest in the Collateral pursuant to this Agreement.
WHEREAS, it is a condition precedent to the effectiveness of the Loan Documents that the Pledgors shall have executed and delivered this Agreement in favor of the Collateral Agent for (i) its benefit and (ii) for the benefit of the Secured Creditors, to secure the Obligations (as defined in the Credit Agreement).
WHEREAS, each Pledgor will receive substantial benefits from the execution, delivery and performance of the Obligations and are, therefore, willing to enter into this Agreement.
WHEREAS, each Pledgor is, or as to Collateral (as hereinafter defined) acquired by such Pledgor after the date hereof will be, the legal and/or beneficial owner of the Collateral pledged by it hereunder.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Pledgors have executed and delivered to the Collateral Agent the U.S. Security Agreement.
WHEREAS, this Agreement is given by each Pledgor in favor of the Collateral Agent for (i) its benefit and (ii) the benefit of the Secured Creditors, to secure the Obligations.
NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to, and agrees with, the Collateral Agent for the benefit of the Secured Creditors (and each of their respective successors and assigns), as follows:
Pledge. As security for the payment and performance, as the case may be, in full of the Obligations, each Pledgor hereby, except in the case of ULC Shares, transfers, grants, bargains, sells, conveys, hypothecates, pledges, sets over and delivers, and in the case of ULC Shares pledges, unto the Collateral Agent, its successors and assigns, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Creditors, a first priority security interest in all of such Pledgor’s right, title and interest in, to and under (a) all the shares of Capital Stock owned by it and listed on Schedule II hereto and any shares of Capital Stock of any Subsidiary obtained in the future by such Pledgor and the certificates representing all such shares or interests (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include (i) more than 65% of the issued and outstanding shares of Voting Securities of (x) Non-U.S. Subsidiaries that are CFCs or (y) Disregarded Subsidiaries or (ii) to the extent that applicable law requires that a Subsidiary of the Pledgor issue directors’ qualifying shares, such qualifying shares; (b) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms hereof; (c) subject to Section 5, all payments of dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the securities referred to in clause (a) above; (d) subject to Section 5, all rights and privileges of the Pledgor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (e) all proceeds of any and all of the foregoing (all the foregoing, collectively, the “Collateral”); provided that in no event shall the Collateral include any Excluded Collateral (as defined in the U.S. Security Agreement).
Upon delivery to the Collateral Agent, (a) any stock certificates or other securities now or hereafter included in the Collateral (the “Pledged Securities”) shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (b) all other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Collateral Agent may reasonably request. Each subsequent delivery of Pledged Securities shall be accompanied by a schedule describing the securities then being pledged hereunder, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof. Each schedule so delivered shall supplement any prior schedules so delivered.
TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Creditors, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.
Notwithstanding any other provision hereof, if any Collateral constitutes Restricted Securities, then such Collateral shall not secure any Obligations constituting Exempted Indebtedness except to the extent that such Obligations constitute Restricted Secured Indebtedness; provided that if (i) any Existing Unsecured Debt is required to be secured by a Lien on such Collateral as a result of the operation of any negative pledge covenant in any indenture, agreement or instrument governing such Existing Unsecured Debt or (ii) the Existing Unsecured Debt ceases to be outstanding or no longer restricts the ability of any Pledgor to pledge Restricted Securities without also securing the Existing Unsecured Debt, then the Obligations secured hereunder shall be equal to the maximum aggregate amount of Obligations then outstanding. If any Collateral constitutes Restricted Securities any payments or repayments of the Obligations shall not be deemed to be applied against, or to reduce, the amount of Restricted Secured Indebtedness that may be secured hereby.
Each Pledgor acknowledges that certain of the Collateral may now or in the future consist of ULC Shares, and that it is the intention of the Collateral Agent and the Pledgors that neither the Collateral Agent nor any other Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where any Pledgor is the registered owner of ULC Shares which are Collateral, such Pledgor will remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, such Pledgor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of Pledged Securities, which shall be delivered to the Collateral Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Pledgor would if such ULC Shares were not pledged to the Collateral Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Collateral Agent, any other Secured Party, or any other Person other than the relevant Pledgor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Pledgor and further steps are taken pursuant hereto or thereto so as to register the Collateral Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not ULC Shares. Except upon the exercise of rights of the Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement following the giving of notice and in the course of realizing upon such security, no Pledgor shall cause or permit, or enable an Issuer with respect to any Pledged Securities (a “Pledged Issuer”), that is a ULC, to cause or permit, the Collateral Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Pledged Issuer; (b) have any notation entered in their favour in the share register or otherwise on the record books of such Pledged Issuer; (c) be held out as a shareholder or member of such Pledged Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Pledged Issuer by reason of the Collateral Agent holding the security interest in the ULC Shares; or (e) act as a shareholder of such Pledged Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Pledged Issuer or to vote its ULC Shares. In furtherance of the foregoing, no Pledgor shall cause or permit, or enable a Pledged Issuer to authorize by corporate resolution or consent, as applicable, the transfer(s) of any such Pledged Shares to the Collateral Agent or any Secured Party without the Collateral Agent’s express request to do so. The provisions in this paragraph are referred to herein as the “Special ULC Provisions”.

Delivery of the Collateral. Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities, and any and all certificates or other instruments or documents representing the Collateral.
Representations, Warranties and Covenants. Each Pledgor hereby represents, warrants and covenants, as to itself and the Collateral pledged by it hereunder, to and with the Collateral Agent that:
as of the date hereof, the Pledged Stock represents that percentage as set forth on Schedule II of the issued and outstanding shares of each class of the Capital Stock of the issuer with respect thereto;
except for the security interest granted hereunder, such Pledgor (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II (except as otherwise permitted by the Credit Agreement), (ii) holds the same free and clear of all Liens (other than as permitted by the Credit Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Collateral, other than pursuant hereto or as otherwise permitted by the Credit Agreement, and (iv) subject to Section 5, will cause any and all Collateral, whether for value paid by the Pledgor or otherwise, to be forthwith deposited with the Collateral Agent (in the case of certificated Collateral) and pledged or (other than in the case of ULC Shares) assigned hereunder;
such Pledgor (i) has the power and authority to pledge the Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and any other Lien permitted by the Credit Agreement), however arising, of all Persons whomsoever;
no consent of any other Person (including stockholders or creditors of any Pledgor) and no consent or approval of any Governmental Authority or any securities exchange was or is necessary to the validity of the pledge effected hereby provided that any transfer of ULC Shares may require the approval of the directors or shareholders of the Pledged Issuer thereof;
by virtue of the execution and delivery by the Pledgors of this Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Collateral are delivered to the Collateral Agent in accordance with this Agreement, and subject to the completion of any post-closing obligations described in any post-closing agreement, the Collateral Agent will obtain a valid and perfected first lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations;
the pledge effected hereby is effective to vest in the Collateral Agent, on behalf of the Secured Creditors, the rights of the Collateral Agent in the Collateral as set forth herein;
all of the Pledged Stock has been duly authorized and validly issued and is fully paid and (except in the case of ULC Shares) nonassessable;
all information set forth herein relating to the Pledged Securities is accurate and complete in all material respects as of the date hereof; and
the pledge of the Pledged Securities pursuant to this Agreement does not violate Regulation U or X of the Federal Reserve Board or any successor thereto as of the date hereof.
Registration in Nominee Name; Denominations. Except in the case of ULC Shares, the Collateral Agent, on behalf of the Secured Creditors, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Pledgors, endorsed or assigned in blank or in favor of the Collateral Agent; provided that the Collateral Agent shall not exercise such right without the consent of the Borrowers in the event an Event of Default is not continuing.

Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. The Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
Voting Rights; Dividends and Interest, etc.
Unless and until an Event of Default shall have occurred and be continuing:
Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents PROVIDED THAT, for greater certainty, the Special ULC Provisions shall take precedence over this paragraph where inconsistent;
The Collateral Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to each Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and to receive the cash dividends it is entitled to receive pursuant to subparagraph (iii) below; provided that nothing in this paragraph shall apply to ULC Shares; and
Each Pledgor shall be entitled to receive and retain any and all cash dividends paid on the Pledged Securities to the extent and only to the extent that such cash dividends are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws PROVIDED THAT, for greater certainty, the Special ULC Provisions shall take precedence over this paragraph where inconsistent. All noncash dividends and all dividends paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Securities, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall, except in the case of distributions on ULC Shares, be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).
Except in the case of ULC Shares, upon the occurrence and during the continuance of an Event of Default, following written notice from the Collateral Agent, all rights of any Pledgor to dividends that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends. All dividends received by the Pledgor contrary to the provisions of this Section 5 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 7. After all Events of Default have been cured or waived, the Collateral Agent shall, within five (5) Business Days after all such Events of Default have been cured or waived, repay to each Pledgor all cash dividends (without interest) that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and which remain in such account.
Except in the case of ULC Shares, upon the occurrence and during the continuance of an Event of Default, following written notice from the Collateral Agent, all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 5, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 5, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights and such permission shall be deemed to have been granted absent notice to the contrary to the Pledgors from the Collateral Agent. After all Events of Default have been cured or waived, such Pledgor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.
Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to applicable regulatory and legal requirements and subject to the Special ULC Provisions, the Collateral Agent may sell or otherwise dispose of the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and, to the extent permitted by applicable law, the Pledgors hereby waive all rights of redemption, stay, valuation and appraisal any Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Collateral Agent shall give a Pledgor ten (10) days’ prior written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of such Pledgor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section 6, any Secured Creditor may bid for or purchase, free from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Creditor from any Pledgor as a credit against the purchase price, and such Secured Creditor may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, (a) a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, (b) the Collateral Agent shall be free to carry out such sale pursuant to such agreement and (c) no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral orally portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 6 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions.
Application of Proceeds of Sale. The proceeds of any sale of Collateral pursuant to Section 6 as well as any Collateral consisting of cash, shall be applied by the Collateral Agent as provided in Section 10.5 of the Credit Agreement.
Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest provided that the Collateral Agent shall only take any action pursuant to such appointment upon the occurrence and during the continuation of an Event of Default. No right shall be exercised hereunder by the Collateral Agent with respect to ULC Shares in its own name or in the name of any person other than the Pledgor. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and to make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect therefor any property covered thereby. The Collateral Agent and the other Secured Creditors shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
Waivers; Amendment.
No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Creditors under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Pledgor in any case shall entitle such Pledgor or any other Pledgor to any other or further notice or demand in similar or other circumstances.

Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply subject to any Lender consent required under the Credit Agreement.
Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Securities, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Securities, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Securities under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 10 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.
Registration, etc. Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default hereunder, if for any reason the Collateral Agent desires to sell any of the Pledged Securities of such Pledgor at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its commercially reasonable efforts to take or to cause the issuer of such Pledged Securities to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Securities. Each Pledgor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Creditor, any underwriter and their respective officers, directors, affiliates and controlling Persons from and against all loss, liability, reasonable out-of-pocket expenses, costs of counsel (including, without limitation, reasonable out-of-pocket fees and expenses to the Collateral Agent of one legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Securities by the Collateral Agent or any other Secured Creditor expressly for use therein. Each Pledgor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Securities to qualify, file or register, any of the Pledged Securities under the Blue Sky or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 11 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 11 may be specifically enforced.

Security Interest Absolute. All rights of the Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Obligations).
Termination or Release.
This Agreement and the security interest shall terminate pursuant to and in accordance with the terms of Section 11.10 of the Credit Agreement; provided, however, this Agreement and the security interest shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Creditor or any Pledgor upon the bankruptcy or reorganization of any Pledgor or otherwise.
In connection with any release of Collateral, release of a Pledgor party to this Agreement or terminations of this Agreement pursuant to and in accordance with the terms of the Credit Agreement, the Collateral Agent shall execute and deliver to the applicable Pledgor, at such Pledgor’s expense, all UCC termination statements and other similar documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 13 shall be without recourse to or warranty by the Collateral Agent.
Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to any Pledgor that is a U.S. Subsidiary shall be given to it at the address for notices set forth on Schedule I, with a copy to the Borrowers.
Further Assurances. Each Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Collateral Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the Collateral or any part thereof or in order better to assure and confirm unto the Collateral Agent its rights and remedies hereunder.
Binding Effect; Several Agreement; Assignment. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns. This Agreement shall become effective as to any Pledgor when a counterpart hereof executed on behalf of such Pledgor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Pledgor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Pledgor, the Collateral Agent and the other Secured Creditors, and their respective successors and assigns, except that no Pledgor shall have the right to assign its rights hereunder or any interest herein or in the Collateral (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, modified, supplemented, waived or released with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.
Survival of Agreement; Severability.

All covenants, agreements, representations and warranties made by any Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Creditors and shall survive the making by the Lenders of the Loans, the Lender’s issuance of and participations in Letters of Credit and the provision of Bank Related Debt by the Hedge Banks , regardless of any investigation made by the Secured Creditors or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.
In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. It is understood and agreed that this Agreement shall create separate security interests in the Collateral securing the Obligations, as provided in Section 1, and that any determination by any court with jurisdiction that the security interest securing any Obligation or class of Obligations is invalid for any reason shall not in and of itself invalidate the security interest securing any other Obligations hereunder.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract, and shall become effective as provided in Section 16. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
Rules of Interpretation. The rules of interpretation specified in Section 1.1 of the Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement.
Jurisdiction; Consent to Service of Process.
Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court referred to in paragraph (a) of this Section. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Creditor may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Pledgor or its properties in the courts of any jurisdiction.
Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Additional Pledgors. Subject to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of Crown Holdings that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to, and Crown Holdings shall cause such U.S. Subsidiary to, enter into this Agreement as a Pledgor upon becoming a U.S. Subsidiary. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such instrument shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.
Execution of Financing Statements. Pursuant to Section 9-509 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions, each Pledgor authorizes the Collateral Agent to file financing statements with respect to the Collateral owned by it without the signature of such Pledgor in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.
Certain Definitions. Capitalized terms used herein but not defined shall have the meaning assigned to such term in the Credit Agreement. For the purposes of this Agreement, the following terms shall have the following meaning:
“Exempted Indebtedness” shall mean any Indebtedness or other obligation which would be considered “Exempted Indebtedness” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or interest is in effect on the date hereof.
“Existing Unsecured Debt” shall mean each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:
(i)    the Debentures; and
(ii)    the Senior Notes.
“Restricted Secured Indebtedness” shall mean, at any time, the portion of the Obligations constituting Exempted Indebtedness that is equal to the maximum aggregate amount of Exempted Indebtedness that may be secured at such time by Restricted Subsidiaries without causing any Existing Unsecured Debt to be required to be equally and ratably secured.
“Restricted Securities” shall mean any shares of Capital Stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt as such indentures, agreements or instruments are in effect on the date hereof.
“Secured Creditors” shall mean (a) the Administrative Agent, (b) the U.K. Administrative Agent, (c) the Collateral Agent, (d) the Canadian Administrative Agent, (e) the Lenders (including any Lenders of Additional First Priority Bank Indebtedness) and (f) Hedge Banks, if any.
“ULC” means an issuer that is an unlimited company or unlimited liability company.
“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future laws governing ULCs.
“ULC Shares” means shares or other equity interests in the capital stock of a ULC.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CROWN HOLDINGS, INC.

By:
Name: Alan W. Rutherford
Title: Vice Chairman of the Board, Executive Vice President and Chief Financial Officer

CROWN CORK & SEAL COMPANY, INC.

By:
Name: Alan W. Rutherford
Title: Vice President and Chief Financial Officer

CROWN AMERICAS LLC

By:
Name: Michael B. Burns
Title: Vice President and Treasurer

CROWN INTERNATIONAL HOLDINGS, INC.

By:
Name: Michael B. Burns
Title: Vice President and Treasurer

CROWN BEVERAGE PACKAGING, LLC.
CROWN CONSULTANTS, INC.
CROWN CORK & SEAL COMPANY (DE), LLC.
CROWN CORK & SEAL USA, INC.
CROWN PACKAGING TECHNOLOGY, INC.
CROWN BEVERAGE PACKAGING PUERTO RICO, INC.
CROWN FINANCIAL CORPORATION
FOREIGN MANUFACTURERS FINANCE CORPORATION
NWR, INC.
CR USA, INC.
CROWN AMERICAS CAPITAL CORP.
CROWN AMERICAS CAPITAL CORP. II
CROWN AMERICAS CAPITAL CORP. III
CROWN AMERICAS CAPITAL CORP. IV

By:
Name: Michael B. Burns
Title: Authorized Officer

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule I to the
U.S. Pledge Agreement

Name	Address

Schedule II to the
U.S. Pledge Agreement

Issuer	Number of Certificates	Registered Owner	Number and Class of Shares/ Type of Interest	Percentage of Shares/ Interest Pledged

Issuer	Number of Certificates	Registered Owner	Percentage of Shares/ Interest Pledged

Annex I to the
U.S. Pledge Agreement

SUPPLEMENT NO. [    ] dated as of [       ], to the U.S. PLEDGE AGREEMENT (the “U.S. Pledge Agreement”) dated as of December 19, 2013 (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time), among CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN AMERICAS LLC, a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I thereto (collectively, together with each U.S. Subsidiary that becomes a party thereto pursuant to Section 23 of the U.S. Pledge Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, Crown Usco and CCSC, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Creditors (as defined in the U.S. Pledge Agreement).
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
B.    The Pledgors have entered into the U.S. Pledge Agreement in order to induce the Lenders to make Loans. Pursuant to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of Crown Holdings that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into the U.S. Pledge Agreement as a Pledgor upon becoming a U.S. Subsidiary. Section 23 of the U.S. Pledge Agreement provides that such Subsidiaries may become Pledgors under the U.S. Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the U.S. Pledge Agreement.
Accordingly, the Collateral Agent and the New Pledgor agree as follows:
SECTION 1.    In accordance with Section 23 of the U.S. Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the U.S. Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the U.S. Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Obligations (as defined in the U.S. Pledge Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Creditors, their successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Collateral (as defined in the U.S. Pledge Agreement) of the New Pledgor.
Each reference to a “Pledgor” in the U.S. Pledge Agreement shall be deemed to include the New Pledgor. The U.S. Pledge Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Pledgor represents and warrants to the Collateral Agent and the other Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3.    This Supplement may be executed in counterparts (and by different parties hereto and different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    The New Pledgor hereby represents and warrants that set forth on Schedule I attached hereto are updated schedules to the U.S. Pledge Agreement with respect to such New Pledgor (and such Schedule I shall hereby be deemed to modify and amend the schedules annexed to the U.S. Pledge Agreement).
SECTION 5.    Except as expressly supplemented hereby, the U.S. Pledge Agreement shall remain in full force and effect.
SECTION 6.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the U.S. Pledge Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.    All communications and notices hereunder shall be in writing and given as provided in Section 14 of the U.S. Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto.
SECTION 9.    The New Pledgor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Pledgor and the Collateral Agent have duly executed this Supplement to the U.S. Pledge Agreement as of the day and year first above written.

[Name of New Pledgor]

By:
Name:
Title:
Address:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule I to
Supplement No. [__]
to the U.S. Pledge Agreement
Pledged Securities of the New Pledgor
PLEDGED STOCK

Issuer	Number of Certificates	Registered Owner	Number and Class of Shares	Percentage of Shares

Exhibit 5.1(a)(iv)(A)

FORM OF NON-U.S. GUARANTEE AGREEMENT

NON-U.S. GUARANTEE AGREEMENT
NON-U.S. GUARANTEE AGREEMENT dated as of December 19, 2013 among the undersigned (each individually, a “Guarantor” and collectively, the “Guarantors”), DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Collateral Agent (as defined in the Credit Agreement referred to below), DEUTSCHE BANK AG LONDON BRANCH, as U.K. administrative Agent (“U.K. Administrative Agent”), and DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent (“Canadian Administrative Agent” and, together with the Euro Collateral Agent and U.K. Administrative Agent, the “Agents”), for the applicable secured parties under the Euro Security Documents (as defined in the Credit Agreement referred to below) (the “Foreign Secured Creditors”).
Reference is made to the Credit Agreement dated as of December 19, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among CROWN AMERICAS LLC, a Delaware limited liability company (the “U.S. Borrower”), CROWN EUROPEAN HOLDINGS SA, a société anonyme organized under the laws of France (“European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent, U.K. Administrative Agent and Canadian Administrative Agent. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
The Term Euro Lenders have agreed to make Term Euro Loans to European Borrower, the Multicurrency Revolving Lenders have agreed to make Multicurrency Revolving Loans to Borrowers, the Facing Agents have agreed to issue Letters of Credit for the account of Borrowers (the “Foreign Letters of Credit”), the Swing Line Lenders have agreed to make Swing Line Loans to European Borrower or any Subsidiary Borrower (the “Foreign Swing Line Loans”), the Canadian Revolving Lenders have agreed to make Canadian Revolving Loans to Canadian Borrower and the Hedge Banks (collectively with the Term Euro Lenders, the Multicurrency Revolving Lenders, the Facing Agents, the Swing Line Lenders and the Canadian Revolving Lenders, the “Foreign Lenders”) have agreed to provide Bank Related Debt to Euro Credit Parties (together with the Term Euro Loans, the Multicurrency Revolving Loans, the Foreign Letters of Credit, the Foreign Swing Line Loans and the Canadian Revolving Loans, the “Foreign Loans”), pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors (other than the U.S. Borrower) is a Non-U.S. Guarantee Subsidiary and acknowledges that it will derive substantial benefit from the making of the Foreign Loans by the Foreign Lenders. The obligations of the Foreign Lenders to make Foreign Loans are conditioned on, among other things, the execution and delivery by the Guarantors of a Non-U.S. Guarantee Agreement in the form hereof. As consideration therefor and in order to induce the Foreign Lenders to make Foreign Loans, the Guarantors are willing to execute this Agreement.
Accordingly, the parties hereto agree as follows:
SECTION 22.Guarantee.

(a)Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Agents, as Agents of, and joint creditors with, the Foreign Lenders, (i) the due and punctual payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, concurso mercantile, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Foreign Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by any Euro Credit Party under the Credit Agreement in respect of any Letter of

Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (C) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case, of any Euro Credit Party to the Foreign Secured Creditors under the Credit Agreement and the other Loan Documents, (ii) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Euro Credit Parties under or pursuant to the Credit Agreement and the other Loan Documents, (iii) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of (I) any Euro Credit Party in respect of overdrafts and related liabilities and obligations arising from any Bank Related Cash Management Agreement (as defined in the Credit Agreement) or (II) Canadian Borrower or any of its Subsidiaries in respect of liabilities and obligations arising from any B/A Loan, and (iv) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of any Euro Credit Party under each Hedging Agreement entered into with a Hedge Bank (all the monetary and other obligations referred to in the preceding clauses (i) through (iv) being collectively called the “Non-U.S. Guaranteed Obligations”). Each Guarantor further agrees that the Non-U.S. Guaranteed Obligations may be extended, amended, increased or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Non-U.S. Guaranteed Obligation.

(b)Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Euro Credit Party that is a Specified Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations of any Euro Credit Party (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 1(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1(b), or otherwise under this Agreement or the Credit Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 1(b) shall remain in full force and effect until the termination of this Agreement. Each Qualified ECP Guarantor intends that this Section 1(b) constitute, and this Section 1(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Specified Credit Party for all purposes of the Commodity Exchange Act. As used herein “Qualified ECP Guarantor” means, in respect of any Swap Obligation of any Euro Credit Party, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation of any Euro Credit Party or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation of such Euro Credit Party at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 23.Non-U.S. Guaranteed Obligations Not Waived.

(a)To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Euro Credit Parties of any of the Non-U.S. Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Agents or any other Foreign Secured Creditor to assert any claim or demand or to enforce or exercise any right or remedy against the Euro Credit Parties under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any Guarantee Agreement or any other agreement, including with respect to any other Guarantor under this Agreement, or (c) the failure to perfect any security interest in or lien on, or the release of, any of the security held by or on behalf of the Agents or any other Foreign Secured Creditor.

(b)Mexican Guarantors. In addition to the waivers and acknowledgements provided in this Section 2, each Mexican Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, to the benefits of order (orden), discussion (excusión), division (division), debt reduction (quita), novation or replacement (novación), grace period (espera) and amendment (modificación) which may be available to it under Articles 2813, 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2827, 2836, 2840, 2842, 2845, 2846, 2847, 2848, 2849 and other related articles of the Mexican Federal Civil Code in effect and the corresponding articles of the Civil Codes of all States of Mexico and the Federal District of Mexico. Each Mexican Guarantor represents that they are familiar with the contents of these articles and agree that they need not be reproduced herein.

SECTION 24.[Reserved]

SECTION 25.Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Agents or any other Foreign Secured Creditor to any of the security held for payment of the Non-U.S. Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Agents or any other Foreign Secured Creditor in favor of Borrowers or any other Person.

SECTION 26.No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Non-U.S. Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Non-U.S. Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Non-U.S. Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agents or any other Foreign Secured Creditor to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Non-U.S. Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Non-U.S. Guaranteed Obligations).

SECTION 27.Defenses of European Borrower, Subsidiary Borrowers and Canadian Borrower Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of any Euro Credit Party or the unenforceability of the Non-U.S. Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Euro Credit Party, other than the final and indefeasible payment in full in cash of the Non-U.S. Guaranteed Obligations. The Agents, acting through the Euro Collateral Agent, and the other Foreign Secured Creditors may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Non-U.S. Guaranteed Obligations, make any other accommodation with any Euro Credit Party or any other guarantor or exercise any other right or remedy available to them against any Euro Credit Party or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Non-U.S. Guaranteed Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Euro Credit Party or any other Guarantor or guarantor, as the case may be, or any security.

SECTION 28.Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Agents or any other Foreign Secured Creditor has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Euro Credit Party to pay any Non-U.S. Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Non-U.S. Secured Creditor as designated thereby in cash the amount of such unpaid Non-U.S. Guaranteed Obligations. Upon payment by any Guarantor of any sums to the Agents or any Foreign Secured Creditor as provided above, all rights of such Guarantor against any Euro Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Non-U.S. Guaranteed Obligations. In addition, any indebtedness of any Euro Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Non-U.S. Guaranteed Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Euro Credit Party, such amount shall be held in trust for the benefit of the Foreign Secured Creditors and shall forthwith be paid to the Agents to be credited against the payment of the Non-U.S. Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 29.Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each other Euro Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Non-U.S. Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantors incur hereunder, and agrees that none of the Agents or the other Foreign Secured Creditors will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 30.Representations and Warranties. Each of the Guarantors represents and warrants that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

SECTION 31.Termination.

(a)The Guarantees made hereunder (i) shall terminate when all the Non-U.S. Guaranteed Obligations (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement, and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Non-U.S. Guaranteed Obligation (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) is rescinded or must otherwise be restored by any Foreign Secured Creditor or any Guarantor upon the bankruptcy or reorganization of European Borrower, Canadian Borrower, any Guarantor or otherwise. In connection with the foregoing, the applicable Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

(b)If the Capital Stock of a Guarantor is sold, transferred or otherwise disposed of to a Person that is not an Affiliate that results in such Guarantor ceasing to be a Subsidiary and such Guarantor, after giving effect to such sale, transfer or disposition is released from all of its Non-U.S. Guaranteed Obligations in respect of any Indebtedness of Crown Holdings or any of its Subsidiaries, or upon the effectiveness of any written consent pursuant to Section 12.1 of the Credit Agreement to the release of the guarantee granted by such Guarantor hereby, such Guarantor shall be released from its obligations under this Agreement without further action. In connection with such release, the Agents shall execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10(b) shall be without recourse to or warranty by the Agents.

SECTION 32.Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements or on behalf of the Guarantors that are contained in this

Agreement shall inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Agents, and a counterpart hereof shall have been executed on behalf of the Agents, and thereafter shall be binding upon such Guarantor and the Agents and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Agents and the other Foreign Secured Creditors, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 33.Waivers; Amendment.

(a)No failure or delay of the Agents in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents hereunder and of the other Foreign Secured Creditors under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Agents, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

SECTION 34.Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 35.Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address set forth in Schedule I.

SECTION 36.Survival of Agreement; Severability.

(a)All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents and the other Foreign Secured Creditors and shall survive the making of the Foreign Loans by the Foreign Lenders regardless of any investigation made by the Foreign Secured Creditors or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the LC Obligations do not equal zero and as long as the Non-U.S. Guaranteed Obligations have not been terminated.

(b)In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 37.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 11), and shall become effective as provided in Section 11. Delivery of an executed signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. It is understood and agreed among the parties that this Agreement shall create separate guarantees in favor of each of the Foreign Lenders, and that any determination by any court with jurisdiction that the guarantee in favor of any group of Lenders is invalid for any reason shall not in and of itself invalidate the guarantee with respect to any other beneficiary hereunder.

SECTION 38.Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Agreement.

SECTION 39.Jurisdiction; Consent to Service of Process.

(a)Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents it is a party to, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any other Foreign Secured Creditor may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b)Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)To the extent permitted by applicable law, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 40.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 41.Additional Guarantors. Each Non-U.S. Guarantee Subsidiary that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a Non-U.S. Guarantee Subsidiary to the extent required by Section 7.14 of the Credit Agreement. Upon execution and delivery after the date hereof by the Euro Collateral Agent and such Non-U.S. Guarantee Subsidiary of an instrument in the form of Annex 1, such Non-U.S. Guarantee Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 42.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Foreign Secured Creditor is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Foreign Secured Creditor to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Foreign Secured Creditor, irrespective of whether or not such Foreign Secured Creditor shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmeasured. The rights of each Foreign Secured Creditor under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which such Foreign Secured Creditor may have.

SECTION 43.French Guarantee Limitations. The Obligations of any Guarantor incorporated under the laws of France under the Loan Documents as a guarantor shall be limited to the extent required by applicable law, notably in light of the corporate interest of both the Guarantor and its group and to the amount such Guarantor can pay without exceeding its financial capacity, such corporate interest and financial capacity being determined as of the date the guarantee is subscribed or, if later amended, restated or reaffirmed, as of such later date."

SECTION 44.Swiss Guarantee Limitations. In respect of each Guarantor incorporated, organized or formed, as the case may be, in Switzerland (a “Swiss Guarantor”), the liability of such Swiss Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Swiss Guarantor (i) not result in the Obligations of such Swiss Guarantor under this Agreement constituting a fraudulent conveyance or fraudulent transfer applicable law, (ii) do not result in a prohibited repayment of the registered share capital of such Swiss Guarantor or infringe the mandatory provisions on the reserves (art. 671 to 674 of the Swiss Code of Obligations).

SECTION 45.UK Guarantee Limitations. Notwithstanding anything herein contained, the liabilities and obligations of each Guarantor incorporated in England and Wales shall not include any liability or obligation which would, if incurred, constitute the provision of unlawful financial assistance within the meaning of sections 677 to 683 of the Companies Act 2006 of England and Wales.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CROWN HOLDINGS LLC 889273 ONTARIO INC. CROWN CANADIAN HOLDINGS ULC CROWN METAL PACKAGING CANADA LP CROWN METAL PACKAGING CANADA INC. 3079939 NOCA SCOTIA COMPANY/3079939 COMPAGNIE DE LA NOUVELLE ECOSSE

By:
Name: Mike Burns
Title: Vice President & Treasurer

CARNAUDMETALBOX OVERSEAS LTD.

By:
Name:
Title:

CROWN PACKAGING UK PLC

By:
Name:
Title:

CROWN AEROSOLS UK LTD.

By:
Name:
Title:

CROWN CORK AND SEAL FINANCE LIMITED

By:
Name:
Title:

CARNAUDMETALBOX ENGINEERING LIMITED

By:
Name:
Title:

CROWN SPECIALITY PACKAGING UK LIMITED

By:
Name:
Title:

CARNAUDMENTALBOX GROUP UK LTD.

By:
Name:
Title:

CROWN UK HOLDINGS LIMITED

By:
Name:
Title:

CROWN VERSCHLÜSSE DEUTSCHLAND GMBH

By:
Name:
Title:

CROWN NAHRUNGSMITTELDOSEN DEUTSCHLAND GMBH

By:
Name:
Title:

CROWN NAHRUNGSMITTELDOSEN GMBH

By:
Name:
Title:

CROWN SPECIALITY PACKAGING DEUTSCHLAND GMBH

By:
Name:
Title:

CROWN CORK & SEAL DEUTSCHLAND HOLDINGS GMBH

By:
Name:
Title:

CROWN ENVASES MEXICO, S.A. DE C.V.

By:
Name:
Title:

CROWN MEXICAN HOLDINGS S. DE R.L. DE C.V.

By:
Name:
Title:

CROWN VOGEL AG

By:
Name:
Title:

SOCIETE DE PARTICIPATIONS CARNAUDMETALBOX

By:
Name:
Title:

CROWN BEVCAN FRANCE SAS

By:
Name:
Title:

CROWN DÈVELOPPEMENT CROWN UK HOLDINGS LIMITED CROWN VERPACKUNGEN DEUTSCHLAND GMBH CROWN VERPAKKING NEDERLAND BV

By:
Name:
Title:

CROWN PACKAGING EUROPE GMBH

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. Administrative Agent

By:
Name:
Title:

DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX 1 TO THE
NON-U.S. GUARANTEE AGREEMENT
SUPPLEMENT NO. [   ] dated as of [            ], to the Non-U.S. Guarantee Agreement (as amended, restated or otherwise modified from time to time, the “Non-U.S. Guarantee Agreement”) dated as of December19, 2013, among the guarantors from time to time party thereto (each individually, a “Guarantor” and collectively, the “Guarantors”), DEUTSCH BANK AG NEW YORK BRANCH, as Euro Collateral Agent (as defined in the Credit Agreement referred to below), DEUTSCHE BANK AG LONDON BRANCH, as U.K. administrative agent (“U.K. Administrative Agent”), and DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent (“Canadian Administrative Agent” and, together with the Euro Collateral Agent and U.K. Administrative Agent, the “Agents”), for the applicable secured parties under the Euro Security Documents (as defined in the Credit Agreement referred to below) (the “Foreign Secured Creditors”).
A.     Reference is made to the Credit Agreement dated as of December 19, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among CROWN AMERICAS LLC, a Delaware limited liability company (the “U.S. Borrower”), CROWN EUROPEAN HOLDINGS SA, a société anonyme organized under the laws of France (the “European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (the “Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”), U.K. Administrative Agent and Canadian Administrative Agent.
B.    Capitalized terms used without definition shall have the meanings assigned to such terms in the Non-U.S. Guarantee Agreement and the Credit Agreement.
C.    The Foreign Guarantors have entered into the Non-U.S. Guarantee Agreement in order to induce the Foreign Lenders to make Foreign Loans. Pursuant to Section 7.14 of the Credit Agreement, each Non-U.S. Guarantee Subsidiary of the European Borrower and Canadian Borrower that was not in existence or not Non-U.S. Guarantee Subsidiary on the date of the Credit Agreement is required to enter into the Non-U.S. Guarantee Agreement as a Guarantor upon becoming a Non-U.S. Guarantee Subsidiary. Section 20 of the Non-U.S. Guarantee Agreement provides that additional Non-U.S. Guarantee Subsidiaries of European Borrower and Canadian Borrower may become Guarantors under the Non-U.S. Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Non-U.S. Guarantee Subsidiary of the European Borrower or Canadian Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Non-U.S. Guarantee Agreement in order to induce the Foreign Lenders to make additional Foreign Loans and as consideration for Foreign Loans previously made.
Accordingly, the Agents and the New Guarantor agree as follows:
SECTION 1.    In accordance with Section 20 of the Non-U.S. Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the Non-U.S. Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Non-U.S. Guarantee Agreement applicable to it as a Guarantor and, if applicable, a Qualified ECP Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the Non-U.S. Guarantee Agreement shall be deemed to include the Guarantor. The Non-U.S. Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Guarantor represents and warrants to the Agents and the other Foreign Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Agents shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Agents. Delivery of an executed signature page to this Supplement by telecopy shall be as effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4.    Except as expressly supplemented hereby, the Non-U.S. Guarantee Agreement shall remain in full force and effect.
SECTION 5.    THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Non-U.S. Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Non-U.S. Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to Borrowers.
SECTION 8.    The New Guarantor agrees to reimburse the Agents for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Agents.
[Signature Page Follows]

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Foreign Guarantee Agreement as of the day and year first above written.

[Name of New Guarantor], as a Guarantor

By:
Name:
Title:
Address:

DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit 5.1(a)(v)

FORM OF EURO BANK PLEDGE AGREEMENT

EURO PLEDGE AGREEMENT

By

CROWN HOLDINGS, INC.,
CROWN CORK & SEAL COMPANY, INC.,
CROWN AMERICAS LLC,
CROWN INTERNATIONAL HOLDINGS, INC.

and

THE U.S. SUBSIDIARIES PARTY HERETO,
as Pledgors

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Euro Collateral Agent

Dated as of December 19, 2013

SECTION 24.	EXECUTION OF FINANCING STATEMENTS	13
SECTION 25.	CERTAIN DEFINITIONS	13

SCHEDULES
Schedule I    Domestic Subsidiaries
Schedule II    Pledged Stock
ANNEXES
Annex I        Form of Supplement to U.S. Pledge Agreement

EURO PLEDGE AGREEMENT
EURO PLEDGE AGREEMENT (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, this “Agreement”) dated as of December 19, 2013, among CROWN HOLDINGS, INC., a Pennsylvania corporation (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN AMERICAS LLC, a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I hereto (collectively, together with each U.S. Subsidiary that becomes a party hereto pursuant to Section 23 of this Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, CCSC, Crown Usco and Crown International, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Collateral Agent (as defined in the Credit Agreement referred to below) for the Secured Creditors (as hereinafter defined).
RECITALS
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Usco, as U.S. borrower (in such capacity, “U.S. Borrower”), Crown European Holdings SA, a société anonyme organized under the laws of France (“Crown Euroco”) as European borrower (in such capacity, “European Borrower”), Crown Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada, as Canadian borrower (in such capacity, “Canadian Borrower”), the subsidiary borrowers named therein (the “Subsidiary Borrowers,” together with European Borrower and Canadian Borrower, the “Non-U.S. Borrowers,” together with U.S. Borrower, the “Borrowers”), Crown Holdings, Crown International and CCSC intend to enter into a new senior secured credit agreement dated as of the date hereof with the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), Deutsche Bank AG London Branch, as U.K. administrative agent (in such capacity, together with its successors and assigns in such capacity, the “U.K. Administrative Agent”) and Deutsche Bank Canada Branch, as Canadian administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Canadian Administrative Agent” and together with the Administrative Agent and UK Administrative Agent, the “Bank Agents”) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
The Term Euro Lenders have agreed to make Term Euro Loans to European Borrower, the Multicurrency Revolving Lenders have agreed to make Multicurrency Revolving Loans to Borrowers, the Facing Agents have agreed to issue Letters of Credit for the account of Borrowers (the “Foreign Letters of Credit”), the Swing Line Lenders have agreed to make Swing Line Loans to European Borrower or any Subsidiary Borrower (“Foreign Swing Line Loans”), the Canadian Revolving Lenders have agreed to make Canadian Revolving Loans to Canadian Borrower (collectively with the Term Euro Lenders, the Multicurrency Revolving Lenders, the Facing Agents, the Swing Line Lenders and the Canadian Revolving Lenders, the “Foreign Lenders”) and the Hedge Banks have agreed to provide Bank Related Debt to Euro Credit Parties (together with the Term Euro Loans, the Multicurrency Revolving Loans, the Foreign Letters of Credit, the Foreign Swing Line Loans and the Canadian Revolving Loans, the “Foreign Loans”), pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain Euro Credit Parties (the “Guarantors”) will guarantee the Obligations.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Euro Credit Parties or any of their subsidiaries may enter into one or more Hedging Agreements (collectively, the “Bank Related Hedging Agreements”) with one or more Hedge Banks (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Euro Credit Parties or any of their subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by a Lien on and security interest in the Collateral (as hereinafter defined) pursuant to this Agreement.
WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Euro Credit Parties or any of their subsidiaries may from time to time enter into one or more Bank Related Cash Management Agreements with one or more Hedge Banks (individually, a “Bank Related Cash Management Exchanger” and, collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of the Euro Credit Parties or any of their subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by a Lien on and security interest in the Collateral pursuant to this Agreement.
WHEREAS, it is a condition precedent to the effectiveness of the Loan Documents that the Pledgors shall have executed and delivered this Agreement in favor of the Euro Collateral Agent for (i) its benefit and (ii) for the benefit of the Secured Creditors, to secure the Obligations.
WHEREAS, each Pledgor will receive substantial benefits from the execution, delivery and performance of the Obligations and is, therefore, willing to enter into this Agreement.
WHEREAS, each Pledgor is, or as to Collateral (as hereinafter defined) acquired by such Pledgor after the date hereof will be, the legal and/or beneficial owner of the Collateral pledged by it hereunder.
WHEREAS, this Agreement is given by each Pledgor in favor of the Euro Collateral Agent.
NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to, and agrees with, the Euro Collateral Agent for the benefit of the Secured Creditors (and each of their respective successors and assigns), as follows:
Pledge. As security for the payment and performance, as the case may be, in full of the Obligations, each Pledgor hereby, except in the case of ULC Shares, transfers, grants, bargains, sells, conveys, hypothecates, pledges, sets over and delivers, and in the case of ULC Shares pledges, unto the Euro Collateral Agent, its successors and assigns, and hereby grants to the Euro Collateral Agent, its successors and assigns, for the benefit of the Secured Creditors, a first priority security interest in all of such Pledgor’s right, title and interest in, to and under (a) 35% of all the shares of Capital Stock of all “first-tier” (x) Non-U.S. Subsidiaries that are CFCs and (y) Disregarded Subsidiaries, in each case, listed on Schedule II hereto and 35% of any shares of Capital Stock of any “first tier” (x) Non-U.S. Subsidiaries that are CFCs and (y) Disregarded Subsidiaries obtained or formed in the future by such Pledgor and the certificates representing all such shares or interests (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include, to the extent that applicable law requires that a Subsidiary of the Pledgor issue directors’ qualifying shares, such qualifying shares; (b) all other property that may be delivered to and held by the Euro Collateral Agent pursuant to the terms hereof; (c) subject to Section 5, all payments of dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the securities referred to in clause (a) above; (d) subject to Section 5, all rights and privileges of the Pledgor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (e) all proceeds of any and all of the foregoing (all the foregoing, collectively, the “Collateral”); provided that in no event shall the Collateral include any Excluded Collateral (as defined in the U.S. Security Agreement) (other than for the avoidance of doubt any Capital Stock excluded pursuant to clause (ii) of the definition of Excluded Equity (as defined in the U.S. Security Agreement)).
Upon delivery to the Euro Collateral Agent, (a) any stock certificates or other securities now or hereafter included in the Collateral (the “Pledged Securities”) shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Euro Collateral Agent and by such other instruments and documents as the Euro Collateral Agent may reasonably request and (b) all other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Euro Collateral Agent may reasonably request. Each subsequent delivery of Pledged Securities shall be accompanied by a schedule describing the securities then being pledged hereunder, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof. Each schedule so delivered shall supplement any prior schedules so delivered.
TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Euro Collateral Agent, its successors and assigns, for the benefit of the Secured Creditors, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.
Notwithstanding any other provision hereof, if any Collateral constitutes Restricted Securities, then such Collateral shall not secure any Obligations constituting Exempted Indebtedness except to the extent that such Obligations constitute Restricted Secured Indebtedness; provided that if (i) any Existing Unsecured Debt is required to be secured by a Lien on such Collateral as a result of the operation of any negative pledge covenant in any indenture, agreement or instrument governing such Existing Unsecured Debt or (ii) the Existing Unsecured Debt ceases to be outstanding or no longer restricts the ability of any Pledgor to pledge Restricted Securities without also securing the Existing Unsecured Debt, then the Obligations secured hereunder shall be equal to the maximum aggregate amount of Obligations then outstanding. If any Collateral constitutes Restricted Securities any payments or repayments of the Obligations shall not be deemed to be applied against, or to reduce, the amount of Restricted Secured Indebtedness that may be secured hereby.
Each Pledgor acknowledges that certain of the Collateral may now or in the future consist of ULC Shares, and that it is the intention of the Collateral Agent and the Pledgors that neither the Collateral Agent nor any other Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where any Pledgor is the registered owner of ULC Shares which are Collateral, such Pledgor will remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, such Pledgor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of Pledged Securities, which shall be delivered to the Collateral Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Pledgor would if such ULC Shares were not pledged to the Collateral Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Collateral Agent, any other Secured Party, or any other Person other than the relevant Pledgor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Pledgor and further steps are taken pursuant hereto or thereto so as to register the Collateral Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not ULC Shares. Except upon the exercise of rights of the Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement following the giving of notice and in the course of realizing upon such security, no Pledgor shall cause or permit, or enable an Issuer with respect to any Pledged Securities (a “Pledged Issuer”), that is a ULC, to cause or permit, the Collateral Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Pledged Issuer; (b) have any notation entered in their favour in the share register or otherwise on the record books of such Pledged Issuer; (c) be held out as a shareholder or member of such Pledged Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Pledged Issuer by reason of the Collateral Agent holding the security interest in the ULC Shares; or (e) act as a shareholder of such Pledged Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Pledged Issuer or to vote its ULC Shares. In furtherance of the foregoing, no Pledgor shall cause or permit, or enable a Pledged Issuer to authorize by corporate resolution or consent, as applicable, the transfer(s) of any such Pledged Shares to the Collateral Agent or any Secured Party without the Collateral Agent’s express request to do so. The provisions in this paragraph are referred to herein as the “Special ULC Provisions”.
Delivery of the Collateral. Each Pledgor agrees promptly to deliver or cause to be delivered to the Euro Collateral Agent any and all Pledged Securities, and any and all certificates or other instruments or documents representing the Collateral.
Representations, Warranties and Covenants. Each Pledgor hereby represents, warrants and covenants, as to itself and the Collateral pledged by it hereunder, to and with the Euro Collateral Agent that:
a)    as of the date hereof, the Pledged Stock represents that percentage as set forth on Schedule II of the issued and outstanding shares of each class of the Capital Stock of the issuer with respect thereto;
b)    except for the security interest granted hereunder, such Pledgor (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II (except as otherwise permitted by the Credit Agreement), (ii) holds the same free and clear of all Liens (other than as permitted by the Credit Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Collateral, other than pursuant hereto or as otherwise permitted by the Credit Agreement, and (iv) subject to Section 5, will cause any and all Collateral, whether for value paid by the Pledgor or otherwise, to be forthwith deposited with the Euro Collateral Agent (in the case of certificated Collateral) and pledged or (other than in the case of ULC Shares) assigned hereunder;
c)    such Pledgor (i) has the power and authority to pledge the Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and any other Lien permitted by the Credit Agreement), however arising, of all Persons whomsoever;
d)    no consent of any other Person (including stockholders or creditors of any Pledgor) and no consent or approval of any Governmental Authority or any securities exchange was or is necessary to the validity of the pledge effected hereby provided that any transfer of ULC Shares may require the approval of the directors or shareholders of the Pledged Issuer thereof;
e)    by virtue of the execution and delivery by the Pledgors of this Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Collateral are delivered to the Euro Collateral Agent in accordance with this Agreement, and, subject to the completion of any post-closing obligations described in any post-closing agreement, the Euro Collateral Agent will obtain a valid and perfected first lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations;
f)    the pledge effected hereby is effective to vest in the Euro Collateral Agent, on behalf of the Secured Creditors, the rights of the Euro Collateral Agent in the Collateral as set forth herein;
g)    all of the Pledged Stock has been duly authorized and validly issued and is fully paid and (except in the case of ULC Shares) nonassessable;
h)    all information set forth herein relating to the Pledged Securities is accurate and complete in all material respects as of the date hereof; and
i)    the pledge of the Pledged Securities pursuant to this Agreement does not violate Regulation U or X of the Federal Reserve Board or any successor thereto as of the date hereof.

Registration in Nominee Name; Denominations. Except in the case of ULC Shares, the Euro Collateral Agent, on behalf of the Secured Creditors, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Pledgors, endorsed or assigned in blank or in favor of the Euro Collateral Agent; provided that the Euro Collateral Agent shall not exercise such right without the consent of the Borrowers in the event an Event of Default is not continuing. Each Pledgor will promptly give to the Euro Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. The Euro Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
Voting Rights; Dividends and Interest, etc.
Unless and until an Event of Default shall have occurred and be continuing:
Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents PROVIDED THAT, for greater certainty, the Special ULC Provisions shall take precedence over this paragraph where inconsistent;
The Euro Collateral Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to each Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and to receive the cash dividends it is entitled to receive pursuant to subparagraph (iii) below; provided that nothing in this paragraph shall apply to ULC Shares; and
Each Pledgor shall be entitled to receive and retain any and all cash dividends paid on the Pledged Securities to the extent and only to the extent that such cash dividends are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws PROVIDED THAT, for greater certainty, the Special ULC Provisions shall take precedence over this paragraph where inconsistent. All noncash dividends and all dividends paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Securities, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall, except in the case of distributions on ULC Shares, be held in trust for the benefit of the Euro Collateral Agent and shall be forthwith delivered to the Euro Collateral Agent in the same form as so received (with any necessary endorsement).
Except in the case of ULC Shares, upon the occurrence and during the continuance of an Event of Default, following written notice from the Collateral Agent, all rights of any Pledgor to dividends that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) above shall cease, and all such rights shall thereupon become vested in the Euro Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends. All dividends received by the Pledgor contrary to the provisions of this Section 5 shall be held in trust for the benefit of the Euro Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Euro Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Euro Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Euro Collateral Agent in an account to be established by the Euro Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 7. After all Events of Default have been cured or waived, the Euro

Collateral Agent shall, within five (5) Business Days after all such Events of Default have been cured or waived, repay to each Pledgor all cash dividends (without interest), that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and which remain in such account.
Except in the case of ULC Shares, upon the occurrence and during the continuance of an Event of Default, following the written notice from the Collateral Agent, all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 5, and the obligations of the Euro Collateral Agent under paragraph (a)(ii) of this Section 5, shall cease, and all such rights shall thereupon become vested in the Euro Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, the Euro Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights and such permission shall be deemed to have been granted absent notice to the contrary to the Pledgors from the Euro Collateral Agent. After all Events of Default have been cured or waived, such Pledgor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.
Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to applicable regulatory and legal requirements and subject to the Special ULC Provisions,, the Euro Collateral Agent may sell or otherwise dispose of the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Euro Collateral Agent shall deem appropriate. The Euro Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Euro Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and, to the extent permitted by applicable law, the Pledgors hereby waive all rights of redemption, stay, valuation and appraisal any Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Euro Collateral Agent shall give a Pledgor ten (10) days’ prior written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Euro Collateral Agent’s intention to make any sale of such Pledgor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Euro Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Euro Collateral Agent may (in its sole and absolute discretion) determine. The Euro Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Euro Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Euro Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof, but the Euro Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section 6, any Secured Creditor may bid for or purchase, free from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Creditor from any Pledgor as a credit against the purchase price, and such Secured Creditor may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, (a) a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, (b) the Euro Collateral Agent shall be free to carry out such sale pursuant to such agreement and (c) no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Euro Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Euro Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral orally portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 6 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions.
Application of Proceeds of Sale. The proceeds of any sale of Collateral pursuant to Section 6, as well as any Collateral consisting of cash, shall be applied by the Euro Collateral Agent as provided in Section 10.5 of the Credit Agreement.
Upon any sale of the Collateral by the Euro Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Euro Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Euro Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
Euro Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Euro Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Euro Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest provided that the Euro Collateral Agent shall only take any action pursuant to such appointment upon the occurrence and during the continuation of an Event of Default. No right shall be exercised hereunder by the Collateral Agent with respect to ULC Shares in its own name or in the name of any person other than the Pledgor. Without limiting the generality of the foregoing, the Euro Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Euro Collateral Agent’s name or in the name of such Pledgor, to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and to make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating the Euro Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Euro Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect therefor any property covered thereby. The Euro Collateral Agent and the other Secured Creditors shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
Waivers; Amendment.
No failure or delay of the Euro Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Euro Collateral Agent hereunder and of the other Secured Creditors under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Loan

Document or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Pledgor in any case shall entitle such Pledgor or any other Pledgor to any other or further notice or demand in similar or other circumstances.
Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Euro Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply subject to any Lender consent required under the Credit Agreement.
Securities Act, etc.
In view of the position of the Pledgors in relation to the Pledged Securities, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Euro Collateral Agent if the Euro Collateral Agent were to attempt to dispose of all or any part of the Pledged Securities, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Euro Collateral Agent in any attempt to dispose of all or part of the Pledged Securities under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Euro Collateral Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Euro Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Euro Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price that the Euro Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 10 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Euro Collateral Agent sells.
Registration, etc.
Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default hereunder, if for any reason the Euro Collateral Agent desires to sell any of the Pledged Securities of such Pledgor at a public sale, it will, at any time and from time to time, upon the written request of the Euro Collateral Agent, use its commercially reasonable efforts to take or to cause the issuer of such Pledged Securities to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Euro Collateral Agent to permit the public sale of such Pledged Securities. Each Pledgor further agrees to indemnify, defend and hold harmless the Euro Collateral Agent, each other Secured Creditor, any underwriter and their respective officers, directors, affiliates and controlling Persons from and against all loss, liability, reasonable out-of-pocket expenses, costs of counsel (including, without limitation, reasonable out-of-pocket fees and expenses to the Euro Collateral Agent of one legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated

therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Securities by the Euro Collateral Agent or any other Secured Creditor expressly for use therein. Each Pledgor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Securities to qualify, file or register, any of the Pledged Securities under the Blue Sky or other securities laws of such states as may be requested by the Euro Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 11 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 11 may be specifically enforced.
Security Interest Absolute. All rights of the Euro Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Obligations).
Termination or Release.
This Agreement and the security interest shall terminate pursuant to and in accordance with the terms of Section 11.10 of the Credit Agreement; provided, however, this Agreement and the security interest shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Creditor or any Pledgor upon the bankruptcy or reorganization of any Pledgor or otherwise.
In connection with any release of Collateral, release of a Pledgor party to this Agreement or terminations of this Agreement pursuant to and in accordance with the terms of the Credit Agreement, the Euro Collateral Agent shall execute and deliver to the applicable Pledgor, at such Pledgor’s expense, all UCC termination statements and other similar documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 13 shall be without recourse to or warranty by the Euro Collateral Agent.
Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to any Pledgor that is a U.S. Subsidiary shall be given to it at the address for notices set forth on Schedule I, with a copy to the Borrowers.
Further Assurances. Each Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Euro Collateral Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the Collateral or any part thereof or in order better to assure and confirm unto the Euro Collateral Agent its rights and remedies hereunder.
Binding Effect; Several Agreement; Assignment. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns. This Agreement shall become effective as to any Pledgor when a counterpart hereof executed on behalf of such Pledgor shall have been delivered to the Euro Collateral Agent and a counterpart hereof shall have been executed on behalf of the Euro Collateral Agent, and thereafter shall be binding upon such Pledgor and the Euro Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Pledgor, the Euro Collateral Agent and the other Secured Creditors, and their respective successors and assigns, except that no Pledgor shall have the right to assign its rights hereunder or any interest herein or in the Collateral (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, modified, supplemented, waived or released with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.
Survival of Agreement; Severability.
All covenants, agreements, representations and warranties made by any Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Euro Collateral Agent and the other Secured Creditors and shall survive the making by the Lenders of the Loans, and the Lender’s issuance of and participations in Letters of Credit and the provision of Bank Related Debt by the Hedge Banks, regardless of any investigation made by the Secured Creditors or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.
In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. It is understood and agreed that this Agreement shall create separate security interests in the Collateral securing the Obligations, as provided in Section 1, and that any determination by any court with jurisdiction that the security interest securing any Obligation or class of Obligations is invalid for any reason shall not in and of itself invalidate the security interest securing any other Obligations hereunder.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract, and shall become effective as provided in Section 16. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
Rules of Interpretation. The rules of interpretation specified in Section 1.1 of the Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement.
Jurisdiction; Consent to Service of Process.
Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court referred to in paragraph (a) of this Section. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Euro Collateral Agent or any other Secured Creditor may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Pledgor or its properties in the courts of any jurisdiction.
Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 1.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Additional Pledgors. Subject to Section 7.14 of the Credit Agreement, each U.S. Subsidiary that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Pledgor upon becoming a U.S. Subsidiary. Upon execution and delivery by the Euro Collateral Agent and a Subsidiary of an instrument in the form of Annex I hereto, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such instrument shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.
Execution of Financing Statements. Pursuant to Section 9-509 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions, each Pledgor authorizes the Euro Collateral Agent to file financing statements with respect to the Collateral owned by it without the signature of such Pledgor in such form and in such filing offices as the Euro Collateral Agent reasonably determines appropriate to perfect the security interests of the Euro Collateral Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.
Certain Definitions. Capitalized terms used herein but not defined shall have the meaning assigned to such term in the Credit Agreement. For the purposes of this Agreement, the following terms shall have the following meaning:
“Exempted Indebtedness” shall mean any Indebtedness or other obligation which would be considered “Exempted Indebtedness” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or interest is in effect on the date hereof.
“Existing Unsecured Debt” shall mean each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:

(i)    the Debentures; and
(ii)     the Senior Notes.
“Obligations” shall mean, collectively, the Euro Obligations, the Canadian Obligations and, without duplication, the Subsidiary Borrower Obligations and the other Foreign Obligations.
“Restricted Secured Indebtedness” shall mean, at any time, the portion of the Obligations constituting Exempted Indebtedness that is equal to the maximum aggregate amount of Exempted Indebtedness that may be secured at such time by Restricted Subsidiaries without causing any Existing Unsecured Debt to be required to be equally and ratably secured.
“Restricted Securities” shall mean any shares of Capital Stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.
“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt as such indentures, agreements or instruments are in effect on the date hereof.
“Secured Creditors” shall mean, (a) the U.K. Administrative Agent, (b) the Euro Collateral Agent, (c) the Canadian Administrative Agent, (d) the Foreign Lenders (including any Lenders of Additional First Priority Bank Indebtedness that constitutes Obligations), (e) Hedge Banks that provide Bank Related Debt to Euro Credit Parties, if any, and (f) any other holder of Obligations.
“ULC” means an issuer that is an unlimited company or unlimited liability company.
“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future laws governing ULCs.
“ULC Shares” means shares or other equity interests in the capital stock of a ULC.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CROWN HOLDINGS, INC.

By:
Name:
Title:

CROWN CORK & SEAL COMPANY, INC.

By:
Name:
Title:

CROWN AMERICAS LLC

By:
Name: Michael B. Burns
Title: Vice President and Treasurer

CROWN INTERNATIONAL HOLDINGS, INC.

By:
Name: Michael B. Burns
Title: Vice President and Treasurer

CROWN BEVERAGE PACKAGING, LLC.
CROWN CONSULTANTS, INC.
CROWN CORK & SEAL COMPANY (DE), LLC.
CROWN CORK & SEAL USA, INC.
CROWN PACKAGING TECHNOLOGY, INC.
CROWN BEVERAGE PACKAGING PUERTO RICO, INC.
CROWN FINANCIAL CORPORATION
FOREIGN MANUFACTURERS FINANCE CORPORATION
NWR, INC.
CR USA, INC.
CROWN AMERICAS CAPITAL CORP.
CROWN AMERICAS CAPITAL CORP. II
CROWN AMERICAS CAPITAL CORP. III
CROWN AMERICAS CAPITAL CORP. IV

By:
Name: Michael B. Burns
Title: Authorized Officer

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name: Lana Gifas
Title: Vice President

By:
Name: Evelyn Lazala
Title: Vice President

Schedule I to the
Euro Pledge Agreement

Name	Address

Schedule II to the
Euro Pledge Agreement

Issuer	Number of Certificates	Registered Owner	Percentage of Shares/Interest Pledged

Annex I to the
Euro Pledge Agreement
SUPPLEMENT NO. [__] dated as of [_______], to the EURO PLEDGE AGREEMENT (the “Euro Pledge Agreement”) dated as of December 19, 2013 (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time) among CROWN HOLDINGS, INC., a Pennsylvania corporation (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN AMERICAS LLC), a Pennsylvania limited liability company (“Crown Usco” ), CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I thereto (collectively, together with each U.S. Subsidiary that becomes a party thereto pursuant to Section 23 of the Euro Pledge Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, Crown Usco and CCSC, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Collateral Agent (as defined in the Credit Agreement) for the Secured Creditors (as defined in the Euro Pledge Agreement).
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and Euro Pledge Agreement, as applicable.
B.    The Pledgors have entered into the Euro Pledge Agreement in order to induce the Foreign Lenders to make Foreign Loans. Pursuant to Section 7.14 of the Credit Agreement, each U.S. Subsidiary that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into the Euro Pledge Agreement as a Pledgor upon becoming a U.S. Subsidiary. Section 23 of the Euro Pledge Agreement provides that such Subsidiaries may become Pledgors under the Euro Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Euro Pledge Agreement.
Accordingly, the Euro Collateral Agent and the New Pledgor agree as follows:
SECTION 1. In accordance with Section 23 of the Euro Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Euro Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the Euro Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Obligations (as defined in the Euro Pledge Agreement), does hereby create and grant to the Euro Collateral Agent, its successors and assigns, for the benefit of the Secured Creditors, their successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Collateral (as defined in the Euro Pledge Agreement) of the New Pledgor. Each reference to a “Pledgor” in the Euro Pledge Agreement shall be deemed to include the New Pledgor. The Euro Pledge Agreement is hereby incorporated herein by reference.
SECTION 2. The New Pledgor represents and warrants to the Euro Collateral Agent and the other Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto and different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Euro Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Euro Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. The New Pledgor hereby represents and warrants that set forth on Schedule I attached hereto are updated schedules to the Euro Pledge Agreement with respect to such New Pledgor (and such Schedule I shall hereby be deemed to modify and amend the schedules annexed to the Euro Pledge Agreement).

SECTION 5. Except as expressly supplemented hereby, the Euro Pledge Agreement shall remain in full force and effect.
SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK,
SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Euro Pledge Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Euro Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto.
SECTION 9. The New Pledgor agrees to reimburse the Euro Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Euro Collateral Agent.
IN WITNESS WHEREOF, the New Pledgor and the Euro Collateral Agent have duly executed this Supplement to the Euro Pledge Agreement as of the day and year first above written.

[Name of New Pledgor]

By:
Name:
Title:
Address:

DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Collateral Agent

By:
Name:
Title:
Address:

Schedule I to
Supplement No. [__]
to the Euro Pledge Agreement
Pledged Securities of the New Pledgor
PLEDGED STOCK

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares	Percentage of Shares

Exhibit 5.1(a)(vii)(A)

FORM OF U.S. INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT

U.S. INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT
U.S. INDEMNITY, SUBROGATION and CONTRIBUTION AGREEMENT dated as of December 19, 2013, among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”), each wholly-owned U.S. Subsidiary of the U.S. Borrower listed on Schedule I hereto and the other parties listed on Schedule I hereto (collectively, the “Guarantors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”).
Reference is made to (a) the Credit Agreement dated as of December 19, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France, as European borrower (the “European Borrower”), CROWN METAL PACKING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, as Canadian borrower (the “Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with U.S. Borrower, Canadian Borrower and European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions from time to time party thereto, in their capacities as lenders (collectively, the “Lenders,” and each individually, a “Lender”); DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, DEUTSCHE BANK AG LONDON BRANCH, as U.K. administrative agent (in such capacity, the “U.K. Administrative Agent”), and DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent”) and (b) the U.S. Guarantee Agreement dated as of December 19, 2013 (as amended, supplemented or otherwise modified from time to time, the “U.S. Guarantee Agreement”), among the Guarantors and the Administrative Agent.
The Lenders have agreed to make Loans to the Borrowers, and the Facing Agents have agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The Guarantors have guaranteed such Loans and the other Guaranteed Obligations (as defined in the U.S. Guarantee Agreement) pursuant to the U.S. Guarantee Agreement; the Guarantors also have granted Liens on and security interests in certain of their assets to secure the Guaranteed Obligations. The obligations of the Lenders to make Loans and of the Facing Agents to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Borrowers and the Guarantors of an agreement in the form hereof.
Accordingly, each Borrower, each Guarantor and the Administrative Agent agree as follows:
Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under the U.S. Guarantee Agreement on account of any Guaranteed Obligation of such Borrower, such Borrower and Crown Holdings shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Creditor on account of any Guaranteed Obligation of such Borrower, such Borrower and Crown Holdings shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 3) that in the event a payment shall be made by any other Guarantor under the U.S. Guarantee Agreement or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy a claim described in Section 1 of any Secured Creditor and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the applicable Borrower or Crown Holdings as provided in Section 1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 12, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2 shall be subrogated to the rights of such Claiming Guarantor under Section 1 to the extent of such payment.
Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 1 and 2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of Crown Holdings, any Borrower or any Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
Termination. This Agreement shall survive and be in full force and effect so long as any Guaranteed Obligations (other than any obligations and liabilities under Bank Related Debt (as defined in the Credit Agreement) as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) is outstanding and has not been indefeasibly paid in full in cash, and so long as any of the commitments to make Loans or issue Letters of Credit under the Credit Agreement have not been terminated, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation (other than any obligations and liabilities under Bank Related Debt as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) is rescinded or must otherwise be restored by any Secured Creditor or any Guarantor upon the bankruptcy or reorganization of any Borrower, any Guarantor or otherwise.
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Waivers; Amendment.
No failure or delay on the part of the Administrative Agent or any Guarantor in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such light or power by the Administrative Agent or any Guarantor preclude any other or further exercise thereof or the exercise of any other right or power. The remedies of the Administrative Agent and the Guarantors hereunder are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into among the Borrowers, the Administrative Agent and the Guarantor with respect to which such waiver, amendment or modification is to apply, subject to any consents required in accordance with Section 12.1 of the Credit Agreement.
Notices. All communications and notices hereunder shall be in writing and given as provided in the U.S. Guarantee Agreement and addressed as specified therein.
Successors and Assigns; Binding Agreement; Assignments; Several Agreement. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. This

Agreement shall become effective as to the Borrowers or any Guarantor when a counterpart hereof executed on behalf of any such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the Borrowers, such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, such Guarantor, the Administrative Agent and the Secured Creditors, and their respective successors and assigns, except that no Borrower nor any Guarantor shall have the right to assign its rights or obligations hereunder (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents. Notwithstanding the foregoing, at the time any Guarantor is released from its obligations under the U.S. Guarantee Agreement and any Security Documents to which it is a party in accordance with the Loan Documents, such Guarantor will cease to have any rights or obligations under this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
Survival of Agreement; Severability.
All covenants and agreements made by the Borrowers and each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the Administrative Agent, the Secured Creditors and each Guarantor and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the applicable Facing Agent, and shall continue in full force and effect until this Agreement shall terminate.
Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by telecopy shall be as effective as delivery of a manually signed counterpart of this Agreement.
Rules of Interpretation. The rules of interpretation specified in Section 1.1 of the Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting this Agreement.
Additional Guarantors. Pursuant to Section 7.14 of the Credit Agreement, each wholly-owned U.S. Subsidiary of U.S. Borrower that was not in existence or not such a wholly-owned U.S. Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming such a wholly-owned U.S. Subsidiary. Upon execution and delivery by the Administrative Agent and a wholly-owned U.S. Subsidiary of an instrument in the form of Annex 1 hereto, such wholly-owned U.S. Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor hereunder. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first appearing above.

CROWN AMERICAS LLC

By:
Name:
Title:

CROWN BEVERAGE PACKAGING, LLC.
CROWN CONSULTANTS, INC.
CROWN CORK & SEAL COMPANY (DE), LLC.
CROWN CORK & SEAL USA, INC.
CROWN PACKAGING TECHNOLOGY, INC.
CROWN BEVERAGE PACKAGING PUERTO RICO, INC.
CROWN FINANCIAL CORPORATION
FOREIGN MANUFACTURERS FINANCE CORPORATION
NWR, INC.
CR USA, INC.
CROWN AMERICAS CAPITAL CORP.
CROWN AMERICAS CAPITAL CORP. II
CROWN AMERICAS CAPITAL CORP. III
CROWN AMERICAS CAPITAL CORP. IV

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I
to the U.S. Indemnity Subrogation
and Contribution Agreement
Guarantors

Subsidiary Guarantors	Jurisdiction of Formation

ANNEX I to the
U.S. Indemnity, Subrogation and
Contribution Agreement
SUPPLEMENT NO. ____ dated as of [               ], to the U.S. Indemnity, Subrogation and Contribution Agreement dated as of December 19, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Indemnity, Subrogation and Contribution Agreement”), among CROWN AMERICAS LLC., a Pennsylvania limited liability company (“U.S. Borrower”), each wholly-owned U.S. Subsidiary of the U.S. Borrower listed on Schedule I thereto (the “Guarantors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).
A.    Reference is made to (a) the Credit Agreement dated as of December 19, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France, as European borrower (the “European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, as Canadian borrower (the “Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with U.S. Borrower, Canadian Borrower and European Borrower, the ‘Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions from time to time party thereto (collectively, the “Lenders,” and each individually, a “Lender”); DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, DEUTSCHE BANK AG LONDON BRANCH, as U.K. administrative agent (in such capacity, the “U.K. Administrative Agent”), and DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent”), and (b) the U.S. Guarantee Agreement dated as of December 19, 2013 (as amended, supplemented or otherwise modified from time to time, the “U.S. Guarantee Agreement”), among the Guarantors and the Administrative Agent.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indemnity, Subrogation and Contribution Agreement and the Credit Agreement, as applicable.
C.    U.S. Borrower and the Guarantors have entered into the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make Loans and the Facing Agents to issue Letters of Credit. Pursuant to Section 7.14 of the Credit Agreement, each wholly-owned U.S. Subsidiary of U.S. Borrower that was not in existence or not such a wholly-owned U.S. Subsidiary on the date of the Credit Agreement (other than the Insurance Subsidiary and any Receivables Subsidiary) is required to enter into the Indemnity, Subrogation and Contribution Agreement as a Guarantor upon becoming a wholly-owned U.S. Subsidiary. Section 12 of the Indemnity, Subrogation and Contribution Agreement provides that additional U.S. Subsidiaries may become Guarantors under the Indemnity, Subrogation and Contribution Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned wholly-owned U.S. Subsidiary (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make additional Loans and the Facing Agents to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.
Accordingly, the Administrative Agent and the New Guarantor agree as follows:
SECTION 1.    In accordance with Section 12 of the Indemnity, Subrogation and Contribution Agreement, the New Guarantor by its signature below becomes a Guarantor under the Indemnity, Subrogation and Contribution Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Indemnity, Subrogation and Contribution Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Indemnity, Subrogation and

Contribution Agreement shall be deemed to include the New Guarantor. The Indemnity, Subrogation and Contribution Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Guarantor represents and warrants to the Administrative Agent and the other Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.
SECTION 3.    This Supplement maybe executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by telecopy shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4.    Except as expressly supplemented hereby, the Indemnity, Subrogation and Contribution Agreement shall remain in full force and effect.
SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Indemnity, Subrogation and Contribution Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 7 of the Indemnity, Subrogation and Contribution Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature.
SECTION 8.    The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.
[Signature Page Follows]

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the U.S. Indemnity, Subrogation and Contribution Agreement as of the day and year first above written.

[Name of New Guarantor], as a Guarantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I
to Supplement No. ___ to the U.S. Indemnity,
Subrogation and Contribution Agreement
Guarantors

Name	Address

Exhibit 5.1(a)(viii)

FORM OF RECEIVABLES INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT
Dated as of December 19, 2013
Among
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Program Agent
CROWN HOLDINGS, INC.
CROWN INTERNATIONAL HOLDINGS, INC.
CROWN CORK & SEAL COMPANY, INC.
CROWN CORK & SEAL RECEIVABLES (DE) CORPORATION
CROWN CORK & SEAL USA, INC.
CROWN METAL PACKAGING CANADA LP
DEUTSCHE BANK AG NEW YORK BRANCH
DEUTSCHE BANK AG CANADA BRANCH and
DEUTSCHE BANK AG LONDON BRANCH, as Bank Agent

INTERCREDITOR AGREEMENT
INTERCREDITOR AGREEMENT dated as of December 19, 2013, by and among COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as agent (together with its successors and assigns, the “Program Agent”) for the conduit purchasers, alternate purchasers and facility agents (the “Purchasers”) from time to time party to the Receivables Purchase Agreement (as hereinafter defined), CROWN HOLDINGS, INC., a Pennsylvania corporation, (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”) and CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“CIH”, and together with Crown Holdings and CCSC, the “Parent Undertaking Parties”, and each, individually, a “Parent Undertaking Party”), CROWN CORK & SEAL RECEIVABLES (DE) CORPORATION, a Delaware corporation (the “Seller”), CROWN CORK & SEAL USA, INC., a Delaware corporation (“Crown USA”), CROWN METAL PACKAGING CANADA LP, a limited partnership organized and existing under the laws of the province of Ontario, Canada (“Crown (Canada)”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent and collateral agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. administrative agent and DEUTSCHE BANK AG CANADA BRANCH, as Canadian administrative agent (in such capacities, collectively and individually, together with their successors and assigns, the “Bank Agent”) for the banks and other financial institutions (the “Lender Parties”) from time to time party to the Bank Loan Documents (as hereinafter defined).
PRELIMINARY STATEMENTS
1.    Crown USA and Crown (Canada) (collectively, the “Originators”) have agreed to sell, transfer and assign to the Seller from time to time, and the Seller has agreed to purchase from the Originators from time to time, all of the right, title and interest of the Originators in and to the Receivables (as hereinafter defined) pursuant to a Third Amended and Restated Receivables Sale Agreement dated as of March 9, 2010 (such agreement, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified, the “Receivables Sale Agreement”), among, inter alia, the Originators, the Seller and Crown USA as the buyer’s initial servicer.
2.    The Purchasers have agreed to purchase from the Seller under a Receivables Purchase Agreement dated as of March 9, 2010 (such agreement, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified the “Receivables Purchase Agreement”) among the Seller, the Program Agent, the Purchasers and Crown USA, as Servicer, an undivided percentage ownership interest in the Receivables (as hereinafter defined) together with the Related Security and Collections (each as hereinafter defined).
3.    In connection with the Credit Agreement dated as of December 19, 2013 among Crown Americas, LLC, Crown European Holdings S.A., Crown Holdings and each other Parent Undertaking Party, certain other subsidiaries of Crown Holdings party thereto, the Bank Agent, and the banks and other financial institutions from time to time party thereto (such agreement, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified, the “Bank Credit Agreement”), and pursuant to the Security Agreement (as hereinafter defined), the Originators and the other U.S. Credit Parties (as hereinafter defined) have each granted to the Bank Agent, for the benefit of the Secured Creditors (as hereinafter defined), a security interest in certain collateral, including but not limited to certain inventory of the Originators.
4.    It is a condition precedent to the effectiveness of the Bank Credit Agreement that the parties hereto enter into this Agreement.
5.    The parties hereto have agreed to enter into this Agreement to set forth provisions regarding the allocation of priorities in, and the enforcement of remedies with respect to, the Purchased Property (as hereinafter defined) and with respect to the Senior Loan Collateral (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

DEFINITIONS
Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). The term “Agreement” shall mean this Intercreditor Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Bank Claim” means all of the indebtedness, obligations and other liabilities of the Credit Parties arising under, or in connection with, the Bank Loan Documents including, but not limited to, all sums now or hereafter lent or advanced to or for the benefit of the Credit Parties thereunder, any interest thereon, any Bank Related Debt (as defined in the Bank Credit Agreement), any reimbursement obligations, fees or expenses due thereunder, and any costs of collection or enforcement.
“Bank Collateral” means all property and interests in property now owned or hereafter acquired by any Originator or other Credit Party in or upon which a security interest, lien or mortgage is granted by any Originator or other Credit Party to the Bank Agent under any of the Bank Loan Documents.
“Bank Loan Documents” has the meaning ascribed to the term “Loan Documents” in the Bank Credit Agreement.
“Business Day” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Certificate” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Claim” means the Bank Claim or the Purchaser Claim, as applicable.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, (i) all cash proceeds of the Related Security with respect to such Receivable, and (ii) any Collections of such Receivable deemed to have been received, and actually paid, pursuant to the Receivables Purchase Agreement.
“Company Claim” means all of the indebtedness, obligations and other liabilities of the Seller to any Originator arising under, or in connection with, the Receivables Sale Agreement, including, but not limited to, obligations evidenced by any Subordinated Note, and any costs of collection or enforcement.
“Consent and Agreement” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Credit Parties” has the meaning ascribed to such term in the Bank Credit Agreement.
“Enforcement” means, collectively or individually, for (i) the Program Agent on behalf of the Purchasers to declare, following the occurrence of an Event of Termination, the “Commitment Termination Date” to have occurred, and to cease the reinvestment of Collections in the purchase of interests in Receivables, under the Receivables Purchase Agreement, or (ii) the Required Lenders or the Bank Agent to demand payment in full of or accelerate the indebtedness of any Credit Party under the Bank Loan Documents.
“Enforcement Notice” means a written notice delivered in accordance with Section 2.05 hereof, which notice shall (i) if delivered by the Program Agent, state that the “Commitment Termination Date” has occurred under the Receivables Purchase Agreement following the occurrence of an Event of Termination, specify the nature of such Event of Termination and announce that an Enforcement Period has commenced and (ii) if delivered by the Bank Agent, state that an Event of Default or Event of Termination has occurred, specify the nature of such event and announce that an Enforcement Period has commenced.
“Enforcement Period” means the period of time following the receipt by the Bank Agent or the Program Agent of an Enforcement Notice delivered by the other of them until the earliest of the following: (1) the Purchaser Claim has been paid and satisfied in full in cash, in the case of an Enforcement Notice delivered by the Program Agent; (2) the Bank Claim has been paid and satisfied in full in cash, in the case of an Enforcement Notice delivered by the Bank Agent; and (3) the parties hereto agree in writing to terminate the Enforcement Period.
“Event of Default” has the meaning ascribed to such term in the Bank Credit Agreement.
“Event of Termination” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Fee Letter” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Lock-Box Account” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Lock-Box Agreement” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Lock-Box Bank” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Obligor” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Originator” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Parent Undertaking” means an undertaking, substantially in the form of Exhibit I to the Receivables Purchase Agreement, by the Parent Undertaking Parties in favor of the Program Agent and the other Indemnified Parties (as defined in the Receivables Purchase Agreement), as such undertaking may from time to time be amended, amended and restated, supplemented or otherwise modified.
“Parent Undertaking Parties” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision of agency thereof.
“Pledged Seller Stock” means any shares of capital stock or other ownership interests in the Seller that are pledged for the benefit of the Credit Parties under the U.S. Pledge Agreement or any other Bank Loan Document.
“Program Documents” means the Receivables Purchase Agreement, the Certificate, the Receivables Sale Agreement, the Parent Undertaking, the Subordinated Notes, the Lock-Box Agreements, the Consent and Agreement and the Fee Letter.
“Purchased Property” means (i) the Purchased Receivables and (ii) each Lock-Box Account.
“Purchased Receivables” means now or hereafter existing Receivables, Related Security and Collections in respect thereof and any other proceeds in respect of Related Security, sold or purported to be sold by the Originators, or any of them, to the Seller under the Receivables Sale Agreement (other than proceeds received by the Originators from the Seller or to which the Originators are entitled from the Seller for the sale of the

Receivables (including, without limitation, cash payments made by the Seller and any Subordinated Note issued by the Seller in favor of an Originator, each in connection with such sales)).
“Purchaser Claim” means all obligations of the Originators to the Seller and of the Originators and the Seller and, so long as Crown USA or any of its Affiliates is the Servicer, the Servicer to the Program Agent and the Purchasers arising under, or in connection with, the Program Documents and of the Obligors arising under the Purchased Receivables, including, but not limited to obligations for Collections received, deemed Collections, yield, interest, indemnifications and fees, costs and expenses thereunder, and any costs of collection or enforcement.
“Receivable” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Records” means all Contracts (as defined in the Receivables Purchase Agreement) and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to the Receivables and the related Obligors.
“Related Security” has the meaning ascribed to such term in the Receivables Purchase Agreement.
“Required Lenders” has the meaning ascribed to such term in the Bank Credit Agreement.
“Responsible Officer” of any corporation, partnership or other entity means any officer of such corporation, partnership or other entity responsible for the administration of the obligations of such corporation, partnership or other entity in respect of this Agreement.
“Returned Goods” means all right, title and interest of any Originator or the Seller, as applicable, in and to returned, repossessed or foreclosed goods.
“Returned Goods Lien” has the meaning ascribed to such term in Section 2.01(a).
“Secured Creditors” has the meaning ascribed to such term in the Security Agreement.
“Security Agreement” means the U.S. Security Agreement dated as of the date hereof among the U.S. Credit Parties and the Bank Agent, as amended, supplemented or otherwise modified from time to time.
“Senior Loan Collateral” means the portion of Bank Collateral that does not constitute Purchased Property.
“Servicer” means Crown USA and such successor servicer as is designated as a replacement servicer in accordance with Section 6.01 of the Receivables Purchase Agreement.
“Subordinated Note” has the meaning ascribed to such term in the Receivables Sale Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unsold Receivables” means accounts receivable of the Credit Parties other than the Purchased Receivables.
“U.S. Credit Parties” has the meaning ascribed to such term in the Bank Credit Agreement.
“U.S. Pledge Agreement” has the meaning ascribed to such term in the Bank Credit Agreement.
References to Terms Defined in the Program Documents and the Bank Loan Documents. Whenever in Section 1.01 a term is defined by reference to the meaning ascribed to such term in any of the Program Documents or the Bank Loan Documents, then, unless otherwise specified herein, such term shall have the meaning ascribed to such term in the Program Documents or Bank Loan Document, as the case may be, as in existence on the date hereof, without giving effect to any amendments of such term as may hereafter be agreed to by the parties to such documents, unless such amendments comply with Section 2.16.

INTERCREDITOR PROVISIONS
Priorities with Respect to Purchased Property.
Notwithstanding any provision of the UCC or any other applicable law or any of the Bank Loan Documents or the Program Documents, the Bank Agent hereby agrees that, upon the sale or other transfer of an interest in any Receivable by any of the Originators to the Seller, any lien, claim, encumbrance, security interest or other interest or right acquired by the Bank Agent or any Secured Party in such Receivable and proceeds thereof (other than the proceeds of such sale or other transfer by the Originators to the Seller) shall automatically and without further action cease and be released and the Bank Agent and the Secured Parties shall have no lien, claim, encumbrance, security interest or other interest or right therein; provided, however, that nothing in this Section 2.01 shall be deemed to constitute a release by the Bank Agent of: (i) its lien on and security interest in the proceeds received by the Originators from the Seller or to which the Originators are entitled from the Seller for the sale of the Receivables (including, without limitation, cash payments made by the Seller and any Subordinated Note issued by the Seller in favor of an Originator, each in connection with such sales); (ii) any lien, claim, encumbrance, security interest or other interest or right the Bank Agent has in any Unsold Receivables and the proceeds thereof, including, without limitation, Collections of Unsold Receivables and Related Security therefor; (iii) any lien, claim, encumbrance, security interest or other interest or right the Bank Agent may have in any Subordinated Note; and (iv) any lien, claim, encumbrance, security interest or other interest or right (collectively, a “Returned Goods Lien”) the Bank Agent may have in any Returned Goods.
All interests of the Purchasers in Returned Goods under the Program Documents shall in all respects be junior and subordinate to any Returned Goods Lien in such Returned Goods, except that during any period in which an Event of Termination under the Receivables Purchase Agreement shall have occurred and be continuing, such Returned Goods Lien shall be junior and subordinate to all interests of the Purchasers under the Program Documents in any Returned Goods which have not been commingled with Senior Loan Collateral. As among the Purchasers on the one hand and the Bank Agent on the other hand, all proceeds of any Returned Goods shall be distributed first to the party whose position is designated as senior in the preceding sentence and second to the party whose position is designated as junior in the preceding sentence.
The Bank Agent hereby acknowledges that each Subordinated Note is subordinated to the Purchaser Claim pursuant to the terms of the Program Documents.
Respective Interests in Purchased Property and Senior Loan Collateral. Except for all rights of access to and use of Records granted to the Program Agent and the Purchasers pursuant to the Program Documents, the Program Agent agrees that it does not have and shall not have any security interest in, lien upon or interest in the Senior Loan Collateral. Except as otherwise specified in Section 2.01 above, the Bank Agent agrees that it does not have and shall not have any security interest in, lien upon or interest in the Purchased Property.
Distribution of Proceeds. At all times, all proceeds of Senior Loan Collateral and Purchased Property shall be distributed in accordance with the following procedure:
i)    Except as otherwise provided in Section 2.04 or Section 2.01(b), (i) all proceeds of the Senior Loan Collateral shall be paid to the Bank Agent for application on the Bank Claim until such Bank Claim has been paid and satisfied in full in cash, and (ii) any remaining proceeds shall be paid to the appropriate Credit Party or as otherwise required by applicable law.

ii)    Except as otherwise provided in Section 2.04 or Section 2.01(b), (i) all proceeds of the Purchased Property shall be paid to the Program Agent for application in accordance with the terms of the Receivables Purchase Agreement against the Purchaser Claim until such Purchaser Claim has been paid and satisfied in full in cash, and (ii) any remaining proceeds shall be paid to the Seller or as otherwise required by applicable law, provided, however, that the Seller and each Originator hereby agrees that, following notice to the Program Agent that an Event of Default has occurred and is continuing under the Bank Loan Documents, all such remaining proceeds which, pursuant to the Program Documents, are to be paid by the Seller to any Originator for application against the Company Claim shall be paid directly on behalf of such Originator to the Bank Agent for application against the Bank Claim before being paid to such Originator.
Lock-Box Accounts.
The Program Agent hereby acknowledges (i) that the Originators will deliver to the Bank Agent each Subordinated Note as security for the Bank Claim and (ii) that, following notice to the Program Agent that an Event of Default has occurred and is continuing under the Bank Loan Documents, the Bank Agent shall be entitled to Collections of Unsold Receivables which may be deposited in the Lock-Box Accounts. The Program Agent agrees, following such notice, to notify (in such form as is provided by the Bank Agent and is reasonably acceptable to the Program Agent) the Lock-Box Banks of the Bank Agent’s interest in and to such Lock-Box Accounts, in order to perfect the Bank Agent’s interest in such Lock-Box Accounts.
The Originators, the Seller, the Program Agent and the Bank Agent hereby agree that all Collections or other proceeds received on account of Purchased Property shall be paid or delivered to the Program Agent for application in accordance with the terms of the Receivables Purchase Agreement against the Purchaser Claim and that, following notice from the Bank Agent that an Event of Default has occurred and is continuing under the Bank Loan Documents, all Collections or other proceeds received on account of Unsold Receivables shall be paid or delivered to the Bank Agent for application against the Bank Claim until the same shall have been paid in full in cash. For purposes of determining whether specific Collections have been received on account of Purchased Property or on account of Unsold Receivables, the parties hereto agree as follows:
(1)    All payments made by an Obligor which is obligated to make payments on Purchased Receivables but is not obligated to make any payments on Unsold Receivables shall be conclusively presumed to be payments on account of Purchased Receivables, and all payments made by an Obligor which is obligated to make payments on Unsold Receivables but is not obligated to make any payments on Purchased Receivables shall be conclusively presumed to be payments on account of Unsold Receivables.
(2)    All payments made by an Obligor which is obligated to make payments with respect to both Purchased Receivables and Unsold Receivables shall be applied against the specific Receivables, if any, which are designated by such Obligor by reference to the applicable invoice as the Receivables with respect to which such payments should be applied. In the absence of such designation after reasonable efforts by the Originators to obtain such designation, such payments shall be applied against the oldest outstanding Receivables or portion thereof owed by such Obligor to the extent in each case that such Receivable or portion thereof is not in dispute.
The Program Agent agrees that it will not cause the Servicer to be replaced by a successor servicer unless such successor servicer has acknowledged the terms of this Agreement and agreed to be bound hereby.
Enforcement Actions.
Each of the Bank Agent and the Program Agent agrees to use reasonable efforts to give an Enforcement Notice to the Program Agent and the Bank Agent, respectively, prior to commencement of Enforcement and further agrees that during the period, if any, between the giving of such Enforcement Notice and the commencement of Enforcement thereunder, the party receiving such notice shall have the right (but not the obligation) to cure the Event of Default or Event of Termination which has occurred under the Bank Loan

Documents or the Program Documents, respectively, and to which such Enforcement Notice relates. Subject to the foregoing, the parties hereto agree that during an Enforcement Period:
(3)    Subject to any applicable restrictions in the Program Documents, the Program Agent may take any action to liquidate the Purchased Property or to foreclose or realize upon or enforce any of the rights of the Program Agent or the Purchasers with respect to the Purchased Property without the prior written consent of the Bank Agent, any Secured Party or any other party hereto; provided, however, that with respect to Returned Goods the Program Agent shall not take any action to foreclose or realize upon or to enforce any rights it may have with respect to the Senior Loan Collateral or any Purchased Property constituting Returned Goods in which the Program Agent or the Purchasers then have an interest junior and subordinate to a Returned Goods Lien without the prior written consent of the Bank Agent, unless the Bank Claim shall have been first paid and satisfied in full in cash.
(i)Subject to any applicable restrictions in the Bank Loan Documents and to Section 2.05(b), the Bank Agent may, at its option and without the prior written consent of the other parties hereto, take any action to accelerate payment of the Bank Claim and to foreclose or realize upon or enforce any of its rights with respect to (A) the Senior Loan Collateral and (B) any Purchased Property constituting Returned Goods in which the Program Agent or the Purchasers then have an interest junior and subordinate to a Returned Goods Lien; provided, however, that the Bank Agent shall not otherwise take any action to foreclose or realize upon or to enforce any rights it may have with respect to any of the Purchased Property (other than such Returned Goods) or any Senior Loan Collateral constituting Returned Goods in which a Returned Goods Lien is junior and subordinate to an interest of the Program Agent or the Purchasers in such Returned Goods without the Program Agent’s prior written consent unless the Purchaser Claim shall have been first paid and satisfied in full and the Bank Agent shall apply proceeds of any Purchased Property consisting of Returned Goods as provided in Section 2.01(b) above.
Notwithstanding any provision of the UCC or any other applicable law or any of the Bank Loan Documents, the Bank Agent hereby agrees that it will not take any action to enforce any of its rights, powers or remedies arising under the U.S. Pledge Agreement with respect to the Pledged Seller Stock until such time as the Purchaser Claim has been paid and satisfied in full in cash.
Access to and Use of Collateral. The Program Agent and the Bank Agent hereby agree that, notwithstanding the priorities set forth in this Agreement, the Program Agent and the Bank Agent shall have the following rights of access to and use of the Purchased Property and the Senior Loan Collateral, respectively:
(b)    Subject to any applicable restrictions in the Program Documents, the Program Agent may enter one or more premises of any Parent Undertaking Party, any Originator or the Seller, whether leased or owned, at any time during reasonable business hours, without force or process of law and without obligation to pay rent or compensation to any Parent Undertaking Party, any Originator, the Seller or the Bank Agent, whether before, during or after an Enforcement Period, and may have access to and use of all Records located thereon and may have access to and use of any other property to which such access and use are granted under the Program Documents, in each case provided that such use is for any purpose permitted under the Program Documents or for the purposes of enforcing the rights of the Program Agent and the Purchasers with respect to the Purchased Property.
(c)    Subject to any applicable restrictions in the Bank Loan Documents and any Subordinated Note, the Bank Agent may enter one or more premises of any Parent Undertaking Party or any Originator, whether leased or owned, at any time during reasonable business hours, without force or process of law and without obligation to pay rent or compensation to any Parent Undertaking Party, any Originator or the Program Agent, whether before, during or after an Enforcement Period, and may have access to and use of all Records located thereon, provided that such use is for any purpose permitted under the Bank Loan Documents or for the purposes of enforcing the Bank Agent’s rights (i) with respect to the Senior Loan

Collateral and (ii) subject to the limits provided in Section 2.01 above, with respect to the Purchased Property.
Notice of Defaults. The Bank Agent agrees to use reasonable efforts to give to the Program Agent copies of any notice sent to any Parent Undertaking Party or any Originator with respect to the occurrence or existence of an Event of Default which continues for a period of thirty (30) consecutive Business Days without there being in effect a waiver thereof or an agreement forbearing from the exercise of remedies duly executed by the parties required to do so under the applicable Bank Loan Documents. The Program Agent agrees to use reasonable efforts to give to the Bank Agent copies of any notice sent to any Parent Undertaking Party, any Originator or the Seller with respect to the occurrence or existence of an Event of Termination which continues for any period of thirty (30) consecutive Business Days without there being in effect a waiver thereof or an agreement forbearing from the exercise of remedies duly executed by the parties required to do so under the applicable Program Documents. Notwithstanding the foregoing, any failure by any party hereto to give such notice shall not create a cause of action against any party failing to give such notice or create any claim or right on behalf of any third party. In each of the above cases, the party receiving such notice shall have the right (but not the obligation) to cure the Event of Default or Event of Termination, as the case may be, which gave rise to the sending of such notice.
Agency for Perfection. The Program Agent and the Bank Agent hereby appoint each other as agent for purposes of perfecting by possession their respective security interests and ownership interests and liens on the Senior Loan Collateral (which may include the Subordinated Notes) and Purchased Property. In the event that the Program Agent obtains possession of any of the Senior Loan Collateral (to the extent that the Program Agent has been given written notice that such collateral is Senior Loan Collateral, or a Responsible Officer of the Program Agent has knowledge that such collateral constitutes Senior Loan Collateral), the Program Agent shall notify the Bank Agent of such fact, shall hold such Senior Loan Collateral in trust and, subject to Section 2.01(b) and Section 2.03, shall deliver such Senior Loan Collateral to the Bank Agent upon request. In the event that the Bank Agent obtains possession of any of the Purchased Property, the Bank Agent shall notify in writing the Program Agent of such fact, shall hold such Purchased Property in trust and, subject to Section 2.01(b), shall deliver such Purchased Property to the Program Agent upon request.
UCC Notices. In the event that any party hereto shall be required by the UCC or any other applicable law to give notice to the other of intended disposition of Purchased Property or Senior Loan Collateral, respectively, such notice shall be given in accordance with Section 3.01 hereof and ten (10) days’ notice shall be deemed to be commercially reasonable.
Independent Credit Investigations. None of the Program Agent or the Bank Agent or any of their respective directors, officers, agent or employees shall be responsible to the other or to any person, firm or corporation for the solvency or financial condition of the Parent Undertaking Parties, the Originators, the Seller or any Obligor or the ability of the Parent Undertaking Parties, the Originators, the Seller or any Obligor to repay the Purchaser Claim or the Bank Claim, or for the worth of the Purchased Property or the Senior Loan Collateral, or for statements of any of the Parent Undertaking Parties, the Originators or the Seller, oral or written, or for the validity, perfection, priority, sufficiency or enforceability of the Purchaser Claim, the Bank Claim, the Program Documents, the Bank Loan Documents, the Program Agent’s and the Purchaser’s interests in the Purchased Property or the Bank Agent’s interest in the Senior Loan Collateral or any other collateral. The Bank Agent and the Program Agent have entered into their respective agreements with the Parent Undertaking Parties, the Originators or the Seller, as applicable, based upon their own independent investigations. Neither the Bank Agent nor the Program Agent makes any warranty or representation to the other nor does it rely upon any representation of the other with respect to matters identified or referred to in this Section 2.10.

Limitation on Liability of Parties to Each Other. Except as provided in this Agreement, the Bank Agent shall have no liability to the Program Agent, and the Program Agent shall have no liability to the Bank Agent, except in each case for liability arising from the gross negligence or willful misconduct of such party or its representatives.
Marshalling of Assets. Subject to Section 2.05(b), nothing in this Agreement will be deemed to require either the Program Agent or the Bank Agent (i) to proceed against certain property securing any or all of the Bank Claim or the Purchaser Claim prior to proceeding against other property securing any such Claim or (ii) to marshal the Senior Loan Collateral or the Purchased Property (as applicable) upon the enforcement of the Bank Agent’s or the Program Agent’s rights or remedies under the Bank Loan Documents or Program Documents, as applicable.
Relative Rights of Purchasers and Secured Parties as Among Themselves. The relative rights of the Purchasers, each as against the other, with respect to the exercise of the rights and the receipt of the benefits granted by and to the Program Agent hereunder shall be determined by mutual agreement among such parties in accordance with the terms of the Program Documents. Each of the parties hereto (other than the Program Agent) shall be entitled to rely on the power and authority of the Program Agent to act on behalf of all of the Purchasers. The relative rights of the Secured Parties, each as against the other, with respect to the exercise of the rights and the receipt of the benefits granted by and to the Bank Agent shall be determined by mutual agreement among the parties in accordance with the terms of the Bank Loan Documents. Each of the parties hereto (other than the Bank Agent) shall be entitled to rely conclusively on the power and authority of the Bank Agent to act on behalf of all of the Secured Parties.
Effect upon Bank Loan Documents and Program Documents. By executing this Agreement, the Parent Undertaking Parties, the Originators and the Seller agree to be bound by the provisions hereof (i) as they relate to the relative rights of the Bank Agent with respect to the property of the Parent Undertaking Parties and the Originators and (ii) as they relate to the relative rights of the Originators and the Program Agent as creditors of the Seller. Each of the Originators and the Seller acknowledges that the provisions of this Agreement shall not give the Parent Undertaking Parties, the Originators or the Seller any substantive rights as against any other Person and that nothing in this Agreement shall amend, modify, change or supersede the terms of (x) the Bank Loan Documents as between the Credit Parties, the Bank Agent and the Secured Parties or (y) the Program Documents as among the Parent Undertaking Parties, the Originators, the Seller, the Purchasers, the Program Agent and the Lock-Box Banks. Notwithstanding the foregoing, the Bank Agent, on the one hand, and the Program Agent, on the other hand agree, that, as between themselves, to the extent the terms and provisions of the Bank Loan Documents or the Program Documents are inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.
Accountings. To the extent not provided by the Parent Undertaking Parties or the Originators, (a) the Bank Agent agrees to render accounts of the Bank Claim to the Program Agent upon request, including but not limited to giving effect to the application of proceeds of any collateral as hereinbefore provided, and (b) the Program Agent agrees to render statements to the Bank Agent upon request, which statements shall identify in reasonable detail the Purchased Receivables and shall render an account of the Purchaser Claim, giving effect to the application of proceeds of Purchased Property as hereinbefore provided.
Further Assurances. Each of the parties hereto agrees (i) to take such actions as may be reasonably requested by any other party, whether before, during or after an Enforcement Period, in order to effect the rules of distribution and allocation set forth above in this Article 2 and (ii) not to amend the

Bank Loan Documents or the Program Documents, as applicable, in any manner which would materially alter such rules of distribution and allocation set forth herein.

MISCELLANEOUS
Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex and facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or overnight courier or facsimile, to the intended party at the address or facsimile number of such party set forth below or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (a) if personally delivered, when received, (b) if sent by certified mail, four Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, two Business Days after having been given to such courier, unless sooner received by the addressee and (d) if transmitted by facsimile, when sent, upon receipt confirmed by telephone or electronic means. Notices and communications sent hereunder on a day that is not a Business Day shall be deemed to have been sent on the following Business Day.
If to the Program Agent:
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
“Rabobank Nederland”, New York Branch
245 Park Avenue, 37th Floor
New York, New York 10167
Attention: Transaction Management Team
Telephone No.: (212) 808-6806
Telecopier No.: (914) 287-2254
If to the Seller:
Crown Cork & Seal Receivables (DE) Corporation
919 Market Street
Wilmington, DE 19801
Attention: Michael B. Burns, Vice President and Treasurer
Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011
If to any Originator, addressed to such Person at:
c/o Crown Cork & Seal USA, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Michael B. Burns, Vice President and Treasurer
Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011

If to any Parent Undertaking Party, addressed to such Person at:
c/o Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Michael B. Burns, Vice President and Treasurer
Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011
If to the Bank Agent:
Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
and
Deutsche Bank AG London Branch
GBS Loans and LEMG
175 Bishopsgate
EC2A 2JN, London
United Kingdom
and
Deutsche Bank AG Canada Branch
Suite 4700 Commerce Court West
199 Bay Street
Toronto, Ontario
Canada M5L 1E9
Except as otherwise expressly required by this Agreement, no notice shall be required to be given to any Secured Party under any Bank Loan Document, other than to Bank Agent.
Agreement Absolute. The Program Agent and the Purchasers shall be deemed to have entered into the Program Documents in express reliance upon this Agreement. The Bank Agent and the Secured Parties shall be deemed to have entered into the Bank Loan Documents in express reliance upon this Agreement. This Agreement shall be and remain absolute and unconditional under any and all circumstances, and no acts or omissions on the part of any other party to this Agreement shall affect or impair the agreement of any party to this Agreement, unless otherwise agreed to in writing by all of the parties hereto. This Agreement shall be applicable both before and after the filing of any petition by or against any Parent Undertaking Party, any Originator or the Seller under the Bankruptcy Code and all references herein to any Parent Undertaking Party, any Originator or the Seller shall be deemed to apply to a debtor-in-possession for such party and all allocations of payments among the parties hereto shall, subject to any court order to the contrary, continue to be made after the filing of such petition on the same basis that the payments were to be applied prior to the date of the petition.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. The successors and assigns for the Parent Undertaking Parties, the Originators and the Seller shall include a debtor-in-possession or trustee of or for such party. The successors and assigns for the Bank Agent or the Program Agent, as the case may be, shall include any successor Bank Agent or Program Agent, as the case may be, appointed under the terms of the Bank Loan Documents or the Program Documents, as applicable. Each of the Bank Agent and the Program Agent, as the case may be, agrees not to transfer any interest it may have in the Bank Loan Documents or the Program Documents, as the case may be, unless such transferee has been notified of the existence of this Agreement and has agreed to be bound hereby.
Third-Party Beneficiaries. The terms and provisions of this Agreement shall be for the sole benefit of the parties hereto, the Purchasers and the Secured Parties and their respective successors and assigns and no other Person shall have any right, benefit or priority by reason of this Agreement.
Amendments, Etc. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by all the parties hereto, and any such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.
Section Titles. The article and section headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Submission to Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the Bank Loan Documents or Program Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any of the Bank Loan Documents or Program Documents shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Bank Loan Documents or Program Documents to which it is a party in the courts of any jurisdiction.
Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the Bank Loan Documents or Program Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process by personal delivery, certified mail, postage prepaid or overnight courier. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Waiver of Jury Trial. Each party to this Agreement waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under or relating to this Agreement or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any course of conduct, course of dealing, statements (whether oral or written), actions of any of the parties hereto or any other relationship existing in connection with this Agreement, and agrees that any such action or proceeding shall be tried before a court and not before a jury.
* * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
PROGRAM AGENT:

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH

By:
Name:
Title:

CROWN AMERICAS, INC.		CROWN INTERNATIONAL HOLDINGS, INC.

By:		By:
	Name:		Name:
	Title:		Title:

CROWN CORK & SEAL COMPANY, INC.		CROWN CORK & SEAL RECEIVABLES (DE) CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

CROWN CORK& SEAL USA, INC. (formerly known as Crown Cork & Seal Company (USA), Inc.)

By:
Name:
Title:

CROWN METAL PACKAGING CANADA LP, by its general partner CROWN METAL PACKAGING CANADA INC.

By:
Name:
Title:

Signature Page
to
Intercreditor Agreement
BANK AGENT:

DEUTSCHE BANK AG NEW YORK BRANC, as a Bank Agent

By:
Name:
Title:

DEUTSCHE BANK AG LONDON BRANCH, as a Bank Agent

By:
Name:
Title:

DEUTSCHE BANK AG CANADA BRANCH, as a Bank Agent

By:
Name:
Title:

Exhibit 5.1(d)(i)

FORM OF OPINION OF COUNSEL

Exhibit 5.1(e)(i)
FORM OF
OFFICER’S CERTIFICATE
[ ], 2013
The undersigned does hereby certify on behalf of [Applicable Borrower], a [corporation] [limited liability company] [limited partnership] [société anonyme] (“Borrower”), in his capacity as officer of [the general partner of] Borrower and not in his individual capacity that:
1.    This Officer’s Certificate is furnished pursuant to Section 5.1(e)(i) of the Credit Agreement, dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (such Credit Agreement, as in effect on the date of this Officer’s Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Officer’s Certificate shall have the meanings set forth in the Credit Agreement.
2.    Each of the representations and warranties of the Borrowers and each other Credit Party set forth in Article VI of the Credit Agreement are true and correct in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties are true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.
3.    On the date hereof and immediately after giving effect to the Borrowing on the date hereof, no Event of Default or Unmatured Event of Default has occurred and is continuing.
4.    The conditions of Section 5.1 of the Credit Agreement have been fully satisfied or waived, subject to the proviso at the end of Section 5.1 of the Credit Agreement (except that no opinion is expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above.

[APPLICABLE BORROWER]

By:
Name:
Title:

Exhibit 5.1(e)(ii)
FORM OF
[ASSISTANT] SECRETARY’S CERTIFICATE
[APPLICABLE CREDIT PARTY]
[Assistant] Secretary’s Certificate
I, ______________, hereby certify that I am the duly elected, qualified and acting [Assistant] Secretary of [APPLICABLE CREDIT PARTY], a _______________ [corporation/société anonyme /limited partnership/limited liability company] (the “Company”), and that, as such, I am authorized to execute and deliver this Secretary’s Certificate, dated as of [ ] [ ], 2013 (this “Certificate”), on behalf of the Company. This Certificate is being delivered pursuant to Section 5.1(e)(ii) of that certain Credit Agreement, dated as of December 19, 2013 (the “Credit Agreement”), by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent. Capitalized terms used herein and not defined herein shall have their respective meanings set forth in the Credit Agreement.
I hereby further certify, as of the date hereof, that:
1.     Attached hereto as Exhibit A is a true and correct copy of the Articles of Incorporation or Formation of the Company, certified by the Secretary of State of the jurisdiction of its incorporation or formation as of the date listed thereon, together with all amendments thereto through the date hereof;
2.     Attached hereto as Exhibit B is a true and correct copy of the by-laws or operating agreement or equivalent of the Company, together with all amendments thereto through the date hereof, and said by-laws or operating agreement or equivalent are in full force and effect on and as of the date hereof;
3.    Attached hereto as Exhibit C is a true and correct copy of the resolutions duly adopted by the board of directors of the Company on _______________, and said resolutions have not been amended or repealed, are in full force and effect on and as of the date hereof and constitute the only action taken by the board of directors of the Company with respect to the subject matter thereof;
4. Each of the persons named on Exhibit D is a duly elected and qualified officer of the Company with such person holding the respective office or offices set forth opposite such person’s name and the signature set forth opposite the name of each such person is his or her genuine signature. Each such person is authorized to execute and deliver, on behalf of the Company, the Loan Documents to which it is a party and any certificate or other document to be executed and delivered by the Company pursuant to the Loan Documents; and

5.     Prior to receipt by the Administrative Agent of a new certificate of the Secretary of the Company amending this Certificate to add or delete the name or names of authorized officers and submitting the signatures of the officers named in such new certificate, the Administrative Agent and the Lenders may rely on this Certificate in connection with the execution and delivery, on behalf of the Company, of the Loan Documents and other certificates or documents to be executed and delivered by the Company pursuant to the Loan Documents.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have hereunto set my hand to this Certificate as of the date first written above.

[_____________]

By:
Name:
Title: [Assistant] Secretary
I, _________________, the undersigned, [Applicable Officer] of the Company, do hereby certify that _________________ is the duly elected and qualified [Assistant] Secretary of the Company and the signature above is his/her genuine signature.

By:
Name:
Title: [Applicable Officer]

Exhibit 5.1(e)(iv)

FORM OF SOLVENCY CERTIFICATE

I, the undersigned, the chief financial officer of CROWN HOLDINGS, INC. (“Crown Holdings”), DO HEREBY CERTIFY on behalf of Crown Holdings and its Subsidiaries, CROWN AMERICAS LLC, a Pennsylvania limited liability company (the “U.S. Borrower”) and its Subsidiaries, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France (the “European Borrower”) and its Subsidiaries and the Canadian Borrower and its Subsidiaries that:
This Certificate is furnished pursuant to Section 5.1(e)(iv) of the Credit Agreement (as in effect on the date of this Certificate), dated as of December 19, 2013, among the U.S. Borrower, European Borrower, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers”) and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”) as Parent Guarantors, the financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, “Administrative Agent”), DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent (in such capacity, “U.K. Administrative Agent”) and DEUTSCHE BANK AG CANADA BRANCH as Canadian Administrative Agent (“Canadian Administrative Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
Immediately after giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof,
(a)    the fair value of the assets of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries, (iii) the European Borrower and its Subsidiaries and (iv) the Canadian Borrower and its subsidiaries, in each case, on a consolidated basis, at fair valuation, exceeds the debts and liabilities, subordinated, contingent or otherwise, of such parties,
(b)    the present fair saleable value of the property of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries, (iii) the European Borrower and its Subsidiaries and (iv) the Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis, is greater than the amount that such parties will be required to pay with respect to the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (and specifically, no German Borrower or Non-U.S. Guarantee Party organized under the Laws of the Federal Republic of Germany is threatened with illiquidity within the meaning of 18 German Insolvency Code (Insolvenzordnung)),
(c)    each of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries, (iii) the European Borrower and its Subsidiaries and (iv) the Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;
(d)    none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries, (iii) the European Borrower and its Subsidiaries and (iv) the Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis, have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date;

(e)    none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries, (iii) the European Borrower and its Subsidiaries and (iv) the Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis, will be subject to any proceedings for its administration (with respect to the European Borrower and its Subsidiaries organized under the laws of France, redressement judiciaire), or is or will be subject to a plan for the transfer of the whole or part of its business, or is or will be subject to liquidation (with respect to the European Borrower and its Subsidiaries organized under the laws of France, liquidation judiciaire) and no claim has been made requesting implementation of such proceedings;
(f)    none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries, (iii) the European Borrower and its Subsidiaries and (iv) the Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis, is or will be subject to the administration of a court appointed mediator (conciliateur), judicial condition, compulsory manager, receiver (administrateur judiciaire), administrator, liquidator (liquidateur judiciaire) or other similar office (with respect to the European Borrower and its Subsidiaries organized under the laws of France, mandataire ad hoc), and no request has been filed and no negotiations are envisaged for the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of such Borrower;
(g)    none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries, (iii) the European Borrower and its Subsidiaries and (iv) the Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis, is or will be unable to settle its debts (contingent or otherwise) with realizable assets (with respect to the European Borrower and its Subsidiaries organized under the laws of France, en ëtat de cessation des paiements) within the meaning of article L 621-2 of the French Commercial Code or admits in writing its inability to pay its debts as they fall due; and
(h)    none of the European Borrower and its Subsidiaries organized under the laws of France is or will be subject to amicable arrangement proceedings (procedure de reglement amiable), within the meaning of Article L 611-3 of the French Commercial Code; and (i) none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries, (iii) the European Borrower and its Subsidiaries and (iv) the Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis, has or will commence negotiations with any of its creditors with a view to the general readjustment or rescheduling of any of its indebtedness or has made a general assignment for the benefit of any of its creditors and/or has entered into any settlement agreement or amicable arrangement with any of its creditors (with respect to the European Borrower and its Subsidiaries organized under the laws of France, transactions, accord ou réglement amiable), or stops or suspends payment of all or substantially all of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.
[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of ___________, 201_.

CROWN HOLDINGS, INC.

By:
Name:
Title: Chief Financial Officer

Exhibit 7.2(a)

FORM OF
COMPLIANCE CERTIFICATE

[_____] [__], 20[__]

To:	Each of the Lenders and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent
[ ]
[ ], [ ] [ ]
Attention:

and

DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent

and
DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent
Crown Holdings, Inc.
Ladies and Gentlemen:
This Compliance Certificate is being delivered pursuant to Section 7.2(a) of the Amended and Restated Credit Agreement dated as of April 7, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among CROWN AMERICAS LLC, a Pennsylvania limited liability company ("U.S. Borrower"), CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada (“Canadian Borrower”) CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France ("European Borrower"), each of the subsidiary borrowers referred to therein (the "Subsidiary Borrowers" and together with U.S. Borrower, Canadian Borrower and European Borrower, the "Borrowers"), CROWN CORK & SEAL COMPANY, INC. ("CCSC"), CROWN HOLDINGS, INC. ("Crown Holdings") and CROWN INTERNATIONAL HOLDINGS, INC. ("Crown International"), as Parent Guarantors, the financial institutions listed on Schedule 1.1(a) thereto, as such Schedule may from time to time be supplemented or amended (the "Lenders"), DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent (in such capacity, the "Canadian Administrative Agent"), DEUTSCHE BANK AG LONDON BRANCH as U.K. Administrative Agent (in such capacity, the "U.K. Administrative Agent") and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the "Administrative Agent"). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
Crown Holdings and the Borrowers hereby certify, represent and warrant that as of [ ] (the "Test Date"):     Test Date should be date of most recent financial statements delivered under Section 7.1 of the Credit Agreement.
(a)    The Total Leverage Ratio was _:1.0, as computed on Attachment 1 hereto and such ratio [complies] [does not comply] with the provisions of Article IX of the Credit Agreement;

(b)    The financial statements delivered with this Compliance Certificate in accordance with Section 7.1(a) or Section 7.1(b) of the Credit Agreement, as the case may be, present fairly, in accordance with GAAP (or, in the case of financial statements of any Non-U.S. Subsidiary delivered pursuant to Section 7.1(a), generally accepted accounting principles in such Person’s jurisdiction of organization (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein or otherwise disclosed in writing by Crown Holdings to the Lenders)), the financial condition and results of operations of Crown Holdings and its consolidated Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal year-end adjustments and absence of footnotes);
(c)    No Unmatured Event of Default or Event of Default has occurred and is continuing [other than as follows:].

[Signature Page Follows]

__________________

[1]	Test Date should be date of most recent financial statements delivered under Section 7.1 of the Credit Agreement.

IN WITNESS WHEREOF, Crown Holdings and the Borrowers have caused this Compliance Certificate to be executed and delivered by its Responsible Officer as of the date first set forth above.

CROWN HOLDINGS, INC.

By:
Name:
Title: [Financial Officer]

CROWN AMERICAS LLC

By:
Name:
Title: [Financial Officer]

CROWN EUROPEAN HOLDINGS S.A.

By:
Name:
Title: [Financial Officer]

CROWN METAL PACKAGING LP
by its general partner, CROWN METAL
PACKAGING CANADA INC.

By:
Name:
Title: [Financial Officer]

CROWN UK HOLDINGS LIMITED

By:
Name:
Title: [Financial Officer]

CROWN CORK & SEAL DEUTSCHLAND
HOLDINGS GMBH

By:
Name:
Title: [Financial Officer]

CROWN VERPAKKING NEDERLAND BV

By:
Name:
Title: [Financial Officer]

ATTACHMENT 1

1.    Total Leverage Ratio:

A.	Net Indebtedness of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing). $__________
"Net Indebtedness" means, at any date and with respect to any Person, Indebtedness of such Person on such date less Cash and Cash Equivalents of such Person on such date determined in accordance with GAAP.
"Indebtedness" means, as applied to any Person (without duplication), (i) all indebtedness of such Person for borrowed money;     (ii) all non-contingent obligations to pay the deferred and unpaid balance of the purchase price of assets or services (other than (x) trade payables and other accrued liabilities incurred in the ordinary course of business, (y) deferred compensation arrangements and (z) earn-out obligations unless such earn-out obligations have been liquidated and are not paid when due) which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; (iii)    all Capitalized Lease Obligations; (iv) all Indebtedness of the type described in clauses (i) through (iii) above and clauses (v) through (x) below secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is nonrecourse to such Person (provided that with respect to Indebtedness that is nonrecourse to the credit of such Person, such Indebtedness shall be taken into account only to the extent of the lesser of the fair market value of the asset(s) subject to such Lien and the amount of Indebtedness secured by such Lien);    (v) [reserved]; (vi) indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments; (vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws; (viii) net obligations of such Person under Hedging Agreements; (ix) Guarantee Obligations of such Person in respect of Indebtedness described in clauses (i)

through (viii) and clause (x) of this definition; and (x) Attributable Debt of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person under clause (viii) above at any time shall equal the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

B.	Consolidated EBITDA of Crown Holdings and its Subsidiaries. $__________
"Consolidated EBITDA" means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) (it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income except for non-cash charges recorded in current period Consolidated Net Income that represent the reclassification of previously unrecognized net losses from  other comprehensive income as a result of a plan settlement and (y) reserves for Asbestos Payments shall be “added back”), (v) actual cash realized relating to the sale of Real Property or equipment in connection with restructuring activities, (vi) (A) fees, costs and expenses in connection with the Transactions, (B) transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances, investments, acquisitions, asset dispositions, recapitalizations, refinancings, mergers, option buy-outs, or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, (C) fees, costs and expenses in connection with strategic initiatives, transition costs and other business optimization and information systems related fees costs and expenses

(including non-recurring employee bonuses in connection therewith and the separation and eventual disposal of businesses or lines of business) and (D) fees, costs and expenses with respect to Permitted Receivables or Factoring Financings, to the extent not included in Consolidated Interest Expense, plus (vii) the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies reasonably identifiable and factually supportable relating to, and projected by the Borrowers in good faith to result from, actions taken or with respect to which substantial steps have been taken or are expected to be taken by Borrowers or any of their Subsidiaries within 24 months after (A) in the case of the Transactions, the Effective Date and (B) in the case of asset sales, investments, asset dispositions, operating improvements, mergers or other business combinations, acquisitions, divestitures, restructurings and cost savings initiatives, the date it is consummated; provided that the aggregate amount added back pursuant to this clause (vii) (other than in connection with any mergers, business combinations, acquisitions or divestitures) and clause (viii) and pursuant to any pro forma adjustments in accordance with the definition of “Pro Forma Basis” in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (prior to giving effect to such add-backs pursuant to this clause (vii) and clause (viii) and such adjustments), plus (viii) costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities, stores or distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that the aggregate amount of any such costs, charges, accruals, reserves or expenses (other than in connection with any mergers, business combinations, acquisitions or divestures), together with any amounts added back pursuant to clause (vii) and pursuant to any pro forma adjustment in accordance with the definition of Pro Forma Basis in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (prior to giving effect to such add-backs pursuant to this clause (viii) and clause (vii) and such adjustments), minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains

(or plus extraordinary losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

C.	TOTAL LEVERAGE RATIO: The ratio of Item 1.A to Item 1.B. ________:1.0

Exhibit 12.1(c)
FORM OF
JOINDER AGREEMENT

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of the date set forth below, entered into pursuant to that certain Credit Agreement, dated as of December 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“Company”), CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers (as defined in the Credit Agreement), the financial institutions party thereto, including DEUTSCHE BANK AG in their capacities as lenders thereunder (collectively, the “Lenders”), DEUTSCHE BANK AG CANADA BRANCH, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (“Administrative Agent”) for the Lenders. Terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement.
W I T N E S S E T H:
WHEREAS, each of the undersigned Subsidiaries of the Company wish to (a) join the Credit Agreement as an Other Subsidiary Borrower, (b) be bound by all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Other Subsidiary Borrower in the Credit Agreement, and (c) perform all obligations required of it as an Other Subsidiary Borrower by the Credit Agreement.
WHEREAS, the parties to this Joinder Agreement wish to amend Schedule 1.1(b) and Schedule 1.1(d) to the Credit Agreement in the manner hereinafter set forth; and
WHEREAS, this Joinder Agreement is entered into pursuant to Section 12.1 of the Credit Agreement;
NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:
1.     Each of the undersigned Subsidiaries of the Company hereby acknowledges that it has received and reviewed a copy (in execution form) of the Credit Agreement and the other Loan Documents.
2.     Upon the execution and delivery of this Joinder Agreement (the “Effective Date”), each undersigned Subsidiary of the Company shall (a) become an Other Subsidiary Borrower under the Credit Agreement with the same force and effect as if originally named therein as an Other Subsidiary Borrower, (b) be bound by, and hereby confirms, all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Other Subsidiary Borrower in the Credit Agreement and (c) perform all obligations required of it as an Other Subsidiary Borrower by the Credit Agreement. Prior to or on the Effective Date, each undersigned

Subsidiary shall deliver to Administrative Agent all documents and opinions required by Section 12.1(c)(i)(B) of the Credit Agreement.
3.     Pursuant to Section 12.1 of the Credit Agreement, upon the Effective Date, Schedule 1.1(b) and Schedule 1.1(d) to the Credit Agreement shall be amended and restated to read as set forth on Schedule 1.1(b) and Schedule 1.1(d) attached hereto. The address and jurisdiction of organization or incorporation of each undersigned Other Subsidiary Borrower of the Company is set forth in Annex I to this Subsidiary Borrower Joinder Agreement.
4.     The Company hereby agrees that its guarantees contained in Article XIV of the Credit Agreement shall remain in full force and effect after giving effect to this Subsidiary Borrower Joinder Agreement and reaffirms, ratifies and confirms its obligations under such Article XIV.
5.     THIS SUBSIDIARY BORROWER JOINDER AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.
6.     GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS; MUTUAL WAIVER OF JURY TRIAL. The parties hereto agree that Section 12.9 of the Credit Agreement is incorporated herein, mutatis mutandis, as if fully set forth herein.

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Borrower Joinder Agreement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of the date set forth below.

[NAME OF SUBSIDIARY],

as an Other Subsidiary Borrower
Dated:

By:
Title:

CROWN EUROPEAN HOLDINGS S.A.

By:
Title:

Accepted and Acknowledged:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Title:

SCHEDULE 1.1(b)
Multicurrency Revolver Sublimits

SCHEDULE 1.1(d)
Other Subsidiary Borrowers/Subsidiary Guarantors

ANNEX I
Administrative Information

Exhibit 12.8(d)

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT28

Date __________, ____

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each an] “Assignor”) and [the] [each] Assignee identified in [item 2] [item 3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee [Assignor] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each such] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swing Line Loans) (the “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the] [each such] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [each such] Assignor.
1.    Assignor:        __________________
2.    Assignee(s):        __________________

3.
Credit Agreement:    Credit Agreement dated as of December 19, 2013 among CROWN AMERICAS LLC, a Pennsylvania limited liability company, Crown European Holdings S.A., a société anonyme organized under the laws of France, CROWN Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada, Crown Cork & Seal Company, Inc., a Pennsylvania corporation, Crown Holdings, Inc., a Pennsylvania corporation, Crown International Holdings, Inc., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, DEUTSCHE BANK AG canada branch, as Canadian Administrative Agent, DEUTSCHE BANK AG LONDON BRANCH, as U.K. Administrative Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent.

__________________

[28]	This Form of Assignment and Assumption Agreement should be used for an assignment to or from a single Assignee or to or from funds managed by the same or related investment managers.

4.	Assigned Interest:

Assignee	Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders under such Facility	Amount of Commitment/Loans Assigned under such Facility	Scheme Reference number under the HMRC DT Treaty Passport Scheme and Jurisdiction of Tax Residence[29]
[Name of Assignee]		__________	__________
[Name of Assignee]		__________	__________

Effective Date ___________ ____, 201__

__________________

[29]	Include for Assignees of Multicurrency Revolving Commitments. If this information is not provided, the Assignee may be subject to UK withholding tax with respect to Loans made to the U.K. Borrower.

ASSIGNOR INFORMATION

Payment Instructions:

Reference:

Notice Instructions:

Reference:

ASSIGNEE INFORMATION

Payment Instructions:

Reference:

Notice Instructions:

Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][30]

By:___________________________	By:___________________________
Name:	Name:
Title:	Title:

[Additional Signature lines as necessary]	[Additional Signature lines as necessary]

By:___________________________	By:___________________________
Name:	Name:
Title:	Title:

[Consented to and][31] Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:___________________________
Name:
Title:

[Applicable Borrower][32]:
as Borrower

By:___________________________
Name:
Title:

__________________

[30]	Add additional signature blocks, as needed.
[31]	Insert only if assignment is being made to an Assignee other than an Affiliate or another Lender, or, in the case of a Lender that is a Fund, any Related Fund of any Lender.
[32]	To be included if no Event of Default then exists and is continuing.

ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT
ANNEX I
CROWN AMERICAS LLC
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.    Representations and Warranties.
1.1.    Assignor. [Each] [The] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Company or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.
1.2.    Assignee. [Each] [The] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) has sent to Company if required to be delivered to Company or attached to this Assignment if required to be delivered to Administrative Agent any documentation required to be delivered by it to Company and/or Administrative Agent pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [each such] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payment. Subject to the terms of the Credit Agreement, from and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [each such] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

DISCLOSURE SCHEDULES TO
AMENDED AND RESTATED CREDIT AGREEMENT
Dated April 7, 2017
among
CROWN AMERICAS LLC,
as U.S. Borrower,
CROWN EUROPEAN HOLDINGS S.A.,
as European Borrower,
CROWN METAL PACKAGING CANADA LP,
as Canadian Borrower,
THE SUBSIDIARY BORROWERS NAMED HEREIN,
CROWN HOLDINGS, INC.,
CROWN INTERNATIONAL HOLDINGS, INC. and
CROWN CORK & SEAL COMPANY, INC.,
as Parent Guarantors,
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent
and
DEUTSCHE BANK AG LONDON BRANCH,
as U.K. Administrative Agent
and
DEUTSCHE BANK AG CANADA BRANCH,
as Canadian Administrative Agent
and
VARIOUS LENDING INSTITUTIONS
______________________

Arranged by
Deutsche Bank Securities Inc.,
CITIGROUP GLOBAL MARKETS INC.,
WELLS FARGO SECURITIES, LLC,
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
BNP Paribas,
BANCO Santander, S.A.,
MIZUHO Bank, LTD.,
The Bank of Nova Scotia,
TD Bank, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
UniCredit Bank AG,
BBVA COMPASS,
ING Bank N.V.,
Credit Agricole Corporate and Investment Bank,
HSBC Securities (USA) Inc.,
PNC Capital Markets LLC,
Sumitomo Mitsui Banking Corporation,
COÖPERATIEVE RABOBANK U.A.,
as Co-Documentation Agents

Schedule 1.1(a)

Commitments

Canadian Revolving Commitments

Canadian Revolving Lender	Amount of Canadian Revolving Commitment
Deutsche Bank AG Canada Branch	$10,000,000
The Bank of Nova Scotia	14,500,000
TD Bank, N.A.	14,500,000
Canadian Imperial Bank of Commerce, New York Branch	11,000,000
TOTAL:	$50,000,000

Term Loan A Commitments

Lender	Amount of Term Loan A Commitment
Deutsche Bank AG New York Branch	$48,500,000
Citibank, N.A.	50,000,000
Bank of America, N.A.	41,500,000
Mizuho Bank, Ltd.	41,500,000
Scotiabank (Ireland) DAC	41,500,000
TD Bank, N.A.	41,500,000
Wells Fargo Bank, National Association	41,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	20,500,000
Compass Bank d/b/a BBVA Compass	30,500,000
PNC Bank, National Association	30,500,000
Coöperatieve Rabobank U.A., New York Branch	16,000,000
Sumitomo Mitsui Banking Corporation	30,500,000
CoBank, ACB	84,700,000
AgStar Financial Services, PCA	5,300,000
Goldman Sachs Bank USA	21,500,000
Capital One, National Association	18,500,000
Canadian Imperial Bank of Commerce, New York Branch	18,500,000
DBS Bank Ltd.	12,500,000
Fifth Third Bank	18,500,000
The Huntington National Bank	18,500,000
Industrial and Commercial Bank of China, New York Branch	18,500,000
Peoples United Bank, National Association	18,500,000
First Commercial Bank, LTD, New York Branch	13,500,000
KBC Bank N.V., New York Branch	13,500,000
BMO Harris Bank N.A.	11,000,000
Crédit Industriel et Commercial, New York Branch	11,000,000
City National Bank	9,000,000
The Northern Trust Company	9,000,000
Australia and New Zealand Banking Group Limited	5,500,000
Chang Hwa Commercial Bank, Ltd., New York Branch	5,500,000
TriState Capital Bank	3,000,000
TOTAL:	$750,000,000

Term Euro Commitments

Lender	Amount of Term Euro Commitment
Deutsche Bank AG London Branch	€94,500,000
BNP Paribas	38,000,000
Banco Santander, S.A.	38,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	9,000,000
Credit Agricole Corporate and Investment Bank	28,000,000
HSBC France SA	28,000,000
DNB Capital LLC	19,750,000
Raiffeisen Bank International AG	19,750,000
TOTAL:	€275,000,000

Dollar Revolving Commitments

Dollar Revolving Lender	Amount of Dollar Revolving Commitment
Deutsche Bank AG New York Branch	$30,000,000
Citibank, N.A.	30,000,000
Bank of America, N.A.	24,500,000
Mizuho Bank, Ltd.	48,500,000
The Bank of Nova Scotia	10,000,000
TD Bank, N.A.	10,000,000
Wells Fargo Bank, National Association	24,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	20,000,000
Compass Bank d/b/a BBVA Compass	20,000,000
HSBC Bank USA, N.A.	20,000,000
PNC Bank, National Association	39,500,000
Sumitomo Mitsui Banking Corporation	39,500,000
CoBank, ACB	103,500,000
AgStar Financial Services, PCA	6,500,000
Goldman Sachs Bank USA	28,500,000
Capital One, National Association	21,500,000
DBS Bank Ltd.	11,000,000
Fifth Third Bank	21,500,000
The Huntington National Bank	21,500,000
Industrial and Commercial Bank of China, New York Branch	11,000,000
Peoples United Bank, National Association	21,500,000
First Commercial Bank, LTD, New York Branch	16,500,000
KBC Bank N.V., New York Branch	16,500,000
BMO Harris Bank N.A.	7,000,000
City National Bank	11,000,000
The Northern Trust Company	11,000,000
Standard Chartered Bank	8,000,000
Australia and New Zealand Banking Group Limited	6,500,000
Chang Hwa Commercial Bank, Ltd., New York Branch	6,500,000
TriState Capital Bank	4,000,000
TOTAL:	$650,000,000

Multicurrency Revolving Commitments

Multicurrency Revolving Lender	Amount of Multicurrency Revolving Commitment	U.K. Revenue & Customs Double Taxation Treaty Passport Scheme Reference Number and Jurisdiction of Tax Residence (if applicable)
Deutsche Bank AG London Branch	$304,500,000
Citibank, N.A.	30,000,000	012/C/0355825/DTTP [Ireland]
BNP Paribas	48,500,000	5/B/255139/DTTP [France]
Bank of America Merrill Lynch International Limited	24,000,000
Wells Fargo Bank, National Association	24,000,000	13/W/61173/DTTP [United States]
Scotiabank (Ireland) DAC	24,000,000	12/5/71066/DTTP [Ireland]
TD Bank, N.A.	24,000,000	13/T/358618/DTTP [United States]
Banco Santander, S.A.	48,500,000	9/S/267974/DTTP [Spain]
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	19,500,000	43/B/322072/DTTP [Japan]
Credit Agricole Corporate and Investment Bank	39,500,000	5/C/222082/DTTP [France]
HSBC Bank PLC	19,500,000
DNB Capital LLC	28,500,000
Raiffeisen Bank International AG	28,500,000	15/R/356644/DTTP [Austria]
Barclays Bank PLC	25,000,000
Lloyds Bank plc	12,000,000
TOTAL:	$700,000,000

Schedule 1.1(b)

Revolver Sublimits

Subsidiary Borrower	Sublimit Amount
Crown UK Holdings Limited	$250,000,000
Crown Cork & Seal Deutschland Holdings GmbH	$50,000,000
Crown Verpakking Nederland BV	$25,000,000

Schedule 1.1(d)

Subsidiary Borrowers and Subsidiary Guarantors

Subsidiary Borrowers

Crown UK Holdings Limited
Crown Cork & Seal Deutschland Holdings GmbH
CROWN Verpakking Nederland B.V.

Subsidiary Guarantors

Canada
889273 Ontario Inc.
Crown Canadian Holdings ULC
CROWN Metal Packaging Canada LP
CROWN Metal Packaging Canada Inc.
3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse

France
Societe de Participations CarnaudMetalbox
Crown Bevcan France SAS
Crown Emballage France SAS
Crown Développement

Germany

Crown Cork & Seal Deutschland Holdings GmbH
CROWN Commercial Vermögensverwaltung GmbH
CROWN Foodcan Germany GmbH
CROWN Foodcan GmbH
CROWN Commercial Germany GmbH & Co. KG

Luxembourg

Crown Packaging Lux III, S.à.r.l.

Mexico
Crown Envases Mexico, S.A. de C.V.
Crown Mexican Holdings, S. de R.L. de C.V.
Fábricas Monterrey, S.A. de C.V.
Cierres Herméticos, S.A. de C.V
CROWN Famosa, S.A. de C.V.
Prolatamex, S.A. de C.V.
Silices de Veracruz, S.A. de C.V.
Glass & Silice, S.A. de C.V.
Silice del Istmo, S.A. de C.V.

Netherlands

Crown Verpakking Nederland B.V.
FAMOSA B.V.
SIVESA B.V.
SISA Mexico B.V.

Spain

Crown Food España, S.A.U.
Adularia Inversiones 2010, S.L.U.

Switzerland
Crown Packaging European Holdings GmbH
Crown Packaging European Division GmbH

United Kingdom

CarnaudMetalbox Engineering Limited
CarnaudMetalbox Group UK Ltd.
CarnaudMetalbox Overseas Ltd.
CROWN Aerosols UK LTD
Crown Specialty Packaging UK Limited
Crown UK Holdings Limited
Crown Packaging Distribution UK Limited
Crown Packaging Manufacturing UK Limited

United States

CR USA, Inc.
CROWN Beverage Packaging Puerto Rico, Inc.
CROWN Beverage Packaging, LLC
Crown Consultants, Inc.
Crown Cork & Seal Company (DE), LLC
CROWN Cork & Seal USA, Inc.
Crown Financial Corporation
CROWN Packaging Technology, Inc.
Foreign Manufacturers Finance Corporation
NWR, Inc.
Crown Americas Capital Corp.
Crown Americas Capital Corp. II
Crown Americas Capital Corp. III
Crown Americas Capital Corp. IV
Crown Americas Capital Corp. V

Schedule 1.1(e)

Unrestricted Entity
None.

Schedule 1.1(g)

Applicable LC Sublimit

Canadian Revolving Lender	Amount of Canadian Letter of Credit Sublimit
Deutsche Bank AG Canada Branch	$10,000,000

Multicurrency Revolving Lender	Amount of Multicurrency Letter of Credit Sublimit
Deutsche Bank AG London Branch	$77,000,000
Citibank, N.A.	35,000,000
BNP Paribas	22,000,000
Bank of America Merrill Lynch International Limited	22,000,000
Wells Fargo Bank, National Association	22,000,000
TD Bank, N.A.	22,000,000

Schedule 2.10(j)
Letters of Credit Outstanding on the Closing Date

Letter of Credit No.	Effective Date	Letter of Credit Amount	Current Expiry Date	Beneficiary
DBS-16959	2/13/2006	$4,626,114.00	2/13/2018	Pacific Employers Insurance Co., and/or ACE American Insurance Co.
DBS-17028	3/28/2006	$14,834,949.00	3/27/2018	Zurich Insurance Company, and Zurich International (UK) Ltd., and Zurich Insurance Ireland Ltd.
DBS-17761	11/30/2007	$13,000,000.00	11/30/2017	Crownway Insurance Company
DBS-17998	8/20/2008	$169,341.60	4/3/2018	US Enviornmental Protection Agency
DBS-19028	10/15/2010	$444,390.35	10/17/2017	NJ Dept of EPA
DBS-21170	7/1/2015	$345,000.00	7/1/2017	US Enviornmental Protection Agency
DBS-21290	10/19/2015	$6,318,608.00	10/18/2017	Illinois National Insurance Company
DBS-21291	10/19/2015	$1,309,425.70	10/18/2017	Lumbermans Mutual Casualty Company
DBS-21295	10/21/2015	$732,000.00	10/20/2017	Travelers Indemnity Company
DBS-21322	11/12/2015	$715,000.00	11/14/2017	Travelers Casualty & Surety Company of America

Letters of Credit under DB Facility	TOTAL	$42,494,828.65

Schedule 5.1(d)
Opinions of Counsel
Local Counsel to Credit Parties

Jurisdiction	Counsel
Germany	BOUCHON & PARTNER RECHTSANWÄLTE Dr. Martin Bouchon Bouchon & Partner Rechtsanwälte Barckhausstraße 10 D-60325 Frankfurt am Main, Germany
Mexico	BASHAM, RINGE Y CORREA, S.C. Miguel Angel Peralta Paseo de los Tamarindos Col. Bosques de las Lomas, 05120, Mexico City
Netherlands	De BRAUW BLACKSTONE WESTBROEK Ernest Meyer Swantee 125 Old Broad Street, 17th Floor, London EC2N 1AR, United Kingdom
Luxembourg	DECHERT Jean-Louis Frognet 1, Allee Scheffer L-2017 Luxembourg
Switzerland	HOMBURGER AG Eduard de Zordi Hardstrasse 201, Prime Tower 8005 Zurich, Switzerland
United Kingdom	DECHERT - UNITED KINGDOM Charles Malpass 160 Queen Victoria St, London, EC4V 4QQ, United Kingdom
France	DECHERT Ermine Bolot-Masse 32 Rue de Monceau, 75008 Paris, France
Nova Scotia	STEWART MCKELVEY Charles S. Reagh 1959 Upper Water Street Halifax, NS, Canada B3J 3N2
Canada	Miller Thomson LLP Nora F. Osbaldeston Scotia Plaza 40 King Street West, Suite 5800 P.O. Box 1011 Toronto, Ontario M5H 3S1, Canada
Spain	Uria Menendez Juan Antonio Pérez Rivarés Príncipe de Vergara, 187 Plaza de Rodrigo Uría 28002 Madrid

Schedule 6.5 (b)(i)

Indebtedness

(A): Indebtedness that will be outstanding immediately after the Effective Date

Unsecured Indebtedness		Maturity	Amount (in millions)	Security

4.000%	Senior Notes	July 15, 2022	€ 650	None

4.500%	Senior Notes	January 15, 2023	$1,000	None

2.625%	Senior Notes	September 30, 2024	€ 600	None

3.375%	Senior Notes	May 15, 2025	€ 600	None

4.250%	Senior Notes	September 30, 2026	$400	None

7.375%	Senior Notes	December 15, 2026	$350	None

7.500%	Senior Notes	December 15, 2096	$45.3	None

Secured Indebtedness

Guarantees: Americas Division
Entity / Location	Given By	In Favor	Description	Amount in $ millions

Van Nuys, CA	Crown Cork & Seal Company, Inc.	Current Facility Owner	To Indemnify for environmental remediation	*
St. Louis, MO	Crown Cork & Seal Company	Current Facility Owner	To Indemnify for environmental remediation	*
Thomaston, CT	Crown Cork & Seal Company	Current Facility Owner	To Indemnify for environmental remediation	*
Fremont, CA	Crown Cork & Seal Company	Current Facility Owner	To Indemnify for environmental remediation	*
Union City, CA	Crown Cork & Seal Company	Current Facility Owner	To Indemnify for environmental remediation	*
Salisbury, MD	Crown Cork & Seal Company	Current Facility Owner	To Indemnify for environmental remediation	*
Omaha, NE	Crown Cork & Seal Company	Current Facility Owner	To Indemnify for environmental remediation	*
	Crown Americas (VICHISA S.A. DE C.V.)	Heye	Purchase of equipment	13.896

Crown Holdings, Inc (Empaque)	BBVA	Empaque Cash management agreement	30.000
Crown Holdings, Inc (Aircraft)	Citizens Asset Finance, Inc.	Equipment lease- Aircraft	16.850

*Amount undetermined as it is based on whether remediation is required

Guarantees: European Division

Given by	Description	Amount in $ millions
Crown European Holdings SA	Lease facility for sealing machines- Realta	9.413
Crown Imballaggi Italia srl	Pooling Credit Line on BNL	10.516
Crown Imballaggi Italia srl	Pooling Credit Line on BPER	27.341
Crown Packaging Maroc	Temporary admission for EU importations	17.722
Crown Packaging Maroc	Temporary admission for EU importations	12.520
Crown Bevcan Spain	guarantee on tax audit 2005/2006	6.560

Guarantees: Asia Pacific Division
Given By	Description	Amount in $ millions
CROWN Beijing/Putian	Corporate Guarantee for CROWN Hangzhou facility	8.732
Crown Huizhou	Corporate Guarantee for CROWN Putian facility	23.287
Crown Huizhou	Corporate Guarantee for CROWN Ziyang facility	7.277
CROWN Foodcan Thai	Corporate Guarantee for CROWN Foodcan Nakhon Pathom	5.168
Superior Multi- Packaging	Corporate Guarantee for SMP Shanghai facilty	8.005
Superior Multi- Packaging	Corporate Guarantee for SMPL Tianjing/Langfang/Langfang Huade facility	8.732
Superior Multi- Packaging/SMP Langfang/Tianjin	Corporate Guarantee for SMPL Huiyang/Neo Tech facility	5.094

Schedule 6.5(b)(ii)

Existing Non-US Facilities

AMERICAS

Company/Bank	Type of Facility	Facility Amount (Original)	Currency	USD (Equivalent) in thousands	Security

Crown Embalangens Metálicas da Amazônia S/A
CITIBANK	Long Term Loan	10,000	USD	$10,000	Promissory Note
BRADESCO	Long Term Loan	10,000	USD	$10,000	Promissory Note
BANCO DO BRASIL	Long Term Loan	10,000	USD	$10,000	Bank Aval
ITAU	Long Term Loan	10,000	USD	$10,000	Bank Aval
ITAU	Long Term Loan	15,000	USD	$15,000	Bank Aval
CITIBANK	Long Term Loan	15,000	USD	$15,000	Promissory Note
SANTANDER	Long Term Loan	35,000	USD	$35,000	Promissory Note
BRADESCO	Long Term Loan	35,000	USD	$35,000	Bank Aval
BRADESCO	Long Term Loan	10,000	USD	$10,000	Promissory Note
BANCO DO BRASIL	Long Term Loan	17,000	USD	$17,000	Bank Aval
BNB	Long Term Loan	53,434	R$	$17,241	Plant and Equipment *
BNB	Long Term Loan	90,654	R$	$29,250	Plant and Equipment **
BRADESCO	Short Term Loan	8,236	R$	$2,657	Bank Aval
BRADESCO	Short Term Loan	6,243	R$	$2,014	Bank Aval
SANTANDER	Short Term Loan	14,404	R$	$4,648	Bank Aval

Crown Colombia
BANCOLOMBIA	Short Term Loan	528,019	USD	$528,019	Promissory Note
BANCOLOMBIA	Short Term Loan	350,844	USD	$350,844	Promissory Note
BANCOLOMBIA	Short Term Loan	402,162	USD	$402,162	Promissory Note
BANCOLOMBIA	Short Term Loan	333,900	USD	$333,900	Promissory Note
BANCOLOMBIA	Short Term Loan	849,266	USD	$849,266	Promissory Note

EUROPE

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

Crown European Holdings SA
BNP-Paribas	Pooling - Overdraft	10,000	EUR	$10,608	1.0608	None
ING Bank NV Dublin Branch	Pooling - Overdraft	10,000	EUR	$10,608	1.0608	None

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

Carnaud Metalbox Group UK
Lloyds	Pooling - Overdraft	5,000	GBP	$6,228	1.2455	None

Crown Italy
Banca Popolare dell Emilia	Pooling Overdraft	26,000	EUR	$27,581	1.0608	Guarantee by C.Holdings Italia
Banca Popolare dell Emilia	Credit Line	2,400	EUR	$2,546	1.0608	None
BNL	Pooling Overdraft	10,000	EUR	$10,608	1.0608	Guarantee by C.Holdings Italia
BNL	Credit Line	5,200	EUR	$5,516	1.0608	None

Crown Bevcan Espana
BBVA	Pooling Overdraft	3,000	EUR	$3,182	1.0608	None

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

Crown Embalagens Portugual
Banco Santander Totta SA	Overdraft	1,500	EUR	$1,591	1.0608	None

Crown Hellas Can Packaging
ALPHA BANK	Lettters Of Guarantee	1,000	EUR	$1,061	1.0608	None

Crown Maghreb Can
UBCI	Documentary Credit: Guarantee/ LOC	8,000	TND	$3,510	2.2790	Comfort Letter
UBCI	Stock Financing	6,000	TND	$2,633	2.2790	Comfort Letter
UBCI	Overdraft	3,000	TND	$1,316	2.2790	None
UBCI	Receivable Financing	2,000	TND	$878	2.2790	Receivables

Crown Arabia Can Company
Saudi American Bank	Short Term Facility	2,667	USD	$2,667	1.0000	None
Saudi American Bank	L/C, BG, FX	2,667	USD	$2,667	1.0000	None
Saudi American Bank	Metal Hedging	4,000	USD	$4,000	1.0000	None
Saudi American Bank	Short Term Facility	10,000	USD	$10,000	1.0000	None
Saudi British Bank	Short Term Facility	10,000	USD	$10,000	1.0000	None

Crown Emirates Can Company
MASHREQ BANK	Short Term Facility	20,000	AED	$5,445	3.6730	None

Crown SMEM (Madagscar)
Various Banks (BMOI, BFV-SG, MCB)	Overdraft	1,470,000	MGA	$459	3200	None

Crown SIEM (Ivory Coast)
BICICI ABIDJAN	Overdraft & ST Facility	2,000,000	XOF	$3,236	618	None
SGBCI	Overdraft & ST Facility	800,000	XOF	$1,294	618	None
SIB	Overdraft & ST Facility	1,300,000	XOF	$2,104	618	None
NSIA BANQUE	Overdraft & ST Facility	950,000	XOF	$1,537	618	None
ECOBANK	Overdraft & ST Facility	800,000	XOF	$1,294	618	None
Banque Atlantique	Overdraft	300,000	XOF	$485	618	None
BOA	Overdraft & ST Facility	1,500,000	XOF	$2,427	618	None

Crown Cans Ghana Ltd
Merchant Bank-CCGL	Short term facility	2,669	EUR	$2,831	1.0608	None

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

Crown Packaging Maroc
ATTIJARIWAFA BANK (ATW) CASABLANCA	Customs/Other Guarantee	80,000	MAD	$7,972	10.035	None
ATTIJARIWAFA BANK (ATW) AGADIR	Customs/Other Guarantee	200,000	MAD	$19,930	10.035	None
BANQUE MAROCAINE DU COMMERCE EXTERI (BMCE)	Customs/Other Guarantee	70,000	MAD	$6,976	10.035	None
BMCI	Customs/Other Guarantee	40,000	MAD	$3,986	10.035	None
CREDIT DU MAROC (CDM)	Customs/Other Guarantee	30,000	MAD	$2,990	10.035	None
SOCIETE GENERALE MAROCAINE DE BANQU (SGMB)	Customs/Other Guarantee	25,000	MAD	$2,491	10.035	None

ASIA

CROWN Shanghai
China Merchant Bank	BAD	20,000	CNY	$2,911	Standby LC

CROWN Beijing
Bank of China	BAD	30,000	CNY	$4,366	CG - CROWN Putian
DBS Bank	BAD	70,000	CNY	$10,188	None

CROWN Huizhou
China Construction Bank	BAD	70,000	CNY	$10,188	None

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

CROWN Hangzhou
Bank of China	BAD	60,000	CNY	$8,732	CG - CROWN Putain/Beijing

CROWN Putian
Bank of China	BAD	135,000	CNY	$19,648	CG - CROWN Huizhou
Bank of China	ST Loan/BAD	25,000	CNY	$3,639	CG -CROWN Huizhou
DBS Bank	BAD	80,000	CNY	$11,643	None

CROWN Ziyang
Bank of China	BAD	50,000	CNY	$7,277	CG - CROWN Huizhou
DBS Bank	BAD	70,000	CNY	$10,188	None

CROWN Heshan
Industrial Bank	BAD	30,000	CNY	$4,366	CG - CROWN Beijing

CROWN Sihanoukville
Cambrew	Term Loan - 7 years	9,300	USD	$9,300	Shareholders' Loan

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

CROWN Khmer
Khmer Brewery	Term Loan- 19 years	7,133	USD	$7,133	Shareholders' Loan

CROWN Malaysia
OCBC Bank KL	Working Capital	10,000	MYR	$2,416	None
Maybank	Working Capital	3,000	MYR	$725	None

CROWN Asia Pacific
DBS Bank	Working Capital	30,000	SGD	$21,364	None
Standard Chartered Bank	FX Line				None
BNP Paribas	Working Capital	1,000	USD	$1,000	None

CROWN Bevcan Thailand
Standard Chartered Bank	Working Capital	240,000	THB	$6,891	None
TMB Bank	Working Capital	300,000	THB	$8,613	None
Siam Commercial	Working Capital	430,000	THB	$12,346	None

CROWN Hatyai
TMB Bank	Working Capital	100,000	THB	$2,871	None

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

CROWN Thai Foodcan
Standard Chartered Bank	Working Capital	500,000	THB	$14,355	None
TMB Bnk	Working Capital	500,000	THB	$14,355	None
Siam Commercial	Working Capital	975,000	THB	$27,993	None

CROWN Foodcan Nakhon Pathom
TMB Bank	Term Loan - 5.5 yrs	180,000	THB	$5,168	CG - CROWN Foodcan Thai/Theppaudporn Coconut
TMB Bank	Working Capital	60,000	THB	$1,723	None

CROWN Hanoi
HSBC Bank	Working Capital	1,300	USD	$1,300	None

CROWN Dong Nai
Vietcombank	ST Loan	350,000,000	VND	$15,368	None

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

Superior Multi-Packaging
DBS Bank	Working Capital	5,000	SGD	$3,561	None
UOB Bank	Working Capital	17,500	SGD	$12,463	None
OCBC Bank	Working Capital	20,000	SGD	$14,243	None

SMP Kunshan
UOB Bank	BAD/ST Loan	11,000	CNY	$1,601	CG - Superior Multi-Packaging

SMP Neo Tech
UOB Bank	Entrusted Loan	4,000	CNY	$582	None
DBS Bank	BAD/ST Loan	11,700	CNY	$1,703	CG - Superior Multi-Packaging/SMP Tianjin

SMP Shanghai
OCBC Bank	BAD/ST Loan	55,000	CNY	$8,005	CG - Superior Multi-Packaging

SMP Huiyang
DBS Bank	BAD/ST Loan	23,300	CNY	$3,391	CG - Superior Multi-Packaging/SMP Tianjin

Bank / Company	Type (Overdraft, Export Facility, Credit Line)	Amount (thousands)	Currency	USD Equivalent	Exchange Rate	Security

SMP Tianjing/Langfang/ Langfang Huade
DBS Bank	BAD/ST Loan	60,000	CNY	$8,732	CG - Superior Multi-Packaging

Schedule 6.5(b)(iii)

Existing Factoring Facilities

Company / Bank	Factoring Facilities in Local currency (in thousands)	Currency	Factoring Facilities (in USD)* (in thousands)	Total by entity in USD (in thousands)

Crown Americas (1)

Crown Cork and Seal USA, Inc.
Citibank	75,000	USD	75,000	75,000

Crown Metal Packaging Canada LP (1)
Citibank	30,000	USD	30,000	30,000

Crown Cork and Seal USA, Inc./Crown Metal Packaging Canada LP
Rabo and MUFG	200,000	USD	200,000	200,000

Mexico
Rabo	150,000	USD	150,000	150,000

Europe

CROWN Commercial France SAS
Credit Agricole	85,000	EUR	91,248	91,248

CROWN Packaging Distribution UK Ltd
Credit Agricole	60,000	GBP	74,730	74,730

CROWN Closures Spain
BBVA	4,600	EUR	4,938
SANTANDER	25,000	EUR	26,838	31,776

Crown Food Espana
BBVA	52,280	EUR	56,123
SANTANDER	25,000	EUR	26,838	82,960

Crown Bevcan Espana
BBVA	26,100	EUR	28,018
SANTANDER	25,000	EUR	26,838	54,856

CROWN Imballagi South
UNICREDIT	13,000	EUR	13,956
IFITALIA	14,100	EUR	15,136
IFITALIA	900	EUR	966	30,058

CROWN Imballagi North
UNICREDIT	26,000	EUR	27,911
IFITALIA	26,000	EUR	27,911
IFITALIA	10,000	EUR	10,735	66,557

CROWN CLOSURES SRL
UNICREDIT	8,000	EUR	8,588
IFITALIA	6,000	EUR	6,441	15,029

CROWN Aerosols Italy
UNICREDIT	7,500	EUR	8,051
IFITALIA	1,000	EUR	1,074	9,125

Crown Bevcan Italy
IFITALIA	6,000	EUR	6,441
UNICREDIT	5,500	EUR	5,904	12,345

CROWN de Portugal Emballagens
SANTANDER	6,000	EUR	6,441	6,441

Carnaud Maroc
BMCI	137,000	MAD	12,744
ATW	64,000	MAD	5,953	18,698

CROWN HUNGARY
MKB Bank	50,500	EUR	54,212	54,212

CROWN Benelux & Netherlands
BNP Paribas Fortis	22,500	EUR	24,154	24,154

CROWN GOLENIOW
ING Commercial Finance	85,000	PLN	21,628	21,628

CROWN GDANSK
Raiffeisen	57,600	PLN	14,656	14,656

CROWN PACKAGING EUROPEAN DIVISION GmbH
BNP Paribas	23,000	EUR	24,691	24,691

CROWN COMMERCIAL GERMANY GmbH
Postbank	15,000	EUR	16,103	16,103

CROWN SIEM (IVORY COAST)
NSIA (Nouvelle Société Interafricaine d’Assurance) (ex BIAO)	2,000,000	XOF	3,236
BICICI ABIDJAN	100,000	XOF	162
SGBCI	500,000	XOF	809	4,207

Asia Pacific

CROWN Singapore
BNP Paribas	10,000	SGD	7,121	7,121

* Fx rates from Reuters

Schedule 6.10(c)

Canadian Defined Benefit Plans

Plan Name	Plan No.	Sponsor
CROWN Metal Packaging Canada LP Pension Plan for Employees	0338491	CROWN Metal Packaging Canada LP
CROWN Metal Packaging Canada LP Pension Plan for Calgary Hourly Employees	0388355	CROWN Metal Packaging Canada LP
CROWN Metal Packaging Canada LP Pension Plan for Hourly Employees	0474213	CROWN Metal Packaging Canada LP

Schedule 6.14
Subsidiaries

Subsidiary	Record Owner	Organizational Number	EIN	Jurisdiction	Material Subsidiary Y/N
CR USA, Inc.	CROWN Americas LLC	0886924	06-0511010	DE	N
Crown Americas Capital Corp.	CROWN Americas LLC	4056342	20-3764401	DE	N
Crown Americas Capital Corp. II	CROWN Americas LLC	4683264	80-0409192	DE	N
Crown Americas Capital Corp. III	CROWN Americas LLC	4895258	38-3826144	DE	N
Crown Americas Capital Corp. IV	CROWN Americas LLC	5257323	80-0876355	DE	N
Crown Americas Capital Corp. V	CROWN Americas LLC	6138489	36-4045824	DE	N
CROWN Americas LLC	Crown Cork & Seal Company, Inc.	3337938	23-1526444	PA	Y
CROWN Beverage Packaging Puerto Rico, Inc.	Crown Cork & Seal Company, Inc.	0802521	66-0261038	DE	N
CROWN Beverage Packaging, LLC	CROWN Cork & Seal USA, Inc.	0821598	13-2853410	DE	Y
Crown Consultants, Inc.	CROWN Americas LLC	2695160	23-2846356	PA	N
Crown Cork & Seal Company (DE), LLC	CROWN Packaging Technology, Inc.	3432034	51-0412320	DE	N
Crown Cork & Seal Company, Inc.	Crown Holdings, Inc.	1501141	23-1526444	PA	Y
Crown Cork & Seal Receivables (DE) Corporation	CROWN Americas LLC	3312721	22-3776139	DE	N
CROWN Cork & Seal USA, Inc.	CROWN Americas LLC	2695500	23-2869494	DE	Y

Crown Financial Corporation	CROWN Americas LLC	84748	23-1603914	PA	N
Crown International Holdings, Inc.	Crown Cork & Seal Company, Inc.	3621249	75-3099512	DE	Y
CROWN Packaging Holdings LLC	Crown Packaging Lux I S.a. r.l.	5252743	80-0872400	DE	Y
CROWN Packaging Technology, Inc.	CROWN Americas LLC	2696202	52-2006645	DE	Y
Crownway Insurance Company	Crown Cork & Seal Company, Inc.	V-59619-0	03-0355852	VT	N
Foreign Manufacturers Finance Corporation	CROWN Americas LLC	0293127	51-0099971	DE	N
NWR, Inc.	CROWN Americas LLC	720604	23-2162641	PA	N
Bangladesh Can Company Limited	CarnaudMetalbox Overseas Limited (UK) (33.33%)	00000059		Bangladesh	N
CROWN Packaging (Barbados) Limited	Caribbean Capital Ltd. (British Virgin Islands)	6863		Barbados	N
Crown Commercial Belgium BVBA	99.95% owned by CROWN Verpakking Nederland B.V.; and .05% owned by CROWN Verpakking België NV	BE 0404.130.506		Belgium	N
CROWN Verpakking België NV	99.99% owned by Societe de Participations CarnaudMetalbox; and .01% owned by CROWN Emballage France SAS	BE 0402.056.882		Belgium	N
CROWN Hanoi Investment Company Limited	51% owned by CROWN Asia Pacific Holdings Pte. Ltd. (Singapore) and 49% owned by CROWN Packaging Investment (H.K.) Limited	EC-19769		Bermuda	N

Crown Brasil Holdings Ltda.	99.9% owned by CROWN Americas LLC; and .1% Foreign Manufacturers Finance Corporation	00.504.284/001-53	Brazil	Y
CROWN Embalagens Metalicas da Amazonia S.A.	50% owned by Crown Brasil Holdings Ltda.	33.174.335/0001-85	Brazil	N
Caribbean Capital Ltd.	CarnaudMetalbox Overseas Limited (UK)	EC1661	British Virgin Islands	N
Crown Asia Pacific Investments (T) Limited	CROWN Asia Pacific Holdings Pte. Ltd. (Singapore)	650533	British Virgin Islands	N
CROWN Indo-China Investment Company Limited	CROWN Asia Pacific Holdings Pte. Ltd. (Singapore)	1385447	British Virgin Islands	N
CROWN Beverage Cans (Cambodia) Limited	CROWN Asia Pacific Holdings Pte. Ltd. (Singapore)	00004255	Cambodia	N
CROWN Beverage Cans Sihanoukville Limited	70% owned by CROWN Asia Pacific Holdings Pte. Ltd. (Singapore)	00003191	Cambodia	N
CROWN Khmer Beverage Cans Limited	70% owned by CROWN Asia Pacific Holdings Pte. Ltd.	00009166	Cambodia	N
Khmer CROWN Investment Company Limited	49% owned by Crown Beverage Cans (Cambodia) Limited	00008245	Cambodia	N
3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse	CROWN Metal Packaging Canada LP	3079939	Canada	N
889273 Ontario Inc.	CROWN Metal Packaging Canada LP	889273	ON, Canada	N
Crown Canadian Holdings ULC	13.84% owned by Crown European Holdings; 64.9% owned by Crown International Holdings, Inc.; and 21.26% owned by CROWN Verpakking Nederland B.V.	3084023	Nova Scotia, Canada	Y

CROWN Metal Packaging Canada Inc.	Crown Canadian Holdings ULC	2034260	ON, Canada	N
CROWN Metal Packaging Canada LP	99% owned by Crown Canadian Holdings ULC and 1% owned by CROWN Metal Packaging Canada Inc.	131192437	ON, Canada	Y
Crown Colombiana, S.A.	50% owned by Crown Cork & Seal Company, Inc.	NIT: 860-013-809-8	Colombia	N
Inversiones ML-CW S.A.S	39.69% Crown Cork & Seal Company, Inc.		Columbia	N
Butimove	Societe de Participations CarnaudMetalbox SAS	402913487/00029	France	N
CROWN Bevcan France SAS	Societe de Participations CarnaudMetalbox SAS	327205373/00027	France	N
CROWN Commercial France SAS	81.24% owned by CROWN Emballage France SAS; and 18.76% owned by CROWN Bevcan France SAS	433890639/00027	France	N
Crown Développement	Crown Packaging Lux II S.a r.l.	403591472/00028	France	Y
CROWN Emballage France SAS	Societe de Participations CarnaudMetalbox SAS	954200838/00108	France	Y
Crown European Holdings SA	Crown Développement	775721996/00194	France	Y
Crown Packaging European Division Services SAS	Societe de Participations CarnaudMetalbox SAS	389581109/00011	France	N
Societe de Participations CarnaudMetalbox SAS	Crown European Holdings SA	389579012/00029	France	Y
CROWN Commercial Germany GmbH & Co. KG	99% Crown Cork & Seal Deutchland Holdings GmbH; and 1% owned by CROWN Commercial Vermögensverwaltung GmbH		Germany	N

CROWN Commercial Vermögensverwaltung GmbH	Crown Cork & Seal Deutschland Holdings GmbH	HRB 205618	Germany	N
Crown Cork & Seal Deutschland Holdings GmbH	100% owned by Societe de Participations CarnaudMetalbox SAS	HRB 111295	Germany	Y
Crown Foodcan Germany GmbH	Crown Cork & Seal Deutschland Holdings GmbH		Germany	N
Crown Foodcan GmbH	Crown Cork & Seal Deutschland Holdings GmbH		Germany	N
CROWN Germany Beteiligungsverwaltungs GmbH	Crown Cork & Seal Deutschland Holdings GmbH	HRB 202733	Germany	N
Florin GmbH	100% owned by CROWN Commercial Germany GmbH & Co. KG	HRB 2470	Germany	N
CROWN Cans Ghana Limited	CROWN SIEM	C-57 368	Ghana	N
CROWN Ghana Limited	CROWN Cans Ghana Limited	C-91 094	Ghana	N
Mivisa West Africa Ltd.	Crown Food Espana, S.A.U.		Ghana	N
Crown Hellas Can Packaging SA	Societe de Participations CarnaudMetalbox SAS	61019/01AT/B/06/057	Greece	N
CROWN Beverage Cans Hong Kong Limited	49.17% owned by CROWN Asia Pacific Holdings Pte. Ltd.; 39.55% owned by CROWN Packaging Investment (H.K.) Limited; and 11.28% owned by CROWN Bevcan and Closures (Thailand) Company Limited	61569	Hong Kong	N
CROWN China Holdings (Hong Kong) Limited	CROWN Asia Pacific Holdings Pte. Ltd.	1372791	Hong Kong	N
CROWN Packaging Investment (H.K.) Limited	Crown International Holdings, Inc.	1499676	Hong Kong	N

Crown Hungry Kft	Crown Food Espana, SAU		Hungary	N
CROWN Commercial Hungary Kft	CROWN Commercial Germany GmbH & Co. KG	13-09-165780	Hungary	N
CROWN Magyarorszag Csomagoloipari KFT	CROWN Foodcan Germany GmbH	13-09-068157	Hungary	N
Superior Cans & Pails Containers (Pune) Pvt. Ltd.	Superior Investments Holdings Pte. Ltd.	U28121PN2010FTC137011	India	N
P.T. CROWN Beverage Cans Indonesia	CROWN Asia Pacific Holdings Pte. Ltd.	AHU-06470.AH.01.01. Tahun 2014	Indonesia	N
CROWN Packaging Ireland Ltd	CROWN Packaging Manufacturing UK Limited	42519	Ireland	N
CROWN Aerosols Italia Srl	Crown Holdings Italia Srl	REA Parma 175589	Italy	N
Crown Holdings Italia Srl	Societe de Participations CarnaudMetalbox SAS	Reggio Emilia 64157	Italy	N
Crown Imballaggi Italia Srl	Crown Holdings Italia Sr.	REA Salerno 130379	Italy	N
CROWN Italy Finance srl	75% owned by Crown Holdings Italia Srl; and 25% owned by Crown European Holdings	REA Parma 228186	Italy	N
CROWN SIEM	85.2% owned by Crown European Holdings SA	CI-ABJ-1962-B-451	Ivory Coast	N
CROWN Packaging Jamaica Limited	CarnaudMetalbox Overseas Limited	00000112	Jamaica	N
CROWN Middle East Can Co. Ltd.	100% owned by Crown Cork & Seal Company, Inc.	3405	Jordan	N
CROWN Bevcan Kazakhstan LLP	CROWN Verpakking Nederland B.V.		Kazakhstan	N
Crown Luxembourg Holdings SARL	Crown European Holdings SA	B 134541	Luxembourg	N
Crown Packaging Lux I S.à.r.l.	Crown International Holdings, Inc.	B 156281	Luxembourg	Y
Crown Packaging Lux II S.à.r.l.	Crown Packaging Lux I, S.à.r.l.	B 156282	Luxembourg	Y

Crown Packaging Lux III, S.à.r.l.	Crown Holdings, Inc.		Luxembourg	Y
CROWN Société Malgache d’Emballages Métalliques (CROWN SMEM)	Crown European Holdings SA	Tamatave 2003B00045	Madagascar	N
CROWN Beverage Cans Malaysia Sdn Bhd	CROWN Asia Pacific Holdings Pte. Ltd.	7457-U	Malaysia	N
Cierres Herméticos, S.A. de C.V	99.95% owned by Famosa B.V.		Mexico	N
CROWN Famosa, S.A. de C.V.	99.92% 99.99% owned by Famosa B.V.		Mexico	N
CROWN Envases Mexico, S.A. de C.V.	99.99% owned by Crown Mexican Holdings S. de R.L. de C.V. and .01% owned by Crown International Holdings, Inc.	RFC: CEM9105179U3	Mexico	N
Crown Mexican Holdings S. de R.L. de C.V.	97.65% owned by Crown European Holdings SA and 2.35% owned by Crown Cork & Seal Company, Inc.	RFC: CMH030731GH6	Mexico	N
Fábricas Monterrey, S.A. de C.V.	98.76% owned by Famosa B.V.		Mexico	N
Glass & Silice, S.A. de C.V.	99.99% owned by Sivesa B.V.		Mexico	N
Prolatamex, S.A. de C.V.	99.99% owned by Famosa B.V.		Mexico	N
Silice del Istmo, S.A. de C.V.	99.93% owned by Sisa Mexico B.V.		Mexico	N
Silice de Veracruz, S.A. de C.V.	99.33% owned by Sivesa B.V.		Mexico	N
Vichisa S.A. de C.V.	99.34% owned by Sivesa B.V.		Mexico	N
Crown Packaging Maroc	68.14% owned by CROWN Embalajes Espana SL	Casablanca 2973	Morocco	N
CROWN Beverage Cans Myanmar Limited	75% owned by CROWN Asia Pacific Holdings Pte. Ltd.	803 FC 2016-2017 (YGN)	Myanmar	N
CROWN Aerosols Nederland BV	CROWN Verpakking Nederland B.V.	Rotterdam 24237468	Netherlands	N

Crown Commerical Netherlands B.V.	98.9% owned by CROWN Verpakking Nederland B.V.; .55% owned by CROWN Aerosols Nederland BV; and .55% owned by CROWN Speciality Packaging BV	52778355	Netherlands	N
Crown International Holdings B.V.	Crown Packaging Lux II, S.à r.l.		Netherlands	N
Crown Netherlands Investments BV	CROWN Bevcan Türkiye Ambalaj Sanayi Ve Ticaret Limited Sirketi	Gelderland 24295881	Netherlands	N
Crown Overseas Investments B.V.	Crown Luxembourg Holdings	37137320	Netherlands	N
CROWN Speciality Packaging BV	CROWN Verpakking Nederland B.V.	HOORN 36014044	Netherlands	N
CROWN Verpakking Nederland B.V.	Crown European Holdings SA	Hoorn 36042380	Netherlands	Y
Famosa B.V.	Crown Packaging Lux III S.à r.l.		Netherlands	N
Sisa Mexico B.V.	Crown Packaging Lux III S.à r.l.		Netherlands	N
Sivesa B.V.	Crown Packaging Lux III S.à r.l.		Netherlands	N
CMB Machinery and Technology (Shanghai) Co Ltd.	CarnaudMetalbox Engineering Ltd		People’s Republic of China	N
CROWN Beverage Cans Beijing Limited	CROWN Beverage Cans Hong Kong Limited	91110000102520285M	People’s Republic of China	N
CROWN Beverage Cans Changchun Limited	52.38% owned by CROWN Beverage Cans Hong Kong Limited; and 47.62% owned by CROWN Beverage Cans Beijing Limited	91220101586213985Q	People’s Republic of China	N

CROWN Beverage Cans Hangzhou Limited	11.11% owned by CROWN Beverage Cans Huizhou Limited; and 88.89% owned by CROWN Beverage Cans Hong Kong Limited	91330100694596207P	People’s Republic of China	N
CROWN Beverage Cans Heshan Limited	90.12% owned by CROWN Beverage Cans Hong Kong Limited; 8.61% owned by CROWN Beverage Cans Beijing Limited; and 1.27% owned by CROWN Beverage Cans Shanghai Limited	91440700574524209K	People’s Republic of China	N
CROWN Beverage Cans Huizhou Limited	99% owned by CROWN Beverage Cans Hong Kong Limited	91441300617887799E	People’s Republic of China	N
CROWN Beverage Cans Nanning Limited	83.57% owned by CROWN Beverage Cans Hong Kong Limited; and 16.46% owned by CROWN Beverage Cans Shanghai Limited	91450100593235947K	People’s Republic of China	N
CROWN Beverage Cans Putian Limited	85.67% owned by CROWN Beverage Cans Hong Kong Limited; and 14.33% owned by CROWN Beverage Cans Huizhou Limited	91350300563382241A	People’s Republic of China	N
CROWN Beverage Cans Shanghai Limited	98% owned by CROWN Beverage Cans Hong Kong Limited; and owned by 2% CROWN Beverage Cans Hangzhou Limited	913100006072347199	People’s Republic of China	N

CROWN Beverage Cans Ziyang Limited	88% owned by CROWN Beverage Cans Hong Kong Limited; and 9.6% owned by CROWN Beverage Cans Huizhou Limited; and 2.4% CROWN Beverage Cans Shanghai Limited	9151200057759726X5	People’s Republic of China	N
Foshan Continental Can Co. Limited	CROWN Beverage Cans Hong Kong Limited	440600400014814	People’s Republic of China	N
Foshan Crown Easy-Opening End Co. Limited	CROWN Beverage Cans Hong Kong Limited	440600400014822	People’s Republic of China	N
Guangzhou Superior Multi-Packaging Co., Ltd.	Superior Multi-Packaging Limited	440108400002624	People’s Republic of China	N
Kunshan Huade Metal Packaging Container Co., Ltd.	Superior Multi-Packaging Limited	320583400009940	People’s Republic of China	N
Langfang Huade Metal Packaging Container Co., Ltd.	Superior Multi-Packaging Limited	131000400001806	People’s Republic of China	N
Neo Tech Packaging (Shanghai) Co., Ltd.	95% owned by Superior Multi-Packaging Limited	310115400129449	People’s Republic of China	N
Superior (Chengdu) Multi-Packaging Co., Ltd.	Superior Multi-Packaging Limited	510100400017754	People’s Republic of China	N

Superior (Langfang) Multi-Packaging Co., Ltd.	Superior Multi-Packaging Limited	131000400001814	People’s Republic of China	N
Superior (Tianjin) Multi-Packaging Co., Ltd.	Superior Multi-Packaging Limited	120000400098849	People’s Republic of China	N
Superior Metal Printing (Huiyang) Co., Ltd.	Superior Multi-Packaging Limited	441300400037030	People’s Republic of China	N
Superior Precision Moulds & Packaging Container (Shanghai) Co., Ltd.	Superior Multi-Packaging Limited	310115400061480	People’s Republic of China	N
Wuxi Huapeng Closures Company Limited	23% owned by CROWN Asia Pacific Holdings Pte. Ltd.	91320214607912225D	People’s Republic of China	N
Zhejiang Gaote Metal Decorating Co., Ltd.	Superior Precision Moulds & Packaging Container (Shanghai) Co., Ltd.	330483000035967	People’s Republic of China	N
Mivisa Peru, S.A.C	Crown Food Espana, S.A.U		Peru	N
Superior Metal Printing Philippines, Inc.	Superior Multi-Packaging Limited	AOS96-000669	Philippines	N
Crown Commerical Polska Sp. z o.o.	99.99% owned by CROWN Packaging Polska Sp. z.o.o.; and .01% owned by CROWN Packaging UK Limited	0000462683	Poland	N
CROWN Packaging Polska Sp. z.o.o.	CROWN Packaging UK Limited	KRS 0000020882	Poland	N
Crown Cork & Seal de Portugal Embalagens S.A.	Crown Packaging Lux II S.a.r.l	Alcochete 00030	Portugal	N

Crown Cork Kuban	Crown Netherlands Investments BV	1032329669900	Russia	N
CROWN Arabia Can Company Ltd	40% owned by Crown Cork & Seal Company, Inc.	20500-13673	Saudi Arabia	N
NAFCEL	16% owned by CarnaudMetalbox Overseas Limited	40300-49626	Saudi Arabia	N
CROWN Senegal	99.9% Crown European Holdings	SKD KRM 14978	Senegal	N
CROWN Asia Pacific Holdings Pte. Ltd.	94.78% owned by Societe de Participations CarnaudMetalbox SAS; and 5.22% owned by Crown Overseas Investments B.V.	197501817M	Singapore	Y
CROWN Beverage Cans Singapore Pte. Ltd.	CROWN Asia Pacific Holdings Pte. Ltd.	1992/04375D	Singapore	N
CROWN Packaging Investment Pte. Ltd	CROWN Asia Pacific Holdings Pte. Ltd.	200822670M	Singapore	N
CROWN Speciality Packaging Investment Pte. Ltd.	60.82% owned by CROWN Asia Pacific Holdings Pte. Ltd.	201216313R	Singapore	N
Superior Investments Holdings Pte. Ltd.	Superior Multi-Packaging Limited	201004127E	Singapore	N
Superior Multi-Packaging Limited	97.69% owned by CROWN Speciality Packaging Investment Pte. Ltd.	197902249R	Singapore	N
CROWN Bevcan Slovakia s.r.o.	CROWN Verpakking Nederland B.V.	44 201 010	Slovakia	N
Crown Commercial Slovakia s.r.o.	CROWN Verpakking Nederland B.V.	36 869 899	Slovakia	N
CarnaudMetalbox Food South Africa (Pty) Limited	CarnaudMetalbox Overseas Limited	1999/001778/07	South Africa	N
Adularia Inversiones 2010, S.L.U.	Crown Packaging Lux III S.à r.l.		Spain	N
CROWN Bevcan Espana S.L.	99.9987% Crown Hellas Can Packaging SA	Madrid 86-018	Spain	N

Crown Comercial de Envases S.L.	CROWN Bevcan Espana S.L.	LO-14524	Spain	N
Crown Closures Spain, S.L.	Crown Packaging Lux III, S.à.r.l.		Spain	N
Crown Food Espana, S.A.U	Adularia Inversiones 2010, S.L.U.		Spain	Y
Crown Holdings Spain, S.L.	Crown Packaging Lux III S.à r.l.		Spain	N
Expansion Quimica del Ampurdan SA	20% owned by CROWN Bevcan Espana S.L.	Barcelona 142554	Spain	N
Immorenta SA	Expansion Quimica del Ampurdan SA	Barcelona 47586	Spain	N
Crown Packaging European Holdings GmbH	Crown Packaging Lux II S.a r.l.		Switzerland	N
Crown Packaging European Division GmbH	Crown Packaging European Holdings GmbH		Switzerland	N
CROWN AP (Thailand) Company Limited	CROWN Asia Pacific Holdings Pte. Ltd.	0115547005907	Thailand	N
CROWN Bevcan and Closures (Thailand) Company Limited	51% owned by CROWN AP (Thailand) Company Limited and 49% owned by CROWN Food Packaging (Thailand) Public Company Limited	0115531002172	Thailand	N
CROWN Food Packaging (Thailand) Public Company Limited	99.2% owned by CROWN AP (Thailand) Company Limited	0107537002427	Thailand	N
CROWN Foodcan (Hat Yai) Company Limited	69% owned by CROWN Food Packaging (Thailand) Public Company Limited; and 1% owned by CROWN AP (Thailand) Company Limited	0905553002208	Thailand	N
Pet Containers (Thailand) Ltd.	Crown Asia Pacific Holdings Pte. Ltd.	0105530051056	Thailand	N

CROWN Foodcan (Nakhon Pathom) Company Limited	69.9% owned by CROWN Food Packaging (Thailand) Public Company Limited; and 0.1% owned by CROWN Food Packaging (Thailand) Public Company Limited; and	0115558021640	Thailand	N
CROWN Lithography Trinidad Limited	CarnaudMetalbox Overseas Limited	C 4707 (95)	Trinidad	N
CROWN Packaging Trinidad Limited	91.01% owned by CarnaudMetalbox Overseas Limited and 8.99% owned by Crown Canadian Holdings ULC	C29999(95)(A)	Trinidad	N
CROWN Maghreb Can Company	CROWN Verpakking Nederland B.V.	Tunis B 2416892004	Tunisia	N
CROWN Bevcan Türkiye Ambalaj Sanayi Ve Ticaret Limited Sirketi	Crown Holdings Italia Srl	423471-371053	Turkey	N
Crown Foodcan Turkey Ambalaj Sanayi Ve Ticaret Limited Sirketi	CROWN Bevcan Türkiye Ambalaj Sanayi Ve Ticaret Limited Sirketi	871779	Turkey	N
CROWN Emirates Company Limited	Crown International Holdings B.V.	Dubai 8920	United Arab Emirates	N
CarnaudMetalbox Benevolent Fund Limited (The)	CROWN Packaging UK Limited	492051	UK	N
CaranaudMetalbox Engineering Ltd.	CROWN Packaging Manufacturing UK Limited	472767	UK	N
CarnaudMetalbox Group UK Limited	Crown UK Holdings Limited	2319796	UK	N
CarnaudMetalbox Overseas Limited	Crown UK Holdings Limited	455814	UK	N

CROWN Aerosols UK Limited	CROWN Packaging Manufacturing UK Limited	300739	UK	N
Crown Packaging Distribution UK Limited	Crown UK Holdings Limited		UK	N
Crown Packaging Commercial UK Limited	Crown UK Holdings Limited	7465572	UK	N
Crown Packaging Manufacturing UK Limited	CarnaudMetalbox Group UK Limited	10352429	UK	Y
CROWN Packaging UK Limited	CarnaudMetalbox Group UK Limited		UK	N
CROWN Speciality Packaging UK Ltd	CROWN Packaging Manufacturing UK Limited	2398420	UK	N
Crown UK Holdings Limited	Crown Canadian Holdings ULC	3182537	UK	Y
Metal Box Pension Trustees Limited	CarnaudMetalbox Group UK Limited	1432360	UK	N
The Can Makers Limited	8.5% owned by CROWN Packaging UK Limited	1729487	UK	N
The John Crabtree Trust Fund	CROWN Packaging UK Limited	00000118	UK	N
The Thomas Dowell Trust Fund	CROWN Packaging UK Limited	00000117	UK	N
Copag Trading S.A.	CROWN Americas LLC	RUC# 21-272606 0018	Uruguay	N
CROWN Beverage Cans (Dong Nai) Limited	96.25% owned by CROWN Packaging Investment Pte. Ltd.	3601010551	Vietnam	N
CROWN Beverage Cans Danang Limited	CROWN Packaging Investment Pte. Ltd.	0401487912	Vietnam	N
CROWN Beverage Cans Hanoi Limited	76.3% owned by Crown Hanoi Investment Company Limited	0500232898	Vietnam	N
CROWN Beverage Cans Saigon Limited	70% owned by CROWN Asia Pacific Holdings Pte. Ltd.	0301238969	Vietnam	N
Superior Multi-Packaging (Vietnam) Co., Ltd.	Superior Multi-Packaging Limited	461043000386	Vietnam	N

Schedule 8.2(c)
Existing Liens
Americas

Plant and Equipment	BNB	$ 24,074,781.84
Plant and Equipment	BNB	$ 36,043,886.15
Plant and Equipment	BNB	$ 29,921,661.49

Lien in favor of Carlson Systems on equipment used in the ordinary course of business

Lien in favor of Metal One America, Inc. on consigned inventory

Lien in favor of Motion Industries, Inc. on consigned inventory

Lien in favor of Kaman Industrial Technologies Corporation on consigned inventory

Lien in favor of INX International Ink Co. on consigned inventory in ordinary course of business

Liens in favor of BNB Banco do Nordeste do Brasil on property (land, building & equipment) of Crown Embalagens Metálicas da Amazônia S/A located at BR 101, Road Km 133 - Estância - SE , Road TER 150 Km 16 - Teresina - PI and Road Dom Gabriel Paulino Bueno Couto, Km 80,23 - Cabreúva -SP

Europe

Receivables discounting and financing arrangements described on Schedule 6.5 (b) (iii)

Lien in favor of the Welsh Development Agency on property of Crown Packaging UK PLC located at Mile End Road, Neath Glamorgan, UK

Asia Pacific

Entity	Date Lien taken	Maturity Date	Counterparty	Description of Lien	Lien against which type of assets	CCY
							Local Currency	US$
CROWN Huizhou	4-Nov-16	4-Mar-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	100,000	14,554
CROWN Huizhou	4-Nov-16	4-Mar-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	70,232	10,222
CROWN Huizhou	30-Nov-16	30-Mar-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	40,753	5,931
CROWN Huizhou	14-Dec-16	13-Apr-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	139,788	20,345
CROWN Huizhou	14-Dec-16	13-Apr-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	130,793	19,036
CROWN Huizhou	14-Dec-16	13-Apr-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	87,195	12,691
CROWN Huizhou	22-Dec-16	21-Apr-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	124,824	18,167
CROWN Huizhou	22-Dec-16	21-Apr-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	139,512	20,305
CROWN Huizhou	22-Dec-16	21-Apr-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	28,377	4,130
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	106,992	15,572
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	142,656	20,762
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	76,888	11,190
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	102,081	14,857
CROWN Huizhou	4-Nov-16	4-Mar-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	50,000	7,277
CROWN Huizhou	4-Nov-16	4-Mar-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	38,139	5,551
CROWN Huizhou	30-Nov-16	30-Mar-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	24,519	3,569
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	55,000	8,005
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	51,992	7,567
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	53,496	7,786
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	55,000	8,005
CROWN Huizhou	18-Jan-17	18-May-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	51,992	7,567
CROWN Huizhou	24-Feb-17	24-Jun-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	51,452	7,488
CROWN Huizhou	24-Feb-17	24-Jun-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	55,000	8,005
CROWN Huizhou	24-Feb-17	24-Jun-17	China Construction Bank	Cash Margin on Bank Draft	Cash	CNY	54,032	7,864

CROWN Heshan	13-Dec-16	13-Apr-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	80,776	11,756
CROWN Heshan	13-Dec-16	13-Apr-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	84,404	12,284

CROWN Heshan	13-Dec-16	13-Apr-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	107,655	15,668
CROWN Heshan	13-Dec-16	13-Apr-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	177,164	25,785
CROWN Heshan	22-Dec-16	22-Apr-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	296,743	43,189
CROWN Heshan	22-Dec-16	22-Apr-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	173,645	25,273
CROWN Heshan	22-Dec-16	22-Apr-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	268,977	39,148
CROWN Heshan	20-Jan-17	20-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	194,474	28,304
CROWN Heshan	20-Jan-17	20-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	122,073	17,767
CROWN Heshan	20-Jan-17	20-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	197,356	28,724
CROWN Heshan	20-Feb-17	20-Jun-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	76,366	11,115
CROWN Heshan	20-Feb-17	20-Jun-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	217,267	31,622
CROWN Heshan	20-Feb-17	20-Jun-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	146,367	21,303
CROWN Heshan	22-Dec-16	22-Apr-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	104,634	15,229
CROWN Heshan	5-Jan-17	5-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	153,830	22,389
CROWN Heshan	5-Jan-17	5-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	104,634	15,229
CROWN Heshan	5-Jan-17	5-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	313,902	45,686
CROWN Heshan	5-Jan-17	5-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	104,634	15,229
CROWN Heshan	20-Jan-17	20-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	225,683	32,846
CROWN Heshan	20-Jan-17	20-May-17	Industrial Bank Co. Ltd.	Cash Margin on Bank Draft	Cash	CNY	178,320	25,953

SMP Shanghai	20-Oct-16	18-Mar-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	190,000	27,653
SMP Shanghai	8-Nov-16	6-Apr-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	110,937	16,146
SMP Shanghai	28-Nov-16	28-Mar-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	400,000	58,217
SMP Shanghai	28-Nov-16	28-Mar-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	400,000	58,217
SMP Shanghai	28-Nov-16	28-Mar-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	229,900	33,460
SMP Shanghai	1-Dec-16	1-Apr-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	228,668	33,281
SMP Shanghai	1-Dec-16	1-Apr-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	400,000	58,217
SMP Shanghai	1-Dec-16	1-Apr-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	150,000	21,831
SMP Shanghai	9-Dec-16	8-May-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	176,997	25,761
SMP Shanghai	19-Dec-16	19-Apr-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	300,000	43,663
SMP Shanghai	19-Dec-16	19-Apr-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	200,000	29,108
SMP Shanghai	23-Dec-16	23-Apr-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	115,349	16,788
SMP Shanghai	4-Jan-17	4-May-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	190,000	27,653

SMP Shanghai	4-Jan-17	4-May-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	164,390	23,926
SMP Shanghai	4-Jan-17	4-May-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	126,806	18,456
SMP Shanghai	4-Jan-17	4-May-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	300,000	43,663
SMP Shanghai	4-Jan-17	4-May-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	118,804	17,291
SMP Shanghai	8-Feb-17	8-Jun-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	290,000	42,207
SMP Shanghai	8-Feb-17	7-Jul-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	298,250	43,408
SMP Shanghai	8-Feb-17	8-Jun-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	204,594	29,777
SMP Shanghai	8-Feb-17	8-Jun-17	OCBC	Cash Margin on Bank Draft	Cash	CNY	40,000	5,822

SMP Kunshan	23-Dec-16	23-Apr-17	UOB	Cash Margin on Bank Draft	Cash	CNY	859,800	125,137
SMP Kunshan	23-Dec-16	23-Apr-17	UOB	Cash Margin on Bank Draft	Cash	CNY	85,599	12,458

Langfang Huade	11-Oct-16	10-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	10,135	1,475
Langfang Huade	24-Oct-16	23-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	9,350	1,361
Langfang Huade	14-Nov-16	13-Apr-17	DBS	Cash Margin on Bank Draft	Cash	CNY	12,071	1,757
Langfang Huade	28-Nov-16	28-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	8,375	1,219
Langfang Huade	14-Dec-16	13-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	1,742	254
Langfang Huade	5-Jan-17	4-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	17,154	2,497
Langfang Huade	5-Jan-17	5-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	2,030	295
Langfang Huade	6-Feb-17	6-Jul-17	DBS	Cash Margin on Bank Draft	Cash	CNY	30,000	4,366
Langfang Huade	6-Feb-17	6-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	2,052	299
Langfang Huade	21-Feb-17	21-Jul-17	DBS	Cash Margin on Bank Draft	Cash	CNY	24,248	3,529

SMP Tianjin	14-Oct-16	14-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	63,765	9,280
SMP Tianjin	13-Feb-17	13-Jul-17	DBS	Cash Margin on Bank Draft	Cash	CNY	4,819	701
SMP Tianjin	13-Feb-17	13-Jul-17	DBS	Cash Margin on Bank Draft	Cash	CNY	145,000	21,104
SMP Tianjin	23-Feb-17	23-Jul-17	DBS	Cash Margin on Bank Draft	Cash	CNY	145,000	21,104
SMP Tianjin	23-Feb-17	23-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	50,000	7,277
SMP Tianjin	9-Nov-16	9-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	56,320	8,197
SMP Tianjin	9-Nov-16	9-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	29,424	4,282
SMP Tianjin	9-Nov-16	8-Apr-17	DBS	Cash Margin on Bank Draft	Cash	CNY	33,102	4,818
SMP Tianjin	23-Feb-17	23-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	104,891	15,266

SMP Tianjin	22-Jan-17	21-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	16,834	2,450
SMP Tianjin	22-Jan-17	21-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	39,943	5,813
SMP Tianjin	22-Jan-17	21-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	36,666	5,336
SMP Tianjin	8-Dec-16	8-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	58,388	8,498
SMP Tianjin	8-Dec-16	8-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	34,598	5,035
SMP Tianjin	28-Dec-16	28-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	485,350	70,639

SMP Huiyang	21-Nov-16	21-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	232,036	33,771
SMP Huiyang	21-Nov-16	21-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	23,088	3,360
SMP Huiyang	21-Nov-16	21-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	265,457	38,635
SMP Huiyang	21-Nov-16	21-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	100,270	14,594
SMP Huiyang	23-Dec-16	23-Apr-17	DBS	Cash Margin on Bank Draft	Cash	CNY	56,207	8,180
SMP Huiyang	23-Dec-16	23-Apr-17	DBS	Cash Margin on Bank Draft	Cash	CNY	58,182	8,468
SMP Huiyang	23-Dec-16	23-Apr-17	DBS	Cash Margin on Bank Draft	Cash	CNY	71,297	10,377
SMP Huiyang	12-Jan-17	12-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	149,888	21,815
SMP Huiyang	18-Jan-17	18-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	106,483	15,498
SMP Huiyang	18-Jan-17	18-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	33,134	4,822
SMP Huiyang	18-Jan-17	18-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	76,313	11,107
SMP Huiyang	21-Feb-17	21-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	71,931	10,469
SMP Huiyang	21-Feb-17	21-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	57,952	8,435

SMP Neo Tech	22-Nov-16	22-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	220,233	32,053
SMP Neo Tech	22-Nov-16	22-Mar-17	DBS	Cash Margin on Bank Draft	Cash	CNY	306,199	44,565
SMP Neo Tech	29-Dec-16	28-Apr-17	DBS	Cash Margin on Bank Draft	Cash	CNY	66,220	9,638
SMP Neo Tech	29-Dec-16	28-Apr-17	DBS	Cash Margin on Bank Draft	Cash	CNY	69,986	10,186
SMP Neo Tech	17-Jan-17	17-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	30,361	4,419
SMP Neo Tech	17-Jan-17	17-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	16,881	2,457
SMP Neo Tech	17-Jan-17	17-May-17	DBS	Cash Margin on Bank Draft	Cash	CNY	23,167	3,372
SMP Neo Tech	20-Feb-17	20-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	16,881	2,457
SMP Neo Tech	20-Feb-17	20-Jun-17	DBS	Cash Margin on Bank Draft	Cash	CNY	72,983	10,622

Schedule 8.4
Existing Investments
All investments of Crown Holdings in its Subsidiaries and of each Subsidiary in each of Subsidiaries existing on the Effective Date
European Division

Entity name	NBV (in k$)	Address

National Factory for Can Ends Ltd.	3397	P.O. Box 30252, Jeddah 21477, Kingdom of Saudi Arabia

SCI du Templais	21	3 Place du Sanitat - 44100 Nantes FRANCE
Consorzio Nazionale Imballaggi (CONAI)	31	Via Pompeo Litta, 5, - 20122 Milano ITALY
Consorzio Ricrea	39	Via G.B. Pirelli 27, 20124 Milano ITALY
BKV gmbh	28	Mainzer Landstrasse 55 - 60329 FRANKFURT DEUTSCHLAND
Florin gmbh	542	Daimlerstrasse 4 - 47877 WILLICH DEUTSCHLAND
HELLENIC RECYCLING AND RECOVERING CORPORATION	93	Heimarras 5, 15125 MAROUSI, GREECE
Other ( at least 12 entities all < 15 k$ individually)	57
	-----------
TOTAL :	811

DEPOSITOR	BORROWER	AMOUNT IN LOCAL CURRENCY (as of March 31, 2017)	CURRENCY
Crown European Holdings	Crown Luxembourg Holdings	219,762.24	EUR
Crown European Holdings	Crown Hellas Can	386,000.00	EUR
Societe de Participations CarnaudMetalbox	Crown Hellas Can	3,474,000.00	EUR
CROWN Magyarorszag	Crown European Holdings	4,729,756.05	EUR
CROWN Kuban	Crown European Holdings	27,950,000.00	EUR
Crown Commercial France	Crown European Holdings	56,574,716.93	EUR
Crown European Holdings	CROWN Packaging Polska	241,036,095.96	PLN
Crown European Holdings	Crown Asia Pacific Holdings PTE Ltd	121,047,554.98	SGD
Crown Arabia Can	Crown European Holdings	461,745.63	USD
Crown European Holdings	Crown Beverage Cans (Vietnam) Danang	4,500,000.00	USD
Crown European Holdings	Crown Beverage Cans (Vietnam) Dong Nai Ltd	15,670,000.00	USD
Crown European Holdings	Crown Bev Cans Hong Kong Ltd	46,533,006.55	USD
Crown European Holdings	Crown Packaging Inv Hong Kong Ltd	113,128,947.24	USD

Schedule 8.5(b)(i)
Permitted Transfers
None.

Schedule 8.5(h)
Permitted Divestitures

Location	Type	Address	Price Estimate US$
Tinicum, Pennsylvania	Land	River Road, Tinicum, Pennsylvania	500,000
Philadelphia	Office	One Crown Way, Philadelphia PA	9,000,000
Agadir, Morroco	Plant	ZI Tassila Dchira el Jihadia, Agadir	2,100,000
Hoboken, Belgium	Plant	Lage Weg 356, Hoboken, Antwerp	8,600,000
Concarneau, France	Plant	143 Avenue de la Gare, 29187 Concarneau Cedex.	1,100,000
Toulouse, France	Land	252 Route de Revel	3,700,000
Hilden, Germany	Plant	Hulsenstrasse 38, Postfach 40703, 40721 Hilden	1,100,000
Almaty, Kazakhstan	Land	Kok-Ozek Production Co-operative, Karasay District, Almaty	1,000,000
Alcochete, Portugal	Plant	Sitos das Cardeeiras, 2890-159 Alcochete	3,700,000
Neath, UK	Plant	Canal Side, Neath, Glamorgan SA11 1PQ	2,500,000
Newcastle, UK	Plant	Edgefield Avenue, Fawndon, Newcastle-upon-Tyne	1,900,000
Poole, UK	Plant	Lake Road, Hamworthy, Poole, Dorset BH15 4LJ	8,100,000
Worcester, UK	Plant	Perry Wood Factory, Perry Wood Walk, Worcester WR5 1EG	10,300,000

Schedule 8.9(f)
Transactions with Affiliates
None.

Schedule 8.10
Restrictive Agreements

Americas:
Investments of Crownway Insurance Company which are restricted by the Vermont Insurance Commission

Asia Pacific
(1)    Restrictions as provided in the agreement for LG/Fixed Advacne Facility between DBS and CROWN Asia Pacific Holdings Pte Ltd
(2)    Restriction as provided in the agreement for Working Capital between HSBC bank and CROWN Hanoi

Schedule 12.8(c)
Voting Participants
1st Farm Credit Services, FLCA
AgChoice Farm Credit, ACA on behalf of itself and its wholly-owned Subsidiaries, AgChoice Farm Credit, FLCA, and AgChoice Farm Credit, PCA
Badgerland Financial, FLCA
Farm Credit Bank of Texas
Farm Credit Mid-America, FLCA
GreenStone Farm Credit Services, FLCA
United FCS, FLCA d/b/a FCS Commercial Finance Group